As filed with the Securities and Exchange Commission on July 19, 2002
Registration No. 333-91202

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

EXTENDED SYSTEMS INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware	7372	82-0399670
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5777 North Meeker Avenue
Boise, Idaho 83713
(208) 322-7575
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven D. Simpson
President and Chief Executive Officer
Extended Systems Incorporated
5777 North Meeker Avenue
Boise, Idaho 83713
(208) 322-7575
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis, Esq. Richard C. Sohn, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 5300 Carillon Point Kirkland, WA 98033 (425) 576-5800	Martin J. Collins, Esq. Mayer Brown Rowe & Maw 555 College Ave. Palo Alto, CA 94306 (650) 331-2000

Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

JOINT PROXY STATEMENT/PROSPECTUS

Extended Systems and ViaFone have entered into a merger agreement pursuant to which a newly-formed, wholly-owned subsidiary of Extended Systems will merge with and into ViaFone and the stockholders of ViaFone will become stockholders of Extended Systems. The closing of this merger is subject to the approvals of the stockholders of both Extended Systems and ViaFone and certain other closing conditions.

In the merger, Extended Systems will issue up to 3,000,000 shares of its common stock in exchange for all of the outstanding capital stock of ViaFone. An aggregate of 450,000 of these shares to be issued in the merger will be placed into an escrow fund for a period of 12 months following the close of the merger. Outstanding options, warrants and other rights to purchase ViaFone stock will be cancelled.

Upon completion of the merger, each outstanding share of ViaFone series B preferred stock will be converted into the right to receive approximately 0.088204 of a share of Extended Systems common stock, each outstanding share of ViaFone series A preferred stock will be converted into the right to receive approximately 0.067904 of a share of Extended Systems common stock, and each outstanding share of ViaFone common stock will be converted into the right to receive approximately 0.009660 of a share of Extended Systems common stock.

Based on these exchange ratios and the capitalization of Extended Systems as of June 1, 2002, the shares of Extended Systems common stock expected to be issued in the merger would represent approximately 22% of the shares of Extended Systems common stock outstanding immediately following the merger.

Extended Systems common stock is listed on the Nasdaq National Market under the symbol “XTND.” On July 18, 2002, the closing sales price of Extended Systems common stock was $2.55 per share.

A special meeting of the stockholders of Extended Systems will be held at the Boise Centre on the Grove at 850 West Front Street, Boise, Idaho 83702 on August 29, 2002, at 9:00 a.m., Mountain time, at which the stockholders of Extended Systems will be asked to consider and vote upon a proposal to approve the issuance of Extended Systems common stock in connection with the proposed merger. A special meeting of the stockholders of ViaFone will be held at the executive offices of ViaFone located at 8000 Marina Boulevard, 5th Floor, Brisbane, California 94005 on August 29, 2002, at 8:00 a.m., Pacific time, at which the holders of ViaFone capital stock will be asked to consider and vote upon a proposal to approve the merger and adopt the merger agreement. Enclosed are notices of the special meetings of Extended Systems stockholders and ViaFone stockholders.

This joint proxy statement/prospectus provides you with detailed information about the merger, a description of which begins on page 16. We strongly urge you to read and carefully consider this joint proxy statement/prospectus in its entirety, including the matters referred to under “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Extended Systems common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is July 19, 2002, and this joint proxy statement/prospectus and the accompanying proxy cards are first being mailed to the stockholders of Extended Systems and ViaFone on or about July 25, 2002.

To our Stockholders:

We will hold a special meeting of our stockholders at the Boise Centre on the Grove at 850 West Front Street, Boise, Idaho 83702 on August 29, 2002, at 9:00 a.m., Mountain time.

At the meeting, you will be asked to consider and vote upon a proposal to approve the issuance of up to 3,000,000 shares of Extended Systems common stock in connection with the acquisition of ViaFone, Inc. by Extended Systems.

After careful consideration, the Extended Systems board of directors unanimously approved the proposal referred to above and concluded that it is in the best interests of Extended Systems and its stockholders. The board of directors unanimously recommends that you vote in favor of the proposal referred to above.

Enclosed is a notice of special meeting of stockholders and a joint proxy statement/prospectus relating to the merger. This document describes the proposed merger in detail. We encourage you to read it carefully.

We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and promptly return it to us in the enclosed envelope. If you attend the meeting, you may cancel your proxy and vote in person if you wish. YOUR VOTE IS VERY IMPORTANT.

Sincerely,

Steven D. Simpson
President and Chief Executive Officer

Boise, Idaho
July 19, 2002

EXTENDED SYSTEMS INCORPORATED

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 29, 2002

To the Stockholders of Extended Systems Incorporated:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Extended Systems Incorporated, a Delaware corporation, will be held at 9:00 a.m., Mountain time, on August 29, 2002, at the Boise Centre on the Grove at 850 West Front Street, Boise, Idaho 83702, to consider and vote upon the following proposals:

1.  To approve the issuance of up to 3,000,000 shares of Extended Systems common stock in connection with the proposed merger of a newly-formed, wholly-owned subsidiary of Extended Systems, Venus Acquisition Corporation, a Delaware company, with and into ViaFone, Inc., as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of May 28, 2002, by and among Extended Systems, Venus Acquisition Corporation, ViaFone, U.S. Bank, N.A., as the escrow agent, and Josh Stein, as the company representative. In connection with the merger, Extended Systems will issue up to 3,000,000 shares of common stock in exchange for all of the outstanding capital stock of ViaFone, and ViaFone will continue as the surviving corporation and become a wholly-owned subsidiary of Extended Systems.

2.  To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, date, sign and promptly return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. An envelope is enclosed for that purpose. Any stockholder attending the special meeting may withdraw their proxy and vote in person.

The merger and related transactions are more fully described in the joint proxy statement/prospectus and the annexes, including the Agreement and Plan of Merger and Reorganization, accompanying this notice.

Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. The Extended Systems board of directors has fixed the close of business on July 19, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Robert G. Hamlin
Corporate Secretary

Boise, Idaho
July 19, 2002

To our Stockholders:

We will hold a special meeting of our stockholders at our offices located at 8000 Marina Boulevard, 5th Floor, Brisbane, California, 94005 on August 29, 2002 at 8:00 a.m., Pacific time.

At the meeting, you will be asked to consider and vote upon a proposal (i) to approve and adopt the merger agreement with Extended Systems Incorporated, and (ii) to approve the merger.

Your board of directors has determined that the terms and conditions of the merger are fair and advisable and in the best interests of the company and you, and unanimously recommends that you approve the merger and adopt the merger agreement.

Enclosed is a notice of special meeting of stockholders and a joint proxy statement/prospectus relating to the merger. This document describes the proposed merger in detail. We encourage you to read it carefully.

Although holders owning approximately 83% of the outstanding capital stock of ViaFone, 80% of the outstanding ViaFone common stock and 84% of the outstanding ViaFone preferred stock as of June 1, 2002 have entered into voting agreements with Extended Systems whereby they have agreed to vote all of their ViaFone capital stock for adoption and approval of the merger agreement and approval of the merger, your vote is important regardless of the number of shares you own.

We cordially invite you to the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and promptly return it to us by facsimile to Josh Stein at ViaFone (Fax: 650-228-2920, Telephone: 650-228-2800), or by returning it in the enclosed envelope. If you attend the meeting, you may cancel your proxy and vote in person if you wish. To approve the merger agreement and the merger, you must vote for the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger.

Sincerely,

Russ McMeekin Chief Executive Officer

Brisbane, California
July 19, 2002

VIAFONE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 29, 2002

To the Stockholders of ViaFone, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ViaFone, Inc., a Delaware corporation, will be held at 8:00 a.m., Pacific time, on August 29, 2002 at our offices located at 8000 Marina Boulevard, 5th Floor, Brisbane, California 94005, to consider and vote upon the following proposals:

1.  To consider and vote upon a proposal (i) to approve and adopt the merger agreement among Extended Systems Incorporated, Venus Acquisition Corporation, ViaFone, U.S. Bank, N.A., as the escrow agent, and Josh Stein, as the company representative, under which a total of up to 3,000,000 newly-issued shares of common stock of Extended Systems will be issued in exchange for all outstanding shares of ViaFone capital stock, and ViaFone will become a wholly-owned subsidiary of Extended Systems; and (ii) to approve the merger.

2.  To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, date, sign and promptly return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. An envelope is enclosed for that purpose, or you may return it by facsimile to Josh Stein at ViaFone (Fax: 650-228-2920, Telephone: 650-228-2800). Any stockholder attending the special meeting may withdraw their proxy and vote in person.

The merger and related transactions are more fully described in the joint proxy statement/prospectus and the annexes, including the Agreement and Plan of Merger and Reorganization, accompanying this notice.

Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. The ViaFone board of directors has fixed the close of business on July 19, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Russ McMeekin Chief Executive Officer

Brisbane, California
July 19, 2002

i

ii

iii

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward–looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not unduly rely on these forward-looking statements, which involve risks, uncertainties and assumptions. Extended Systems and ViaFone use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify such forward-looking statements. These forward-looking statements include, but are not limited to statements regarding:

•	their business and growth strategy and the anticipated benefits of such strategies;

•	their plans for future product development;

•	expectations regarding the results of operations of Extended Systems for the quarter ended June 30, 2002 and its expected cash balance as of June 30, 2002;

•	the expected demand for and benefits of their product offerings;

•	their expectations regarding the competitive conditions in the mobile information management market;

•	their ability to integrate their capabilities and technology and expand their product offerings;

•	the anticipated benefits from the businesses and technologies they have acquired or intend to acquire;

•	their ability to offer a single platform for mobile information management;

•	their ability to strengthen their competitive position;

•	the outcome of pending litigation and the merits of any claims in such litigation;

•	their anticipated future revenues;

•	their profitability and when they expect to become profitable;

•	their expected operating losses;

•	their anticipated costs of net revenues;

•	their anticipated operating expenses;

•	their anticipated amortization and in-process research and development expenses;

•	their anticipated income tax provisions; and

•	their anticipated cash needs.

This joint proxy statement/prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and other factors that may cause Extended Systems’, ViaFone’s and the mobile information management industry’s actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in the section entitled “Risk Factors” on page 16, and elsewhere in this joint proxy statement/prospectus.

These forward-looking statements apply only as of the date of this joint proxy statement/prospectus. Extended Systems and ViaFone undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus might not occur.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	The merger will combine the businesses of Extended Systems and ViaFone. Upon completion of the merger, ViaFone will become a wholly-owned subsidiary of Extended Systems.

Q:	What will ViaFone stockholders receive in the merger?

A:
If we complete the merger, all shares of ViaFone common stock and preferred stock will be exchanged for a total of up to 3,000,000 shares of Extended Systems common stock. If you are a holder of ViaFone’s series B preferred stock, you will be entitled to receive approximately 0.088204 of a share of Extended Systems common stock for each share of ViaFone series B preferred stock that you own. If you are a holder of ViaFone’s series A preferred stock, you will be entitled to receive approximately 0.067904 of a share of Extended Systems common stock for each share of ViaFone series A preferred stock that you own. And, if you are a holder of ViaFone common stock, you will be entitled to receive approximately 0.009660 of a share of Extended Systems common stock for each share of ViaFone common stock that you own. You will not receive any fractional shares. Instead, the number of shares to which each holder of ViaFone capital stock is entitled will be rounded down to the nearest whole number of shares. Furthermore, pursuant to the merger agreement, an aggregate of 450,000 shares of Extended Systems common stock that are issuable in the merger to holders of ViaFone capital stock will be placed in an escrow fund for a period of 12 months following completion of the merger. The escrow fund will be the sole source of reimbursement to Extended Systems for, among other things, losses arising from a breach by ViaFone of any of its representations and warranties in the merger agreement or any failure by ViaFone to perform its covenants and obligations under the merger agreement.

The exchange ratios for ViaFone’s common stock and preferred stock set forth above are fixed. As a result, the number of shares of Extended Systems common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of Extended Systems common stock. We encourage you to obtain current quotations of the market price of Extended Systems common stock.

Q:	Will Extended Systems stockholders receive any shares as a result of the merger?

A:	No. Extended Systems stockholders will continue to hold the Extended Systems shares they currently own.

Q:	What vote is required by Extended Systems stockholders to approve the issuance of Extended Systems common stock?

A:
The affirmative vote of holders of a majority of the Extended Systems shares represented at the Extended Systems special meeting at which a quorum is present is required to approve the issuance of Extended Systems common stock in connection with the merger. Extended Systems stockholders, including all of Extended Systems’ directors and executive officers, who collectively hold approximately 25% of the outstanding common stock of Extended Systems as of June 1, 2002, have agreed to vote all of their shares in favor of the issuance of Extended Systems common stock in connection with the merger.

Q:	What vote is required by ViaFone stockholders to approve and adopt the merger agreement and approve the merger?

A:
The affirmative vote of holders of a majority of the outstanding shares of ViaFone common stock and preferred stock, voting together as a single class, and a two-thirds majority of the outstanding shares of ViaFone preferred stock, voting as a separate class, is required to approve the merger and adopt the merger agreement. ViaFone stockholders who collectively hold approximately 83% of the outstanding capital stock of ViaFone and 84% of the outstanding preferred stock of ViaFone as of June 1, 2002, have agreed to vote all of their shares in favor of approval of the merger and adoption of the merger agreement.

Q:	Does the Extended Systems board of directors recommend voting in favor of the issuance of Extended Systems common stock in connection with the proposed merger?

A:
Yes. After careful consideration, Extended Systems’ board of directors unanimously determined that the merger is advisable and is fair to, and in the best interests of, Extended Systems and its stockholders. Extended Systems’ board of directors unanimously recommends that Extended Systems stockholders vote FOR the issuance of Extended Systems common stock in connection with the merger.

For a description of the factors considered by the Extended Systems board of directors in making its determination, see the section entitled “The Merger—Extended Systems’ Reasons for Entering into the Merger” on page 37.

Q:	Does ViaFone’s board of directors recommend voting in favor of the merger?

A:
Yes. After careful consideration, ViaFone’s board of directors unanimously determined that the merger is advisable and is fair to, and in the best interests of, ViaFone and its stockholders. ViaFone’s board of directors unanimously recommends that ViaFone stockholders vote FOR approval of the merger and adoption of the merger agreement.

For a description of the factors considered by the ViaFone board of directors in making its determination, see the section entitled “The Merger—ViaFone’s Reasons for Entering into the Merger” on page 39.

Q:	Will I have dissenters’ or appraisal rights?

A:
Under Delaware law, ViaFone stockholders who do not vote in favor of the merger have the right to have the fair market value of their ViaFone shares determined by the Delaware Chancery Court. In order to qualify for this right, a stockholder must fully comply with the provisions of Section 262 of the Delaware General Corporation Law. Alternatively, although ViaFone is a Delaware corporation, Section 2115 of the California General Corporation Law provides that ViaFone will also be subject to California law with respect to the appraisal rights of dissenting stockholders. Accordingly, stockholders of ViaFone who do not vote in favor of the merger and who comply with the other requirements of Chapter 13 of the California General Corporation Law will have a right to demand payment for, and appraisal of the fair value of, their shares. Although a dissenting stockholder of ViaFone may choose to proceed under either state’s statute, a dissenting stockholder of ViaFone must follow the appropriate procedures under the applicable Delaware or California law or suffer the termination or waiver of such rights. See “Appraisal Rights of Dissenting ViaFone Stockholders” on page 60 for a description of those procedures.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger during the third calendar quarter of 2002.

For a description of the conditions precedent to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Closing” on page 54.

Q:	Will ViaFone stockholders recognize gain or loss for U.S. federal income tax purposes as a result of the merger?

A:
The merger has been structured as a tax-free reorganization for U.S. federal income tax purposes. In general, ViaFone stockholders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent any escrow shares are returned to Extended Systems to satisfy any claims for reimbursement. However, ViaFone stockholders are urged to consult with their own tax advisors to determine their particular tax consequences.

For a more complete description of the tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” on page 66.

Q:	What do I need to do now?

A:
We urge you to carefully read and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under the section entitled “Where You Can Find More

Information” on page 143. You should then vote as soon as possible in accordance with the procedures provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:
Please complete and sign your proxy card and return it by fax per the instructions in the proxy or in the enclosed envelope as soon as possible so that your shares may be represented at your special meeting. If you return your proxy card but do not include instructions on how to vote your proxy, Extended Systems or ViaFone will vote your shares FOR the proposals being made at your special meeting unless your shares are held in “street name” in a brokerage account. You may also attend your special meeting and vote in person instead of submitting a proxy.

Q:	What happens if I do not vote?

A:
If you are a ViaFone stockholder and you do not submit a proxy card or vote at your special meeting, your proxy will not be counted as present for the purpose of determining the presence of a quorum, but will have the same effect as a vote against approval of the merger and adoption of the merger agreement. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against approval of the merger and adoption of the merger agreement.

If you are an Extended Systems stockholder and you do not submit a proxy card or vote at your special meeting, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the proposal to approve the issuance of shares of Extended Systems common stock in connection with the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against the issuance of Extended Systems common stock in connection with the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If you do not instruct your broker how to vote shares, your shares will have no effect on the outcome of the proposals being made at your special meeting.

For a more complete description of voting shares held in “street name,” see the section entitled “The Special Meeting of Extended Systems Stockholders” on page 28.

Q:	Can I change my vote after I have mailed my signed proxy?

A:
Yes. If you want to change your vote, send the corporate secretary of ViaFone or the Chief Financial Officer of Extended Systems, as applicable, a later-dated, signed proxy card before your special meeting or attend your special meeting and vote in person. You may also revoke your proxy by sending written notice to the relevant corporate officer before your special meeting. If you have instructed your broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Q:	Should stockholders send in their stock certificates now?

A:
No. ViaFone stockholders should not send in their stock certificates now. After the merger is completed, Extended Systems will arrange for the delivery to ViaFone stockholders written instructions for exchanging their ViaFone stock certificates. Extended Systems stockholders should not submit their stock certificates because their shares will not be converted in the merger.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

Extended Systems Stockholders: Extended Systems Incorporated 5777 North Meeker Avenue Boise, Idaho 83713 (208) 322-7575 Attn: Chief Financial Officer	ViaFone Stockholders: ViaFone, Inc. 8000 Marina Boulevard, 5th Floor Brisbane, California 94005 (650) 228-2800 Attn: Corporate Secretary

You may also obtain additional information about Extended Systems from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 143.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of Extended Systems with and into ViaFone and it is being sent to the holders of Extended Systems common stock and the holders of ViaFone common stock and preferred stock. This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger and Reorganization (and the exhibits included with the merger agreement), which is attached as Annex A, the opinion of SoundView Technology Corporation, which is attached as Annex B, and the other documents to which we refer.

The Companies

Extended Systems Incorporated
5777 North Meeker Avenue
Boise, Idaho 83713
(208) 322-7575
http://www.extendedsystems.com

Extended Systems Incorporated is a global leader in providing mobile infrastructure software that extends enterprise applications to mobile and wireless environments. The company’s products include data synchronization and management software, mobile application development software, short-range wireless connectivity products (Bluetooth and IrDA-compliant), and client/server database management systems with remote access capabilities. Extended Systems’ customers and key relationships include 3Com, Agilent, Ericsson, Hewlett-Packard, IBM, Microsoft, Motorola, NEC, Palm, Sharp and Toshiba. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. Extended Systems held its initial public offering of its common stock on March 4, 1998. Its common stock is traded on the Nasdaq National Market System under the symbol “XTND.”

ViaFone, Inc.
8000 Marina Boulevard, 5th Floor
Brisbane, California 94005
(650) 228-2800
http://www.viafone.com

ViaFone is a leading provider of real-time, mobile platform and out-of-the-box mobile applications that bridge field sales and service employees with the critical business systems, information and processes of their enterprise. ViaFone OneBridge™ is an award-winning, standards-based mobility platform for the enterprise that delivers voice and wireless data applications across all major mobile devices, including Pocket PC, Palm handhelds, RIM BlackBerry pagers and WAP and standard telephones. The OneBridge Mobility Platform serves as the foundation for ViaFone’s packaged applications, which consist of OneBridge Mobile Sales, Mobile Professional, Mobile Pharma and Mobile Portal. The OneBridge Mobility Platform is based on advanced technology designed by ViaFone to solve the complexities associated with mobile computing. The platform allows for multi-modal access: online data, offline data and voice-driven applications and integrates smoothly with the infrastructure of existing systems. Designed for enterprise requirements, OneBridge provides the security, scalability and reliability that are essential for successful and growing field operations. ViaFone, incorporated in Delaware, was founded in May 1999, and is based in Brisbane, California with additional offices in Toronto, Atlanta and Paris. ViaFone is a privately held company.

Summary of the Merger

Structure of the Transaction (See page 50)

The transaction contemplated by the merger agreement is the merger of a newly-formed, wholly-owned subsidiary of Extended Systems with and into ViaFone, with ViaFone being the surviving corporation and becoming a wholly-owned subsidiary of Extended Systems.

Merger Consideration; Fixed Exchange Ratios (See page 50)

In connection with the merger, all outstanding shares of ViaFone common stock and preferred stock will be exchanged for an aggregate of up to 3,000,000 shares of Extended Systems common stock. An aggregate of 450,000 of these shares will be held in an escrow fund for 12 months. If you are a holder of ViaFone’s series B preferred stock, you will be entitled to receive approximately 0.088204 of a share of Extended Systems common stock for each share of ViaFone series B preferred stock that you own. If you are a holder of ViaFone’s series A preferred stock, you will be entitled to receive approximately 0.067904 of a share of Extended Systems common stock for each share of ViaFone series A preferred stock that you own. And, if you are a holder of ViaFone common stock, you will be entitled to receive approximately 0.009660 of a share of Extended Systems common stock for each share of ViaFone common stock that you own. You will not receive any fractional shares. Instead, the number of shares will be rounded down to the nearest whole number of shares.

The exchange ratios for ViaFone’s common stock and preferred stock set forth above are fixed. As a result, the number of shares of Extended Systems common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of Extended Systems common stock. In addition, neither Extended Systems nor ViaFone has the right to terminate the merger agreement or renegotiate the exchange ratios as a result of market price fluctuations. We encourage you to obtain current quotations of the market price of Extended Systems common stock.

Stockholder Approvals (See pages 28 and 31)

Provided that a majority of Extended Systems’ outstanding common stock is represented either in person or by proxy at the Extended Systems special meeting of stockholders, the affirmative vote of a majority of the total votes cast at the special meeting is necessary to approve the issuance of Extended Systems common stock in the merger.

Approval of the merger and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of ViaFone common stock and preferred stock, voting together as a single class, and a two-thirds majority of the outstanding shares of ViaFone preferred stock, voting as a separate class.

Recommendations of the Boards of Directors of Extended Systems and ViaFone (See pages 30 and 33)

After careful consideration, the Extended Systems board of directors recommends that Extended Systems’ stockholders vote in favor of the proposal to approve the issuance of Extended Systems common stock pursuant to the terms of the merger agreement.

After careful consideration, the ViaFone board of directors recommends that ViaFone’s stockholders vote in favor of the proposal to approve the merger and adopt the merger agreement.

Opinion of Extended Systems’ Financial Advisor (See page 40)

In deciding to approve the merger, the Extended Systems board of directors considered the opinion of its financial advisor, SoundView Technology Corporation, as to the fairness, from a financial point of view, of the consideration to be paid by Extended Systems in the merger. The full text of the written opinion of SoundView Technology Corporation is attached to this joint proxy statement/prospectus as Annex B. You should read the opinion carefully and completely for a description of the assumptions made, matters considered and the limitations of the review the advisor conducted. The opinion is directed to the Extended Systems board of directors. The opinion is not a recommendation as to how to vote on any matter relating to the proposed merger.

Voting Agreements (See page 58)

On or prior to May 28, 2002, the management and certain principal stockholders of Extended Systems and ViaFone entered into voting agreements. The holders of approximately 25% of the voting power of Extended Systems common stock, including all of Extended Systems’ directors and executive officers, have entered into voting agreements pursuant to which they agreed to vote in favor of approval of the issuance of Extended Systems common stock in connection with the merger. The holders of more than 83% of the voting power of ViaFone’s capital stock (consisting of both ViaFone common stock and preferred stock) and more than 84% of ViaFone’s preferred stock entered into a voting agreement under which they agreed to vote in favor of approval of the merger and adoption of the merger agreement.

The forms of voting agreements are attached as Exhibits A-1 and A-2 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the forms of voting agreements carefully.

ViaFone Affiliate Lock-Up Agreements (See page 59)

As a condition to Extended Systems’ willingness to enter into the merger agreement, certain significant stockholders of ViaFone executed lock-up agreements with Extended Systems, whereby the stockholders, subject to certain conditions and exceptions, agreed to limit the sale or transfer of shares of Extended Systems common stock that the stockholders may receive in connection with the proposed merger. The stockholders have agreed not to sell or otherwise transfer any shares of Extended Systems common stock received in connection with the proposed merger for a period of six months following the completion of the merger, no more than one-third of such shares for a period of nine months following the completion of the merger, and no more than two-thirds of such shares for a period of 12 months following the completion of the merger. After the one-year anniversary of the completion of the merger, the shareholders are no longer subject to the limitations imposed by the lock-up agreements.

The form of lock-up agreement is attached as Exhibit A-3 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the form of lock-up agreement carefully.

Interests of Directors and Executive Officers in the Merger (See page 46)

When considering the recommendations of the Extended Systems board of directors and the ViaFone board of directors, you should be aware that certain of Extended Systems’ and ViaFone’s directors and officers have interests in the merger that are different from, or are in addition to, your interests. As a result of these interests, these directors and officers of Extended Systems and ViaFone may be more likely to vote to adopt the merger agreement and approve the issuance of the shares of Extended Systems common stock to the ViaFone stockholders pursuant to the merger agreement than if they did not hold these interests. Extended Systems’ and ViaFone’s stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger.

Share Ownership of Management and Certain Principal Stockholders (See pages 115 and 130)

As of June 1, 2002, directors, officers and affiliates of Extended Systems as a group beneficially owned 2,604,297 shares of common stock, which represents approximately 22% of the total voting power represented by Extended Systems’ outstanding common stock.

As of June 1, 2002, directors, officers and affiliates of ViaFone as a group beneficially owned 7,462,888 shares of ViaFone common stock and 29,577,898 shares of preferred stock, which represents approximately 83% of the total voting power represented by ViaFone capital stock, 80% of the total voting power represented by ViaFone common stock, and 84% of the total voting power represented by ViaFone preferred stock.

Conditions to Completion of the Merger (See page 54)

Extended Systems’ and ViaFone’s obligations to complete the merger are subject to the satisfaction or waiver of certain closing conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

•	both Extended Systems and ViaFone must receive the requisite stockholder approvals of the matters described in the notices of the special meetings;

•	the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission;

•	no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending;

•	the shares of Extended Systems common stock to be issued in the merger must have been authorized for listing on the Nasdaq National Market; and

•
Extended Systems and ViaFone must each receive an opinion of their respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For further detail regarding the closing conditions to the merger, see Section 7 of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Termination of the Merger Agreement (See page 57)

The merger agreement may be terminated prior to the effectiveness of the merger under the following conditions:

•	by mutual consent of Extended Systems and ViaFone;

•	subject to certain conditions, by either Extended Systems or ViaFone if the merger has not occurred before October 31, 2002;

•	by Extended Systems or ViaFone if a final, non-appealable order of a court prevents consummation of the merger or if a law is enacted which would make consummation of the merger illegal;

•
by either Extended Systems or ViaFone if the required approval of the stockholders of either Extended Systems or ViaFone is not obtained; however, neither company may exercise this termination right if the failure to obtain the requisite stockholder votes was due to an action or inaction by that party which constituted a breach of the merger agreement;

•
by Extended Systems, if (i) ViaFone materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to Extended Systems’ obligation to close the merger has not been satisfied or satisfaction is or becomes impossible; or

•
by ViaFone, if (i) Extended Systems materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to ViaFone’s obligation to close the merger has not been satisfied or satisfaction is or becomes impossible.

No Other Negotiations Involving ViaFone (See page 54)

While the merger is pending, ViaFone has agreed not to initiate or engage in discussions with any other entity about a sale of ViaFone’s business or assets, a sale of any of ViaFone’s capital stock, or any merger or business combination with the other entity.

Treatment of Options and Warrants to Purchase ViaFone Stock (See page 51)

At the effective time of the merger, all options, warrants and other rights to acquire shares of ViaFone stock will be canceled without consideration, except that two warrants to purchase ViaFone series A preferred stock and series B preferred stock held by Silicon Valley Bank will, as a result of the merger, become exercisable for an aggregate of 8,662 shares of Extended Systems common stock at an exercise price of approximately $12.99 per share.

Establishment of an Escrow Fund (See page 56)

Pursuant to the terms of the merger agreement, at the effective time of the merger, 450,000 shares of Extended Systems common stock that are issuable in the merger to holders of ViaFone’s capital stock will be placed in an escrow fund. The escrow fund will be held by U.S. Bank, N.A. as the escrow agent. These shares will be held in the escrow fund for a period of 12 months following the effective time of the merger and will serve as the exclusive source of reimbursement to Extended Systems for, among other things: (i) any losses arising from any breach by ViaFone of its representations and warranties in the merger agreement, or (ii) any failure by ViaFone to perform its covenants and obligations under the merger agreement, including (a) shortfalls in ViaFone revenue below $4.0 million for the nine months ending September 30, 2002 or (b) any net losses by ViaFone in excess of $7.4 million for the nine months ending September 30, 2002. The escrow arrangement is an integral part of the merger agreement.

The escrow arrangement is contained in Section 9 of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the provisions of Section 9 of the merger agreement carefully.

Board of Directors of Extended Systems Following the Merger (page 54)

Upon completion of the proposed merger, pursuant to the terms of the merger agreement, the Extended Systems board of directors will consist of eight members, including the seven current members of the Extended Systems board of directors and Russ McMeekin, currently the Chief Executive Officer and a director of ViaFone.

Appraisal Rights of Dissenting ViaFone Stockholders (See page 60)

Under Delaware law, ViaFone stockholders are entitled to appraisal rights, subject to certain conditions discussed more fully elsewhere in this joint proxy statement/prospectus. Appraisal rights entitle dissenting stockholders, under certain conditions, to receive a valuation of their shares and a payment of that value in cash. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as other non-dissenting stockholders.

In addition to the dissenters’ appraisal rights for ViaFone stockholders provided by Delaware law, the dissenters’ rights granted by the State of California are also available to ViaFone stockholders. Section 2115 of the California General Corporation Law makes various provisions of California law, including dissenters’ rights, applicable to certain corporations not incorporated in California but which have the holders of a majority of their voting shares held by persons with addresses in California and have more than half of their property, employees and sales in California (determined pursuant to certain provisions of the California Revenue and Taxation Code). See Annex C for a reproduction of Section 262 of the Delaware General Corporation Law, and Annex D for a reproduction of Chapter 13 of the California Corporations Code, both of which relate to the appraisal rights of dissenting stockholders. In view of the complexity of law relating to appraisal rights, ViaFone stockholders who are considering objecting to the merger should consult their own legal advisors.

Pursuant to the terms of the merger agreement, Extended Systems will be released from its obligation to effect the merger if the shares of ViaFone common stock and preferred stock held by stockholders who have exercised and perfected appraisal rights exceeds 10% of the outstanding shares of ViaFone capital stock.

Material U.S. Federal Income Tax Consequences of the Merger (See page 66)

The merger has been structured as a reorganization for U.S. federal income tax purposes. In general, ViaFone stockholders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent any escrow shares are returned to Extended Systems to satisfy any claims for reimbursement. However, the tax consequences to you will depend upon your particular circumstances. Accordingly, ViaFone stockholders are urged to consult with their own tax advisors to determine the tax consequences of the merger to them.

Regulatory Approvals Required to Complete the Merger (See page 48)

Neither ViaFone nor Extended Systems is aware of the need to obtain any regulatory approvals in order to consummate the merger other than the following:

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; and

•	approval to list the shares of Extended Systems common stock to be issued in connection with the proposed merger on the Nasdaq National Market.

Extended Systems and ViaFone intend to obtain these approvals and any additional regulatory approvals that may be required. However, neither party can assure you that all of the approvals will be obtained.

Accounting Treatment of the Merger (See page 48)

Extended Systems intends to account for the merger as a “purchase” of ViaFone by Extended Systems under the purchase method of accounting in accordance with the generally accepted accounting principles of the United States of America.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information have been prepared to give you a better picture of what the results of operations and the financial position of the combined businesses of Extended Systems and ViaFone might have looked like had the merger occurred on July 1, 2000 for statement of operations purposes and on March 31, 2002 for balance sheet purposes. ViaFone’s acquisition of MobileQ on December 11, 2001 is also treated as having occurred on July 1, 2000. This information is provided for illustrative purposes only and is not necessarily indicative of what the results of operations or financial position of Extended Systems would have been if the acquisition of ViaFone actually occurred on the dates assumed. In addition, this information is not necessarily indicative of what Extended Systems’ future consolidated operating results or consolidated financial position will be.

The following unaudited pro forma combined statement of operations data for the year ended June 30, 2001 combine the results of operations of Extended Systems, ViaFone and MobileQ for the year ended June 30, 2001. The following unaudited pro forma combined statement of operations data for the nine-month period ended March 31, 2002 combine the results of operations of Extended Systems, ViaFone and MobileQ for the nine-month period ended March 31, 2002. The following pro forma combined balance sheet data combines Extended Systems’ financial position at March 31, 2002 with ViaFone’s financial position as of the same date.

	Year Ended June 30, 2001	Nine Months Ended March 31, 2002
Pro Forma Combined Statement of Operations Data:
Net revenue	$39,688	$21,354
Gross profit	$19,139	$16,307
Loss from continuing operations	$(56,774)	$(22,389)
Loss per share from continuing operations—basic and diluted	$(4.58)	$(1.67)
Shares used in per share calculation—basic and diluted	12,406	13,415

As of March 31, 2002
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$12,001
Working capital	$9,649
Total assets	$35,755
Stockholders’ equity	$24,646

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per share data of Extended Systems and ViaFone and combined per share data on an unaudited pro forma basis after giving effect to the merger of a wholly-owned subsidiary of Extended Systems with and into ViaFone and assuming that: (i) 0.088204 of a share of Extended Systems common stock is issued in exchange for each outstanding share of ViaFone series B preferred stock, (ii) 0.067904 of a share of Extended Systems common stock is issued in exchange for each outstanding share of ViaFone series A preferred stock, and (iii) 0.009660 of a share of Extended Systems common stock is issued in exchange for each outstanding share of ViaFone common stock.

The historical book value per share is computed by dividing stockholders’ equity as of the applicable date by the actual common stock outstanding. The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations by the pro forma weighted average number of shares outstanding, assuming Extended Systems had merged with ViaFone at the beginning of the earliest period presented. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at July 1, 2000, assuming the merger had occurred on that date. The ViaFone equivalent pro forma combined per share amounts are calculated by multiplying the Extended Systems pro forma combined per share amounts by the exchange ratios set forth above.

The following information should be read in conjunction with the selected historical financial information, the pro forma unaudited combined condensed financial information and the separate historical consolidated financial statements of Extended Systems and notes thereto and historical consolidated financial statements of ViaFone and notes thereto, included elsewhere in this joint proxy statement/prospectus. The pro forma unaudited combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the merger of Extended Systems and ViaFone been consummated as of the beginning of the earliest periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Year Ended June 30, 2001	Nine Months Ended March 31, 2002
Historical—Extended Systems:
Basic and diluted net loss from continuing operations per share	$(2.44)	$(0.47)
Book value per share at the end of the period	$1.73	$1.35

	Year Ended June 30, 2001	Nine Months Ended March 31, 2002
Historical—ViaFone:
Basic and diluted net loss from continuing operations per share	$(1.48)	$(1.10)
Book value per share at the end of the period	$(1.83)	$(2.95)

	Year Ended June 30, 2001	Nine Months Ended March 31, 2002
Extended Systems and ViaFone Pro Forma Combined Consolidated
Pro forma combined net loss per Extended Systems share	$(4.58)	$(1.67)
Equivalent pro forma net loss per ViaFone share	$(0.04)	$(0.02)
Pro forma book value per Extended Systems share		$(1.80)
Equivalent pro forma book value per ViaFone share		$(0.02)

MARKET PRICE INFORMATION

The common stock of Extended Systems is listed on the Nasdaq National Market under the symbol “XTND.” The following table sets forth the high and low sales prices for one share of Extended Systems common stock for the periods indicated:

	High	Low
Fiscal Year 2003:
First Quarter, through July 18, 2002	$3.30	$2.15

Fiscal Year 2002:
Fourth Quarter, ended June 30, 2002	$5.75	$2.50
Third Quarter, ended March 31, 2002	$8.00	$5.05
Second Quarter, ended December 31, 2001	$8.48	$2.20
First Quarter, ended September 30, 2001	$8.05	$2.34

Fiscal Year 2001:
Fourth Quarter, ended June 30, 2001	$13.20	$5.57
Third Quarter, ended March 31, 2001	$29.81	$10.25
Second Quarter, ended December 31, 2000	$56.19	$10.13
First Quarter, ended September 30, 2000	$101.00	$39.25

Fiscal Year 2000:
Fourth Quarter, ended June 30, 2000	$112.94	$25.50
Third Quarter, ended March 31, 2000	$150.00	$37.50
Second Quarter, ended December 31, 1999	$48.00	$6.00
First Quarter, ended September 30, 1999	$6.88	$4.25

There is no established trading market for ViaFone capital stock.

According to the records of the transfer agent for Extended Systems, there were 225 stockholders of record of Extended Systems common stock as of July 18, 2002. Because many of Extended Systems’ shares of common stock are held by brokers and other institutions on behalf of stockholders, Extended Systems is unable to estimate the total number of stockholders represented by these stockholders of record.

Recent Share Price Data

On May 24, 2002, the last completed trading day prior to the signing and announcement of the merger agreement, the closing sales price of Extended Systems common stock on the Nasdaq National Market was $3.70 per share. The table below sets forth the implied equivalent value of one share of ViaFone series B preferred stock, one share of ViaFone series A preferred stock and one share of ViaFone common stock on May 24, 2002, based on the indicated exchange ratios:

	Exchange Ratio	Per Share Equivalent Value
Class or Series of ViaFone Stock
Series B preferred stock	0.088204	$0.33
Series A preferred stock	0.067904	$0.25
Common Stock	0.009660	$0.04

On July 18, 2002, the closing sales price of Extended Systems common stock on the Nasdaq National Market was $2.55 per share. The table below sets forth the implied equivalent value of one share of ViaFone series B preferred stock, one share of ViaFone series A preferred stock and one share of ViaFone common stock on July 18, 2002, based on the indicated exchange ratios:

	Exchange Ratio	Per Share Equivalent Value
Class or Series of ViaFone Stock
Series B preferred stock	0.088204	$0.22
Series A preferred stock	0.067904	$0.17
Common Stock	0.009660	$0.02

As the tables above indicate, fluctuations in the market price of Extended Systems common stock affect the value of the ViaFone shares for which they are exchanged. For example, the table illustrates that, between May 24, 2002 and July 18, 2002, the value of a share of ViaFone series B preferred stock, had it been exchanged for Extended Systems common stock at the exchange ratio, would have fluctuated between $0.33 and $0.22.

The foregoing tables show only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to vote in favor of approval of the proposals to be considered at the special meetings. Because the exchange ratios are fixed, the exchange ratios will not be adjusted to compensate ViaFone stockholders for decreases in the market price of Extended Systems common stock that could occur before the merger becomes effective. In the event the market price of Extended Systems common stock decreases or increases prior to the consummation of the merger, the value of the Extended Systems common stock to be received in the merger in exchange for ViaFone common stock would correspondingly decrease or increase. ViaFone stockholders are urged to obtain current market quotations for Extended Systems common stock and to review carefully the other information contained in this joint proxy statement/prospectus. No assurance can be given as to the market prices of Extended Systems common stock at any time before the consummation of the merger or at any time after consummation of the merger.

Dividend Policy

Extended Systems has not declared or paid cash dividends on its common stock since September 30, 1994 and does not anticipate paying cash dividends in the foreseeable future. Extended Systems presently expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business.

To date, ViaFone has not declared or paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. ViaFone presently anticipates that it will retain all future earnings, if any, for use in its operations and the expansion of its business.

RISK FACTORS

Extended Systems and ViaFone will operate as a combined company in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond the combined company’s control. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to Extended Systems and ViaFone, or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Extended Systems and ViaFone as a combined company.

Risks Related to the Merger

The combined company must succeed in the mobile information management market if it is to realize the expected benefits of the merger.

The combined company’s long-term strategic plan depends upon the successful development and introduction of products and solutions that address the needs of the mobile information management market. In order for the combined company to succeed in this market, it must align strategies and objectives and focus a significant portion of its resources towards serving this market.

The challenges involved in this integration include the following:

•	coordinating software development operations in a rapid and efficient manner to ensure timely release of products to market;

•	combining product offerings and product lines quickly and effectively;

•	successfully demonstrating the benefits of the combined company’s product line to our customers;

•	demonstrating to our customers that the merger will not result in adverse changes in customer service standards or business focus;

•	retaining key alliances; and

•	integrating Extended Systems’ and ViaFone’s business cultures.

In addition, the combined company’s success in this market will depend on several factors many of which are outside the company’s control including:

•	continued growth of the mobile information management market;

•	deployment of the combined company’s products by enterprises;

•	promotion of the combined company’s products by original equipment manufacturers and Alliance Partners; and

•	emergence of substitute technologies and products.

The failure of the combined company to succeed in this market would significantly harm its business and prevent it from realizing the anticipated benefits of the merger.

Extended Systems and ViaFone must overcome significant challenges in integrating their businesses operations and products in order for Extended Systems to realize the benefits of the acquisition of ViaFone.

The merger will not achieve its anticipated benefits unless Extended Systems successfully combines its operations with those of ViaFone and integrates the two companies’ business operations and products in a timely manner. Integrating Extended Systems and ViaFone will be a complex, time-consuming and expensive process and may result in revenue disruption and operational difficulties if not completed in a timely and efficient manner. Prior to the merger, Extended Systems and ViaFone operated independently, each with its own business, business culture, markets, clients, employees and systems. Following the merger, the combined company must operate as a combined organization utilizing (1) compatible information communication systems, (2) common operating procedures and financial controls and (3) comparable human resource practices, including benefits, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating Extended Systems and ViaFone. These difficulties, costs and delays may include:

•	the potential disruption of the combined company’s ongoing business and diversion of management resources;

•	the possibility that the business cultures of Extended Systems and ViaFone will not be compatible;

•	the difficulty of incorporating acquired technology and rights into the combined company’s products and services;

•	unanticipated expenses related to integration of Extended Systems and ViaFone technology;

•	the impairment of relationships with employees and customers as a result of any integration of new personnel;

•	potential unknown liabilities associated with the acquired business and technology of ViaFone;

•	costs and delays in implementing common systems and procedures, including financial accounting systems; and

•	potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel.

The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Extended Systems stockholders resulting from the issuance of shares in connection with the merger, Extended Systems financial results could be harmed.

Delays in the integration of ViaFone and its technology could result in the loss of the benefits of the merger.

Extended Systems and ViaFone operate in a highly competitive environment characterized by rapid technological change and evolution of standards and frequent new product introductions. In order to obtain the full potential benefits of the merger, Extended Systems and ViaFone must promptly integrate ViaFone’s business operations and technology with Extended Systems’ business operations, technology and products. Extended Systems and ViaFone cannot assure you that they will be able to integrate their technology and operations quickly and smoothly. Extended Systems may be required to spend additional time or money on integration, which would otherwise be spent on developing its business or other matters. If Extended Systems and ViaFone do not integrate their operations and technology smoothly or if management spends too much time on integration issues, it could harm the combined companies’ business, financial condition and results of operations and diminish the benefits of the merger.

Customer uncertainty related to the merger could harm the combined company.

Extended Systems’ or ViaFone’s customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Extended Systems’ or ViaFone’s customers could adversely affect the business of the combined company.

ViaFone stockholders will receive a fixed numbers of shares of Extended Systems common stock, regardless of the market price of Extended Systems common stock. Declines in the market price of Extended Systems common stock will reduce the value received by ViaFone stockholders in the merger. Increases in the market price of Extended Systems common stock will increase the value paid by Extended Systems in consideration of the merger.

Pursuant to the terms of the Merger Agreement, the ratio of each share of ViaFone capital stock to be exchanged for Extended Systems common stock has been fixed and there is no mechanism to adjust the respective exchange ratios of ViaFone’s two series of preferred stock or its common stock based on changes in the market price for Extended Systems common stock. As a result, there will be no adjustment for changes in the market price of Extended Systems common stock. Furthermore, neither ViaFone nor Extended Systems are permitted to withdraw from the merger because of changes in the market price of Extended Systems common stock. As a result of the fixed exchange ratios, the specific dollar value of Extended Systems common stock received by ViaFone stockholders upon completion of the merger will depend on the market value of Extended Systems common stock at the time of completion of the merger. A decline in the market price for Extended Systems common stock will result in a decline in the value received by ViaFone stockholders. An increase in the market price for Extended Systems common stock will result in an increase in the value paid by Extended Systems in consideration of the merger.

The price of Extended Systems common stock has been volatile in the past and will likely continue to fluctuate in the future. See the section entitled “Risk Factors—Risks Related to Extended Systems and the Combined Company—Our stock price may be volatile and could drop significantly, resulting in the partial or total loss of a stockholder’s investment.” Information regarding the market price of Extended Systems common stock, including its historical trading range and the last reported trading price on a recent date is set forth under the section entitled “Market Price Information,” as well as information regarding fluctuations in the value to be received by ViaFone stockholders as a result of the merger.

The Merger May Result in Loss of Key Employees.

Despite Extended Systems’ efforts to retain key employees, Extended Systems might lose some key employees following the merger. Competition for qualified technical, engineering and management employees in the software industry is intense. Competitors and other companies may recruit employees prior to the merger and during the integration process following the closing of the merger, which has become a common practice in high technology mergers. In addition, any real or perceived differences in the policies, career prospects, compensation levels or cultures between ViaFone and Extended Systems may cause key employees to leave. As a result, employees could leave with little or no prior notice, which could cause delays and disruptions in the efforts to integrate the two companies and result in expenses associated with finding replacement employees. Extended Systems and ViaFone cannot assure you that the combined company will be able to attract, retain and integrate employees following the merger.

The market price of Extended Systems common stock may decline as a result of the merger.

The market price of Extended Systems common stock could decline as a result of the merger, based on the occurrence of a number of events, including:

•	the failure to successfully integrate ViaFone into Extended Systems;

•	delays or failure in the integration of ViaFone and Extended Systems technology;

•	the belief that Extended Systems has not realized the perceived benefits of the acquisition of ViaFone in a timely manner or at all; and

•	the potential negative effect of the merger on Extended Systems’ operating results, including the impact of amortization of intangible assets, other than goodwill, created by the merger.

Extended Systems and ViaFone expect to incur significant costs associated with the merger.

Extended Systems estimates that it will incur direct transaction costs of approximately $750,000 associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, ViaFone estimates that it will incur direct transaction costs of approximately $450,000 which will be expensed in the quarter that the merger is completed. Extended Systems and ViaFone believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. Extended Systems expects to incur an in-process research and development charge in the quarter in which the merger is completed and also expects ongoing charges for amortization of intangibles, consisting primarily of purchased technology, acquired in the merger. There can be no assurance that the combined company will not incur additional merger charges in subsequent periods that may have a material adverse effect on the combined company’s financial position, results of operations or liquidity.

Failure to complete the merger could harm Extended Systems’ and ViaFone’s business and could cause a decline in Extended Systems’ stock price.

Failure to complete the merger could harm the businesses of Extended Systems and ViaFone in a number of ways. The transaction costs, including accounting, legal and financial advisory fees, must still be paid, without any offsetting benefits from the merger. Customers and strategic partners may delay or defer decisions concerning either company until the merger is completed or abandoned. In the event ViaFone elects to seek another merger or business combination, it may not be able to find another party willing to pay an equal or greater price than the price to be paid in the merger. During the time while the merger agreement is in effect, ViaFone is prohibited from soliciting, initiating or encouraging or entering into certain transactions, such as a merger, sale of assets or other business combination with a party other than Extended Systems. This uncertainty could cause ViaFone employees to leave ViaFone. In addition, if the merger is not completed, the market price of Extended Systems common stock could decline, to the extent that the market price of Extended Systems common stock reflects a market belief that the merger will be completed and its potential benefits realized.

Certain ViaFone officers and directors have conflicts of interest that may influence them to support or approve the merger.

Some of the directors and officers of ViaFone have interests in the merger that are different from, or in addition to, your interests, including the following:

•
Russ McMeekin, the Chief Executive Officer of ViaFone, will serve as a director of Extended Systems following the merger and will receive severance payments and continued benefits for a period of six months following his termination of employment in connection with the merger;

•
Raphael Auphan, ViaFone’s current Vice President, Operations, and Fernando Ruarte, ViaFone’s current Chief Technology Officer and Vice President, Products, have signed employment agreements with Extended Systems and will become officers of Extended Systems following the merger;

•	the stock repurchase rights ViaFone holds with regard to shares of ViaFone capital stock held by ViaFone employees, including several ViaFone officers, will terminate as a result of the merger; and

•
Extended Systems has agreed to cause the surviving corporation in the merger to fulfill and honor the existing obligations of ViaFone under its charter documents and indemnification agreements regarding the indemnification of its officers and directors.

For the above reasons, the directors and officers of ViaFone could be more likely to favor the merger than if they did not hold these interests. The directors and officers have entered into voting agreements in which they have, among other things, agreed to vote in favor of the merger and against any competing transactions. ViaFone stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

There may be sales of substantial amounts of our common stock after the merger, which could cause our stock price to fall.

A substantially large number of shares of our common stock may be sold into the public market within short periods of time at various dates following the closing of the merger. As a result, our stock price could fall. Of the approximately 3,000,000 shares of Extended Systems common stock to be issued in connection with this merger, approximately 439,612 shares will be immediately available for resale by the former stockholders of ViaFone and 2,482,809 shares of Extended Systems common stock will be subject to “lock-up” agreements that restrict the timing of the resale of these shares. Under the lock-up agreements, 827,603 shares will be released and available for sale in the public market six months after the closing date of the merger, an additional 827,603 shares will be released and available for sale in the public market nine months after the closing date of the merger and an additional 827,603 shares (372,412 of which are subject to the escrow arrangement) will be available for sale in the public market 12 months after the closing date of the merger and at anytime thereafter. Up to an additional 77,579 shares may be released from the escrow fund under the merger agreement and available for sale 12 months from the closing date of the merger. In comparison, the average daily trading volume of our common stock for the five-day period ending on July 18, 2002, was 23,160 shares. While Rule 145 under the Securities Act may impose some limitations on the amount of shares certain ViaFone stockholders may sell, sales of a large number of newly-released shares of Extended Systems common stock could occur that could result in a sharp decline in our stock price. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. See the sections entitled “Restriction on Sales of Extended Systems Common Stock by Affiliates of ViaFone” on page 48 and “ViaFone Affiliate Lockup Agreements” on page 59.

Risks Related to Extended Systems and the Combined Company

In the following section discussing risks facing Extended Systems and the combined company following the acquisition of ViaFone by Extended Systems, references to “we,” “us,” “our” and “ours” refers to Extended Systems and its consolidated subsidiaries.

We have a recent history of losses and anticipate continued losses at least through our first quarter of fiscal 2003.

Since the third quarter of our fiscal 1999, we have devoted significant financial resources to the research and development of, and marketing and sales for, our mobile information management software products and, as a result, we have generated operating losses. Additionally, ViaFone has incurred significant losses since its inception. We intend to continue to devote significant financial resources to product development and marketing and sales upon completion of our acquisition of ViaFone and, as a result, we expect to continue to incur operating losses and may incur negative cash flow from operations through at least the end of our first quarter of fiscal 2003. We currently believe that we will be profitable and will generate positive cash flow from operations for our second quarter of fiscal 2003 before the impact of any in-process research and development charge associated with our acquisition of ViaFone. Our ability to reach profitability, and our ability to maintain profitability in subsequent periods, will depend on a number of factors, including:

•	our ability to generate sufficient revenue and control expenses;

•	our ability to realize the benefits of the acquisition of ViaFone while minimizing the costs of integrating our business operations and products;

•	changes in the buying patterns of our corporate information technology and original equipment manufacturer customers;

•	changes in customer demand for our products;

•	the market adoption rate of Bluetooth or other technologies on which a number of our products are based;

•	announcements or introductions of new products or services by our competitors;

•	the outcome of our dispute with Pumatech, Inc. and the impact of any litigation on our financial and management resources;

•	delays in our development and introduction of new products and services;

•	changes in our pricing policies as a result of increased competition;

•	the mix of distribution channels through which we sell our products;

•	the market acceptance of our new and enhanced products and the products of our original equipment manufacturers;

•	the emergence of new technologies or industry standards;

•	normal seasonality that we experience in the first quarter of our fiscal year;

•	the timing of customer orders, which can be influenced by fiscal year–end buying patterns, seasonal trends or general economic conditions; and

•	a shift in the mix of our products sold, which may result in fluctuations in our gross margin.

Our business relies on enterprises implementing mobile applications and devices and may be harmed by declines in information technology spending.

The market for our products depends on economic conditions affecting the broader economic climate and spending on information technology, including mobile applications and devices. Downturns in the overall economy may cause enterprises to delay implementation of mobile device and application rollouts, reduce their overall information technology budgets or reduce or cancel orders for our products. Our original equipment manufacturer customers may also limit development of new products that incorporate our products or reduce their level of purchases of our products in the face of slower information technology spending by their customers. We have seen a severe downturn in the worldwide economy in the past year. We expect this downturn to continue and are uncertain as to the severity and duration of the downturn, in part because of the uncertainty regarding the potential long-term impact of terrorist attacks, such as the attacks on the United States on September 11, 2001, and the resulting military actions. In particular, capital spending in the information technology sector generally has decreased in the past 12 months and many of our customers and potential customers have experienced declines in their revenues and operations. In this environment, customers may experience financial difficulty or cease operations.

While we believe we have adequately factored these conditions into our current revenue forecasts, if these conditions worsen, demand for our products may be further reduced as a result of enterprises reducing information technology spending on our products and original equipment manufacturers reducing their use of our products in their own products. As a result, our revenue may fail to grow or decline, which would harm our operating results. If the current economic slowdown persists or worsens, we also may be forced to reduce our operating expenses, which could result in additional charges incurred in connection with restructuring or other cost-cutting measures we may implement. On April 10, 2002, we announced a restructuring plan to reduce costs and improve operating efficiencies and, as a result, expect to incur approximately $270,000 in restructuring costs in our fourth quarter of fiscal 2002, primarily for severance payments to terminated employees. In May 2002, ViaFone also restructured its operations, and incurred approximately $330,000 in restructuring costs in May and June 2002, consisting primarily of severance payments to terminated employees. In addition, in connection with the closing of the proposed merger, ViaFone is expected to incur approximately $365,000 in costs in connection with severance payments, stay-on bonuses and the closing of ViaFone’s French subsidiary’s office in France.

Our quarterly and annual operating results may fluctuate significantly and fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline.

Our operating results, as well as ViaFone’s, have fluctuated in the past and may continue to do so in the future. Our revenue and operating results will vary from quarter to quarter for many reasons beyond our control, including those described in this section. If our operating results fall below the expectations of securities analysts or investors, the price of our stock may fall. In addition, quarter-to-quarter variations in our revenue and operating results could create uncertainty about the direction or progress of our business, which could result in a decline in the price of our stock.

We forecast many of our operating expenses based on forecasted revenue and gross profit, which is difficult to predict. If we fail to accurately predict revenue and gross profit in a particular period, we may be unable to adjust our expenditures in that period and our operating results would be harmed.

Our quarterly revenue and operating results currently depend, and upon completion of the merger, will continue to depend in large part on the volume and timing of orders received within the quarter and on the number of software seats licensed, which are difficult to forecast. In addition, a significant portion of our revenue results from the sale of products to a number of original equipment manufacturers and distributors, which are difficult to predict. Significant portions of our expenses are related to personnel and, therefore, are fixed in advance, based in large part on our forecast of future revenue. If revenue and gross profit are below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust personnel and other expenditures to compensate for the shortfall.

If the markets for our products do not continue to grow or do not grow at expected rates, demand for our products would be reduced and our business would be harmed.

The success of our products will continue to rely to a large degree on the increased use by individuals and enterprises of mobile devices, including personal digital assistants, cell phones, pagers and laptop and handheld computers, and on increased use of technologies such as SyncML and Bluetooth. Even if markets for our products grow, our products may not be successful. Enterprises and original equipment manufacturers may not deploy our products to a significant degree. Any inability to continue to penetrate the existing markets for mobile data management and wireless connectivity product solutions, the failure of current markets to grow, new markets to develop or these markets to be receptive to our products and technologies on which our products are based, could harm our business. The emergence of these markets will be affected by a number of factors beyond our control.

We depend on a number of key business relationships and if we fail to maintain these relationships, or are unable to develop new relationships, our business would suffer.

An important element of our strategy is the development of key business relationships with other companies that are involved in product development, joint marketing and the development of mobile communication protocols. If we fail to maintain our current relationships or the relationships of ViaFone or are unable to develop new relationships, our business would suffer. Some of these relationships impose substantial product support obligations on us, which may not be offset by significant revenue. The benefits to us may not outweigh or justify our obligations in these relationships. Also, in order to meet our current or future obligations to original equipment manufacturers, we may be required to allocate additional internal resources to original equipment manufacturers’ product development projects, which may delay the completion dates of our other product development projects.

Our existing key business relationships do not, and any future key business relationships may not, provide us any exclusive rights. Many of the companies with which we have established and intend to establish key business relationships have multiple strategic relationships, and these companies may not regard their relationships with us as significant. In most of these relationships, either party may terminate the relationship with little notice. In addition, these companies may attempt to develop or acquire products that compete with our products. They may do so on their own or in collaboration with others, including our competitors. Further, our existing business relationships may interfere with our ability to enter into other business relationships.

Markets for our products are becoming increasingly competitive, which could result in lower prices for our products or a loss of market share.

We may not be able to compete successfully against current or future competitors, some of whom have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources. Increased competition may result in price reductions, reduced margins, loss of market share and a change in our business and marketing strategies, any one of which could harm our business. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend the market acceptance of our products. Price concessions or the emergence of other pricing or distribution strategies by our competitors or us may diminish our revenue.

We compete with:

•	mobile data management companies, including Synchrologic, Aether Software, Pumatech and AvantGo;

•	client/server database providers, including Microsoft, Interbase, Pervasive Software and Oracle;

•	mobile connectivity companies, including Widcomm, Open Interface and IVT Corporation; and

•	internal research and development departments of original equipment manufacturers, many of whom are our current customers.

As the markets for mobile information management products grow, we expect competition from existing competitors to intensify. We also expect new competitors, including original equipment manufacturers to which we sell our products, to introduce products that compete with ours.

We may not be able to successfully develop or introduce new products.

The markets for our products are characterized by:

•	rapidly changing technologies;

•	evolving industry standards;

•	frequent new product introductions; and

•	short product life cycles.

Any delays in the introduction or shipment of new or enhanced products, the inability of our products to achieve market acceptance or problems associated with new product transitions could harm our business. The product development process involves a number of risks. Development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires us to manage the transition from older products to minimize disruption in customer ordering patterns.

If specific industry-wide standards and protocols, such as Bluetooth, SyncML and IrDA, upon which our products are or will be based, do not achieve widespread acceptance, our business would be harmed.

We have designed a number of our current and upcoming products to conform to industry standards and protocols, such as:

•	Bluetooth, a short-range radio communication protocol;

•	SyncML, a data synchronization protocol; and

•	IrDA, a wireless communication protocol created by the Infrared Data Association.

If these standards and protocols do not achieve acceptance, our business would be harmed. Even if accepted, these industry-wide specifications may not be widely adopted or competing specifications may emerge. In addition, technologies based on these standards and specifications may not be adopted as the standard or preferred technologies for wireless connectivity, thereby discouraging manufacturers of personal computers and mobile devices from bundling or integrating these technologies in their products.

We may not be able to adequately protect our patent, trademark, copyright or other intellectual property rights from competitors, and we may be required to use a significant amount of our resources to defend ourselves from infringement claims made by others.

Our patents, trademarks or copyrights may be invalidated, circumvented or challenged, and the rights granted under these patents, trademarks and copyrights may not provide us with any competitive advantage, which could harm our business. Any of our pending or future patent applications may not be issued with the scope of the claims we are seeking, if at all. In addition, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. Further, effective intellectual property protection may be unavailable or limited in some countries outside of the United States.

Companies in the software industry frequently resort to litigation over intellectual property rights. If a court finds that we infringe on the intellectual property rights of any third party, we could be subject to liabilities, which could harm our business. As a result, we might be required to seek licenses from other companies or to refrain from using, manufacturing or selling specific products or using specific processes. Holders of patents and other intellectual property rights may not offer licenses to use their patents or other intellectual property rights on acceptable terms, or at all. Failure to obtain these licenses on commercially reasonable terms or at all could harm our business.

For instance, on April 22, 2002, Pumatech, Inc. filed a patent infringement action against us in the U.S. District Court in Northern California. An amended complaint was filed on May 28, 2002. The action alleges that our XTNDConnect server and desktop synchronization products infringe on seven of Pumatech’s synchronization-related patents, that our alleged use of the trademark “Satellite Forms” constitutes trademark infringement, and that other alleged actions constitute unfair competition and interference with contract. The action seeks an injunction against further sales of our server and desktop synchronization products and use of the allegedly infringing trademark, as well as unspecified damages and attorneys’ fees. We believe that Pumatech’s claims are without merit, and we intend to defend the suit vigorously. On June 25, 2002, we filed an answer and counterclaim in response to Pumatech’s complaint in which we deny Pumatech’s charges, raise a number of affirmative defenses and request a declaration from the court that Pumatech’s synchronization software patents are valid and not infringed by our product. However, litigation is inherently uncertain, and we may not prevail in our defenses or counterclaims. In addition, litigation is frequently expensive and time-consuming, and management may be required to spend significant time defending the suit; such costs and the diversion of management time could have a material adverse effect on our business. While management currently believes the amount of potential liability, if any, with respect to this action will not materially affect our financial position, results of operations, or liquidity, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material.

In order to protect our proprietary rights, we may decide to sue third parties. Any litigation, whether brought by or against us, could cause us to incur significant expenses and could divert a large amount of management time and effort. A claim by us against a third party could, in turn, cause a counterclaim by the third party against us, which could impair our intellectual property rights and harm our business.

We intend to pursue additional acquisitions, and any acquisitions could prove difficult to integrate with our business, disrupt our business, dilute stockholder value or adversely affect our operating results.

As part of our strategy, we intend to continue to pursue the acquisition of companies that either complement or expand our existing business. If we fail to properly evaluate and execute acquisitions, our business would be harmed. We may not be able to properly evaluate the technology and accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses. Acquisitions involve a number of risks and difficulties, including:

•	the integration of acquired technologies with our existing products and technologies;

•	diversion of management’s attention and other resources to the assimilation of the operations and personnel of the acquired companies;

•	availability of equity or debt financing on terms favorable to us and our stockholders;

•	integration of management information systems, personnel, research and development, and marketing, sales and support operations;

•	expansion into new markets and business areas;

•	potential adverse short-term effects on our operating results; and

•	retention of customers post-acquisition.

In addition, if we conduct acquisitions using debt or equity securities, our existing stockholders’ investments may be diluted, which could affect the market price of our stock.

International sales and operations represent a substantial portion of our revenue. Our business may be harmed due to risks associated with international sales and operations.

In the nine month period ended March 31, 2002, 51% of our revenue was generated from international sales. We expect that international sales will continue to represent a substantial portion of our revenue for the foreseeable future. International sales are subject to a number of risks, including:

•	changes in government regulations;

•	export license requirements;

•	tariffs, taxes and trade barriers;

•	fluctuations in currency exchange rates, which could cause our products to become relatively more expensive to customers in a particular country and lead to a reduction in sales in that country;

•	longer collection and payment cycles than those in the United States;

•	difficulty in staffing and managing international operations; and

•	political and economic instability, including military and terrorist actions.

We depend on non-exclusive licenses for some of the technology we use with our products.

We license technology on a non-exclusive basis from several companies for use with our products and anticipate that we will continue to do so in the future. For example, we license authentication and encryption technology from Certicom Corporation, which we include in our XTNDConnect Server products. Our inability to continue to license this technology, or to license other technology necessary for use with our products, could result in the loss of, or delays in the inclusion of, important features of our products or result in substantial increases in royalty payments that we would have to pay pursuant to alternative third-party licenses, any of which could harm our business. In addition, the effective implementation of our products depends upon the successful operation of licensed software in conjunction with our products. Any undetected errors in products resulting from this licensed software may prevent the implementation or impair the functionality of our products, delay new product introductions and injure our reputation.

Currency exchange rate fluctuations could cause our operating results to fluctuate.

The transactions made through our subsidiaries in France, Germany, Italy, the Netherlands and the United Kingdom are primarily denominated in local currencies. Accordingly, these international operations expose us to currency exchange rate fluctuations, which in turn could cause our operating results to fluctuate when we translate revenue and expenses denominated in other currencies into United States dollars.

From time to time, we enter into foreign currency forward contracts, typically against the euro and British pound sterling, to manage currency fluctuations on payments and receipts of foreign currencies on transactions with our international subsidiaries. The success of these currency activities depends upon estimation of intercompany balances denominated in various foreign currencies. To the extent that these forecasts are overstated or understated during periods of currency volatility, we could experience unanticipated currency gains or losses.

The complex computer software and hardware products that we produce may contain defects for which we may be liable.

The complex software and computer hardware products we offer may contain undetected errors when first introduced or as new versions are released. These errors could result in dissatisfied customers, product liability claims and the loss of or delay in market acceptance of new or enhanced products, any of which could harm our business. Testing of our products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which our customers may deploy our products. For example, our mobile information management products are used in a wide variety of telecommunications environments. Changes in technology standards or an increase in the number of telecommunications technologies used in the marketplace may create compatibility issues with our products and our customers’ environments. Accordingly, despite testing by us and by current and potential customers, errors could be found after commencement of commercial shipment. A successful product liability claim brought against us could result in our payment of significant legal fees and damages, which would harm our business.

Our stock price may be volatile and could drop significantly, resulting in the partial or total loss of a stockholder’s investment.

The trading price of our common stock may fluctuate significantly, which may cause a stockholder’s investment to decrease in value. The following factors may have a significant impact on the market price of our common stock:

•	announcements of acquisitions by us or our competitors;

•	quarter-to-quarter variations in our operating results;

•	the outcome of our litigation with Pumatech;

•	announcements of technological innovations or new products by us or our competitors;

•	general conditions in the computer and mobile device industry;

•	general economic conditions and their impact on corporate information technology spending;

•	price and trading volume volatility in the public stock markets in general;

•	announcements and updates of our business outlook; and

•	changes in security analysts’ earnings estimates or recommendations regarding our competitors, our customers or us.

If we are unable to effectively manage our growth, our business will suffer.

Growth in our business may place a significant strain on our administrative, operational and financial resources and increase demands on our systems and controls, which could harm our business. Growth may also result in an increase in the scope of responsibility for management personnel.

We anticipate that our growth and expansion will require that we recruit, hire, train and retain new engineering, executive, sales and marketing personnel. Difficulty in recruiting qualified personnel could require us to incur significant costs to recruit personnel or could limit our ability to grow. In addition, in order to manage our growth successfully, we will need to continue to expand and improve our operational, management and financial systems and controls. The failure to do so could harm our business.

The loss of key personnel, or our inability to attract and retain additional personnel, may harm our business.

Our success depends upon the continuing contributions of our key management, engineering, sales and marketing and finance personnel and our ability to attract and retain key personnel. We do not maintain any key-person life insurance policies. The loss of key personnel could harm our business. In our first quarter of fiscal 2002, we completed a restructuring plan and reduced our workforce by approximately 40 employees. In the fourth quarter of fiscal 2002, we have reduced our workforce by approximately 25 additional employees. Despite this reduction in workforce, we will continue to recruit personnel with the specific technical skills that are critical to our business.

It may be difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

Provisions in our restated certificate of incorporation and our bylaws may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. For example, our restated certificate of incorporation divides the board of directors into three classes, each serving a staggered three-year term, and does not permit action by written consent of the stockholders or cumulative voting. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with an interested stockholder for three years after the date of the transaction pursuant to which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control.

THE SPECIAL MEETING OF EXTENDED SYSTEMS STOCKHOLDERS

In this section, “The Special Meeting of Extended Systems Stockholders,” references to “we,” “us,” “our” and “ours” refer to Extended Systems and its consolidated subsidiaries.

General

Extended Systems is furnishing this joint proxy statement/prospectus to holders of Extended Systems common stock in connection with the solicitation of proxies by the Extended Systems board of directors for use at the special meeting of stockholders to be held on August 29, 2002, and any adjournment or postponement thereof.

Date, Time and Place

The date, time and place of the special meeting of Extended Systems stockholders are as follows:

August 29, 2002 9:00 a.m., Mountain Time at the Boise Centre on the Grove 850 West Front Street Boise, Idaho 83702

Matters to be Considered at the Meeting

At the special meeting, we are asking holders of Extended Systems common stock to consider and vote upon the following proposals:

1.  To approve the issuance of up to 3,000,000 shares of Extended Systems common stock in connection with the proposed merger of a newly-formed, wholly-owned subsidiary of Extended Systems, Venus Acquisition Corporation, a Delaware company, with and into ViaFone, as contemplated by the Agreement and Plan of Merger and Reorganization, dated May 28, 2002, by and among Extended Systems, Venus Acquisition Corporation, ViaFone, U.S. Bank, N.A., as the escrow agent, and Josh Stein, as the company representative. In connection with the merger, Extended Systems will issue up to 3,000,000 shares of common stock in exchange for all of the outstanding capital stock of ViaFone, and ViaFone will continue as the surviving corporation and become a wholly-owned subsidiary of Extended Systems.

2.  To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

The Agreement and Plan of Merger and Reorganization, including some of the exhibits thereto, is attached to this joint proxy statement/prospectus as Annex A. For further information, you can also refer to the sections entitled “The Merger” on page 34 and “The Merger Agreement” on page 50.

Record Date; Vote Required; Voting at the Meeting

Extended Systems has fixed the close of business on July 19, 2002, as the record date for the special meeting. Only holders of record of Extended Systems’ common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on July 18, 2002, there were 11,208,653 shares of Extended Systems common stock outstanding and entitled to vote. These shares were held of record by approximately 225 stockholders. Because many of Extended Systems shares of common stock are held by brokers and other institutions on behalf of stockholders, Extended Systems is unable to estimate the total number of stockholders represented by these stockholders of record.

Holders of Extended Systems common stock are entitled to one vote for each share held as of the record date. Approval of the proposals to be voted on by Extended Systems stockholders requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Extended Systems present in person or represented by proxy at the special meeting at which a quorum is present to vote for the proposals. Attendance at the meeting in person or by proxy of holders of shares representing a majority of the outstanding shares of Extended Systems common stock constitutes a quorum. If a quorum is not present at the Extended Systems special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Share Ownership of Extended Systems’ Management and Certain Principal Stockholders

As of June 1, 2002, directors, officers and affiliates of Extended Systems as a group beneficially owned 2,604,297 shares of common stock, which represents approximately 22% of the total voting power represented by Extended Systems’ outstanding common stock. Thirteen affiliated stockholders of Extended Systems have entered into voting agreements with ViaFone that obligates them to vote all of their shares, a total of approximately 25% of the total voting power represented by Extended Systems’ common stock outstanding as of June 1, 2002, in favor of approval of the issuance of common stock in connection with the merger.

For further detail regarding the holdings of Extended Systems’ management and principal stockholders, see the section entitled “Security Ownership of Management and Principal Stockholders of Extended Systems” at page 115.

Abstentions; Broker Non-Votes

Any abstentions will be counted for purposes of determining a quorum and will have the same effect as votes against the approval of the proposals considered at the special meeting.

In the event that a broker, bank, custodian, nominee or other record holder of Extended Systems’ common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a “broker non-vote,” those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Expenses of Proxy Solicitation

Extended Systems will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Extended Systems will request brokers, custodians, nominees and other record holders of Extended Systems common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Extended Systems common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Extended Systems will reimburse such holders for their reasonable expenses.

In addition to solicitation by mail, directors, officers and key employees of Extended Systems may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

Voting of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Extended Systems board of directors for use at the special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Extended Systems. All properly signed proxies that Extended Systems receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted to approve each of the proposals to be considered at the special meeting.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the Chief Financial Officer of Extended Systems by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•
attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Extended Systems’ board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Extended Systems Board of Directors

The board of directors of Extended Systems has unanimously determined that the terms of the merger agreement and the issuance of common stock in connection with the proposed merger are in the best interests of Extended Systems and the Extended Systems stockholders. Accordingly, the Extended Systems board of directors unanimously recommends that the Extended Systems stockholders vote to approve the issuance of common stock in connection with the proposed merger.

The matters to be considered at the Extended Systems special meeting are of great importance to the stockholders of Extended Systems. Accordingly, stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus and to complete, date, sign and promptly return the enclosed proxy in the enclosed envelope. You may revoke your proxy at any time before it is voted.

THE SPECIAL MEETING OF VIAFONE STOCKHOLDERS

In this section, “The Special Meeting of ViaFone Stockholders,” references to “we,” “us,” “our” and “ours” refer to ViaFone and its consolidated subsidiaries.

General

ViaFone is furnishing this joint proxy statement/prospectus to holders of ViaFone stock in connection with the solicitation of proxies by the ViaFone board of directors for use at the special meeting of stockholders to be held on August 29, 2002, and any adjournment or postponement thereof.

Date, Time and Place

The date, time and place of the special meeting of ViaFone stockholders are as follows:

August 29, 2002 8:00 a.m., Pacific time 8000 Marina Boulevard, 5th Floor Brisbane, California, 94005

Matters to be Considered at the Meeting

At the special meeting, we are asking holders of ViaFone stock to consider and vote upon the following proposals:

1.  To consider and vote upon a proposal (i) to approve and adopt the proposed merger of a newly-formed, wholly-owned subsidiary of Extended Systems, Venus Acquisition Corporation, a Delaware company, with and into ViaFone, as contemplated by the Agreement and Plan of Merger and Reorganization, dated May 28, 2002, by and among Extended Systems, Venus Acquisition Corporation, ViaFone, U.S. Bank, N.A., as the escrow agent, and Josh Stein, as the company representative, pursuant to which a total of up to 3,000,000 newly-issued shares of common stock of Extended Systems will be issued in exchange for all shares of ViaFone capital stock currently outstanding, and ViaFone will become a wholly owned subsidiary of Extended Systems; and (ii) to approve the merger.

2.  To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

The Agreement and Plan of Merger and Reorganization is attached to this joint proxy statement/prospectus as Annex A. For further information, you can also refer to the sections entitled “The Merger” on page 34 and “The Merger Agreement” on page 50.

Record Date; Vote Required; Voting at the Meeting

ViaFone’s board has fixed the close of business on July 19, 2002, as the record date for determination of the ViaFone shareholders entitled to notice of, and to vote at, the special meeting. At the close of business on that date, 9,327,204 shares of ViaFone common stock, 12,121,637 shares of ViaFone Series A preferred stock and 23,269,170 shares of ViaFone Series B preferred stock were outstanding and entitled to vote at the special meeting. Each holder of ViaFone common stock and ViaFone preferred stock on that date will be entitled to one vote for each share held.

The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote or consent of each of (i) 66 2/3% of the outstanding shares of ViaFone preferred stock, voting together as a single class; and (ii) a majority of the outstanding shares of ViaFone common stock and preferred stock voting together as a single class. As detailed in the section entitled “Security Ownership of Management and Principal Stockholders of ViaFone” at page 130, stockholders representing approximately 83% of the outstanding shares of ViaFone capital stock, including approximately 80% of the outstanding shares of ViaFone common stock and approximately 84% of the outstanding shares of ViaFone’s preferred stock, have agreed to vote all of their shares for approval of the merger and adoption of the merger agreement.

The required quorum for the transaction of business at the special meeting is a majority of the shares of ViaFone capital stock issued and outstanding on the record date. Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Abstentions will have the same effect as a vote against the proposals to approve the merger and to adopt the merger agreement. If a quorum is not present at the ViaFone special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Share Ownership of ViaFone’s Management and Certain Principal Stockholders

On June 1, 2002, executive officers, directors and affiliates of ViaFone as a group owned approximately 83% of the outstanding shares of ViaFone capital stock, 80% of the outstanding shares of ViaFone common stock, and 84% of the outstanding shares of ViaFone preferred stock.

The directors, executive officers and affiliates of ViaFone have indicated their intention to vote all of their shares of ViaFone capital stock in favor of approval of the merger and adoption of the merger agreement and have entered into voting agreements in the form attached as Exhibit A-1 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Expenses of Proxy Solicitation

ViaFone will bear its own expenses in connection with the solicitation of proxies for its special meeting, except that Extended Systems will pay all printing and filing costs and expenses incurred in connection with this joint proxy statement/prospectus and the registration statement of which it is a part. In addition to solicitation by mail, the directors, officers and employees of ViaFone may solicit proxies from ViaFone’s stockholders by facsimile or in person. No additional compensation will be paid to these individuals for any such services.

Voting of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the ViaFone board of directors for use at the special meeting. If you complete, date, sign and return a proxy, the persons named as proxyholders therein will vote your shares as you indicate on the proxy. If you do not specify on the proxy how to vote your shares, the proxy holders will vote your shares in favor of adoption and approval of the merger agreement and approval of the merger. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes and abstentions. Abstentions will have the same effect as negative votes.

How to Revoke Your Proxy

Subject to your obligations under any voting agreement previously signed by you in connection with the merger, you may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the corporate secretary of ViaFone by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•
attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

ViaFone’s board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the ViaFone Board of Directors

The board of directors of ViaFone has unanimously determined that the terms of the merger agreement are fair and in the best interests of ViaFone and the ViaFone stockholders. Accordingly, the ViaFone board of directors unanimously recommends that the ViaFone stockholders vote to approve the merger and adopt the merger agreement.

The matters to be considered at the ViaFone special meeting are of great importance to the stockholders of ViaFone. Accordingly, stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus and to complete, date, sign and promptly return the enclosed proxy in the enclosed envelope. You may revoke your proxy at any time before it is voted.

ViaFone stockholders should not send any stock certificates with their proxy cards.

THE MERGER

The following discussion summarizes the proposed merger and related transactions. The discussion is not, however, a complete statement of all provisions of the merger agreement and related agreements. Detailed terms of the conditions to the merger and related transactions are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. Statements made in this joint proxy statement/prospectus with respect to the terms of the merger and related transactions are qualified in their entireties by reference to the merger agreement, and you are urged to read the more detailed information set forth in the merger agreement and the other documents attached to this joint proxy statement/prospectus prior to casting a vote.

Background of the Merger and Related Transactions

Extended Systems and ViaFone have an existing business relationship. On March 16, 2001, Extended Systems and ViaFone signed a mutual non-disclosure agreement covering the evaluation of a potential relationship between the parties. On September 4, 2001, Extended Systems and ViaFone signed an agreement under which ViaFone agreed to integrate and resell Extended Systems’ synchronization engine as part of ViaFone’s OneBridge Mobile Business Applications Suite.

On August 1, 2001, Russ McMeekin, Chief Executive Officer of ViaFone, Josh Stein, Chief Strategy Officer of ViaFone, and Fernando Ruarte, Chief Technology Officer and Vice President, Products of ViaFone, presented their business plan and strategic alternatives to Steve Simpson, President and Chief Executive Officer of Extended Systems, Karla Rosa, Vice President of Finance and Chief Financial Officer of Extended Systems and Courtney White, Business Development at Extended Systems. In discussions over the following days the parties were unable to reconcile differing perspectives on value and discontinued discussions.

On December 11, 2001, Mr. McMeekin, contacted Mr. Simpson indicating ViaFone’s continued interest in combining with Extended Systems.

On January 17, 2002, Rick Smith, Chief Financial Officer of ViaFone, and Raphael Auphan, Vice President, Operations of ViaFone, held a preliminary meeting with Mr. Simpson, Mr. Lundt, and Ms. Rosa to discuss Extended Systems’ interest in evaluating a potential combination of the two companies and to be informed of ViaFone’s corporate strategy and future product plans. ViaFone presented to Extended Systems its product and architecture in an effort to rejuvenate merger discussions.

Between January 23, 2002 and March 20, 2002, the representatives of the management and business development teams of Extended Systems and ViaFone met to discuss a possible business combination between the two companies, product strategies, valuation and potential terms of the combination.

On March 12, 2002, Mr. McMeekin held a call with the ViaFone board of directors to review the Extended Systems proposed term sheet, the strategic fit of the two companies, the synergies of the combined companies and the go-forward alternatives available to ViaFone, including potential combinations with third parties, pursuing additional sources of funding or reducing ViaFone’s plan for growth. Martin Hale, Senior Vice President of Pequot Capital and an investor in ViaFone, Mr. Smith and Mr. Ruarte also attended.

On March 13, 2002, the Extended Systems board of directors held a special meeting at which a number of strategic alternatives for Extended Systems, including a potential acquisition of ViaFone, were discussed. Ms. Rosa, Mr. Lundt, and Mark Willnerd, Business Development at Extended Systems, were also present at the meeting.

On March 14, 2002, Mr. Simpson and Ms. Rosa met with Ray Smelek, the Chairman of the Extended Systems board of directors, to discuss the status of discussions between Extended Systems and ViaFone, as well as valuation scenarios.

On March 15, 2002, the Extended Systems board of directors held a special meeting at which the board reviewed strategic alternatives with management, including a discussion of a proposed strategic relationship with ViaFone.

On March 21, 2002, Extended Systems and ViaFone signed a non-binding, preliminary term sheet outlining the principal terms of a potential combination of the two companies.

On March 21, 2002, Mr. Stein and Mr. McMeekin met with the management of Extended Systems to discuss further details of a potential combination of the two companies. The Extended Systems management team included Mr. Smelek, Mr. Simpson, Ms. Rosa, Brad Surkamer, Vice President of Worldwide Sales of Extended Systems, Mr. Lundt, Kerrin Pease, Vice President of Worldwide Research and Development of Extended Systems, Don Baumgartner, Vice President of Worldwide Marketing of Extended Systems, Debbie Kaylor, Human Resources Director of Extended Systems, Lance Hatfield, Chief Information Officer and Operations Manager of Extended Systems, Mr. Willnerd, Kathi Baumgartner, Business Development at Extended Systems, Ms. White and Amy Bailey, Accounting Manager.

Between March 25, 2002 and May 24, 2002, Extended Systems conducted legal and financial due diligence on ViaFone, and the parties and legal advisors reviewed and negotiated terms of a proposed definitive merger agreement. Throughout the months of April and May, Ms. White had discussions with Extended Systems and ViaFone management to identify and evaluate opportunities for improving the financial impact of a potential merger with ViaFone.

On April 9, 2002 the Extended Systems board of directors held a call to discuss the status of discussions with ViaFone.

On April 9, 2002, Mr. Simpson and Ms. Rosa met with members of the board of directors of ViaFone, including Mr. McMeekin, Peter Gotcher of Redpoint Ventures, Vincent Worms of Partech International, and Raj Atluru of Draper Fisher Jurvetson, to discuss the strategic rationale for Extended Systems’ proposed acquisition of ViaFone and the combined opportunity going forward. Mr. Stein, Jamie Rosenberg of Redpoint Ventures, Matthew Wulfstat and Kevin T. Carrington of Partech International were also present at these meetings. The parties also discussed the relative synergies of bringing the two companies together.

On April 16, 2002, the Extended Systems board of directors held a regular meeting at which the strategic alternatives for Extended Systems, including the potential acquisition of ViaFone, were discussed.

On April 17, 2002, Mr. McMeekin attended Extended Systems’ Customer Advisory Council in New York as an observer. Later that day, Mr. Simpson and Mr. McMeekin met with James D. Robinson, III, General Partner and Founder of RRE Ventures and a member of the ViaFone board of directors, and Andrew L. Zalasin, General Partner and Chief Financial Officer of RRE Ventures, to discuss the strategic rationale for Extended Systems’ acquisition of ViaFone.

On April 19, 2002, Mr. Simpson, Ms. Rosa, Mr. Lundt, Mr. Willnerd, Ms. White and Chuck Jepson, a member of the Extended Systems board of directors, held a call to discuss valuation.

On April 24, 2002, Extended Systems and ViaFone signed a revised, non-binding, preliminary term sheet updating the principal terms of a potential combination of the two companies.

On April 25, 2002, Mr. Lundt, Mr. Simpson, Mr. Willnerd and Ms. Rosa met to discuss the potential of engaging a financial advisor to complete a fairness opinion and also discussed the status of discussions with ViaFone concerning the revised term sheet.

On April 30, 2002, Mr. McMeekin met with Mr. Robinson in New York to review the term sheet and discuss the merger of the companies.

On May 2, 2002, Mr. Lundt and Ms. Rosa held a conference call with Michael O’Hare, Principal of SoundView Technology Corporation. Later that day, Extended Systems and SoundView signed an engagement letter for SoundView to deliver a fairness opinion on the acquisition of ViaFone.

On May 2, 2002, Mr. O’Hare, Deborah Jerge, Associate of SoundView, and Mark Baillie, Associate of SoundView, met with Mr. Smith, Mr. Auphan, Mr. Ruarte and Carol Lopez, Controller at ViaFone, to discuss ViaFone’s business operations and financial plan.

On May 2, 2002, the Extended Systems board of directors held a conference call at which Extended Systems’ management gave a status report regarding discussions with ViaFone.

On May 3, 2002, Mr. Simpson, Ms. Rosa, Ms. White and Carmen Korf, Finance Manager of Extended Systems, met with Mr. O’Hare, Mr. Baillie and Ms. Jerge to discuss the status of the ViaFone financial plan. Mr. Baumgartner, Mr. Surkamer and Mr. Pease also met with the above representatives of SoundView to discuss sales and marketing and product development strategies.

On May 8, 2002, Mr. McMeekin met with Mr. Worms to discuss the merger of the companies and review the status of the proposed transaction.

On May 9, 2002, the Extended Systems board of directors held a special meeting at which the board reviewed the outline of terms and discussed the proposed transaction and alternatives with management and outside legal counsel.

On May 10, 2002, Mr. McMeekin had a call with Amir Hartman, a member of the ViaFone board of directors, to discuss the merger of the companies and review the status of the proposed transaction.

On May 11, 2002, Mr. McMeekin met with Mr. Gotcher to discuss the merger of the companies and review the status of the proposed transaction.

On May 13, 2002, the Extended Systems board of directors held a special meeting at which Extended Systems’ management gave a report regarding discussions with ViaFone, including a review of the combined financial plan.

On May 15, 2002, Mr. McMeekin met with Mr. Atluru to discuss the merger of the companies and review the status of the proposed transaction.

On May 16, 2002, Mr. Simpson, Ms. Rosa, Ms. White, Mr. Lundt, Mr. Willnerd and Mr. Jepson discussed the status of the ViaFone operating plan.

On May 17, 2002, Mr. Simpson, Ms. Rosa, Ms. White, Mr. Lundt, Mr. Willnerd and Scott Wald, a member of the Extended Systems board of directors, discussed the status of the ViaFone operating plan.

On May 20, 2002, Mr. Simpson, Ms. Rosa, Ms. White, Mr. Lundt, Mr. Willnerd and John Russell, a member of the Extended Systems board of directors, discussed the status of the ViaFone operating plan.

On the morning of May 28, 2002, the Extended Systems board of directors held a special meeting at which management and outside legal counsel reported on the finalized terms of the merger agreement and related agreements. Representatives of SoundView reviewed their financial analyses with respect to the proposed merger and delivered an oral opinion (subsequently confirmed in writing) that the merger consideration to be paid was fair to Extended Systems from a financial point of view. After consideration of these presentations, the Extended Systems board of directors unanimously approved the merger and the merger agreement, concluding that the business combination with ViaFone was in the best interests of the Extended Systems stockholders.

On the morning of May 28, 2002, Mr. Stein met with Mr. McMeekin and informed him that the unanimous consents to the merger had been received from the ViaFone board of directors.

Later on May 28, 2002, Extended Systems and ViaFone executed the definitive merger agreement and issued a press release announcing the proposed transaction.

Extended Systems’ Reasons for Entering into the Merger

The Extended Systems board of directors and management have considered a number of alternatives for enhancing Extended Systems’ competitive position and stockholder value. The Extended Systems board of directors believes that the combined strength and potential of Extended Systems and ViaFone present a significant opportunity to advance those objectives. The Extended Systems board of directors unanimously approved the merger agreement and recommends that the Extended Systems stockholders approve the issuance of common stock in connection with the merger. The decision by the Extended Systems board of directors was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company and to the value received by stockholders of Extended Systems. These potential benefits include:

•
the synergy of this combination, which brings together ViaFone’s leadership in real-time, mobile platform and out-of-the-box mobile applications and Extended Systems’ leading technology for mobile information management;

•	the ability of the combined companies to more comprehensively address the mobile information needs of enterprises, and the resulting opportunity to expand Extended Systems’ customer base;

•	the complementary strategy and technological resources of the combining companies; and

•	the presence of complementary customers and strategic relationships with strong cross-selling opportunities.

In the course of its deliberations regarding the merger, the Extended Systems board of directors reviewed with Extended Systems’ management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for Extended Systems. The Extended Systems board of directors also considered the following potentially positive factors, among others, in connection with its review and analysis of the merger. The conclusions of the Extended Systems board of directors with respect to each of these factors supported its determination that the merger is fair to, and in the best interests of, the Extended Systems stockholders:

•	historical information concerning ViaFone’s and Extended Systems’ respective businesses, financial performance and condition, operations, technology, management and competitive position;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•
the financial analysis and opinion of SoundView dated May 28, 2002 to the Extended Systems board of directors, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by Extended Systems was fair, from a financial point of view, to Extended Systems;

•	the impact of the merger on Extended Systems’ customers and employees; and

•	the results of the due diligence review with respect to ViaFone conducted by Extended Systems’ management and its financial and legal advisors.

The Extended Systems board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the Extended Systems board of directors included:

•
the risk that, because the exchange ratio provides for no adjustment for changes in the market price of Extended Systems common stock, the per share value of the consideration to be received by ViaFone stockholders might be more than the price immediately before the announcement, or on the date of closing, of the merger due to fluctuations in the market value of Extended Systems common stock;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the potential negative impact of any customer or supplier confusion after announcement of the proposed merger;

•	the challenges relating to the integration of the two companies;

•
the possibility of management and employee disruption associated with the proposed merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of ViaFone might not continue with the combined company;

•	terms of the merger agreement that limit Extended Systems’ ability to raise capital between the signing of the agreement and closing;

•	the risks relating to ViaFone’s business and how they would affect the operations of the combined company;

•	the risk of increasing Extended Systems’ rate of cash burn; and

•	the other risks and uncertainties set forth in the section entitled “Risk Factors.”

The foregoing discussion of information and factors considered by the Extended Systems board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Extended Systems board of directors. In view of the wide variety of factors considered by the Extended Systems board of directors, the Extended Systems board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Extended Systems board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Extended Systems board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Extended Systems board of directors unanimously agreed that the merger is fair to, and in the best interests of, the Extended Systems stockholders and that Extended Systems should proceed with the proposed merger.

For the reasons discussed above, the Extended Systems board of directors has unanimously approved the merger agreement, determined that the merger is fair to, and in the best interests of, Extended Systems and its stockholders, and recommends that the Extended Systems stockholders approve the issuance of common stock in connection with the merger.

In considering the recommendation of the Extended Systems board of directors with respect to the merger agreement, Extended Systems stockholders should be aware that the directors and officers of Extended Systems have interests in the merger that are different from, or are in addition to, the interests of the Extended Systems stockholders generally. For further detail see the section entitled “The Merger—Interests of Certain Persons in the Merger” on page 46.

ViaFone’s Reasons for Entering into the Merger

The ViaFone board of directors, in the course of reaching its decision to recommend that the ViaFone stockholders vote in favor of the proposal to approve the merger and adopt the merger agreement, consulted with its senior management and its legal and financial advisors and considered a number of factors, including the following:

•
the strategic fit between Extended Systems and ViaFone; the belief that the combined companies will be able to expand their position in the global market and establish a leadership position in the wireless enterprise applications market; and the ability to jointly benefit from Extended Systems’ strategic alliances with leading mobile infrastructure companies and Extended Systems’ international infrastructure/network, including a European presence that dates back to 1991;

•	the belief that Extended Systems has established credibility as a publicly-traded company since 1998 and as an industry leader;

•	the complementary business models and customer bases of ViaFone and Extended Systems, providing an opportunity to offer a broader range of complementary products to both new and existing customers;

•	the synergies of the combined company, including improved market position through expanded product offerings and the ability to offer a complete, comprehensive wireless mobile platform solution;

•
the alternatives available to ViaFone, including potential combinations with third parties, pursuing additional sources of funding or reducing ViaFone’s growth plans, which were less attractive than combining with Extended Systems;

•	the increased capitalization of the combined company, allowing for increased access to capital markets and potentially reducing the cost of capital;

•	the merger consideration that provides ViaFone stockholders with the opportunity to receive an amount of Extended Systems shares, in a tax-free exchange;

•	the liquidity afforded ViaFone stockholders upon exchange of their shares in ViaFone, which are not publicly traded, for their shares in Extended Systems, which are publicly traded;

•
the opportunity for ViaFone stockholders to continue to participate in the growth of the business conducted by Extended Systems and ViaFone and to benefit from the potential appreciation in the value of Extended System common stock.

•	historical information concerning Extended Systems’ and ViaFone’s respective businesses, financial performance and condition, operations, technology, management and competitive position;

•	current financial market conditions and historical stock market prices, volatility and trading information of Extended Systems common stock;

•
the belief that the terms of the merger agreement, including the representations, warranties, covenants and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

•	the impact of the merger on ViaFone’s customers and employees;

•	the results of the due diligence investigation of Extended Systems conducted by ViaFone’s management, accountants and outside legal counsel; and

•
the view of ViaFone’s management as to the financial condition, results of operations and businesses of Extended Systems and ViaFone before and after giving effect to the merger based on management due diligence and publicly available financial estimates for Extended Systems, which led ViaFone’s board of directors to believe that, among other things, in light of market and industry conditions and the potential synergy and compatibility between ViaFone and Extended Systems, the long-term financial condition, results of operations, prospects and competitive position of the combined company could be better than the long-term financial condition, results of operations, prospects and competitive position of ViaFone on a stand-alone basis.

The preceding discussion of the information and factors considered by the ViaFone board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with the ViaFone board of directors’ evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the ViaFone board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the ViaFone board of directors conducted an overall analysis of the factors described above. However, after taking into account all of the factors set forth above, the ViaFone board of directors unanimously agreed that the merger is fair to, and in the best interests of, ViaFone and its stockholders and that ViaFone should proceed with the merger.

Opinion of Extended Systems’ Financial Advisor

Extended Systems retained SoundView Technology Corporation as its financial advisor in connection with an opinion to the board of directors of Extended Systems as to the fairness, from a financial point of view, to the company of the terms of the proposed acquisition of ViaFone, Inc. The Extended Systems board of directors selected SoundView to act as Extended Systems’ financial advisor in connection with the fairness opinion based on SoundView’s qualifications, expertise and reputation as well as its knowledge of the technology industry. On May 28, 2002, at the special meeting of the board of directors held to evaluate the proposed merger, SoundView delivered to the Extended Systems board of directors an oral opinion, which was subsequently confirmed by a written opinion dated May 28, 2002, to the effect that, as of May 28, 2002 and based upon the facts and circumstances as they existed at that time, and subject to the assumptions made, matters considered and limits of review set forth in the opinion, the merger consideration was fair, from a financial point of view, to Extended Systems. The amount of the consideration was determined through negotiations between Extended Systems and ViaFone and not as a result of recommendations by SoundView.

The full text of the opinion delivered by SoundView to the Extended Systems board of directors dated May 28, 2002, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by SoundView in rendering its opinion, is attached as Annex B to this document and is incorporated herein by reference.

SoundView’s opinion is directed to the Extended Systems board of directors and addresses only the fairness, from a financial point of view, to Extended Systems of the consideration to be paid in the merger.

In furnishing its opinion, SoundView did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

The summary of SoundView’s opinion set forth below is qualified in its entirety by reference to the full text of its opinion. Extended Systems stockholders are urged to read the opinion carefully in its entirety.

In arriving at its opinion, SoundView:

•	reviewed the draft merger agreement and the accompanying schedules, exhibits and voting agreements and the specific terms of the merger set forth therein;

•	reviewed ViaFone’s financial and operating information for each of the fiscal year periods ended June 30, 2000 and 2001 and the nine-month period ended March 31, 2002;

•	reviewed MobileQ’s financial and operating information for each of the fiscal year periods ended December 31, 2000 and December 11, 2001;

•
reviewed Extended Systems’ financial and operating information for each of the fiscal year periods ended June 30, 2000 and 2001 and the nine month period ended March 31, 2002, as stated in filings with the Securities and Exchange Commission;

•
reviewed certain financial and operating information relating to the businesses, operations and prospects of ViaFone and Extended Systems, including forecasts and projections, provided to us by the managements of ViaFone and Extended Systems;

•	reviewed the relative contribution of certain projected financial information for ViaFone to Extended Systems’ pro forma financial projections;

•	reviewed the financial terms of the merger and compared them with the financial terms, to the extent publicly available, of recent mergers and acquisitions deemed relevant by SoundView;

•
reviewed certain publicly available financial information relating to certain other companies that SoundView deemed to be reasonably similar to ViaFone and the trading markets for certain of such companies’ securities;

•
conducted discussions with certain members of senior managements of ViaFone and Extended Systems concerning their respective business and operations, assets, present condition and future prospects; and

•
performed such other analyses, examinations and procedures, reviewed such other agreements and documents and considered such other factors as SoundView deemed, in its sole judgment, to be necessary, appropriate or relevant to the opinion.

In addition, SoundView took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. The opinion of SoundView was necessarily based upon economic, market, financial and other conditions as they existed and could be evaluated on the date the opinion was given. SoundView assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date and time of delivery of its opinion.

In arriving at its opinion, SoundView did not make, obtain or assume any responsibility for any independent evaluation or appraisal of any of the assets or liabilities of ViaFone. SoundView assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by it in arriving at its opinion and did not attempt independently to verify, or undertake any obligation to verify, such information. SoundView relied upon the assurances of the managements of ViaFone and Extended Systems that they were not aware of any facts that would make such information inaccurate or misleading. In addition, SoundView assumed that the forecasts and projections provided to SoundView by ViaFone and Extended Systems represented the best currently available estimates and judgments of ViaFone’s and Extended Systems’ management as to the future financial condition and results of operations of ViaFone and Extended Systems, and assumed that such forecasts and projections were reasonably prepared based on such currently available estimates and judgments. SoundView assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they are based.

SoundView did not express any opinion as to the price at which Extended Systems’ stock will trade prior to or subsequent to the closing of the merger. SoundView’s opinion does not constitute a recommendation of the merger over any other alternative transactions which may be available to Extended Systems and does not address the underlying business decision of the board of directors of Extended Systems to proceed with or effect the merger, or constitute a recommendation to Extended Systems’ shareholders as to how such shareholders should vote or as to any other action such shareholders should take regarding the merger.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description. Accordingly, SoundView believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses performed by SoundView in connection with its opinion. In arriving at its opinion, SoundView did not attribute any particular quantitative weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The analyses performed by SoundView are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of the SoundView analysis of the fairness to Extended Systems, from a financial point of view, of the consideration to be paid in the merger. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

In accordance with customary investment banking practice, SoundView employed generally accepted valuation methods in reaching its opinion. The following is a brief summary of the material financial analyses performed by SoundView in connection with providing its opinion to the Extended Systems board of directors on May 28, 2002. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Analyses of the Merger Parties’ Relative Contribution

SoundView examined certain historical and projected financial information of ViaFone, Extended Systems, and the combined entity. SoundView analyzed the relative pro forma contribution of ViaFone to Extended Systems’ actual and projected revenue, gross profit and earnings before interest, taxes and amortization of intangibles, or “EBITA”, for the calendar years 2001 and 2002 and the fiscal year ending June 30, 2003. Projected balance sheet items reviewed included total assets, net tangible assets, cash and cash net of debt as of the estimated date of closing. SoundView then compared the financial contribution by ViaFone relative to ViaFone’s percentage ownership of the combined entity represented by the merger consideration.

	Extended Systems	ViaFone
Shares of Combined Entity
Percentage Ownership	78.8%	21.2%

Income Statement
Calendar Year 2001
Revenue	90.7%	9.3%
Gross Profit	NM (1)	NM (1)
EBITA	NM (1)	NM (1)

Calendar Year 2002
Revenue	80.9%	19.1%
Gross Profit	82.3%	17.7%
EBITA	NM (1)	NM (1)

	Extended Systems	ViaFone

Fiscal Year Ending June 30, 2003
Revenue	75.2%	24.8%
Gross Profit	76.3%	23.7%
EBITA	55.1%	44.9%

Projected Balance Sheet	As of June 30, 2002	As of July 31, 2002

Total Assets	74.2%	25.8%
Net Tangible Assets	75.6%	24.4%
Cash	61.9%	38.1%
Cash minus Debt	69.9%	30.1%

Median	75.4%	24.6%
Average	74.2%	25.8%

(1)	“NM” denotes “Not Meaningful,” where the calculation was zero or less than zero.

SoundView observed that the median and average contribution of ViaFone to the combined companies was greater than the pro forma ViaFone ownership. SoundView also observed that the historical 2001 performance of ViaFone was adversely impacted for reasons that include:

•	ViaFone being focused on product development as opposed to sales;

•	The ViaFone sales force not being in place until the end of 2001; and

•	ViaFone’s acquisition of MobileQ not occurring until December 12, 2001.

SoundView utilized projections for ViaFone and Extended Systems provided by Extended Systems’ management without giving effect to revenue synergies. The results of this contribution analysis are not necessarily indicative of what the actual contributions of the respective businesses to the combined entity would have been or will be in the future. Accordingly, SoundView did not rely solely on the mathematical results of the analysis but also made qualitative judgments concerning the financial and operating characteristics of ViaFone and Extended Systems.

Analysis of Comparable Transactions

Using publicly available information, SoundView analyzed the purchase price and multiples paid in comparable merger and acquisition transactions announced between January 1, 2001 and February 26, 2002 involving vendors of wireless software and services sector that, in SoundView’s judgment, were generally comparable to ViaFone, and for which financial information was available. The transactions analyzed by SoundView were:

Acquiror	Target	Date Announced
ViryaNet Ltd.	iMedeon (fka Future Horizons, Inc.)	2/26/02
Lightbridge, Inc.	Altawave Inc.	2/20/02
ViaFone, Inc.	MobileQ, Inc.	12/11/01
Birdstep Technology ASA	Mbrane	9/11/01
eOne Global, L.P.	Encorus Technologies	8/24/01
Oberthur Card Systems	Rapsodia Software	7/23/01
GE Medical Systems	Data Critical Corporation	7/19/01
NexIQ Technologies Inc.	Diversified Software Industries, Inc.	5/14/01

For each of the target companies in the selected transactions, SoundView calculated a multiple of enterprise value to last-twelve-months (LTM) revenue as of the date that the transaction was announced. This calculation was computed, with respect to ViaFone, based on a merger consideration of $11.1 million (based on three million shares of Extended Systems common stock with a May 24, 2002 market closing price of $3.70). Enterprise value for each of the comparable transactions was computed based on the respective equity value less cash net of debt as of the latest actual balance sheet available. Enterprise values for ViaFone were calculated as of the latest actual balance sheet (March 31, 2002).

The range of multiples of enterprise value to LTM revenue of the acquired entity was 0.6x to 4.2x, with a mean of 2.0x and median of 1.6x. SoundView’s calculation of ViaFone’s enterprise value was based on the cash net of debt as of the time of the merger announcement, which produced a multiple to LTM revenue of 1.6x. SoundView observed that the multiple of 1.6x was in the range of 0.6x to 4.2x under this analysis and equal to the median under this analysis.

SoundView noted that no company or transaction used in the foregoing analysis was directly comparable to ViaFone or the merger. SoundView also noted that none of these transactions took place under market conditions or competitive conditions or circumstances that, as of the date of SoundView’s opinion, were directly comparable to the merger. SoundView observed that the historical 2001 performance of ViaFone was adversely impacted for reasons which include:

•	ViaFone being focused on product development as opposed to sales;

•	The ViaFone sales force not being in place until the end of 2001; and

•	ViaFone’s acquisition of MobileQ not occurring until December 12, 2001.

Accordingly, SoundView did not rely solely on the mathematical results of the analysis but also made qualitative judgments concerning the differences in financial and operating characteristics of these companies and transactions and other factors and issues that could affect the value of the companies or transactions to which ViaFone or the merger were compared.

Analyses of Comparable Publicly Traded Companies

Using publicly available information, SoundView compared certain financial, market and operating information of publicly traded vendors of wireless infrastructure management software that were, in SoundView’s judgment, similar to ViaFone. The companies analyzed by SoundView in connection with this analysis were:

•	724 Solutions, Inc.;

•	Aether Systems, Inc.;

•	AvantGo, Inc.;

•	Extended Systems Incorporated;

•	GoAmerica, Inc.;

•	Infowave Software, Inc.;

•	Pumatech, Inc; and

•	SignalSoft Corporation.

For each of the selected companies, SoundView calculated multiples of equity value to revenues for the years ended or ending, as the case may be, December 31, 2001, 2002 and 2003 as well as the fiscal year ending June 30, 2003. These values were computed, with respect to ViaFone, based on a merger consideration of $11.1 million (based on three million shares of Extended Systems with a May 24, 2002 market closing price of $3.70) and, with respect to each of the other companies, based on the closing price of its common stock on May 24, 2002. The results of this analysis were as follows:

Comparable Companies
	ViaFone	Low	Mean	Median	High
Equity Value / calendar year 2001 Revenue	3.4 x	0.7 x	1.6 x	1.2 x	4.7 x
Equity Value / calendar year 2002 Revenue	1.7 x	0.6 x	1.7 x	1.5 x	4.1 x
Equity Value / fiscal year 2003 Revenue	1.1 x	0.4 x	1.1 x	1.1 x	1.3 x
Equity Value / calendar year 2003 Revenue	0.9 x	0.3 x	0.8 x	0.8 x	1.2 x

SoundView observed that the equivalent ViaFone multiples were 3.4x, 1.7x, 1.1x and 0.9x calendar year 2001, calendar year 2002, fiscal year 2003 and calendar year 2003, respectively. SoundView observed that the historical 2001 performance of ViaFone was adversely impacted for reasons which include:

•	ViaFone being focused on product development as opposed to sales;

•	The ViaFone sales force not being in place until the end of 2001; and

•	ViaFone’s acquisition of MobileQ not occurring until December 12, 2001.

Multiples based on enterprise value were not utilized in this analysis because most of the comparable companies have a negative enterprise value (where equity value is less than the company’s cash net of debt). In addition, ViaFone and the comparable companies have negative historical and projected cash flow and require their cash reserves for operations. Multiples based on net income were not utilized because the comparable companies as well as ViaFone have projected negative net income for the periods under review.

SoundView noted that no company used in the foregoing analysis is directly comparable to ViaFone. Accordingly, SoundView did not rely solely on the mathematical results of the analysis but also made qualitative judgments concerning the differences in financial and operating characteristics of these companies and other factors and issues that could affect the value of the companies to which ViaFone was compared.

Pro forma Merger Analysis

SoundView analyzed the pro forma impact of the merger on the estimated financial results of ViaFone for the fiscal year ending June 30, 2003. Projections for ViaFone and Extended Systems were provided by the Extended Systems management team. ViaFone’s fiscal year 2003 estimated operating results were adjusted to conform to Extended Systems’ accounting policies. SoundView observed that, excluding the impact of goodwill impairment and the amortization of other tangibles and intangibles written-off in the acquisition, the pro forma impact of the merger on Extended Systems’ estimated fiscal 2003 cash earnings per share was accretive, based on an assumed closing date of July 31, 2002 and excluding any revenue synergies.

Discounted Cash Flow Analysis

SoundView did not perform a discounted cash flow analysis for several reasons including, but not limited to, the following: (a) ViaFone management did not provide ViaFone financial projections beyond 2002; (b) Extended Systems management did not provide ViaFone financial projections beyond 2003; (c) in general, Wall Street research analysts have not prepared projections beyond 2003 for comparable companies of ViaFone; and (d) uncertain industry-wide spending on information technology and, specifically, wireless software spending forecasts make financial projections beyond the current year less meaningful.

These analyses were prepared solely for purposes of SoundView providing its opinion to the Extended Systems board of directors as to the fairness, from a financial point of view, of the consideration to be paid by Extended Systems in the merger, and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Extended Systems, SoundView or any other person assumes responsibility if future results are materially different from those forecast. As described above, SoundView’s opinion to the Extended Systems board of directors was one of many factors considered by the board of directors in making its determination to approve the merger. The opinion should not be viewed as determinative of the views of the Extended Systems board of directors or management with respect to the merger consideration.

Pursuant to a letter agreement dated May 2, 2002, Extended Systems engaged SoundView to render its financial opinion in connection with the merger. Pursuant to the terms of the letter agreement, Extended Systems paid SoundView a negotiated fee upon delivery of the opinion and reimbursed SoundView for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel. Extended Systems has agreed to indemnify SoundView for certain liabilities that may arise out of the rendering of this opinion, including liabilities under the securities laws. SoundView also, from time to time, may in the future seek to perform certain financial advisory services for Extended Systems for which we may receive a fee. In the ordinary course of business, SoundView publishes research on Extended Systems, makes a market in its common stock and, in connection with its market making activities, trades the securities of Extended Systems for its own account and for the accounts of its customers and, accordingly, may at any time hold a short or long position in such securities.

Interests of Certain Persons in the Merger

When considering the recommendations of the boards of directors of Extended Systems and ViaFone, you should be aware that certain executive officers and directors of Extended Systems and ViaFone have interests in the merger and have arrangements that are different from, or are in addition to, those of the stockholders of Extended Systems and ViaFone, generally. The boards of directors of Extended Systems and ViaFone were aware of these interests and considered them, among other matters, in approving the principal terms of the merger, the merger agreement and the transactions contemplated thereby.

Newly-Appointed Member of the Extended Systems Board of Directors

Following the merger, the board of directors of the combined company will consist of eight members, including the seven current members of Extended Systems’ board of directors and a newly-appointed director, Russ McMeekin, who is currently the Chief Executive Officer of ViaFone. Subject to the completion of the proposed merger, Mr. McMeekin will no longer be employed as ViaFone’s Chief Executive Officer. ViaFone has entered into a separation agreement with Mr. McMeekin under which he is to receive $112,000 in severance pay and is to continue to receive health insurance benefits for a period of six months following the date of his termination of employment with ViaFone.

As of June 1, 2002, Mr. McMeekin held an option to acquire 2,338,450 shares of ViaFone common stock. However, in accordance with the terms of the merger agreement, Mr. McMeekin’s option, along with each of the options, warrants or other rights to acquire ViaFone capital stock held by others, will be cancelled at the effective time of the merger. The Extended Systems board of directors currently anticipates that, if the proposed merger is consummated, it will grant Mr. McMeekin an option to purchase 15,000 shares of Extended Systems common stock that is commensurate with options previously granted to other similarly situated members of the Extended Systems board of directors and at the regularly scheduled time designated by the Extended Systems board of directors for consideration of stock option grants. Mr. McMeekin’s option will be granted at an exercise price equal to the then current per share market price of Extended Systems’ common stock as quoted on the Nasdaq National Market.

Employment Agreements

Extended Systems and Fernando Ruarte, ViaFone’s current Chief Technology Officer, Vice President, Products and co-founder, have agreed on terms under which Mr. Ruarte will continue to be employed by Extended Systems after consummation of the proposed merger. Subject to consummation of the merger, Mr. Ruarte will be employed as the Vice President of Products of Extended Systems. Mr. Ruarte’s base salary on a monthly basis will be $15,000. Mr. Ruarte will also be granted an option to purchase 60,000 shares of Extended Systems common stock. The exercise price of Mr. Ruarte’s option will be equal to the then current per share market price of Extended Systems’ common stock as quoted on the Nasdaq National Market. The option will vest as to 25% of the shares subject to the option on the date of grant and as to 1/48th of the shares subject to the option each month thereafter, so that the option will be fully vested three years after the date of grant. Mr. Ruarte will also be entitled to receive an additional grant of an option to purchase 30,000 shares of Extended Systems common stock on the same terms as his earlier grant at the time of Extended Systems’ annual stock option grant for its 2003 fiscal year, but no later than December 2003. The exercise price of the second option will be equal to the then current per share market price of Extended Systems common stock as quoted on the Nasdaq National Market.

Extended Systems and Raphael Auphan, ViaFone’s current Vice President, Operations, have agreed on terms under which Mr. Auphan will continue to be employed by Extended Systems after consummation of the proposed merger. Subject to consummation of the merger, Mr. Auphan will be employed as a Vice President of Extended Systems’ Solutions Group. Mr. Auphan’s base salary on a monthly basis will be $11,667. In addition, Mr. Auphan will be eligible to receive commissions of up to an additional 20% of his base pay. Mr. Auphan will also be granted an option to purchase 70,000 shares of Extended Systems common stock on terms similar to those offered to Mr. Ruarte. In addition, at the time of Extended Systems’ annual stock option grant for our 2003 fiscal year, but no later than December 2003, Mr. Auphan will be eligible to receive an additional grant of an option to purchase a number of shares of Extended Systems common stock with terms to be determined by the Extended Systems board of directors. The exercise price of Mr. Auphan’s options will be equal to the then current per share market price of Extended Systems common stock as quoted on the Nasdaq National Market.

Release of Restricted Stock

Under the terms of a restricted stock purchase agreement between Mr. Ruarte and ViaFone, certain shares of ViaFone common stock beneficially owned by Mr. Ruarte are subject to a right of repurchase in favor of ViaFone in the event that Mr. Ruarte voluntarily terminates his employment. In connection with his employment agreement with Extended Systems, Mr. Ruarte and ViaFone amended the restricted stock purchase agreement between them to provide for release of all of the shares from the repurchase option at the effective time of the merger. Thus, if the proposed merger is consummated, the shares will no longer be subject to a right of repurchase.

Indemnification

Directors and executive officers of Extended Systems and ViaFone have customary rights to indemnification against losses incurred as a result of actions or omissions occurring prior to the effective time of the merger. In addition, the Extended Systems board of directors intends to maintain such customary rights to indemnification for the foreseeable future following the effective time of the merger. For more information regarding indemnification of Extended Systems’ directors and officers, see “Extended Systems’ Management—Board of Directors—Indemnification of Directors and Officers.”

Transfers under Rule 144

The issuance of Extended Systems common stock in connection with the merger will increase the number of outstanding shares of Extended Systems common stock and, subsequent to the expiration of lock-up agreements between Extended Systems and certain of ViaFone’s principal stockholders, is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company. This increase in the number of shares of outstanding Extended Systems common stock may help facilitate broader transfers of shares by affiliates.

As a result of these various arrangements, certain directors and executive officers of Extended Systems and ViaFone may be more likely to vote in favor of recommending the approval of the issuance of Extended Systems common stock in connection with the merger or the approval of the merger and the adoption of the merger agreement than if they did not hold these interests.

Regulatory Approvals

Neither Extended Systems nor ViaFone is aware of the need to obtain any regulatory approvals in order to consummate the merger other than the following:

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; and

•	approval to list the shares of Extended Systems common stock to be issued in connection with the proposed merger on the Nasdaq National Market.

Extended Systems and ViaFone intend to obtain these approvals and any additional regulatory approvals that may be required. However, neither party can assure you that all approvals will be obtained.

Accounting Treatment of the Merger

The merger will be accounted for by Extended Systems as a “purchase” under the purchase method of accounting in accordance with the generally accepted accounting principles of the United States of America. Subsequent to the merger, the results of operations of ViaFone will be included in the consolidated financial statements of Extended Systems. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangibles that are deemed to have an indefinite life will no longer be subject to amortization over their estimated useful life. Rather, goodwill and these certain intangibles will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Extended Systems will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/prospectus, Extended Systems has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger. For further detail regarding the purchase price allocation, see the section entitled “Notes to Unaudited Pro Forma Combined Condensed Financial Statements—Preliminary Purchase Price.”

Restrictions on Sales of Extended Systems Common Stock by Affiliates of ViaFone

The shares of Extended Systems common stock to be issued in connection with the proposed merger will be registered under the Securities Act. Subject to the lock–up agreements between Extended Systems and certain of ViaFone’s principal stockholders, these shares will be freely transferable under the Securities Act, except for shares of Extended Systems common stock issued to any person who is an affiliate of ViaFone at the time the merger is submitted to the stockholders for vote or consent. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of ViaFone, and may include some of the officers and directors, as well as their respective principal stockholders. Affiliates generally include directors, executive officers, and beneficial owners of 10% or more of the common stock of a company. Persons who are affiliates at the time the merger is submitted to the stockholders for vote or consent may not sell their shares of Extended Systems common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under paragraph (d) of Rule 145 under the Securities Act, or any other applicable exemption under the Securities Act. Pursuant to the terms of the merger agreement, Extended Systems will be entitled to place appropriate legends on the certificates evidencing any Extended Systems common stock to be received by the affiliates and to issue stop transfer instructions to the transfer agent for the Extended Systems common stock received by the affiliates.

Listing on the Nasdaq National Market of Extended Systems Common Stock to be Issued in the Merger

It is a condition to the completion of the merger that the shares of Extended Systems common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance prior to the effective time of the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The following is not a complete statement of all of the terms of the merger agreement. Statements made in this joint proxy statement/prospectus are qualified by reference to the more detailed information and terms found in the merger agreement. You are encouraged to read the entire merger agreement before voting your shares.

The Merger; Closing; Effective Time

The merger agreement provides that Venus Acquisition Corporation, a newly-formed, wholly-owned subsidiary of Extended Systems, will merge with and into ViaFone. ViaFone will survive the merger as a wholly-owned subsidiary of Extended Systems.

The closing of the merger will occur on the first business day after the last of the conditions to the merger have been satisfied or waived, or at another time as Extended Systems and ViaFone agree. At the time of the closing, Extended Systems and ViaFone will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of the certificate or at another time as Extended Systems and ViaFone agree. We currently expect that the closing of the merger will take place in the third calendar quarter of 2002. However, because the merger is subject to stockholder approvals and other customary conditions, including the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, we cannot predict exactly when the closing will occur.

Merger Consideration; Exchange Ratios

In consideration for the merger, Extended Systems will issue up to 3,000,000 shares of Extended Systems common stock to the holders of ViaFone capital stock. Accordingly, immediately prior to the effective time of the merger, each issued and outstanding share of ViaFone common stock and preferred stock will be exchanged for shares of Extended Systems common stock. If you are a holder of ViaFone’s series B preferred stock, you will be entitled to receive approximately 0.088204 of a share of Extended Systems common stock for each share of ViaFone series B preferred stock that you own. If you are a holder of ViaFone’s series A preferred stock, you will be entitled to receive approximately 0.067904 of a share of Extended Systems common stock for each share of ViaFone series A preferred stock that you own. And, if you are a holder of ViaFone common stock, you will be entitled to receive approximately 0.009660 of a share of Extended Systems common stock for each share of ViaFone common stock that you own.

Extended Systems will adjust the exchange ratios to reflect any reclassification, stock split, stock dividend, reorganization or other similar change with respect to Extended Systems common stock or ViaFone capital stock occurring before the effective time of the merger. Otherwise, the exchange ratios for ViaFone’s common stock and preferred stock set forth above are fixed. As a result, the number of shares of Extended Systems common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of Extended Systems common stock. In addition, neither Extended Systems nor ViaFone has the right to terminate the merger agreement or renegotiate the exchange ratios as a result of market price fluctuations.

Conversion of Shares

On the closing of the merger, Extended Systems will deposit with EquiServe Trust Company, N.A., Extended Systems’ exchange agent, or such other institution as Extended Systems may select, for the benefit of the holders of shares of ViaFone stock, certificates representing the shares of Extended Systems common stock to be issued in the merger.

Promptly after the closing of the merger, the exchange agent will mail to each ViaFone stockholder a letter of transmittal and instructions for effecting the exchange of ViaFone stock certificates for stock certificates representing shares of Extended Systems common stock. Upon surrender of a ViaFone stock certificate for cancellation to the exchange agent, together with the letter of transmittal and a stockholder certificate as required by the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, the ViaFone stockholder will receive a certificate representing the number of shares of Extended Systems common stock to which the stockholder is entitled, less the portion placed in the escrow fund, if applicable. For further detail regarding the escrow fund, see the section entitled “Escrow Arrangements; Reimbursement” beginning on page 56. Surrendered ViaFone stock certificates will be canceled.

ViaFone stockholders should not forward ViaFone stock certificates to the exchange agent until they have received a letter of transmittal. ViaFone stockholders should not return ViaFone stock certificates with their proxy or consent.

No Fractional Shares

Extended Systems will not issue any fractional shares of common stock in the merger. Instead, the number of shares of Extended Systems common stock that would otherwise be received by each ViaFone stockholder will be rounded down to the nearest whole share.

Distributions with Respect to Unexchanged Shares

No dividends or other distributions declared or made after the effective time of the merger with respect to Extended Systems common stock will be paid to the holders of any unsurrendered ViaFone stock certificates with respect to the shares of Extended Systems common stock represented by such ViaFone stock certificates until the holders of the stock certificates surrender them in accordance with the letter of transmittal.

Lost, Stolen or Destroyed Certificates

If any ViaFone stock certificate is lost, stolen or destroyed, a ViaFone stockholder must provide an appropriate affidavit certifying that fact. Extended Systems may require a ViaFone stockholder to deliver a bond as indemnity against any claim that may be made against Extended Systems with respect to any lost, stolen or destroyed certificate.

Shares to be Issued in Another Name

If any certificate for shares of Extended Systems common stock is to be issued in a name other than the name in which the ViaFone stock certificate being exchanged is registered, the ViaFone stock certificate must be properly endorsed and otherwise in proper form for transfer. Furthermore, the person requesting the exchange will have to pay Extended Systems any transfer or other taxes required by reason of the issuance of the Extended Systems certificate in any name other than that of the registered holder of the ViaFone stock certificate surrendered, or establish to the satisfaction of Extended Systems or its agent that the tax has been paid or is not payable.

Treatment of Options and Warrants to Purchase ViaFone Stock

At the effective time of the merger, each of the outstanding options, warrants or other rights to acquire shares of ViaFone common stock and preferred stock, whether vested or unvested and whether or not exercisable, will be canceled without consideration, except that two warrants to purchase series A preferred Stock and series B preferred Stock held by Silicon Valley Bank will, as a result of the merger, become exercisable for an aggregate of 8,662 shares of Extended Systems’ common stock at an exercise price of approximately $12.99 per share.

Representations and Warranties

The merger agreement contains customary representations and warranties made by ViaFone and Extended Systems.

    ViaFone’s Representations and Warranties

The representations and warranties made by ViaFone relate to various aspects of ViaFone’s and its subsidiaries’ business, including:

•	organization and good standing as a corporation;

•	authorization, execution, delivery and enforceability of the merger agreement and related agreements;

•	capital structure;

•	accuracy of financial statements;

•	accuracy of corporate books and records;

•	title to properties and absence of liens and encumbrances;

•	accuracy of accounts receivable;

•	absence of undisclosed liabilities;

•	tax matters;

•	absence of certain changes in the business;

•	employee matters and employee benefit plans;

•	compliance with laws;

•	absence of litigation;

•	certain types of agreements, contracts and commitments;

•	insurance matters;

•	compliance with environmental laws and regulations;

•	intellectual property matters;

•	absence of certain types of transactions with related parties;

•	receipt of unanimous board approval;

•	stockholder voting requirements;

•	brokers’ and finders’ fees and third party expenses incurred in connection with the merger;

•	accuracy and completeness of portions of this joint proxy statement/prospectus; and

•	completeness of representations made.

The representations and warranties of ViaFone terminate one year from the closing of the merger. An aggregate of 450,000 of the shares of Extended Systems common stock issuable in connection with the merger will be placed in an escrow fund and serve as the exclusive source of reimbursement to Extended Systems for, among other things, losses arising from any breach by ViaFone of its representations and warranties in the merger agreement. For a more detailed description of the escrow fund and ViaFone’s reimbursement obligations, see the section entitled “Escrow Arrangements; Reimbursement” beginning on page 56.

    Extended Systems’ Representations and Warranties

The representations and warranties made by Extended Systems relate to various aspects of Extended Systems’ business, including:

•	organization and good standing as a corporation;

•	authorization, execution, delivery and enforceability of the merger agreement and related agreements;

•	capital structure;

•	absence of regulatory proceedings;

•	brokers’ and finders’ fees and third-party expenses incurred in connection with the merger;

•	receipt of a fairness opinion from SoundView Technology Corporation;

•	accuracy and completeness of filings and reports with the Securities and Exchange Commission and accuracy of financial statements;

•	absence of certain changes in the business;

•	accuracy and completeness of portions of this joint proxy statement/prospectus; and

•	stockholder voting requirements.

All representations and warranties of Extended Systems expire at the effective time of the merger.

The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Sections 3 and 4 of the merger agreement entitled “Representations and Warranties of the Company,” relating to ViaFone, and “Representations and Warranties of Parent,” relating to Extended Systems.

Covenants

    Conduct of ViaFone’s Business Prior to the Merger

ViaFone has agreed in the merger agreement that, while the merger is pending, it will carry on its business in its usual customary manner. Furthermore, ViaFone has committed to conduct its business during the pendency of the merger in compliance with specific restrictions relating to the following:

•	restricted stock and stock options;

•	employees and employee benefits, including severance and termination payments;

•	intellectual property;

•	issuance of dividends or other distributions;

•	issuance, encumbrance and redemption of securities;

•	amendment to its charter documents;

•	the acquisition of assets or other entities;

•	sale, lease, license and disposition of properties and assets;

•	incurrence of indebtedness;

•	adoption amendment or increase of employee benefit plans, policies or arrangements;

•	payment or settlement of liabilities;

•	modification, amendment or termination of material contracts;

•	revaluation of assets or changing of accounting policies and procedures;

•	actions that could be expected to impact the treatment of the merger as a “reorganization” under the Code; and

•	making of tax elections or changing accounting methods.

A complete list of these actions is set forth in Section 5.2 of the merger agreement entitled “Operation of the Businesses of the Acquired Companies,” which is included as Annex A to this joint proxy statement/prospectus.

    No Solicitation by ViaFone of Other Offers

ViaFone has agreed that, while the merger is pending, it will not solicit or initiate any inquiries or proposals from any other entities regarding the sale of ViaFone’s business or assets, any of its capital stock or any merger, consolidation, business combination or similar transaction.

Meetings of Stockholders

Extended Systems is obligated under the merger agreement to hold and convene the Extended Systems special meeting of stockholders for purposes of the consideration of and voting on the issuance of shares of Extended Systems common stock in connection with the merger. Extended Systems’ board of directors will recommend that the Extended Systems stockholders vote in favor of the issuance of Extended Systems’ common stock in connection with the merger.

ViaFone is obligated under the merger agreement to hold and convene the ViaFone special meeting of stockholders for purposes of approval of the proposed merger and adoption of the merger agreement. ViaFone’s board of directors will recommend that ViaFone’s stockholders vote in favor of approval of the proposed merger and adoption of the merger agreement.

Other Agreements

    Listing of Extended Systems Common Stock on Nasdaq

Extended Systems has agreed to authorize the listing of the Extended Systems common stock to be issued in connection with the merger on the Nasdaq National Market upon official notice of issuance prior to the effective time of the merger.

    Board of Directors of Extended Systems After the Merger

Upon completion of the proposed merger, pursuant to the terms of the merger agreement, the Extended Systems board of directors will consist of seven of the current members of the Extended Systems board of directors and Russ McMeekin, currently the Chief Executive Officer of ViaFone.

Conditions to Closing

There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories and are summarized below.

The obligations of each party to complete the merger are subject to the following conditions:

•	the merger agreement must have been adopted by the requisite vote of the ViaFone stockholders;

•	the issuance of shares of Extended Systems common stock to ViaFone stockholders must have been approved by the requisite vote of the Extended Systems stockholders;

•	the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission;

•	no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending; and

•	the shares of Extended Systems common stock issuable in the merger to ViaFone security holders must have been authorized for listing on the Nasdaq National Market.

The obligations of Extended Systems to complete the merger are subject to the following additional conditions:

•
the representations and warranties of ViaFone must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger, except that certain specifically enumerated representations and warranties may be inaccurate as of the closing date of the merger so long as the inaccuracy would not have a material adverse effect and certain other specifically enumerated representations and warranties must be accurate in all respects as of the date of the merger agreement and as of the closing date of the merger;

•
ViaFone must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by ViaFone at or before the completion of the merger, except that certain agreements and covenants need only be performed or complied with to the extent that ViaFone’s failure to perform or comply would have a material adverse effect;

•
Extended Systems shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of ViaFone with respect to the accuracy of ViaFone’s representations and warranties and performance by ViaFone of its covenants and obligations pursuant to the merger agreement;

•	certain consents, waivers and approvals required to consummate the merger shall have been obtained;

•	Extended Systems shall have received an opinion from ViaFone’s legal counsel regarding certain corporate legal matters;

•
both Fernando Ruarte, ViaFone’s Chief Technology Officer, Vice President, Products and co–founder and Raphael Auphan, ViaFone’s Vice President, Operations shall have executed employment agreements and nondisclosure agreements with Extended Systems;

•	Extended Systems shall have received an opinion from its tax counsel that the merger will constitute a reorganization under the Code;

•	since the date of the merger agreement, no legal proceedings shall have been commenced or threatened against ViaFone or any person or entity affiliated with ViaFone;

•	the consummation of the merger and the performance of agreements in connection with the merger shall not be prohibited by law or court order;

•
shares of ViaFone capital stock held by stockholders who have exercised and perfected appraisal rights in accordance with the applicable provisions of Delaware law shall not comprise greater than 10% of total shares of ViaFone capital stock outstanding immediately prior to the closing of the merger; and

•	certain of ViaFone’s principal stockholders shall have entered into lock-up agreements with Extended Systems.

The obligations of ViaFone to complete the merger are subject to the following additional conditions:

•	Extended Systems’ representations and warranties must be materially accurate as of the date of the merger agreement and as of the closing date of the merger;

•
Extended Systems must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Extended Systems at or before the completion of the merger;

•
ViaFone shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Extended Systems with respect to the accuracy of Extended Systems’ representations and warranties and performance by Extended Systems of its covenants and obligations pursuant to the merger agreement;

•	ViaFone shall have received an opinion from Extended Systems’ legal counsel regarding certain corporate legal matters; and

•	ViaFone shall have received an opinion from its tax counsel that the merger will constitute a reorganization under the Code.

Each of the conditions listed in the previous two paragraphs is waivable by the party or parties whose obligations to complete the merger are so conditioned.

The merger agreement provides that a “material adverse effect” means any change in, or effect on, ViaFone or any of its subsidiaries that is materially adverse to the results of operations or the financial condition of ViaFone and any of its subsidiaries, taken as a whole.

Escrow Arrangements; Reimbursement

An aggregate of 450,000 of the shares of Extended Systems common stock issuable in the merger to holders of ViaFone capital stock will automatically be deposited in an escrow fund upon the consummation of the merger. The escrow fund will be held by U.S. Bank, N.A. as the escrow agent. The escrowed shares will be held in the escrow fund for a period of 12 months following the effective time of the merger and will serve as the exclusive source of reimbursement to Extended Systems for, among other things: (i) any losses arising from any breach by ViaFone of its representation and warranties in the merger agreement, or (ii) any failure by ViaFone to perform its covenants and obligations under the merger agreement, including (a) shortfalls in ViaFone revenue below $4.0 million for the nine months ending September 30, 2002 or (b) any net losses in excess of $7.4 million for the nine months ending September 30, 2002.

For purposes of determining the number of shares of Extended Systems common stock to be delivered from the escrow to compensate Extended Systems for its losses, the escrow shares will be valued at the average closing sales price of one share of Extended Systems common stock as traded on the Nasdaq National Market for the five trading days immediately preceding the date of the certificate that must be delivered to the escrow agent, notifying the agent that losses have been incurred or accrued. Except for shortfalls in ViaFone revenue and excess net losses, the escrow fund shall not be available to compensate Extended Systems for any losses until the aggregate losses for which reimbursement is sought exceeds $250,000, in which case, Extended Systems will be entitled to reimbursement to the full extent of its losses.

Except with respect to shares of Extended Systems common stock issued or distributed by Extended Systems in respect of Extended Systems common stock in the escrow fund, each holder of ViaFone capital stock shall be deemed the record holder of, and have voting, dividend, distribution and all other rights with respect to the shares of Extended Systems common stock contributed to the escrow fund by the ViaFone stockholder.

Subject to any unresolved claims, the escrow fund will terminate on the one-year anniversary of the closing date of the merger, and the remaining escrow shares, if any, will be distributed to the former holders of ViaFone capital stock that contributed such shares of Extended Systems common stock to the escrow fund. For more information regarding the escrow arrangements, we encourage you to review Section 9 of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

ViaFone Company Representative

Josh Stein, currently the Chief Strategy Officer and a co-founder of ViaFone, will serve as the representative of ViaFone stockholders to authorize delivery of the escrow shares for reimbursement of claims, to object to such deliveries, to negotiate and enter into settlements and compromises with respect to such claims and to take certain other actions with respect to claims made on the shares of Extended Systems common stock in the escrow fund.

Termination of the Merger Agreement

Under the following conditions, the merger agreement may be terminated at any time before the completion of the merger, whether before or after the stockholder approvals have been obtained at the special meetings:

•	by mutual consent of Extended Systems and ViaFone.

•	subject to certain conditions, by either Extended Systems or ViaFone if the merger has not been completed before October 31, 2002.

•	by Extended Systems or ViaFone if a final, non-appealable order of a court prevents consummation of the merger or if a law is enacted which would make consummation of the merger illegal.

•
by either Extended Systems or ViaFone if the required approval of the stockholders of either Extended Systems or ViaFone is not obtained. However, neither company may exercise this termination right if the failure to obtain the requisite stockholder votes was due to an action or inaction by that party which constituted a breach of the merger agreement.

•
by Extended Systems, if (i) ViaFone materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to Extended Systems’ obligation to close the merger has not been satisfied or satisfaction is or becomes impossible.

•
by ViaFone, if (i) Extended Systems materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to ViaFone’s obligation to close the merger has not been satisfied or satisfaction is or becomes impossible.

Effect of Termination

If the merger agreement is terminated pursuant to the conditions set forth above, all further obligations of the parties under the merger agreement will terminate, except that the obligations with respect to confidentiality and expenses will survive. However, if the merger agreement is terminated by a party because of a breach of the merger agreement by the other party or because one or more of the conditions to the terminating party’s obligations under the merger agreement is not satisfied as a result of the other party’s failure to comply with its obligations under the merger agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Expenses

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, including fees and expenses of agents, representatives, counsel and accountants. ViaFone has agreed to use commercially reasonable efforts to limit out-of-pocket expenses incurred in connection with the merger to less than $400,000.

AGREEMENTS RELATED TO THE MERGER

This section of the joint proxy statement/prospectus describes agreements related to the merger agreement, including the Extended Systems Voting Agreement, the ViaFone Voting Agreement and the ViaFone Affiliate Lock-Up Agreements. While Extended Systems and ViaFone believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements are attached as exhibits to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Extended Systems Voting Agreement

As a condition to ViaFone’s willingness to enter into the merger agreement, the following significant Extended Systems stockholders entered into voting agreements: Charles Jopson, Doug Winterrowd, Holmes Lundt, Ray Smelek, Steven Simpson, Karla Rosa, Brad Surkamer, Donald Baumgartner, Scott Wald, John Russell, John Katsaros and Kerrin Pease. By entering into the voting agreements, these Extended Systems stockholders have irrevocably appointed ViaFone as their lawful attorney and proxy. These proxies give ViaFone the limited right to vote the shares of Extended Systems common stock beneficially owned by these Extended Systems stockholders and affiliated entities, subject to the voting agreements, in favor of the approval of the issuance of Extended Systems common stock pursuant to the merger agreement. These Extended Systems stockholders may vote their shares of Extended Systems common stock on all unrelated matters.

As of June 1, 2002, the Extended Systems stockholders who entered into voting agreements collectively beneficially owned approximately 3,829,893 shares of Extended Systems common stock and these stockholders agreed to subject to voting agreements 2,900,188 outstanding shares, which represented approximately 25% of all outstanding Extended Systems common stock. None of the Extended Systems stockholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

The Extended Systems voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of Extended Systems voting agreement is titled “Parent Voting Agreement” and is attached as Exhibit A-2 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the form of Extended Systems voting agreement carefully.

ViaFone Voting Agreement

As a condition to Extended Systems’ willingness to enter into the merger agreement, the following significant ViaFone stockholders entered into voting agreements: Redpoint Ventures, Draper Fisher Jarvetson, Partech International, RRE Ventures, Bernard Desarnauts, Fernando Ruarte, Josh Stein and William Bryant. By entering into the voting agreements, these ViaFone stockholders have agreed to vote the shares of ViaFone common stock that they beneficially own in favor of the approval of the merger and the adoption of the merger agreement. These ViaFone stockholders may vote their shares of ViaFone capital stock on all unrelated matters.

On May 28, 2002, the ViaFone stockholders entered into voting agreements with respect to approximately 37,040,477 shares of ViaFone capital stock beneficially owned by them which represented approximately 83% of the total ViaFone capital stock, including approximately 80% of the outstanding ViaFone common stock and approximately 84% of the outstanding ViaFone preferred stock. None of the ViaFone stockholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

Each ViaFone stockholder who is a party to a voting agreement also agreed not to sell the ViaFone stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any of those securities, or any interest in any of those securities is transferred, agrees to be bound by the terms and provisions of the voting agreement.

The ViaFone voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of ViaFone voting agreement is titled “Company Voting Agreement” and is attached as Exhibit A-1 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the form of ViaFone voting agreement carefully.

ViaFone Affiliate Lock-Up Agreements

As a condition to Extended Systems’ willingness to enter into the merger agreement, the following significant ViaFone stockholders entered into lock-up agreements: Redpoint Ventures, Draper Fisher Jarvetson, Partech International, RRE Ventures, Bernard Desarnauts, Fernando Ruarte, and Josh Stein. By entering into the lock-up agreements with Extended Systems, these ViaFone stockholders, subject to certain conditions and exceptions, agreed to limit the sale or transfer of the shares of Extended Systems common stock that these stockholders may receive in connection with the proposed merger. These stockholders have agreed not to sell or otherwise transfer any shares of Extended Systems common stock received in connection with the proposed merger for a period of six months following the completion of the merger, no more than one-third of such shares for a period of nine months following the completion of the merger, and no more than two-thirds of such shares for a period of 12 months following the completion of the merger. After the one-year anniversary of the completion of the merger, the stockholders will no longer be subject to the limitations imposed by the lock-up agreements.

The form of lock-up agreement is attached as Exhibit A-3 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the form of lock-up agreement carefully.

APPRAISAL RIGHTS OF DISSENTING VIAFONE STOCKHOLDERS

If the merger agreement is approved by the required vote of ViaFone stockholders and is not abandoned or terminated, holders of ViaFone capital stock who did not vote in favor of the merger may have the right to demand in cash the fair value of their ViaFone shares instead of receiving shares of Extended Systems common stock. Holders of options or warrants to purchase ViaFone stock will not be entitled to appraisal rights. Shares of ViaFone stock will not be converted into Extended Systems common stock if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares by complying with Section 262 of the Delaware General Corporation Law or Chapter 13 of the California General Corporation Law, which are attached to this joint proxy statement/prospectus as Annex C and Annex D, respectively. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will be automatically converted into shares of Extended Systems common stock on the same basis as all other ViaFone shares are converted in the merger.

In addition to dissenters’ appraisal rights for ViaFone stockholders provided by Delaware law, dissenters’ rights granted by the State of California will also be available to ViaFone stockholders. Section 2115 of the California General Corporation Law makes various provisions of California law, including dissenters’ rights, applicable to certain corporations not incorporated in California but which have the holders of a majority of their voting shares held by persons with addresses in California and have more than half of their property, employees and sales in California (determined pursuant to certain provisions of the California Revenue and Taxation Code).

Summaries of both Delaware and California law regarding dissenting stockholders’ appraisal rights are provided below. However, in view of the complexity of law relating to appraisal rights, ViaFone stockholders considering objecting to the merger are urged to consult their own legal counsel.

Pursuant to the terms of the merger agreement, Extended Systems will be released from its obligation to effect the merger if the shares of ViaFone common stock and preferred stock held by stockholders who have exercised and perfected appraisal rights exceeds 10% of the outstanding shares of ViaFone capital stock.

Summary of Appraisal Rights Under Delaware Law

Holders of ViaFone capital stock who did not vote in favor of the merger may, by complying with Section 262 of the Delaware General Corporation Law, or DGCL, be entitled to appraisal or dissenters’ rights, as applicable. The record holders of the shares of ViaFone capital stock that are eligible to, and do, exercise their appraisal or dissenters’ rights with respect to the merger are referred to as dissenting stockholders, and the shares of stock with respect to which they exercise appraisal or dissenters’ rights are referred to as dissenting shares.

The following discussion is not a complete statement of the laws pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL. Section 262 should be reviewed carefully by any ViaFone stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so. Failure to comply with the procedures of the relevant statute will result in the loss of appraisal rights.

Under Section 262 of the DGCL, the holders of ViaFone stock are entitled to appraisal rights with respect to the merger. The holders of Extended Systems common stock are not entitled to any appraisal rights with respect to the merger.

In the event the merger is consummated, record holders of ViaFone stock who meet and comply with the requirements of Section 262 will be entitled to appraisal rights in respect of their shares of ViaFone stock. These ViaFone stockholders will be entitled to have their shares of ViaFone stock appraised by the Delaware Court of Chancery and to receive payment of the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court. The judicial determination of fair value cannot be predicted. In order to exercise appraisal rights, dissenting stockholders must comply with the procedural requirements of Section 262, described below. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights.

The dissenters’ appraisal rights described below are available to holders of record of ViaFone stock. A person having a beneficial interest in shares of ViaFone stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters’ appraisal rights the beneficial owner may have.

Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available, and include in such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute notice to the holders of shares of ViaFone stock and a copy of Section 262 is attached to this joint proxy statement/prospectus as Annex C.

A ViaFone stockholder wishing to exercise appraisal rights must deliver to Extended Systems, as the surviving corporation in the merger, prior to the vote on the merger proposal at the ViaFone special meeting, a written demand for appraisal of the shares of ViaFone stock. A proxy or vote against the merger will not constitute such a demand. In addition, a holder of shares of ViaFone stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares until the date of consummation of the merger and must not vote in favor of the merger proposal or consent to it in writing.

Only a holder of record of shares of ViaFone stock is entitled to assert appraisal rights for the shares of ViaFone stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates. If the shares of ViaFone stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made by the fiduciary in that capacity, and if the shares of ViaFone stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder who holds shares of ViaFone stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of ViaFone stock held for one or more beneficial owners while not exercising such rights with respect to the shares of ViaFone stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of ViaFone stock as to which appraisal is sought and where no number of shares of ViaFone stock is expressly mentioned, the demand will be presumed to cover all shares of ViaFone stock held in the name of the record owner.

All written demands for appraisal should be sent or delivered to Extended Systems Incorporated at 5777 North Meeker Avenue, Boise, Idaho 83713, Attention: Chief Financial Officer.

Within 120 days after the consummation of the merger, but not thereafter, Extended Systems or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of ViaFone stock held. Extended Systems is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of ViaFone stock. Accordingly, it is the obligation of the ViaFone stockholders to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262.

Within 120 days after the consummation of the merger, any ViaFone stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Extended Systems a statement setting forth the aggregate number of shares of ViaFone stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. This statement must be mailed to holders of the ViaFone stock within ten days after a written request has been received by Extended Systems or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by holders of ViaFone stock outlined above, whichever is later.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the ViaFone stockholders entitled to appraisal rights and will appraise the fair value of their shares of ViaFone stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of ViaFone stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of ViaFone stock. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of ViaFone stock entitled to appraisal.

Summary of Appraisal Rights Under California Law

The following summary of the statutory procedure to be followed by a dissenting ViaFone shareholder in order to exercise his, her or its dissenters’ rights under Chapter 13 of the California General Corporation Law, or CGCL, is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL. This discussion and Chapter 13 of the CGCL should be reviewed carefully by any ViaFone shareholder who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth in Chapter 13 of the CGCL will result in the loss or waiver of dissenters’ rights. A copy of Chapter 13 of the CGCL is attached as Annex D to this joint proxy statement/prospectus.

If the merger is approved by the required vote of ViaFone shareholders, each ViaFone shareholder who does not vote in favor of the merger and who follows the procedures set forth in Chapter 13 of the CGCL will be entitled to exercise dissenters’ rights under the CGCL and thereby have ViaFone shares purchased by ViaFone for cash at fair market value. A failure to vote affirmatively against the merger will not constitute a waiver of dissenters’ rights set forth in Chapter 13 of the CGCL. Any ViaFone shares as to which such dissenters’ rights are exercised will not be converted into the right to receive shares of Extended Systems common stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such ViaFone shares pursuant to the CGCL.

Upon approval of the merger, a shareholder of ViaFone on the record date for such approval may, by complying with the provisions of Chapter 13 of the CGCL, require ViaFone to purchase for cash at fair market value the shares owned by such holder and that were not voted to approve the merger and adopt the merger agreement. The fair market value of ViaFone shares will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger (i.e., valuing ViaFone shares as if the merger had not occurred) but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Shares of ViaFone capital stock must satisfy each of the following requirements to qualify as dissenting shares under California law:

•	the shares of ViaFone capital stock must have been outstanding on the record date;

•	the shares of ViaFone capital stock must not have been voted in favor of the merger;

•	the holder of such shares of ViaFone capital stock must make a written demand that ViaFone repurchase such shares of ViaFone capital stock at fair market value; and

•	the holder of such shares of ViaFone capital stock must submit share certificates for endorsement.

Within ten days after the date of the approval of the merger, ViaFone must mail a notice of the approval of the merger to each shareholder who has not voted to approve and adopt the merger, together with a statement of the price determined by ViaFone to represent the fair market value of ViaFone shares, a brief description of the procedure to be followed in order for the shareholder to pursue dissenters’ rights and a copy of Sections 1300 to 1304 of Chapter 13 of the CGCL. The statement of price by ViaFone constitutes an offer by ViaFone to purchase all properly dissenting shares at the stated amount.

In order to exercise rights as a dissenting shareholder, within 30 days after the date on which notice of the approval of the merger by the outstanding shares of ViaFone capital stock is mailed to dissenting shareholders, Extended Systems, as the surviving corporation, must receive a dissenting shareholder’s written demand that ViaFone repurchase such dissenting shareholder’s dissenting shares setting forth the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that ViaFone purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger.

All written demands for appraisal should be sent or delivered to Extended Systems Incorporated at 5777 North Meeker Avenue, Boise, Idaho 83713, Attention: Chief Financial Officer.

The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price to ViaFone. Such holder must also submit to ViaFone, within 30 days after the date on which notice of the approval by the outstanding shares was mailed to shareholders, share certificates representing any dissenting shares that the dissenting shareholder demands that ViaFone purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If the dissenting shareholder and ViaFone agree that the shares qualify as dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement, to be paid to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived subject to surrender, by the dissenting shareholder, of his, her or its certificates representing the dissenting shares to ViaFone.

If the dissenting shareholder and ViaFone fail to agree upon the fair market value of the dissenting shares or whether the shares qualify as dissenting shares, the dissenting shareholder may file a complaint in California superior court within six months after the date on which notice of the approval of the merger is mailed to shareholders requesting that the court determine the fair market value of the dissenting shares and/or whether the shares qualify as dissenting shares. California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless ViaFone consents to such request for withdrawal.

Under the provisions of Chapter 5 and Section 1306 of the CGCL, a California corporation is legally prohibited from purchasing shares of stock through the payment of cash or other property, even if all dissenters’ rights conditions are fulfilled, unless the corporation satisfies certain financial conditions. Due to these legal restrictions, ViaFone may not legally be able to repurchase all or any dissenting shares of the dissenting shareholders for cash following the merger.

To the extent that the above-mentioned provisions of the CGCL prohibit cash payments to holders of dissenting shares who exercise and perfect their dissenters’ rights, such dissenting shareholders will become creditors of ViaFone for an amount equal to the fair market value of their shares as to which the dissenters’ rights are perfected plus interest accrued thereon at the legal rate on judgments until the date of payment. The rights of such dissenting shareholders, however, will be subordinate to the rights of all other creditors of ViaFone in any liquidation proceeding.

Dissenting shareholders considering seeking appraisal should be aware that the fair market value of their shares of ViaFone capital stock, as determined under Chapter 13 of the CGCL, could be more than, the same as or less than the amount that would be paid to them pursuant to the merger agreement. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against ViaFone unless the court determines that the dissenting shareholder did not act in good faith in demanding payment of the fair market value of his, her or its shares, in which case such costs and expenses may be assessed against the dissenting shareholder.

If any ViaFone shareholder who demands the purchase of his, her or its shares under Chapter 13 of the CGCL fails to perfect, or effectively withdraws or loses his, her or its right to such purchase, the shares of such holder will be converted into a right to receive the applicable merger consideration with respect thereto in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares and the holders of dissenting shares cease to be dissenting shareholders and cease to be entitled to require ViaFone to purchase their shares if:

•	the merger is abandoned;

•
the shares are transferred prior to their submission for the required endorsement or are surrendered for conversion into shares of another class in accordance with the amended and restated articles of incorporation of ViaFone;

•
the dissenting shareholder and ViaFone do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither ViaFone nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the notice of approval of the merger; or

•	with ViaFone’s consent, the shareholder delivers to Extended Systems a written withdrawal of such shareholder’s demand for purchase of his, her or its shares.

Except as expressly limited by provisions of California law pertaining to dissenters’ rights, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Failure to follow the steps required by Chapter 13 of the CGCL for perfecting dissenters’ rights may result in the loss of such rights (in which event a shareholder will be entitled to receive the applicable merger consideration with respect to such dissenting shares in accordance with the merger agreement). In view of the complexity of the provisions of Chapter 13, ViaFone shareholders who are considering objecting to the merger are urged to consult their own legal advisors.

For more information on the rights of ViaFone shareholders, see “Comparison of Rights of Holders of ViaFone Common Stock Before and After the Merger” beginning on page 133.

Any holder of shares of ViaFone stock who has duly demanded an appraisal in compliance with DGCL Section 262 or CGCL Chapter 13 will not, after the consummation of the merger, be entitled to vote the shares of ViaFone stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of ViaFone stock as of a date on or prior to the date of consummation of the merger).

If any ViaFone stockholder who demands appraisal of his or her shares of ViaFone stock under DGCL Section 262 or CGCL Chapter 13 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, each share of ViaFone series B preferred stock will be converted into the right to receive approximately 0.088204 of a share of Extended Systems common stock; each share of ViaFone series A preferred stock will be converted into the right to receive approximately 0.067904 of a share of Extended Systems common stock; and each share of ViaFone common stock will be converted into the right to receive approximately 0.009660 of a share of Extended Systems common stock. In accordance with the merger agreement, ViaFone stockholders will not receive fractional shares of Extended Systems common stock. Instead, the number of shares of Extended Systems common stock to which each ViaFone stockholder is entitled will be rounded down to the nearest whole number. A stockholder will fail to perfect, or effectively lose or withdraw the right to appraisal, if no petition for appraisal is filed within 120 days after the consummation of the merger, or if the ViaFone stockholder delivers to Extended Systems a written withdrawal of his or her demand for appraisal and acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the consummation of the merger will require the written approval of Extended Systems.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary of the material U.S. federal income tax consequences of the merger applies to ViaFone stockholders. This summary is based on the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. The discussion below does not address any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending on your particular situation. For example, the discussion may not apply, in whole or in part, to you if you hold options in ViaFone capital stock or acquired ViaFone capital stock under a compensatory or other employment-related arrangement, or if you are an insurance company, a tax-exempt organization, a financial institution or broker-dealer, a person who is neither a citizen nor a resident of the United States, a trader in securities that elects to mark-to-market, or a person who holds ViaFone capital stock as part of a hedge, straddle or conversion transaction. The following discussion assumes that you held your ViaFone capital stock as a capital asset at the effective time of the merger, and only summarizes the consequences of receiving Extended Systems common stock in exchange for ViaFone capital stock. The following discussion does not describe the consequences of receiving Extended Systems common stock for other reasons, such as in consideration for the performance of services.

You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

The obligation of ViaFone to complete the merger is conditioned upon the receipt by ViaFone of the opinion of Mayer, Brown, Rowe & Maw, counsel to ViaFone, or, in lieu thereof, Wilson Sonsini Goodrich & Rosati, counsel to Extended Systems, that the merger will be a reorganization, as described in Section 368(a) of the Code. The obligation of Extended Systems to complete the merger is also conditioned upon the receipt by Extended Systems of the opinion of Wilson Sonsini Goodrich & Rosati or, in lieu thereof, Mayer, Brown, Rowe & Maw that the merger will be a reorganization, as described in Section 368(a) of the Code. However, neither ViaFone nor Extended Systems has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger to you, and there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in this joint proxy statement/prospectus or the opinions of counsel. Moreover, the tax opinion or opinions will be based upon certain facts, representations and assumptions set forth or referred to in the opinion and the continued accuracy and completeness of certain representations made by Extended Systems, ViaFone and Venus Acquisition Corporation. Provided the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the merger will result in the following U.S. federal income tax consequences to you:

•	You will recognize no gain or loss upon your receipt of Extended Systems common stock solely in exchange for the shares of ViaFone capital stock you surrender in the merger.

•
Your aggregate tax basis for the shares of Extended Systems common stock you receive pursuant to the merger will equal your aggregate tax basis in the shares of ViaFone capital stock you surrender in the merger.

•	Your holding period for the shares of Extended Systems common stock you receive pursuant to the merger will include the period during which you held your shares of ViaFone capital stock.

•
If you exercise your dissenters’ rights and receive cash for your ViaFone capital stock, you will generally recognize capital gain or loss measured by the difference, if any, between the amount of cash you receive and your basis in the ViaFone capital stock you surrender for the cash, provided that the cash payment may be treated under certain circumstances as a dividend if you own, actually or constructively, stock in Extended Systems after the payment. If you are a non-corporate stockholder, you may be subject to backup withholding at a rate of 30% on the cash you receive. Backup withholding will not apply to you, however, if you (a) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the merger, (b) provide a certification of foreign status on Form W-8 or successor form or (c) otherwise establish an exemption from backup withholding. Any amount withheld under these rules will be credited against your U.S. federal income tax liability.

•
For federal income tax purposes, you will be treated as having received the escrow shares upon the consummation of the merger. Accordingly, until the escrow shares are released, the interim basis of the Extended Systems common stock received by you will be determined as though the maximum number of shares of Extended Systems common stock were received by you. No U.S. tax consequences should result from your receipt of any escrow shares upon termination of the Escrow Fund. However, you will recognize gain or loss upon the return of escrow shares to Extended Systems in satisfaction of reimbursement claims equal to the difference between the fair market value (on the return date) of such escrow shares and your basis in those shares. Upon the return of such escrow shares, your basis in the remaining Extended Systems shares held by you will be increased by the fair market value of the returned shares.

The preceding discussion does not purport to be a complete analysis or discussion of all potential relevant tax effects to you. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed merger of Extended Systems and ViaFone using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the merger had been completed as of July 1, 2000 for statements of operations purposes and as of March 31, 2002 for balance sheet purposes.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred as of July 1, 2000 for statements of operations purposes and as of March 31, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of ViaFone, before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma combined condensed financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.

These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Extended Systems, ViaFone and ViaFone’s recently acquired subsidiary, MobileQ. On December 11, 2001, ViaFone acquired all the outstanding capital stock of MobileQ, in exchange for approximately 3.5 million shares of series B preferred stock. The financial results of MobileQ since the date of acquisition have been reflected in ViaFone’s interim financial statements for the period ending March 31, 2002. MobileQ’s financial statements as of December 11, 2001 and December 31, 2000 have been included within this registration statement of which this joint proxy statement/prospectus is a part to facilitate the comparison of pro forma financial results. These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Extended Systems, ViaFone and MobileQ and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the reports and other information Extended Systems has on file with the U.S. Securities and Exchange Commission.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of March 31, 2002
(In thousands)

	Historical		Pro Forma
	Extended Systems	ViaFone	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$4,628	$7,373	$—		$12,001
Receivables, net	6,774	441	—		7,215
Inventories, net	121	—	—		121
Prepaid expenses and other current assets	704	111	—		815

Total current assets	12,227	7,925	—		20,152
Property and equipment, net	6,052	1,307	—		7,359
Goodwill	2,071	1,003	1,678	(a)(b)(c)(e)	4,752
Intangible and other assets, net	1,592	549	1,351	(a)(b)	3,492

Total assets	$21,942	$10,784	$3,029		$35,755

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$1,940	$769	$—		$2,709
Accrued expenses	2,952	1,253	750	(c)	4,955
Capital lease payable-short term	—	721	—		721
Deferred revenue	1,995	132	(9)	(d)	2,118

Total current liabilities	6,887	2,875	741		10,503
Capital lease payable	—	606	—		606

Total liabilities	6,887	3,481	741		11,109

Preferred stock	—	34,758	(34,758)	(a)	—

Stockholders’ Equity:
Common stock	11	9	(6)	(a)(b)	14
Additional paid-in capital	33,780	726	9,182	(a)	43,688
Stockholders’ note receivable	—	(25)	25	(a)	—
Deferred compensation	(17)	—	—		(17)
Accumulated deficit	(17,963)	(28,121)	27,801	(a)(d)(e)	(18,283)
Accumulated other comprehensive loss	(756)	(44)	44	(a)	(756)

Total stockholders’ equity	15,055	(27,455)	37,046		24,646

Total liabilities and stockholders’ equity	$21,942	$10,784	$3,029		$35,755

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended June 30, 2001
(In thousands, except per share data)

	Historical			Pro Forma
	Extended Systems	ViaFone	MobileQ	Adjustments	Combined
Revenue:
License fees and royalties	$20,080	$25	$1,371	$—	$21,476
Services	2,773	287	3,259	—	6,319
Hardware and other	11,893	—	—	—	11,893

Total net revenue	34,746	312	4,630	—	$39,688

Cost of net revenue:
License fees and royalties	1,769	—	247	633 (e)	2,649
Services	1,838	2,426	4,102	—	8,366
Hardware and other	9,534	—	—	—	9,534

Total cost of net revenue	13,141	2,426	4,349	633	20,549

Gross profit	21,605	(2,114)	281	(633)	19,139

Operating expenses:
Research and development	12,740	4,412	3,481	—	20,633
Marketing and sales	18,414	3,862	8,919	—	31,195
General and administrative	7,306	4,176	5,022	—	16,504
Amortization of intangibles	972	—	—	—	972
Restructuring charge	1,096	—	—	—	1,096

Total operating expenses	40,528	12,450	17,422	—	70,400

Loss from operations	(18,923)	(14,564)	(17,141)	(633)	(51,261)
Other income (expense), net	526	782	812	—	2,120
Interest expense	(22)	(102)	(27)	—	(151)

Loss before income taxes	(18,419)	(13,884)	(16,356)	(633)	(49,292)
Provision for income taxes	7,456	—	26	—	7,482

Loss from continuing operations	$(25,875)	$(13,884)	$(16,382)	$(633)	$(56,774)

Net loss per share—basic and diluted	$(2.44)				$(4.58)

Shares used in per share calculation—basic and diluted	10,587				12,406

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Nine Months Ended March 31, 2002
(In thousands, except per share data)

	Historical			Pro Forma
	Extended Systems	ViaFone	MobileQ	Adjustments	Combined
Revenue:
License fees and royalties	14,855	664	296	—	15,815
Services	2,339	580	878	—	3,797
Hardware and other	1,742	—	—	—	1,742

Total net revenue	18,936	1,244	1,174	—	$21,354

Cost of net revenue:
License and royalties	995	—	—	475 (e)	1,470
Services	899	847	593	—	2,339
Hardware and other	1,238	—	—	—	1,238

Total cost of net revenue	3,132	847	593	475	5,047

Gross profit	15,804	397	581	(475)	16,307

Operating expenses:
Research and development	8,157	3,850	1,053	—	13,060
Acquired in-process research and development	—	229	—	—	229
Marketing and sales	10,445	3,958	414	—	14,817
General and administrative	3,349	2,612	4,117	—	10,078
Loss from disposal of equipment	—	144	1,422	—	1,566
Amortization of intangibles	729	55	—	—	784

Total operating expenses	22,680	10,848	7,006	—	40,534

Loss from operations	(6,876)	(10,451)	(6,425)	(475)	(24,227)
Other income (expense), net	46	262	67	—	375
Interest expense	(32)	(110)	(18)	—	(160)

Loss before income taxes	(6,862)	(10,299)	(6,376)	(475)	(24,012)
Provision (benefit) for income taxes	(1,641)	—	18	—	(1,623)

Loss from continuing operations	$(5,221)	$(10,299)	$(6,394)	$(475)	$(22,389)

Net loss per share—basic and diluted	$(0.47)				$(1.67)

Shares used in per share calculation—basic and diluted	11,013				13,415

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Basis of Pro Forma Presentation.    On May 28, 2002, Extended Systems and ViaFone entered into a merger agreement whereby all outstanding shares of ViaFone common stock and preferred stock will be exchanged for an aggregate of up to 3,000,000 shares of Extended Systems common stock. An aggregate of 450,000 of these shares will be held in an escrow fund for 12 months. Holders of ViaFone’s series B preferred stock will be entitled to receive approximately 0.088204 of a share of Extended Systems common stock for each share of ViaFone series B preferred stock owned. Holders of ViaFone’s series A preferred stock will be entitled to receive approximately 0.067904 of a share of Extended Systems common stock and holders of ViaFone’s common stock will be entitled to receive approximately 0.009660 of a share of Extended Systems common stock for each share of ViaFone’s series A preferred stock and ViaFone’s common stock owned, respectively. These exchange ratios are fixed and will not change regardless of fluctuations in the market price of Extended Systems common stock. Extended Systems will account for the merger as a purchase.

On December 11, 2001, ViaFone completed the acquisition of MobileQ in a transaction accounted for as a purchase. ViaFone acquired all of the outstanding stock of MobileQ in exchange for 3,538,437 shares of their series B preferred stock valued at $1,663,114. In addition, $264,050 of acquisition related costs were incurred.

The unaudited pro forma combined condensed balance sheet at March 31, 2002 combines the Extended Systems and ViaFone consolidated balance sheets at March 31, 2002 as if the merger had been consummated on that date.

The unaudited pro forma combined condensed statements of operations for the year ended June 30, 2001 and for the nine month period ended March 31, 2002 give effect to the proposed merger as if it had occurred on July 1, 2000. Additionally, the pro forma combined condensed statement of operations reflects the acquisition by ViaFone of MobileQ as if it had been acquired on July 1, 2000.

Preliminary Purchase Price.    The unaudited pro forma condensed combined condensed financial statements reflect an estimated purchase price of approximately $10.7 million. The preliminary fair market value of Extended Systems’ common stock to be issued, excluding those shares of common stock in escrow, was determined using the five-trading-day average price surrounding the date the acquisition was announced of $3.89 per share, less estimated registration costs. The final purchase price is dependent on the actual number of shares of common stock exchanged and actual direct merger costs. The final purchase price will be determined upon completion of the merger, and to the extent shares of common stock are released from escrow, the estimated purchase price will increase and result in additional goodwill. The estimated total purchase price of the proposed ViaFone merger is as follows (in thousands):

Value of Extended Systems common stock to be issued	$9,920
Estimated direct merger costs	750

Total estimated purchase price	$10,670

EXTENDED SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

Under the purchase method of accounting, the total estimated purchase price is allocated to ViaFone’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and management’s preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Extended Systems’ final valuation analysis, is as follows (in thousands):

Tangible net assets acquired	$5,760
Amortizable intangible assets:
Developed technology	1,660
Patents	180
Customer base	60
Goodwill	2,690

Total net assets acquired	10,350
In-process research and development	320

Purchase price	$10,670

A preliminary estimate of $1.9 million has been allocated to amortizable intangible assets with useful lives as follows: Developed technology—three years; Patents—three years; customer base—three years.

A preliminary estimate of $2.7 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, goodwill will not be amortized and will be tested for impairment at least annually.

Pro Forma Adjustments.    Certain reclassifications have been made to conform ViaFone’s historical amounts to Extended Systems’ financial statement presentation.

The accompanying unaudited pro forma combined financial statements have been prepared as if the merger was completed on March 31, 2002 for balance sheet purposes and as of July 1, 2000 for statement of operations purposes and reflect the following pro forma adjustments:

(a)  To record the stock consideration and to eliminate the historical stockholders’ equity of ViaFone.

(b)  To eliminate ViaFone’s historical goodwill and intangibles, the fair value of which will be included in the Extended Systems/ViaFone purchase price allocation, and to record the goodwill and intangible assets resulting from the acquisition.

(c)  To record estimated direct merger costs of approximately $750,000 to be incurred by Extended Systems. The $450,000 of estimated merger costs to be incurred by ViaFone will be expensed.

(d)  To reduce the deferred revenue of ViaFone to its estimated fair market value.

(e)  To record the amortization of purchased intangibles over three years. The write-off of estimated in-process research and development is excluded from the pro forma presentation of the statement of operations. The unaudited pro forma combined financial information has assumed the adoption of SFAS 142 for this transaction. Accordingly, the goodwill has not been amortized within the unaudited pro forma combined statement of operations.

EXTENDED SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

(f)  Pro forma basic net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effect of issuing approximately 2,550,000 shares of ESI’S common stock in connection with this transaction.

Unaudited Pro Forma Combined Earnings Per Common Share Data.    Shares used to calculate unaudited pro forma combined net loss per basic and diluted share were computed by adding the 2,550,000 million shares (3,000,000 total shares less 450,000 shares held in escrow) assumed to be issued in exchange for the outstanding ViaFone common and preferred shares in connection with this transaction to Extended Systems’ weighted average shares outstanding. As the pro forma condensed combined consolidated statement of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

The shares held in escrow shall be released from escrow at the end of 12 months, provided ViaFone achieves certain targets for revenues and earnings and to the extent shares held in escrow are not used for reimbursement. Upon release from escrow these shares will be accounted for as additional goodwill.

INFORMATION REGARDING EXTENDED SYSTEMS

In this section, “Information Regarding Extended Systems,” references to “we,” “us,” our” and “ours” refer to Extended Systems and its consolidated subsidiaries.

Overview

Founded in 1984, we are a corporation incorporated under the laws of the state of Delaware with headquarters located in Boise, Idaho.

We provide mobile information management products designed to increase enterprise efficiency and competitiveness. Enterprises and users are increasingly relying on mobile devices to access time-sensitive and critical information and enable personal information management, enterprise automation and mobile workforce management. Our mobile information management products empower users to access, collect and synchronize information on demand from various locations and from a variety of devices. These devices include mobile phones, pagers and personal digital assistants, which operate using the Palm OS, Windows CE and Symbian EPOC operating systems.

Our mobile information management products feature:

•	data synchronization and management software and applications;

•	mobile application development software;

•	short-range wireless connectivity technology based on Bluetooth and Infrared Data Association standards; and

•	client/server database management systems with remote access capabilities.

We design our products and technologies to provide cost-effective and reliable mobile computing to enterprises, users, manufacturers of mobile devices, application developers and telecommunications service providers. Our products enable:

•	enterprises and users to synchronize information between mobile devices and personal computers or enterprise networks;

•	users to access networks or peripherals within enterprise facilities to extend applications to users beyond the network environment and over the Internet without physical connections;

•	users and enterprises to increase their efficiency and flexibility by using their mobile devices for a variety of new tasks; and

•	device manufacturers and application developers to design products to better meet the needs of enterprises and users, and telecommunications service providers to enhance their revenue opportunities.

We have relationships with or sell our products to leading mobile communications and computing companies and corporate enterprises, including 3Com, Agilent, British Airways, Casio, DaimlerChrysler, Ericsson, Fujitsu, Hewlett-Packard, IBM, Microsoft, Motorola, NEC, One2One, Orange, Palm, Psion, Red-M, Sharp, Siemens, Symbol and Toshiba.

Industry Background

The use of mobile devices has increased tremendously as handheld computers, mobile phones, pagers and personal digital assistants have achieved popular acceptance and become more advanced and powerful. Improvements in mobile technology and wireless infrastructure are facilitating greater bandwidth, thereby enabling both data and voice transmission. IDC, a leading provider of technology intelligence and market data, predicts that the United States population of mobile and remote workers alone will grow to reach 55 million in calendar 2004.

Meanwhile, competition and deregulation in the wireless communications industry have resulted in downward pressure on wireless service rates. Consequently, service providers are attempting to maximize revenue opportunities by developing new services and encouraging usage, while simultaneously reducing the costs associated with customer turnover and the deployment of new services. As a result, mobile device manufacturers and application developers face pressure from service providers to increase the usability and value of their devices and applications. Many of these manufacturers and developers seek to utilize data communications capabilities to do so. However, the absence of common standards for data communications has historically prevented the widespread adoption and promotion of data communications across the mobile communications industry. To address this situation, industry consortia were formed to develop industry-wide standards and protocols for wireless communication. These consortia have developed various complementary protocols, including Bluetooth protocols for short-range radio-frequency communication, IrDA infrared communication protocols created by the Infrared Data Association, SyncML data synchronization protocols and the Wireless Application Protocol (WAP). Service providers, device manufacturers and application developers are integrating these data communication capabilities to improve functionality and deliver an array of mobile communications products and services.

Enterprises seek to increase productivity through the easy, secure and cost-effective management of information access, collaboration and the use of mobile devices. Increasingly, users need secure, reliable and efficient access to critical information on demand. In addition, users need access to enterprise network information from many locations, both within and outside enterprise facilities, and through various mobile devices. As a result, mobile devices are being used for:

•	Personal information management. Users employ mobile devices in conjunction with their primary computers for tasks such as contact management, scheduling and e-mail access.

•	Enterprise automation. Enterprises deploy mobile devices for tasks within the enterprise such as inventory control and management, quality assurance and data entry and access.

•	Mobile workforce management. Enterprises deploy mobile devices for tasks outside the enterprise such as sales force automation, real-time collaboration and data access.

Unfortunately, providing flexible information access has historically been a cumbersome and expensive proposition and typically required that users make a wired connection to the network wherever and whenever they required access. In addition, with the increased use of mobile devices, many users currently must employ several devices simultaneously. Although they all may require access to the same information, these devices often run applications on separate platforms. For example, a mobile worker using a laptop for corporate e-mail may also use a personal digital assistant with personal contact information, and a mobile phone with an embedded directory, each of which functions with different operating systems, platforms and data delivery formats. To facilitate user productivity, this information must be synchronized and managed across devices and applications. Thus, users require simple, secure tools to access, collect, synchronize and print information.

Enterprises, users, device manufacturers, application developers and service providers require a solution that provides data management and wireless connectivity between disparate mobile devices, and between mobile devices and the information and applications which reside on personal computers or the enterprise network. Ideally, this type of solution should allow:

•	enterprises to provide cost-effective and seamless access to information regardless of location;

•	users to increase their productivity by connecting a variety of mobile devices to access and manage information;

•	device manufacturers and application developers to enhance the value and usability of their devices and applications, facilitating greater market acceptance and increased use; and

•	telecommunications service providers to take advantage of data communication capabilities to drive increased usage and user loyalty.

Our Solution

We develop and market mobile information management products that enable secure, reliable and efficient access, collection and synchronization of information on demand. We have designed our products to:

Enable mobile data management.    Our mobile data management products enable enterprises and users to synchronize and manage information between mobile devices and personal computers or enterprise networks. We believe enterprises can reduce their initial capital investment in computer hardware and software and their network administrative costs by using our technology to deploy applications on mobile devices. Using our products, users can manage information between their mobile devices and personal computers, enterprise groupware applications, such as Microsoft Exchange and Lotus Domino, or ODBC-compliant database applications. In addition, enterprises can securely and efficiently deploy and manage a variety of mobile devices and extend their applications and databases across a distributed network and over the Internet.

Increase efficiency and usability of mobile devices.    Our mobile information management products improve the management of information and applications and provide convenient, wireless connectivity. These products enable users to share data and information between their mobile devices while accessing information from the Internet, personal computers or enterprise networks on demand. Enterprises can utilize devices to extend their network applications cost-effectively to other applications. We believe our mobile information management products help mobile users and enterprises increase their efficiency by using mobile devices for a variety of new tasks, thereby increasing their use of these devices.

Increase value and usage of mobile devices and communications services.    Our platforms and technologies provide the tools to enable device manufacturers and application developers to design and enhance products to meet the needs of both enterprises and users. Because our technology enables cost-effective communication and the ability to easily manage many disparate devices, we believe device manufacturers and application developers are able to increase the value of the products they sell, thereby encouraging increased adoption of those products. In addition, we believe the increased adoption of mobile devices will, in turn, drive increased usage of and loyalty to providers of mobile communications services, thereby increasing service providers’ revenue opportunities and minimizing their costs.

Enable wireless connectivity.    Our products facilitate enterprise automation and effective mobile workforce management by providing wireless connectivity between disparate mobile devices and between mobile devices and personal computers or enterprise networks. Our products enable mobile workers to access networks or peripherals within enterprise facilities and enable enterprises to extend applications to users beyond the network environment and over the Internet, without physical connections.

Our Strategy

Our objective is to become the leading provider of mobile information management products. To achieve this objective, we have adopted the following strategies:

Focus resources on building customer intimacy with top enterprise customers.    We have invested substantial resources to develop our international marketing, sales and support infrastructure. Although our products are appropriate for enterprises of all sizes, we believe large multi-national enterprises are the most lucrative market for our products. We intend to continue to focus resources to sell to large enterprises and to international markets that are adopting the use of mobile communications most rapidly. In addition, our products are currently included in, or bundled with, the mobile devices of industry leaders such as Ericsson, Motorola and Palm. We believe the integration of our technology in leading mobile devices provides a significant opportunity to reach the enterprises and mobile workers who are the primary users of these devices.

Continue to develop and maintain a broad array of mobile information management products and technologies that demonstrate our technical excellence.    We are committed to building and maintaining a full range of mobile information management products and technologies that address the data management and wireless connectivity needs of enterprises and users across a broad range of mobile devices. Our products support the current leading mobile device platforms, including the Palm OS, Windows CE, Symbian EPOC, RIM and SyncML-based mobile device platforms and we intend to develop additional device support in the future. Further, we are committed to designing our technology and products to be compatible with new and emerging protocols, such as GSM, GPRS, CDPD, CDMA and Mobitex networks. By continuing to provide a broad range of products, we believe that we can successfully meet the mobile information needs of users and enterprises, while enhancing the ability of service providers, device manufacturers, and application developers to increase the value of their own products and services. We actively work with industry consortia to develop wireless standards and protocols. These consortia are comprised of industry leaders, device manufacturers and software developers, and we actively participate on the leading standards boards and technical committees of these consortia. For example, we were a founding member of the Infrared Data Association, which developed the IrDA protocol. As a result of our efforts in IrDA, we were invited by the founders of Bluetooth to participate in the Bluetooth early adopter group and were recently accepted as an associate member of the Bluetooth Special Interest Group, while contributing on the Bluetooth Architecture review board. Extended Systems is also a promoting member of the SyncML Initiative. We believe our leadership in these consortia will continue to make our mobile information management products and technologies an integral part of mobile communications solutions.

Demonstrate industry leadership by continuing to leverage alliances with leading mobile device manufacturers and applications developers.    We believe it is critical to focus on continuing to demonstrate industry leadership through alliance validation. We maintain relationships with leading hardware and software vendors, including 3Com, Ericsson, Hewlett-Packard, iAnywhere, IBM, Intel, Lotus, Microsoft, Motorola, NEC, Palm, Sharp and Toshiba. We believe that these relationships will enable us to develop leading-edge products and technology and influence the development of new platforms and protocols. We also believe these relationships will continue to help us achieve broader distribution of our products and technologies, making them pervasive in the mobile information management market. For example, we collaborated with Microsoft on the development of synchronization products for the Windows CE operating system and with Palm to provide Bluetooth technology for use in the Palm OS.

Acquire complementary businesses and technologies.    In order to broaden our product offering and extend our distribution channels, we have in the past and intend in the future to pursue acquisitions of, and investments in, companies with complementary products, technologies or distribution networks. For example, in February 2002, we acquired AppReach, a small firm specializing in the development of enterprise software that extends customer relationship management (CRM) applications to mobile and wireless devices. In August 1999, we acquired Advance Systems Limited, a developer of server-based synchronization software for portable computing devices and high-end mobile phones. Our acquisition of Advance Systems has further strengthened our relationships with IBM and Microsoft. In October 1998 and November 1998, we completed acquisitions of Rand Software, a developer of data synchronization software, and Parallax Research, a developer of infrared connectivity products. In April 1997, we acquired Counterpoint Systems Foundry, a developer of connectivity software. The Counterpoint acquisition formed the basis for our Bluetooth technology.

Our Products

We design, develop, sell and support products that enable companies to extend enterprise applications securely and efficiently to mobile and wireless environments. Our mobile information management segment includes mobile data management and wireless connectivity solutions.

Mobile Data Management Products

Our mobile data management and synchronization software enables IT departments to securely integrate and manage the myriad of mobile devices and applications that are becoming increasingly important to the corporate enterprise. The cross-platform support of the XTNDConnect product line provides IT managers and developers with a single mobile data management solution for multiple devices, connections and applications.

Product	Description	Target Customers/Relationships

Mobile Data Management and Synchronization Software:

XTNDConnect Server
A software application that:

•  allows information to be transferred directly between enterprise network applications and mobile devices through wired or wireless connections;

•   provides IT staff centralized control, data security and management for mobile devices;

•   supports Palm OS, Windows CE, RIM, SyncML-based mobile devices, Pocket PC and Symbian EPOC devices;

•   manages data and applications on mobile devices with backup/restore, installation, configuration and reporting capabilities;

•   enables users to easily synchronize data with servers, including Microsoft Exchange and Lotus Notes and with ODBC-compliant or OLEDB databases such as DB2, Oracle, Sybase and Advantage Database Server; and

•   assures the secure transfer of corporate data to and from mobile devices using Certicom encryption.

We added XTNDConnect Server to our product line when we acquired Advance Systems in fiscal 2000.

•   Enterprises that are deploying mobile devices or enabling applications for mobile deployment.

•   Application developers who design vertical mobile applications. Examples of vertical markets include manufacturing, healthcare, finance, insurance, legal and transportation.

•   XTNDConnect Server serves as the foundation for IBM’s Mobile Connect product.

Product	Description	Target Customers/Relationships

XTNDConnect PC
A software application that:

•   allows a user to manage and synchronize personal information such as contacts, calendar, tasks and email between a mobile device and popular personal computer applications;

•   supports devices including Palm OS, Windows CE, Pocket PC, Casio PocketViewer, and various mobile phones from Ericsson, Sony and Siemens; and

•   supports many popular personal computer applications including Microsoft Outlook, Lotus Notes, Lotus Organizer, Act!2000, WindowsXP and Palm’s desktop.

We added this product to our product line when we acquired Rand Software in fiscal 1999.

•   Enterprises and users through electronic commerce.

•   Original equipment manufacturers, such as personal digital assistant and mobile phone manufacturers.

•   Ericsson bundles XTNDConnect PC with select WAP-enabled phones.

•   Palm uses XTNDConnect PC to allow users to update and share data using MyPalm web-based on-line personal information management service.

•   Siemens bundles XTNDConnect PC with select mobile phones.

Client/Server Database Products:

XTNDConnect Mobile Objects
An embedded server that:

•   streamlines the development of mobile and desktop applications and provides the ability to extend existing enterprise applications to mobile devices;

•   provides an easy-to-use, cross-platform solution that gives application developers an environment for building custom mobile applications;

•   supports Streamline Security™, which is a patent-pending security design based on Certicom’s Elliptical Curve security technology;

•   provides cross-platform support for Pocket PC, Palm and Windows devices; and

•   supports client application development for AppForge, Code Warrior and embedded Visual Studio.
Application developers who design vertical mobile applications.

Product	Description	Target Customers/Relationships

Advantage Database Server
A high performance client/server database management system for standalone, networked, mobile and Internet database applications that:

•   provides developers the flexibility to combine SQL statements and relational data access methods with the performance and control of navigational commands;

•   includes native SQL support as well as a client interface, supporting common application development tools such as Delphi, Visual Objects and Visual Basic, as well as any applications with an ODBC interface; and

•   works in both Novell NetWare and Windows NT server environments and improves multi-user performance by efficiently allocating database operations between the client and the server.
Application developers who design vertical mobile applications.

Advantage Development Tool Kits	Software tools used by database application developers to develop, debug and deploy reliable applications running in an Advantage Database Server environment.	Application developers who design vertical mobile applications.

Wireless Connectivity Product Solutions

Our wireless connectivity product solutions permit users to wirelessly connect and exchange data using either Bluetooth short-range radio frequency or IrDA infrared technology, thereby eliminating cables, connectors and physical attachments.

Our wireless connectivity product solutions consist of:

•	Embedded short-range wireless Bluetooth protocol software;

•	Embedded IrDA protocol software, test systems and Windows application software;

•	SyncML client software development kit; and

•	IrDA wireless connectivity hardware.

Product	Description	Target Customers/Relationships

Embedded Short–Range Wireless Bluetooth Protocol Software:

XTNDAccess Blue SDK–Embedded Bluetooth Protocol Software
A Bluetooth software development kit that:

•   provides an efficient way to add reliable Bluetooth radio communications to any embedded device including personal digital assistants, mobile phones, pagers, digital cameras, portable office equipment, watches, medical equipment, industrial automation products and more.

•   is on the Bluetooth Qualified Product List, certified for Object Push, File Transfer, Dial-up Networking, LAN Access, FAX, Cordless Telephone, Headset and Intercom profiles;

•   provides support for Multi-transport OBEX and IrMC; and

•   includes source code and complete documentation for implementing Bluetooth into mobile devices.

•   Original equipment manufacturers that integrate Bluetooth into their products.

•   Licensed by Palm Computing for inclusion in future releases of Palm OS.

•   Licensed by Motorola to implement Bluetooth transport technology in Motorola products.

•   Licensed by Hewlett-Packard to implement Bluetooth technology in various imaging devices.

•   Ported to run on Fujitsu’s picoJava-II based chip.

•   Licensed by NEC for implementation in a Bluetooth printer adapter and in a Bluetooth ISDN terminal adapter (AtermITX92BT).

Bluetooth Windows Applications
A Bluetooth software development kit that:

•   provides an efficient way to implement Bluetooth wireless technology in Windows-based devices;

•   supports leading Bluetooth hardware manufacturers including Broadcom, Cambridge Silicon Radio, Ericsson and SiliconWave;

•   includes lower level Windows protocols, support for Dial-up Networking and LAN profiles, as well as applications for Object Push, File Transfer and Synchronization profiles; and

•   via XTNDConnect PC, enables file synchronization between a PC and a Palm Windows CE (Pocket PC) or a Casio Pocket Viewer device.

•   Original equipment manufacturers who are producing Bluetooth devices and need them to communicate with Windows-based PC’s.

•   PC manufacturers and PC card and USB peripheral manufacturers who need to bundle Bluetooth software to provide a complete solution.

XTNDAccess SyncML SDK
A client toolkit that:

•   provides an efficient way to implement the SyncML synchronization protocol for a wide range of devices including cell phones, smart phones and personal digital assistants;

•   works with out-of-the-box client/server and PC Synch applications such as our XTNDConnect Server and XTNDConnect PC software; and

•   certified compliant by the SyncML Initiative.
Device manufacturers for mobile phones and personal digital assistants.

Product	Description	Target Customers/Relationships

XTNDConnect Blue SDK for Windows CE
A Bluetooth software development kit that:

•   enables mobile device manufacturers to use Bluetooth functionality in their Windows based products and Pocket PC devices; and

•   has portable source code which enables manufacturers to compile it for specific processors or display sizes.
Original equipment manufacturers who develop Windows CE-based products such as handhelds, industrial equipment, automotive systems and medical devices.

Embedded IrDA Protocol Software, Test Systems and Windows Applications Software:

XTNDAccess IrDA Software
A complete IrDA infrared software development kit that provides an efficient way to add reliable IrDA-compliant communications to any embedded device including digital cameras and handheld organizers such as mobile phones, watches and the Palm Organizer.
• Original equipment manufacturers that integrate IrDA into their products. • Palm has included this software in their Palm OS and all devices starting with the Palm III.

IrDA Infrared Test Tools	A stand-alone testing and certification system for IrDA-enabled devices. We added wireless connectivity tools to our product line in 1999 through the acquisition of Genoa’s IrDA testing tools.	• Original equipment manufacturers for the design, development and testing of infrared implementation in mobile devices.

IrDA Wireless Connectivity Hardware:

XTNDAccess hardware products
XTNDAccess hardware products enable mobile users to link portable and stationary devices together for mobile information management applications such as synchronization, file transfer, access to local area networks, intranets and the Internet all without a single physical connection. We have engineered the hardware, embedded software stacks, Windows drivers and user applications included with each wireless connectivity hardware product. Products include:

•   XTNDAccess IrDA PC Adapter: a wireless link between a mobile device and a desktop personal computer with a serial port.

•   XTNDAccess IrDA Network Adapter: a wireless access point for connection to a local area network.

•   XTNDAccess IrDA USB Adapter: a wireless link between a mobile device and a desktop personal computer with a USB port.

•   XTNDAccess IrDA Printer Adapter: a wireless link between a mobile device and a printer with a serial port.

•   Original equipment manufacturers that incorporate or bundle our products with personal digital assistants, mobile phones, pagers, laptop computers, digital cameras, watches and other mobile devices.

•   Enterprise customers through our distributors and through e-commerce to support the use of XTNDConnect Server for Palm CE and EPOC-based mobile devices.

•   Casio bundles our XTNDAccess infrared adapters with their PC-UNITE Wrist-type Wearable PIM Data Viewers and sells our adapters as accessories to Casio wearable camera products.

Technology

We focus our technology development efforts on mobile data management software and wireless connectivity software. Important technology features of our products are described below.

Mobile Data Management Software Technologies

XTNDConnect Server.    Our technology allows the update and exchange of data with enterprise server applications such as Microsoft Exchange, Lotus Notes and any databases accessible via ADO (OLE DB), ODBC or via our custom SDK, and helps system administrators manage mobile devices with IT application deployment, backup, restore, installation, configuration and reporting. Technological features of XTNDConnect Server meet the following needs of IT organizations:

•	management and configuration of users and mobile devices using our administration program, which supports Microsoft Management Console plug-in technology for remote monitoring;

•	customized synchronization using enhanced filtering technologies, which is particularly useful for synchronization using wireless protocols such as GSM, GPRS, CDMA or CDPD;

•	advanced security implementing elliptical curve encryption technologies that permit highly-secure connections, while consuming minimal bandwidth and battery power on the mobile device;

•	enhanced application access using a built-in VBScript Engine, enabling the server to enforce business rules, launch server-based applications and establish new communications sessions on-the-fly;

•	broad communications options enabling any wired, wireless or cellular connection, including physical or wireless TCP/IP, GSM, CDMA, iDEN, Internet, PPP, cradle, IrDA or Bluetooth; and

•
support for Microsoft Exchange, Lotus Notes or any database accessible via ADO (OLE DB), ODBC or via our custom SDK, custom plug-ins to support proprietary applications and our proprietary replication wizard for synchronization of database records.

XTNDConnect PC.    XTNDConnect PC is a desktop synchronization solution with technology that allows users to synchronize common data types (such as contacts, calendar and email) between mobile devices and popular applications on their personal computer. Our technology incorporates a single engine to synchronize information between personal computer applications (such as Microsoft Outlook, Lotus Notes, Lotus Organizer and ACT!) and mobile devices (such as Palm OS, Windows CE, Pocket PC, Casio Pocket Viewer and Siemens and Ericsson mobile phones). In addition, we have extended our synchronization technology through our Internet alliances to online personal information managers and provide support for devices using industry-accepted synchronization standards (such as IrMC and SyncML). Data record translation capabilities synchronize many disparate device formats and application data types, for example, allowing joint synchronization with Palm OS, Microsoft Windows CE and Pocket PC devices. Auto-Connect technology permits the automatic synchronization of devices upon connection and can be supported on Bluetooth and IrDA, as well as cable and cradle connections.

XNTDConnect Mobile Objects.    Our software is a distributed-object solution that enables mobile/handheld and PC applications to directly interact with centrally located server-based objects. The technology supports client development and client application development for AppForge, CodeWarrior and eMbedded Visual Studio. Cross-platform support is provided for Pocket PC, Palm and Windows devices. For unstable network environments there is live database access with store and forward architecture. XTNDConnect Mobile Objects also supports Streamline Security, which is a patent-pending security design based on Certicom’s Elliptical Curve security technology. Streamline Security utilizes a one-pass authentication model instead of the five-pass model that is common with secure socket layer (SSL) security. Streamline Security is therefore optimal for wireless networks because in one pass the user is authenticated. In addition, if the user connection is lost, the server recognizes the device automatically without re-authentication once connectivity is regained. This is accomplished by a sessionless key that is placed on the device upon initial authentication. In comparison, the

SSL model requires the user to go through the common five-pass model again upon reconnection, which can take 15 seconds per pass.

Advantage Database Server.    We have developed algorithms for burst-mode transmission of data records across the LAN or WAN. Advantage has an advanced filter optimization engine, enhanced locking algorithms and support for a wide variety of communications protocols. Advantage Database Server currently holds a patent on its transaction processing engine.

Wireless Connectivity Software Technologies

Multi-transport OBEX.    Multi-transport OBEX, or Object Exchange, allows disparate mobile devices to exchange abstract information types (objects) without pre-existing configuration of drivers, file type or protocols between the two devices. Our Multi-transport OBEX is agnostic to the type of physical connection, isolating the communications media from the applications using the connection and allowing synchronization through a wireless connection such as Bluetooth or IrDA or through a physical connection such as USB or serial.

IrMC Mobile Communications.    IrMC mobile communications form the basis for universal data exchange synchronization among devices such as laptop and handheld computers, mobile phones and pagers and personal digital assistants. We have ported this software to the Bluetooth protocol stacks, implementing several of the key Bluetooth profile identifiers for original equipment manufacturers. The IrMC Level 4 Sync Server is a required profile for mobile devices and was adapted from our work with the Infrared Data Association.

XTNDAccess Blue SDK.    Bluetooth radio communications technology allows high-speed interconnection, over distances of up to 10 meters, of personal digital assistants, personal computers and mobile phones, without the use of cables, connectors or docking cradles. With its small memory footprint, we believe XTNDAccess Blue SDK is one of the market’s first embedded implementations of Bluetooth stacks for small, inexpensive mobile devices such as personal digital assistants, pagers, cameras and mobile phones. XTNDAccess Blue SDK includes an embedded operating system application of all modules from Hardware Control Interface to the OS abstraction layer. Within this protocol set is software for functions such as a Hardware Control Interface Driver, Service Discovery Protocol, RFCOMM, OBEX API and TCS Binary.

XTNDConnect Blue SDK for Windows.    XTNDConnect Blue SDK for Windows is a software development kit that enables PC and mobile device manufacturers, PC hardware manufacturers and application developers to quickly develop Bluetooth solutions for Windows-based products. The SDK provides a full set of tools for developing wireless communication applications for Windows 2000, Windows 98SE and Windows ME operating systems. Components of the software development kit include a:

•	wireless toolkit including APIs and sample development applications;

•	Bluetooth protocol stack for Windows 2000, 98SE and ME;

•	driver development kit including sample drivers for USB, PCMCIA and UART radios; and

•	developer’s guide.

XTNDAccess SyncML SDK.    XTNDAccess SyncML SDK is a client toolkit that enables developers to implement the SyncML synchronization protocol for a wide range of embedded devices. Designed for client devices such as cell phones, smart phones and personal digital assistants, the kit provides a complete set of tools including portable source code, easy-to-use APIs and comprehensive documentation.

Research and Development

As of May 31, 2002, we had 82 full-time equivalent employees devoted to our research and development activities, primarily at our facilities in Boise, Idaho; Bristol, England; and Corvallis, Oregon. We believe our success depends upon our ability to develop, introduce and manufacture new products and enhance existing products, allowing us to offer our customers products that achieve increasing levels of capability, performance and reliability. Our research and development efforts are currently focused on:

•	data synchronization and management;

•	information transfer;

•	new mobile connectivity platforms;

•	short-range wireless technologies;

•	thin-client/server data access; and

•	communications applications.

During fiscal 2001, 2000 and 1999, research and development expenses from continuing operations were $12.7 million, $8.5 million and $5.6 million, respectively, representing 37%, 22% and 22%, respectively, of our net revenue from continuing operations. For the nine months ended March 31, 2002 and 2001, research and development expenses from continuing operations were $8.2 million and $9.2 million, respectively, representing 43% and 34%, respectively, of our net revenue for these periods. In connection with our acquisition of Advance Systems in August 1999, we incurred an in-process research and development charge of $2.4 million in fiscal 2000. We also recorded $758,000 in acquired in-process research and development charges in fiscal 1999 as a result of our acquisitions of Rand Software and Parallax Research. We anticipate that we will commit substantial resources to research and development in the future. We will continue to add development expertise through our recruiting and hiring efforts, as well as through continued acquisitions of engineering-oriented technology companies.

Marketing and Sales

As of May 31, 2002, we had an in-house marketing and sales staff of 74 full-time equivalent employees, who are largely responsible for generating end-user demand for our products by soliciting prospective customers, providing technical advice with respect to our products and working with distributors and original equipment manufacturers to sell our products. We conduct our marketing and sales activities primarily from our offices in Boise, Idaho and our international offices in France, Germany, Italy, the Netherlands and the United Kingdom. In addition, we have significant distributor relationships in Japan, Sweden, Germany, Switzerland, Brazil, Spain, France, Singapore, Korea and Taiwan. Our marketing and sales staff actively participates with distributors and resellers in the selling process, which provides users with the level of support needed for the successful integration of solutions in enterprise networks.

Service and Support

As of May 31, 2002, we had 41 full-time equivalent service and support personnel at our facility in Boise, Idaho and at our international offices. In addition, our independent distributors provide some service and support to customers. We believe that service and support are critical components of customer satisfaction and the success of our business. Our commitment to service and support enables us to interact regularly with our customers’ network administrators and to identify and respond to their needs on an ongoing basis. We offer a wide range of customer support services under our ExtendAssist Program. This program includes a technical support hotline to provide a range of telephone support to our customers through a toll-free number. In addition, we maintain a technical support group comprised of engineers and technicians, 24-hour automated support, and an on-line bulletin board, which contains in-depth technical information. Through ExtendAssist, our engineering staff provides technical support through e-mail. We also provide on-line services to distribute technical advice and software updates.

Manufacturing

As of May 31, 2002 we had 5 full-time equivalent employees in our manufacturing operations, primarily at our Boise, Idaho facility. Our manufacturing operations consist mainly of materials procurement, final assembly, testing, quality assurance and shipping. We rely on third-party suppliers for components used in our products. We subcontract other manufacturing functions, including the production of our printed circuit boards and some final product assembly and testing. We intend to continue to subcontract a majority of our manufacturing functions. We perform quality assurance and some testing of our products, primarily at our Boise, Idaho facility.

Competition

The markets for our products are rapidly evolving and intensely competitive. Furthermore, the markets for our mobile data management and wireless connectivity product solutions are relatively new and characterized by frequent product introductions, changing protocols and rapidly developing technology. As mobile devices continue to grow in power and usage and become a major component of enterprise information management, we expect new competitors to enter these markets and existing competitors to expend increasing resources to develop mobile data management and universal wireless product solutions. As a result, we expect competition in these markets to intensify.

Mobile Synchronization and Data Management

Our mobile synchronization and data management products compete primarily with products offered by Synchrologic, Aether Software, Pumatech and AvantGo. We believe that the primary competitive factors for these products are:

•	the ability to support a broad range of mobile device platforms and synchronize information with a broad range of databases and applications; and

•	speed and security of synchronization.

Client/Server Database

Our client/server database products compete primarily with products offered by Microsoft, through its SQL Server product, Interbase and Pervasive Software and Oracle, through its Oracle Lite server product. We believe that the primary competitive factors for these products are:

•	ease of integration into developers’ applications;

•	speed;

•	reliability; and

•	scalability, or the ability to increase the number of client users.

Wireless Connectivity Product Solutions

Our wireless connectivity product solutions compete primarily with products offered by Widcomm, Open Interface and IVT Corporation. We believe that the primary competitive factors for these products are:

•	the ability to support a broad range of user profiles and mobile device platforms; and

•	interoperability between mobile devices.

Intellectual Property

Our success depends significantly on our proprietary technology and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with many of our employees and consultants and licensing agreements. Despite these protections, third parties might obtain and use our technologies without authorization or develop similar technologies independently. The steps we have taken may not prevent misappropriation of our intellectual property, particularly in countries other than the United States where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

We have entered into source code and design document escrow agreements with a limited number of our customers requiring release of design details in some circumstances. These agreements generally provide that these parties will have a limited, non-exclusive right to use the code in the event that there is a bankruptcy proceeding by or against us, if we cease to do business or if we fail to meet our support obligations. We also provide our source code to foreign language translation service providers and consultants to use in limited circumstances.

We hold 32 registered trademarks. We cannot assure you that any of our current or future trademark applications will be approved. Even if these applications are approved, any trademarks may be successfully challenged by others or invalidated. There may be third parties using names similar to ours of which we are unaware. If our trademark applications are not approved or if our trademarks are invalidated because of prior third–party registrations, our use of these marks could be restricted unless we enter into arrangements with these third parties, which might not be available on commercially reasonable terms, if at all.

We have been issued seven patents that expire in 2010 and beyond. We cannot assure you that any of our current or future patent applications will be granted. Any patent of ours may be challenged, invalidated or circumvented and the rights granted under any patent of ours may not provide competitive advantages to us. If a blocking patent is issued in the future to a third party, and we are not able to distinguish our technologies, processes or methods from those covered under the patent, we may need to either obtain a license or develop noninfringing technologies, processes or methods with respect to that patent. We may not be able to obtain a license on commercially reasonable terms, if at all, or design around the patent, which could impair our ability to sell our products. Any proprietary rights with respect to our technologies may not be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet–related industries are uncertain and still evolving.

Other persons may claim that our technologies, processes or methods infringe their patents. These claims may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and prevent us from selling some of our products, which would substantially harm our business.

Employees

As of May 31, 2002, we had 256 employees and 240 full-time equivalent employees. None of our employees is represented by a labor union or is subject to a collective bargaining agreement with respect to his or her employment with us. We believe that our relations with our employees are good.

Properties

We own our corporate headquarters in Boise, Idaho, which consists of approximately 100,000 square feet of space located on 24 acres of land. We use our headquarters facility for research and development, marketing and sales, customer support, manufacturing and administration. We lease sales, support and development offices throughout the United States and Europe. We believe that our existing facilities are adequate to meet our current requirements and that suitable additional or substitute space will be available as needed to accommodate expansion of our operations.

Legal Proceedings

On April 22, 2002, Pumatech, Inc. filed a patent infringement action against us in the U.S. District Court in Northern California. An amended complaint was filed on May 28, 2002. The action alleges that our XTNDConnect server and desktop synchronization products infringe on seven of Pumatech’s synchronization-related patents, that our alleged use of the trademark “Satellite Forms” constitutes trademark infringement, and that other alleged actions constitute unfair competition and interference with contract. The action seeks an injunction against further sales of our server and desktop synchronization products and use of the allegedly infringing trademark, as well as unspecified damages and attorneys’ fees. We believe that Pumatech’s claims are without merit, and we intend to defend the suit vigorously. On June 25, 2002, we filed an answer and counterclaim in response to Pumatech’s complaint in which we deny Pumatech’s charges, raise a number of affirmative defenses and request a declaration from the court that Pumatech synchronization software patents are invalid and not infringed by our products. However, litigation is inherently uncertain, and we may not prevail in our defenses or counterclaims against the claims. In addition, litigation is frequently expensive and time-consuming, and management may be required to spend significant time defending the suit; such costs and the diversion of management time could have a material adverse effect on our business. While management currently believes the amount of potential liability, if any, with respect to this action will not materially affect our financial position, results of operations, or liquidity, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material.

EXTENDED SYSTEMS SELECTED FINANCIAL DATA
(in thousands, except per share data)

The following consolidated selected financial data should be read in conjunction with Extended Systems’ Consolidated Financial Statements and related Notes and “Extended Systems Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this joint proxy statement/prospectus. The selected consolidated statements of operations data for the fiscal years ended June 30, 2001, 2000 and 1999 and the selected consolidated balance sheet data as of June 30, 2001 and 2000 are derived from Extended Systems’ audited consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports included elsewhere herein, and are included elsewhere in this joint proxy statement/prospectus. The selected consolidated statements of operations data for the nine months ended March 31, 2002 and 2001 and the selected consolidated balance sheet data as of March 31, 2002 are derived from unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The selected consolidated statements of operations data for the fiscal years ended June 30, 1998 and 1997 and the selected consolidated balance sheet data as of June 30, 1999, 1998 and 1997 are derived from audited consolidated financial statements that have not been included herein.

As a result of the sale of certain assets and liabilities to Troy Group, the printing solutions segment is accounted for as discontinued operations in accordance with Accounting Principles Bulletin No. 30. Amounts for all periods in this joint proxy statement/prospectus, including the financial statements and related notes, have been reclassified to reflect the discontinued operations.

	For the Years Ended June 30,					Nine Months Ended March 31,
	2001	2000	1999	1998	1997	2002	2001
						(unaudited)
Consolidated Statement of Operations Data:
Net revenue	$34,746	$39,002	$25,275	$18,760	$8,507	$18,936	$26,835
Gross profit	21,605	18,301	10,948	10,093	5,282	15,804	16,439
Research and development	12,740	8,516	5,574	5,020	3,576	8,157	9,161
Acquired in-process research and development	—	2,352	758	—	—	—	—
Marketing and sales	18,414	11,586	9,197	7,513	4,744	10,445	13,881
Amortization of intangibles	972	891	61	—	—	729	729
Restructuring charge	1,096	—	—	—	—	—	—
Loss from operations	(18,923)	(9,423)	(8,314)	(5,735)	(5,869)	(6,876)	(11,286)
Income tax provision (benefit)	7,456	(3,069)	(2,992)	(2,210)	(2,548)	(1,641)	(4,014)
Loss from continuing operations	(25,875)	(6,670)	(5,696)	(4,177)	(4,444)	(5,221)	(6,802)
Income from discontinued operations	2,401	1,685	4,234	7,475	7,120	192	1,736
Net income (loss)	$(23,474)	$(4,985)	$(1,462)	$3,298	$2,676	$(5,029)	$(5,066)
Loss per share from continuing operations:
Basic and diluted	$(2.44)	$(0.70)	$(0.68)	$(0.57)	$(0.65)	$(0.47)	$(0.65)
Earnings per share from discontinued operations:
Basic and diluted	$0.22	$0.18	$0.51	$1.02	$1.04	$0.01	$0.17
Earnings (loss) per share:
Basic and diluted	$(2.22)	$(0.52)	$(0.17)	$0.45	$0.39	$(0.46)	$(0.48)
Shares used in per share calculation—basic and diluted	10,587	9,552	8,409	7,303	6,870	11,013	10,521

	As of June 30,					As of March 31, 2002
	2001	2000	1999	1998	1997
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,585	$6,191	$9,668	$15,006	$6,621	$4,628
Total assets	28,143	44,221	40,799	40,147	25,677	21,942
Long-term debt	—	—	67	7,617	7,210	—
Total stockholders’ equity	18,938	37,715	26,595	26,592	14,025	15,055

Our income tax provision and loss from continuing operations for fiscal 2001 includes a $14.0 million valuation allowance recorded against our deferred tax assets. Our loss from continuing operations in fiscal 2001 also includes $1.4 million in charges associated with the terminated Palm merger and $1.1 million in employee termination benefits resulting from our restructuring. Our loss from continuing operations for fiscal 2000 includes charges associated with our acquisition of Advance Systems. Our loss from continuing operations for fiscal 1999 includes charges related to our exit from our port replicator business and charges associated with our acquisitions of Rand Software and Parallax Research.

EXTENDED SYSTEMS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, “Extended Systems Management’s Discussion and Analysis of Financial Condition and Results of Operations,” references to “we,” “us,” “our,” and “ours” refer to Extended Systems and its consolidated subsidiaries.

You should read the following discussion and analysis in conjunction with “Extended Systems Selected Financial Data” and our Consolidated Financial Statements and related Notes included elsewhere in this joint proxy statement/prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this joint proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed below and in the section entitled “Risk Factors” as well as those discussed elsewhere in this joint proxy statement/prospectus. See the section entitled “Forward-Looking Statements” at page 1. You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this joint proxy statement/prospectus. We do not assume any obligation to revise forward-looking statements.

Overview

We classify our product offerings into one operating segment, our mobile information management segment, which includes product solutions that extend enterprise applications to mobile and wireless environments. The products in our mobile information management segment include data synchronization and management software, wireless connectivity products and client/server database management systems with remote access capabilities. Until April 2001, we also marketed and sold enterprise Internet appliances.

We sell our mobile information management products primarily to enterprises, original equipment manufacturers, application developers and resellers both directly and through our e–commerce storefronts on the Internet. We derive revenue from:

•	software license fees and royalties;

•	support and maintenance fees;

•	non-recurring development fees that we generate when we adapt products to customers’ specifications; and

•	sales of hardware products.

Our future results of operations will be highly dependent upon the success of our software products, specifically our XTNDConnect data synchronization and management software and our XTNDAccess and XTNDConnect infrared and Bluetooth wireless connectivity software. We expect the license fees and royalties generated by these products to continue to constitute a significant majority of our revenue.

Our other products segment consists of our mechanical port replicator products, which were discontinued in fiscal 1999.

We derive a significant amount of our revenue from sales to customers outside of the United States, principally from our international sales subsidiaries, overseas original equipment manufacturers and from a limited number of international distributors.

Based on the region in which the customer resides, net revenue from continuing operations is as follows:

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
Net Revenue Percentages by Region	2001	2000	1999	2002	2001
Domestic	38%	26%	33%	49%	38%
International:
Europe	38	30	28	37	37
Asia	22	42	36	11	23
Other regions	2	2	3	3	2

Total international	62	74	67	51	62

Net revenue from continuing operations	100%	100%	100%	100%	100%

The decrease in net revenue from customers in Asia in fiscal 2001 from the prior year was due primarily to a decrease in sales to Hewlett-Packard. This decrease was offset, in part, by an increase in sales to other multi-national original equipment manufacturers that incorporate or bundle our products with their products and sell their products worldwide. In fiscal 2000 and 1999, sales of mobile information management products and services to Hewlett-Packard accounted for 33% and 27% of our net revenue from continuing operations, respectively, which resulted almost entirely from sales of our XTNDAccess IrDA Printer Adapter for bundling with one of Hewlett-Packard’s mid-range printers. As of April 2000, Hewlett-Packard no longer bundled our XTNDAccess IrDA Printer Adapter with Hewlett-Packard printers sold in North America, but offered our product as a free accessory to its customers with the purchase of the Hewlett-Packard printer. As a result, sales of printer adapters to Hewlett-Packard decreased significantly in fiscal 2001.

In the nine months ended March 31, 2001, sales to an international distributor of our software products accounted for 11% of our net revenue from continuing operations and consisted primarily of sales of our infrared hardware products.

We expect that international sales will continue to represent a substantial portion of our net revenue in the foreseeable future and will comprise between 45% and 55% of our net revenue throughout fiscal 2003.

We market and sell most of our products through multiple indirect channels, primarily distributors and resellers. We support our indirect channels with our own marketing and sales organization.

Critical Accounting Policies

In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, we make estimates, assumptions and judgments that can have a material impact on our net revenue, operating income and net income (loss), as well as on the value of certain assets on our consolidated balance sheet. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our consolidated financial statements, so we consider these to be our critical accounting policies. The listing below is not intended to be a comprehensive list of all our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto which contain accounting policies and other disclosures required by generally accepted accounting principles.

Revenue Recognition

To recognize software revenue we apply the provisions of Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by SOP 98-9, and generally recognize revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable and (4) collection of the resulting receivable is reasonably assured.

At the time of the transaction, we assess whether the fee associated with our revenue transactions is fixed or determinable, based on the payment terms associated with the transaction. If a significant portion of a fee is due after our normal payment terms, we account for the fee as not being fixed or determinable. In these cases, we recognize revenue as the fees become due and payable.

At the time of the transaction we also assess whether or not collection is reasonably assured based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer recognition of the fee as revenue, and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. If we assessed collectibility differently, the timing and amount of our revenue recognition may have differed materially from that reported.

For arrangements with multiple obligations (for instance, undelivered maintenance and support), we allocate revenue to each component of the arrangement using the residual value method. This means that we defer revenue from the total fees associated with the arrangement equivalent to the vendor-specific objective evidence of fair value of the elements of the arrangement that have not yet been delivered. The vendor-specific objective evidence of fair value of any undelivered element is established by using historical evidence specific to Extended Systems. For example, the vendor-specific objective evidence of fair value for maintenance and support is based upon separate sales of renewals to other customers or upon the renewal rates quoted in the contracts, and the fair value of services, such as training or consulting, is based upon separate sales by us of these services to other customers. If we allocated the respective fair values of the elements differently, the timing of our revenue recognition may have differed materially from that reported. For certain of our products, we do not sell maintenance separately but do provide minimal support and bug fixes to ensure that the products comply with their warranty provisions. Accordingly, we allow for warranty costs at the time the product revenue is recognized.

We recognize revenue for support and maintenance services ratably over the contract term and we generally recognize revenue from training and consulting services as these services are performed. At the time of the transaction, we assess whether or not any services included within the arrangement require us to perform significant customization or modification to the software. If these services are included as part of an arrangement, we recognize the entire fee using the percentage of completion method. We estimate the percentage of completion based on our estimate of costs incurred in relation to the total estimated costs. If we were to make different judgments or utilize different estimates of the total amount of work we expect to be required to customize or modify the software, the timing of our revenue recognition from period to period, as well as the related margins, might differ materially from that previously reported.

Valuation of Long-Lived and Intangible Assets and Goodwill

We assess the impairment of identifiable intangibles, long-lived assets and related goodwill and enterprise level goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include: (1) significant underperformance relative to historical or projected future operating results, (2) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, (3) significant negative industry or economic trends, (4) a significant decline in our stock price for a sustained period, and (5) changes in our market capitalization relative to net book value. If we made different judgments or utilized different estimates our measurement of any impairment may have differed materially from that reported.

Income Taxes

On a quarterly basis we evaluate our deferred tax asset balance for realizability. To the extent we believe it is more likely than not that some or all of our deferred tax assets will not be realized, we establish a valuation allowance against the deferred tax assets. As of March 31, 2002, we had recorded a valuation allowance against 100 percent of our net deferred tax assets due to uncertainties related to our ability to utilize our deferred tax assets, primarily consisting of certain net operating losses carried forward and foreign tax credits, before they expire. This valuation allowance was recorded based on our estimates of future U.S. and foreign jurisdiction taxable income and our judgments regarding the periods over which our deferred tax assets will be recoverable. If we made different judgments or utilized different estimates, the amount or timing of the valuation allowance recorded may have differed materially from that reported. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to reduce the valuation allowance which could materially impact our financial position and results of operations.

Recent Events

Sale of Extended Systems Singapore Ltd.

On June 12, 2002, we completed the sale of Extended Systems Singapore Ltd., our wholly owned Singapore subsidiary, to Brookhaven Asia Ltd., a holding company co-owned by the existing management team of Extended Systems Singapore Ltd. We received $987,000 in cash for all of the outstanding shares of Extended Systems Singapore Ltd. We expect to recognize a gain on the disposition of the subsidiary of approximately $100,000. The Singapore entity will act as an independent distributor providing marketing, sales, and support for Extended Systems’ products in southeast Asia, and also plans to build product solutions based on intellectual property licensed from Extended Systems.

Extended Systems originally acquired Extended Systems Singapore Ltd., formerly Parallax Research Ltd., in November 1998. The Singapore operation was instrumental in driving Extended Systems’ Infrared hardware business, and in managing the company’s relationships with third party contract manufacturers in Asia. As Extended Systems has continued to focus its efforts on its mobile and wireless enterprise software solutions, revenue from the company’s hardware products has been a declining percentage of the company’s net revenue. As a result, the Singapore entity was no longer strategic to our business.

Announcement of Preliminary Results of Operations for the Quarter Ended June 30, 2002

On July 11, 2002 we announced preliminary results for the quarter ended June 30, 2002. For our fourth quarter of fiscal 2002, we expect net revenue from continuing operations to be in the range of $5.4 million to  $5.7 million, a decrease from net revenue from continuing operations of approximately $6.3 million for the third quarter of fiscal 2002. We expect an operating loss from continuing operations in the range of $1.8 million to $2.1 million, and earnings per share to be a net loss of between $0.16 and $0.19 per share, compared to an operating loss from continuing operations of approximately $1.9 million and a net loss of $0.02 per share reported in the third quarter of fiscal 2002. The net loss in the third quarter of fiscal 2002 included an accrual for a tax refund of $1.6 million, which had the effect of reducing the net loss by approximately $0.14 per share. In addition, we expect cash and cash equivalents to be approximately $5.4 million as of June 30, 2002, compared to $4.6 million as of March 31, 2002.

We experienced lower than expected revenue from software licenses during the fourth quarter, primarily due to continued pressure on enterprise spending for new technology. Sequential growth in revenue from North American software sales in the fourth quarter was offset by a sequential decline in revenue from Europe, caused primarily by pressure on enterprise spending in Europe. MIM software revenue is expected to be in the range of $5.0 million to $5.3 million, down from MIM software revenue of $5.9 million for the fourth quarter of fiscal 2001, and down from MIM software revenue of $5.9 million in the third quarter of fiscal 2002. Revenue from our infrared hardware products is expected to be approximately $450,000 in the fourth quarter of fiscal 2002.

Results of Continuing Operations

The following section sets forth our results of continuing operations for the fiscal years ended June 30, 2001, 2000 and 1999 and nine months ended March 31, 2002 and 2001:

Net Revenue

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
Revenue:
License fees and royalties	$20,080	38%	$14,603	45%	$10,072	$14,855	(1)%	$15,039
Services	2,773	44	1,932	46	1,320	2,339	29	1,811
Hardware and other	11,893	(47)	22,467	62	13,883	1,742	(83)	9,985

Total net revenue	$34,746	(11)%	$39,002	54%	$25,275	$18,936	(29)%	$26,835

License fees and royalties.     License and royalty revenue consists of fees for licenses of our software products. Revenue is recognized when persuasive evidence of an arrangement exists, the software has been delivered and accepted, the fee is fixed or determinable and we estimate collectibility is reasonably assured. The increase in license fees and royalties in fiscal 2001 from fiscal 2000 was due primarily to an increase of licenses sold of our XTNDConnect data synchronization and management software and our XTNDAccess and XTNDConnect infrared and Bluetooth wireless connectivity software products. The increase in license fees and royalties in fiscal 2000 from fiscal 1999 was primarily the result of increased license fees from XTNDConnect data synchronization and management software and increased license revenue from our XTNDAccess wireless connectivity software products and our Advantage Database Server products.

License fees and royalty revenue decreased slightly in the nine months ended March 31, 2002 from the prior year as a result of a decrease in revenue from our Bluetooth and infrared software development kits due to the timing of original equipment manufacturer’s development. These decreases were partially offset by an increase in the number of XTNDConnect Server and Advantage Database Server software licenses sold.

Services.     Service revenue consists primarily of support and maintenance contracts sold to our customers, and also consists of some consulting services. We recognize revenue from support and maintenance contracts ratably over the stated support period, which is generally 12 months. Our consulting services typically consist of standard product installations, training, or significant customization of our standard license product. For installations and training, we generally recognize revenue as we perform the services. For customizations of our standard products, we use contract accounting to recognize revenue as work progresses. Our service revenue increased in fiscal 2001 from fiscal 2000 and 1999 primarily due to the increase of new licenses sold each year and contract renewals.

Service revenue increased in the nine months ended March 31, 2002 from the same periods in fiscal 2001, primarily due to an increase in revenue from support and maintenance contracts, as a result of contracts on new licenses sold and contract renewals. The increase was partially offset by a decrease in revenue from non-recurring engineering and other consulting products, which fluctuates as a result of the timing of customer projects.

Hardware and Other.    Hardware and other revenue consists primarily of sales of our XTNDAccess hardware products and our enterprise Internet products. In fiscal 1999, sales from our discontinued port replicator business were also reported as hardware and other revenue. Revenue, net of estimated returns, is generally recognized from the sale of these products upon shipment to the customer. The decrease in hardware revenue in fiscal 2001 from fiscal year 2000 was due primarily to a significant decrease in unit sales of XTNDAccess IrDA Printer Adapters and our enterprise Internet products. The increase in revenue from the hardware products in fiscal 2000 from fiscal 1999 was primarily the result of increased unit sales of XTNDAccess hardware products to original equipment manufacturers, primarily Hewlett-Packard. This increase was partially offset by a decrease in net revenue from our other products segment resulting from our exit from our port replicator business in fiscal 1999.

The decrease in revenue from hardware products for the nine months ended March 31, 2002 from the same period in fiscal 2001 was due primarily to an expected decrease in unit sales of our infrared products sold to original equipment manufacturers and a decrease in sales of our Internet products.

We expect license fees and royalty revenue from our mobile information software products to continue to increase overall in the fourth quarter of fiscal 2002. This increase is expected to come primarily from increased licensing of our XTNDConnect data synchronization and management products. We do not currently anticipate that Bluetooth royalty revenue will be a material component of our net revenue. We expect service revenue to fluctuate based primarily on the timing of non-recurring engineering fees earned and we expect that revenue from our mobile information management hardware products will continue to decrease in the fourth quarter of fiscal 2002.

Throughout fiscal 2001, we consolidated three of our offices in the United States and Europe and, as a result, reduced operating expenses and reduced our workforce by approximately 40 employees. During our first quarter of fiscal 2002, ended September 30, 2001, we also completed the restructuring plan that we announced in our fourth quarter of fiscal 2001, which further reduced costs and improved operating efficiencies. This restructuring included the termination of approximately 40 employees in research and development, marketing and sales, administration and manufacturing. The effect of these and other cost-saving measures are reflected in our cost of goods sold and our operating expenses for fiscal 2002 as compared to the same period last year.

Gross Profit

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
Gross profit	$21,605	18%	$18,301	67%	$10,948	$15,804	(4)%	$16,439
Gross margin	62%		47%		43%	83%		61%

Our cost of net revenue consists primarily of costs associated with:

•	post-sales support;

•	component, labor and overhead costs of our hardware products;

•	amortization of purchased technology;

•	royalties for the use of third-party software; and

•	other production-related activities.

The significant increase in gross margin in fiscal 2001 from fiscal 2000 was primarily the result of increased sales of mobile information management software products and decreased shipments of lower margin mobile information management hardware products. The increase in gross margin for fiscal 2000 from fiscal 1999 was the result of increased sales of mobile information management software products, partially offset by decreased sales of lower margin mobile information management hardware products to original equipment manufacturers. The gross profit in fiscal 1999 includes charges associated with the exit from our port replicator business, including returns and a provision for returns of $1.0 million and a provision for writedown of inventory of $1.4 million.

The increase in gross margin in the nine months ended March 31, 2002 from the same period last year was the result of an increase in license fees and royalty revenue from our software products, which have higher gross margins than our hardware products. Revenue from our higher-margin mobile information management software products, which includes license fees, royalties and services, represented 91% of our net revenue from continuing operations in the nine months ended March 31, 2002, compared to 63% in the same period last year. The increase was also due, to a much lesser extent, to the cost reductions implemented throughout fiscal 2001 and in the first quarter of fiscal 2002, as described above.

We expect that increased sales of our mobile information management software products will continue to have a positive impact on our gross margin. At the same time, we expect amortization of purchased technology will increase in fiscal 2003 and have factored such increase into our gross margin expectations for 2003. We expect our gross margin to be in the range of 84% to 87% through fiscal 2003.

Research and Development Expenses

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
Research and development	$12,740	50%	$8,516	53%	$5,574	$8,157	(11)%	$9,161
As a % of net revenue	37%		22%		22%	43%		34%

Research and development expenses generally consist of salaries and other personnel costs of our research and development teams, consulting costs and facility costs. The increase in research and development expenses in fiscal 2001 from fiscal 2000 and fiscal 1999 was primarily the result of an increase in the number of engineering personnel dedicated to mobile information management software projects. The increase in fiscal 2000 from fiscal 1999 is also the result of additional personnel costs in our mobile information management segment as a result of our acquisition of Advance Systems in August 1999.

The decrease in research and development expenses in the nine months ended March 31, 2002 from the same period last year was primarily the result of a reduction in personnel subsequent to our restructuring. At March 31, 2002, we had 98 full-time equivalent research and development personnel and contractors, a decrease from the 111 full-time equivalent personnel at the same time last year.

We expect research and development expenses to decrease moderately in the fourth quarter of fiscal 2002 as a result of decreased staffing, although these expenses may vary as a percentage of net revenue.

Marketing and Sales Expenses

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
Marketing and sales	$18,414	59%	$11,586	26%	$9,197	$10,445	(25)%	$13,881
As a % of net revenue	53%		30%		36%	55%		52%

Marketing and sales expenses consist primarily of salaries, commissions and other personnel costs of our marketing and sales personnel, promotional expenses, pre-sales support costs and travel costs. The increases in marketing and sales expenses for fiscal 2001 from fiscal 2000 and fiscal 1999 were primarily due to increased personnel costs and promotional activities for the mobile information management segment both domestically and at our European subsidiaries. The increase in fiscal 2000 from fiscal 1999 was partially offset by decreased promotional activities within our other products segment as a result of the exit from our port replicator business.

The decrease in marketing and sales expenses for the nine months ended March 31, 2002 from the same period last year was primarily due to a reduction in promotional expenses of approximately $600,000 and a reduction in marketing and sales personnel subsequent to our restructuring in our quarter ending September 30, 2001. At March 31, 2002, we had 117 full-time equivalent marketing and sales personnel and contractors, as compared to 150 full-time equivalent personnel at the same time last year.

We expect marketing and sales expenses to decrease slightly in the fourth quarter of fiscal 2002 as a result of decreased staffing, although these expenses may vary as a percentage of net revenue.

General and Administrative Expenses

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
General and administrative	$7,306	67%	$4,379	19%	$3,672	$3,349	(15)%	$3,954
As a % of net revenue	21%		11%		15%	18%		15%

General and administrative expenses generally consist of salaries and other personnel costs of our finance, management information systems, human resources and other administrative employees, and professional service and insurance costs. The increase in general and administrative expenses in fiscal 2001 from fiscal 2000 was primarily the result of expenses associated with the terminated merger with Palm, an increase in bad debt expense due to the impact of the decline in the worldwide economy on certain of our customers and an increase in the cost of our directors’ and officers’ insurance. The increase in general and administrative expenses in fiscal 2000 from fiscal 1999 was primarily attributable to increased costs subsequent to our acquisition of Advance Systems and an increase in professional services expenses. The increase was also attributable to an increase in our premiums for directors’ and officers’ insurance as a result of an increase in our coverage limit and the market environment for directors’ and officers’ insurance.

The decrease in general and administrative expenses in the nine months ended March 31, 2002 from the same period last year was primarily attributable to a decrease in personnel subsequent to our restructuring completed in the quarter ended September 30, 2001. At March 31, 2002, we had 39 full-time equivalent general and administrative personnel, as compared to 59 full-time equivalent personnel at the same time last year.

We expect general and administrative expenses to remain consistent in the fourth quarter of fiscal 2002 as compared to the third quarter of 2002, although these expenses may vary as a percentage of net revenue.

Amortization of Intangibles

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
Amortization of intangibles	$972	9%	$891	1,361%	$61	$729	—	$729
As a % of net revenue	3%		2%		0%	4%		3%

Amortization of intangibles in all periods presented is the result of goodwill and other intangibles, which arose from our acquisitions of Advance Systems, Rand Software and Parallax Research in our mobile information management segment. Because we are adopting Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” beginning with our first quarter in fiscal 2003, we do not expect to report any material amortization expense in future periods.

Income Tax Provision (Benefit)

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
Income tax provision (benefit)	$7,456	(343)%	$(3,069)	3%	$(2,992)	$(1,641)	(59)%	$(4,014)
As a % of loss before income tax (provision) benefit	(40)%		32%		34%	24%		37%

The change in the income tax provision or benefit for fiscal 2001 from fiscal 2000 was primarily the result of a $14.0 million valuation allowance recorded in the fourth quarter of fiscal 2001 against our deferred tax assets, which consisted primarily of net operating loss carryforwards. In assessing our ability to realize deferred income tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent on whether we generate taxable income during periods in which the temporary differences reverse and net operating loss and tax credit carryforwards expire. We recorded a valuation allowance equal to 100 percent of our remaining deferred tax assets at June 30, 2001, as a result of several factors that arose in our fourth quarter of fiscal 2001. These factors were:

•	the sale of our profitable printing solutions segment in May 2001;

•	the decline in the overall economy and the impact it had on us and our customers in our fourth quarter;

•	changes in our sales force that occurred in our fourth quarter; and

•	the operating losses in our mobile information management segment.

Based on these factors, and because our remaining operating segment has not been profitable, we determined that, under generally accepted accounting principles, sufficient evidence no longer existed to enable us to determine that it was more likely than not that we would be able to generate taxable income during periods in which our temporary differences reverse and net operating loss and tax credit carryforwards expire. As a result, we recorded a valuation allowance equal to all of the remaining deferred tax assets at that time.

The change in the income tax benefit for fiscal 2000 from fiscal 1999 was attributable to an increase in the loss before income taxes. The change in the effective tax rate for fiscal 2000 from the prior year was primarily the result of valuation allowances on deferred tax assets arising from our acquisition of Advance Systems and on foreign tax credit carryforwards.

For the nine months ended March 31, 2002, we recorded an income tax benefit of approximately $1.6 million for the refund we received as a result of the increase in the net operating loss carryback period created by the Job Creation and Worker Assistance Act of 2002. We received the cash proceeds from the tax refund in our fourth quarter of fiscal 2002. For the nine months ended March 31, 2002, we recorded no income tax benefit for the net deferred tax assets generated during the period. As of March 31, 2002, we had recorded a total valuation allowance of $20.5 million against our deferred tax assets.

Results of Discontinued Operations

On May 31, 2001, we sold our printing solutions segment, which included our network print server and non-network printer sharing products, to Troy Group, Inc. for $1.6 million in cash, net of expenses. We sold our printing solutions segment to Troy because the segment was not consistent with our core business strategy, which focuses on mobile information management solutions.

Pursuant to the terms of the Asset Purchase Agreement between the parties, on May 31, 2001, we transferred to Troy Group certain inventory, equipment, patents, trademarks and other intellectual property rights, customer and supplier lists and rights under certain contracts that existed as of the close of business on May 30, 2001. Troy Group also assumed from us certain contractual and warranty obligations and purchase commitments. Subsequent to the sale of our printing solutions segment, Troy Group hired approximately 40 of our employees.

As a result of this disposition in our fourth quarter of fiscal 2001, our printing solutions segment has been accounted for as discontinued operations in accordance with Accounting Principles Bulletin No. 30. Amounts in this joint proxy statement/prospectus for our printing solutions segment, including the financial statements and related notes, have been reclassified in the prior year to reflect the discontinued operations.

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2001	% Change	2000	% Change	1999	2002	% Change	2001
Net Revenue	$13,293	(24)%	$17,509	(31)%	$25,415	$183	(98)%	$10,602
Income from discontinued operations, net of taxes	2,331	38	1,685	(60)	4,234	192	(89)	1,736
Gain on sale of discontinued operations, net of taxes	70	—	—	—	—	—	—	—

The decrease in net revenue for fiscal 2001 from fiscal 2000 and fiscal 1999 was principally due to decreased unit sales of both network print server products and non-network printer sharing products worldwide.

Income from our discontinued printing solutions operations increased in fiscal 2001 from fiscal 2000 as a result of a decrease in operating expenses as we continued our shift in focus from our printing solutions products to our mobile information management products. This decrease in expenses was partially offset by a decrease in gross profit resulting from a decrease in unit sales of our printing solutions products.

Income from our discontinued printing solutions operations decreased in fiscal 2000 from fiscal 1999 primarily due to decreased gross profit from both network print server and non-network printer sharing products, which was partially offset by a decrease in operating expenses as we shifted resources to support our mobile information management products.

Business Combinations

AppReach

In February 2002, we acquired all of the outstanding stock of AppReach, Inc. for 33,950 shares of our common stock valued at $204,379, plus acquisition expenses of approximately $16,000. AppReach, based in Baltimore, Maryland, specialized in the development of enterprise software that extends customer resource management (CRM) applications to mobile and wireless devices.

A summary of the net assets acquired at the date of the acquisition is as follows:

Net working capital	$(20)
Property and equipment	5
Goodwill	235

Net assets acquired as of date of acquisition	$220

The acquisition of AppReach was accounted for by the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and accordingly, the results of operations of the company have been included in the consolidated statement of operations since the acquisition date.

Oval

In August 1999, we acquired all of the outstanding stock of Oval (1415) Limited for $5.5 million in cash, including acquisition expenses, and 625,000 shares of our common stock valued at $3.0 million. We accounted for this transaction by the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, “Business Combinations,” and, accordingly, Oval’s results of operations have been included in our consolidated statement of operations since the acquisition date.

Oval, based in Bristol, England, was the parent company of Advance Systems Limited and Zebedee Software Limited. Advance Systems was the developer of XTNDConnect Server, formerly ASL-Connect, a server-based data synchronization and management software for portable computing devices and high-end mobile phones that allows the update and exchange of data with enterprise applications such as Microsoft Exchange, Lotus Notes and corporate databases. Zebedee Software was a software consulting company. Substantially all of the net assets owned by, and operations of, the Oval consolidated group were attributable to Advance Systems, therefore, we will refer to Advance Systems herein when referring to the acquisition.

A summary of the net assets acquired at the date of the acquisition is as follows:

Net working capital	$112
Property and equipment	45
Developed technology, goodwill and other intangibles	5,984
Acquired in-process research and development	2,352

Net assets acquired as of date of acquisition	$8,493

We estimated that, in aggregate, the fair value of acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use was $2.4 million. We expensed the amount allocated to acquire in-process research and development as a charge to operations in the first quarter of fiscal 2000.

We determined the value assigned to acquired in-process research and development by projecting net cash flows related to future products expected to result from commercialization of the acquired in-process research and development. The net cash flows from such projects were based on our estimates and excluded amounts expected to result from existing products and technologies. Projected net revenue included the expected evolution of the technology and the reliance of future technologies on the in-process technologies over time, but excluded amounts expected to result from existing products and technologies. We based the estimated cost of net revenue and estimated operating expenses on our cost structure and that of comparable companies.

The net cash flows were adjusted for the stage of completion of the projects and discounted to their present values based on risk adjusted discount rates of 50% to 65%. The discount rates were based on various factors such as:

•	the stage of completion at the acquisition date;

•	the complexity of the work completed as of the acquisition date;

•	costs incurred as of the valuation date;

•	difficulties of completing the remaining development in a reasonable time;

•	technical uncertainties of the remaining tasks; and

•	the costs remaining to complete the projects.

We used a portion of the acquired in-process research and development to further enhance Advance Systems’ existing server-based synchronization technology by implementing a plug-in architecture. This type of design allows users and third-party software providers to develop small software components that plug into our XTNDConnect Server product and extend the range of applications supported by XTNDConnect Server. In September 1999, we implemented the first phase of this architecture with the release of XTNDConnect Server Version 2.2, which supports IBM’s DB2 Everywhere 1.1 (DB2E) handheld relational database and Microsoft’s ActiveX Data Object (ADO) interface, and provides other enhanced management tools. The acquired in-process research and development assigned to this project was valued at $943,000 as of the date of the acquisition. We incurred an estimated $69,000 to complete Version 2.2.

In November and December of 1999, we released versions of XTNDConnect Server that support encryption, Lotus Notes/Domino R5 and Symbian’s EPOC operating system. The acquired inprocess research and development assigned to this project was valued at $1.2 million at the date of the acquisition. This project was approximately 60% complete at the time of the acquisition and required an estimated $41,000 to complete.

We used the remaining acquired inprocess research and development to provide further enhancements to the architecture of our XTNDConnect Server products, which at the time of the acquisition were only approximately 1015% complete. The acquired inprocess research and development assigned to this project was valued at $186,000 as of the date of the acquisition. We incurred an estimated $123,000, from the date of the acquisition, to develop the inprocess technology into a commercially viable product.

Rand Software and Parallax Research

In October 1998, we acquired all of the outstanding stock of Rand Software for $710,000 in cash and 104,998 shares of our common stock valued at $735,000. In November 1998, we acquired a controlling interest in Parallax Research for $347,000 in cash and by assuming $375,000 in debt. In May 1999, we acquired the remaining outstanding stock of Parallax Research for $91,000 in cash. These transactions were accounted for by the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, “Business Combinations,” and, accordingly, the results of operations of both companies have been included in our consolidated statement of operations since the acquisition dates.

Rand Software was the developer of XTNDConnect PC, formerly known as Harmony, a data synchronization and management software providing support for mobile devices such as Windows CE handheld personal computers. This synchronization technology allows mobile devices to update and exchange data with enterprise applications such as Microsoft Exchange, Microsoft Outlook, Lotus Notes and Symantec Act!. Parallax Research develops infrared connectivity products primarily for sale to original equipment manufacturers and manages our relationships with our manufacturers in Asia.

A summary of the net assets acquired at the date of the acquisition is as follows:

Net working capital	$(146)
Property and equipment	114
Developed technology, goodwill and other intangibles	1,532
Acquired inprocess research and development	758

Net assets acquired as of date of acquisition	$2,258

We estimated that, in aggregate, the fair value of acquired inprocess research and development that had not yet reached technological feasibility and had no alternative future use was $758,000. The amount allocated to acquired inprocess research and development was expensed as a charge to operations in the second quarter of fiscal 1999.

We determined the value assigned to acquired inprocess research and development by projecting net cash flows related to future products expected to result from commercialization of the acquired inprocess research and development. The net cash flows from these projects were based on estimates we made. Projected net revenue included the expected evolution of the technology and the reliance of future technologies on the inprocess technologies over time, but excluded amounts expected to result from existing products and technologies. We based the estimated cost of sales and estimated operating expenses on our cost structure and that of comparable companies.

The net cash flows were adjusted for the stage of completion of the projects and discounted to their present values based on risk adjusted discount rates of 25% to 35%. The discount rates were based on various factors such as:

•	lack of operating history;

•	aggressive projections for some products;

•	reliance on original equipment manufacturers;

•	management depth; and

•	product diversification.

Rand Software’s research and development in-process on the date of the acquisition related to a serverbased data synchronization software product that was estimated to be approximately 14% complete and would require an estimated $464,000 and 38 manmonths of time to complete. Development in process at the time of the acquisition of Rand Software was subsequently utilized to develop a webbased synchronization product and will continue to be incorporated into additional mobile information management products, including products complementary to the serverbased product acquired with Advance Systems in August 1999.

We used acquired inprocess research and development from Parallax Research to develop new products using the developing fast infrared technology standard. A product being developed for an original equipment manufacturer, to be used in a printerbased product, accounted for a substantial majority of the acquired inprocess research and development from Parallax Research. All projects in process at the time of the acquisition were completed in fiscal 1999 at an estimated cost of $58,000.

Liquidity, Capital Resources and Financial Condition

Net Cash Used by Operating Activities

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	2000	1999	2002	2001
Net cash used by operating activities	$(4,051)	$(2,640)	$(197)	$(2,590)	$(3,165)

Net cash used by operating activities in fiscal 2001 was primarily a result of our net loss, adjusted for such items as the change in deferred taxes and to our depreciation and amortization, provision for bad debts and provision for write-down of inventory. This cash use was partially offset by a decrease in receivables, an increase in payables and a decrease in inventory. Net cash used by operating activities in fiscal 2000 was primarily a result of the payment of the discount upon maturity of our long-term debt and an increase in receivables, principally income taxes receivable. These cash uses were partially offset by our net loss, adjusted for such items as depreciation and amortization and acquired in-process research and development, and a decrease in inventory. The net cash used by operating activities in fiscal 1999 was primarily a result of an increase in receivables, inventories and prepaids and other assets and a decrease in payables. These cash uses were partially offset by our net loss, adjusted for such items as the provision for write-down of inventory, depreciation and amortization and acquired in-process research and development.

Net cash used by operating activities in the first nine months of fiscal 2002 was primarily the result of our net loss and the result of a decrease in accounts payable and accrued expenses, adjusted for such non-cash items as depreciation and amortization. These cash uses were partially offset by a decrease in receivables, prepaid and other assets and inventories, and an increase in deferred revenue.

Net cash used by operating activities in the nine months ended March 31, 2001 was comprised primarily of our net loss, adjusted for such non-cash items as deferred income taxes, depreciation and amortization and a provision for write-down of inventory. These cash uses were partially offset by an increase in accounts payable and accrued expenses and an increase in deferred revenue.

Accounts receivable, net of allowances, were $6.8 million at March 31, 2002 and $8.5 million at June 30, 2001. We expect that accounts receivable may increase in the future if our net revenue increases and if net revenue from original equipment manufacturers and international customers becomes a higher percentage of our net revenue, for these customers generally have longer payment cycles.

Net Cash Provided (Used) by Investing Activities

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	2000	1999	2002	2001
Net cash provided (used) by investing activities	$1,219	$(3,432)	$(5,458)	$11	$(897)

Net cash provided by investing activities in fiscal 2001 was primarily the result of proceeds from the sale of our discontinued operations, which consisted of our printing solutions segment, and proceeds from the sale of our facility in Bozeman, Montana. These proceeds were offset, in part, by purchases of property and equipment. Net cash used by investing activities in fiscal 2000 consisted primarily of cash payments for the acquisition of Oval, the parent company of Advance Systems. Net cash used by investing activities in fiscal 1999 consisted primarily of the net purchases of availableforsale securities, the purchase of property and equipment and the net cash paid in our acquisitions of Rand Software and Parallax Research.

As part of our effort to control cash and expenses, we did not make a significant investment in property and equipment in the nine months ended March 31, 2002. Net cash used by investing activities in the nine months ended March 31, 2001 consisted primarily of purchases of property and equipment.

We currently plan to incur aggregate capital expenditures of approximately $500,000 through fiscal 2003, primarily for software, system improvements and personal computers.

Net Cash Provided by Financing Activities

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	2000	1999	2002	2001
Net cash provided by financing activities	$3,230	$2,737	$413	$614	$2,399

Net cash provided by financing activities in fiscal 2001, 2000 and 1999 consisted primarily of proceeds from the issuance of common stock under our stock plans, partially offset in fiscal 2000 by payments on our longterm debt.

Net cash provided by financing activities in the nine months ended March 31, 2002 and 2001 consisted primarily of proceeds from the issuance of common stock under our stock plans.

On January 15, 2002, we entered into a loan and security agreement with Silicon Valley Bank, under which we can currently access up to $5.0 million of financing in the form of a demand line of credit, subject to current accounts receivable balances. The line of credit is collateralized by certain of our assets. Interest on any borrowings will be paid at prime plus one percent but not less than 5.5%. The line of credit agreement requires us to maintain certain financial ratios and expires on January 15, 2004.

We believe that our existing working capital, the funds we expect to generate from our operations and the cash we will acquire in the merger will be sufficient to fund our anticipated working capital and capital expenditure requirements through the next twelve months. In the longer term, we may require additional sources of liquidity to fund future growth. These sources of liquidity may include borrowing against our line of credit or offering additional equity securities, which could result in dilution to our stockholders, or additional debt financing.

We intend to continue to pursue additional strategic acquisitions of, or strategic investments in, companies with complementary products, technologies or distribution networks in order to broaden our mobile information management product offerings. We currently have no commitments or agreements regarding any material transaction of this kind other than the agreement to acquire ViaFone; however, we may acquire businesses, products or technologies in the future. As a result, we may require additional financing in the future and, if we were required to obtain additional financing in the future, sources of capital may not be available on terms favorable to us, if at all.

Effects of Foreign Currency Exchange Rates

We derive a substantial portion of our net revenue from international sales, principally through our international subsidiaries and through a limited number of independent distributors and overseas original equipment manufacturers. Sales made by our international subsidiaries, excluding our Singapore subsidiary, are generally denominated in each country’s respective currency. Fluctuations in exchange rates could cause our results to fluctuate when we translate revenue and expenses denominated in other currencies into United States dollars. Fluctuations in exchange rates also may make our products more expensive to original equipment manufacturers and independent distributors who purchase our products in United States dollars.

In participating countries, we have completed the transition of our product prices to the European single currency, the euro, and have converted financial systems from local denominations to the euro. We did not experience significant costs to make the transition and all such costs were expensed to operations as they were incurred.

We do not hold or issue financial instruments for speculative purposes. From time to time, we enter into foreign currency forward contracts, typically against the euro and the British pound sterling, to manage fluctuations in the value of foreign currencies on transactions with our international subsidiaries. While these instruments are subject to fluctuations in value, these fluctuations are generally offset by fluctuations in the value of the underlying asset or liability being managed, resulting in minimal net exposure for us. The success of these currency activities depends upon estimation of intercompany balances denominated in various foreign currencies. To the extent that these forecasts are overstated or understated during periods of currency volatility, we could experience unanticipated currency gains or losses. We had $2.1 million and $2.8 million in forward contracts in place, which approximated fair value, against the euro and British pound sterling at March 31, 2002 and June 30, 2001, respectively, which matured within 30 days. We recognized net currency exchange loss of $1,000, $134,000 and $97,000 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively. We recognized net currency exchange losses of $67,000 and a gain of $12,000 in the nine months ended March 31, 2002 and 2001, respectively.

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” which requires that we account for all business combinations by the purchase method. This statement applies to all business combinations for which the date of acquisition is July 1, 2001, or later.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which addresses the accounting for intangible assets that are acquired individually or with a group of other assets, other than those acquired in a business combination, upon their acquisition. This statement also addresses the accounting for goodwill and other intangible assets after they have been initially recognized in the financial statements. We are currently evaluating the impact that this statement may have on our operations. We are required to adopt this statement in our first quarter of fiscal 2003 ending September 30, 2002.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” which supersedes various existing standards on accounting for long-lived assets. This new standard establishes a single accounting model for long-lived assets to be disposed of by sale and is based on the framework of Statement of Financial Accounting Standards No. 121. We are required to adopt this statement in our first quarter of fiscal 2003 ending September 30, 2002.

In March 2000, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-14, “Accounting for Certain Sales Incentives.” This consensus provides guidance on the recognition, measurement and income statement classification of sales incentives which are offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 00-14 upon its issuance.

In November 2001, the Emerging Issues Task Force issued EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 01-09 upon its issuance.

In November 2001, the Emerging Issues Task Forces issued EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred.” This issue requires that reimbursements received from our customers for out-of-pocket expenses incurred are classified as revenue in our statement of operations. Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 01-14 upon its issuance.

Extended Systems Quantitative and Qualitative Disclosures About Market Risks

Substantially all of our liquid investments are at fixed interest rates and, therefore, the fair value of these instruments is affected by changes in market interest rates. All of our liquid investments mature within 90 days or less of March 31, 2002, therefore, we believe that the market risk arising from our holdings of liquid investments is minimal.

Sales made by our international subsidiaries are generally denominated in the foreign country’s currency, with the exception of our Singapore subsidiary, which are denominated in U.S. dollars. Fluctuations in exchange rates between the United States dollar and other currencies could materially harm our business. From time to time, we enter into foreign currency forward contracts, typically against the British pound sterling and the euro, to manage fluctuations in the value of foreign currencies on transactions with our international subsidiaries, thereby limiting our risk that would otherwise result from changes in exchange rates. While these instruments are subject to fluctuations in value, these fluctuations are generally offset by fluctuations in the value of the underlying asset or liability being managed, resulting in minimal net exposure for us. The success of these hedging activities depends upon estimation of intercompany balances denominated in various foreign currencies. To the extent that these forecasts are overstated or understated during periods of currency volatility, we could experience unanticipated currency gains or losses. We had $2.1 million and $2.8 million in forward contracts in place at March 31, 2002, and June 30, 2001, respectively, which matured within 30 days and approximated fair value.

EXTENDED SYSTEMS’ MANAGEMENT

In this section, “Extended Systems’ Management,” references to “we,” “us,” “our” and “ours” refers to Extended Systems and its consolidated subsidiaries.

Executive Officers and Directors

The following table sets forth information regarding our executive officers, directors and key employees as of June 1, 2002.

Name	Age	Position
Steven D. Simpson	55	President, Chief Executive Officer and Director
Holmes T. Lundt	44	Vice President of Corporate Research and Development and Business Development
Karla K. Rosa	39	Vice President of Finance and Chief Financial Officer
Kerrin Pease	51	Vice President of Worldwide Research and Development
Bradley J. Surkamer	48	Vice President of Worldwide Sales
Donald J. Baumgartner	35	Vice President of Worldwide Marketing
Raymond A. Smelek	67	Chairman of the Board of Directors
Charles W. Jepson	56	Director
John J. Katsaros	50	Director
John M. Russell	59	Director
S. Scott Wald	47	Director
Douglas B. Winterrowd	50	Chief Engineer and Director

Steven D. Simpson has served as our President and Chief Executive Officer and as a director since January 1996. From January 1995 to January 1996, Mr. Simpson served as Executive Vice President of Sales and Marketing. Prior to joining us, Mr. Simpson was employed by Hewlett-Packard in various marketing and management positions from 1978 to 1994. From 1991 to 1994, Mr. Simpson was General Manager of the Boise LaserJet Printer Division. Mr. Simpson received a B.S. in Marketing from the University of Utah and an M.B.A. from the University of Wyoming.

Holmes T. Lundt has served as Vice President of Corporate Research and Development and Business Development since January 1996. From December 1994 to January 1996, Mr. Lundt was Vice President of Research and Development. Since joining us in 1984, Mr. Lundt has held various other positions including Vice President of Marketing and Business Unit Manager of Network Printing. Mr. Lundt received a B.S. in Electrical Engineering from Iowa State University and a M.S. in Electrical Engineering from Stanford University.

Karla K. Rosa has served as Vice President of Finance since December 1997 and as Chief Financial Officer since April 1996. From January 1996 to April 1996, Ms. Rosa was Assistant Controller, from April 1992 to January 1996, Ms. Rosa was Treasury Manager and from December 1991 to April 1996, Ms. Rosa was Tax Director. Prior to joining us, Ms. Rosa was a manager in the Los Angeles and Boise offices of Arthur Andersen & Co. Ms. Rosa is a Certified Public Accountant. Ms. Rosa received her B.S. in accounting from Utah State University.

Kerrin Pease has served as Vice President of Worldwide Research and Development since November 2001. From 1999 to 2001, Mr. Pease served as Vice President, Consulting and Development Americas, for GEAC Computer Corporation Limited, a global provider of enterprise requirements planning (ERP) software and services. From 1997 to 1999, Mr. Pease was Vice President, Consulting for Johnson Brown Associates (JBA) International, a global provider of ERP software services, where he managed large computer software research and development teams located in the United States, United Kingdom, Ireland, Canada and Sri Lanka. Mr. Pease held various other positions with JBA from 1987 to 1997, including Product Development Director, Operations

Director UK/Europe and Regional Business Manager. From 1980 to 1987, Mr. Pease served as Operations Manager for Information Processing Services, a company that developed ERP products. Mr. Pease holds a bachelor’s degree in Computer Science from Trinity College and University, England.

Bradley J. Surkamer has served as Vice President of Worldwide Sales and Service since July 2001. From March 2000 to July 2001, he served as Vice President of International Sales and Marketing. From January 1999 to March 2000, Mr. Surkamer was the Vice President of Technical Support and our Internet Business Unit Manager. From January 1996 to January 1999, he served as Vice President of Technical Support and Third-Party Marketing. Mr. Surkamer has held various other positions since he joined us in November 1988 including Manager of Technical and Third-party Marketing and Manager of Sales and Marketing. Mr. Surkamer received a B.S. in Mathematics from the University of Montana and an M.B.A. from Northern Arizona University.

Donald J. Baumgartner was appointed our Vice President of Worldwide Marketing in October 2001. Since joining Extended Systems in 1990, Mr. Baumgartner has held various other positions including Business Unit Manager for Universal Mobile Connectivity Products, Sales Manager and Project Manager. Mr. Baumgartner holds a B.S. in Electrical Engineering from the University of Idaho.

Raymond A. Smelek has served as Chairman of our board of directors since June 1995 and he has been a director since June 1994. From June 1994 to January 1996, Mr. Smelek was our President and Chief Executive Officer. Prior to joining us, Mr. Smelek was employed by Hewlett-Packard and held a number of positions, most recently as Vice President and General Manager of the Mass Storage Group. Mr. Smelek is also the President and Chief Executive Officer of the Network Group and a past director of Inference Corporation. Mr. Smelek received a B.S. in Electrical Engineering from San Jose State University.

Charles W. Jepson was appointed to our board of directors in September 2001. He is the Chairman, President and Chief Executive Officer of Diligent Software Systems, a provider of e-procurement software. From June 2000 to July 2001, he was the Senior Vice President of North American Field Operations at eGain Communications, a provider of customer service software. From March 1998 to June 2000, Mr. Jepson was the President and Chief Executive Officer of Inference Corporation, which was acquired by eGain in June 2000. From June 1997 to March 1998, Mr. Jepson was an independent consultant to small technology companies. From March 1992 to May 1997, he was the President and Chief Executive Officer of Interlink Computer Sciences.

John J. Katsaros was appointed to our board of directors in July 2000. He is the President of NetsEdge Research Group, a marketing and strategy consulting firm. Prior to his position at NetsEdge, Mr. Katsaros was a Vice President at Jupiter Communications, a global Internet commerce research and consulting company. Mr. Katsaros was also the President of Internet Research Group (formerly Collaborative Marketing), an Internet research and consulting firm, which was acquired by Jupiter in March 2000. Mr. Katsaros holds a B.S. and M.S. in Electrical Engineering from Lehigh University, as well as an M.B.A. from Santa Clara University.

John M. Russell has been a director since April 1998. From December 1991 to March 1994, Mr. Russell served as Vice President of Finance and Administration, Chief Financial Officer and Secretary of Cisco Systems. Mr. Russell received a B.A. from the University of California, Berkeley. He is currently retired.

S. Scott Wald has been a director since July 1994. He is currently the President of Romar Services, L.L.C. He was the founder of ASAP Software Express and served as President and Chief Executive Officer of ASAP Software Express from September 1985 to June 1998. Mr. Wald received a B.S. in Business Administration and an M.B.A. from Arizona State University.

Douglas B. Winterrowd is a founder of Extended Systems and has been a director since October 1995. Previously, he served as director from 1984 to 1992. Mr. Winterrowd has served as Chief Engineer since February 1994 and, prior to this time, held various positions with Extended Systems, including Program Manager, Quality Assurance Manager, Technical Support Manager, Project Manager and Senior Engineer. Mr. Winterrowd holds a B.S. and an M.S. in Electrical Engineering from Montana State University.

Board of Directors

Number; Classification of Directors

The number of directors authorized by our certificate of incorporation and bylaws is currently fixed by our board of directors at seven. Our board of directors is divided into three classes, with the classes serving for staggered, three-year terms. At present, there are two class I directors, two class II directors and three class III directors.

Board of Directors Committees

Our board of directors has the following committees:

Audit Committee.    The Audit Committee reviews and monitors our corporate financial reporting and external audits, including:

•	our internal control functions;

•	the results and scope of our annual audit and other services provided by our independent accountants; and

•	our compliance with legal matters with a significant impact on our financial reports.

In addition, the Audit Committee has the responsibility to consider and recommend the appointment of our independent accountants. The Audit Committee also monitors transactions between Extended Systems and our officers, directors and employees for any potential conflicts of interest. The current members of the Audit Committee are Mr. Russell (Chairman), Mr. Jepson and Mr. Wald, each of whom is independent as defined in the National Association of Securities Dealers listing standards. The Audit Committee held four meetings in fiscal 2001.

Compensation Committee.    The Compensation Committee reviews and makes recommendations to the board of directors regarding our compensation policy and all forms of compensation to be provided to our directors, executive officers and other employees, including:

•	annual salaries and bonuses;

•	stock option arrangements; and

•	other incentive compensation arrangements.

The Compensation Committee also administers our stock plans. The current members of the Compensation Committee are Mr. Wald (Chairman) and Mr. Katsaros. The Compensation Committee held one meeting in fiscal 2001.

Nominating Committee.    The Nominating Committee reviews and makes recommendations to the board of directors regarding annual elections of directors and potential new directors. The Nominating Committee will consider qualified nominees for director whose names are submitted in accordance with our bylaws. The current members of the Nominating Committee are Mr. Smelek (Chairman), Mr. Katsaros and Mr. Wald. The Nominating Committee did not meet in fiscal 2001.

Compensation Committee Interlocks and Insider Participation

During fiscal 2001, the Compensation Committee consisted of Mr. Katsaros, Mr. Russell and Mr. Wald, none of whom are or have been an officer or employee of Extended Systems. No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company.

Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, Extended Systems has broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Exchange Act.

Extended Systems’ certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law for monetary damages for breach of fiduciary duty as a director, and provides that we may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she (i) is a testator or in testate or was a director, officer, employee, or agent of Extended Systems or any predecessor of Extended Systems or (ii) serves or has served at any other enterprises as a director, officer, employee or agent at the request of Extended Systems or any predecessor of Extended Systems.

Extended Systems’ amended and restated bylaws provide for the indemnification of officers and directors to the maximum extent and in the manner provided by Delaware law for expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Extended Systems. Extended Systems’ amended and restated bylaws also provide that we have the power to indemnify to the extent and in the manner permitted by Delaware law, each of our employees and agents, against expenses (including attorney’s fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Extended Systems.

We have entered into indemnification agreements with our directors and executive officers in addition to indemnification provided for in the amended and restated bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

Director Compensation

Our directors do not receive cash fees as compensation for their services as directors. Our outside directors, directors that are not Extended Systems employees, are, however, reimbursed for travel and other expenses incurred in attending our board of directors meetings and meetings of committees of the board of directors.

Our 1998 Director Option Plan was adopted by the board of directors in December 1997 and approved by the stockholders in January 1998. The director plan became effective on March 4, 1998 in conjunction with the effectiveness of the registration statement relating to our initial public offering. The board of directors reserved a total of 250,000 shares of common stock for issuance under the director plan. The outside directors are eligible to participate in the plan. Option grants under the plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of our common stock on the grant date.

Under the plan, each outside director receives an initial grant of an option to purchase 15,000 shares of common stock on the date the outside director first becomes a director. One-third of the shares from this initial grant vest and become exercisable on the first anniversary of the date of grant and the remaining shares vest and become exercisable at a rate of 1/36th of the total shares per month, such that the shares are fully vested and exercisable at the end of three years; provided that the director continues to be a director on such dates.

After the initial grant, each outside director is automatically granted an option to purchase 7,500 shares of our common stock on the date of our annual meeting of stockholders each year, if the outside director has served on the board of directors for at least six months. The shares from the director’s annual option vest and become exercisable in full on the first anniversary of the date of grant of that option, provided the optionee continues to serve as a director.

Each option under the director plan has a term of 10 years unless the outside director ceases to be a director. If an outside director ceases to be a director, the director will have three months from the date of termination as a director to exercise a vested option, and only then to the extent that the director was entitled to exercise the option on the date of termination.

If we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each outstanding option under the director plan. If the successor corporation refuses to assume or substitute for the options, the outstanding options under the director plan immediately become 100% vested and the optionee will have the right to exercise all of their outstanding options.

Executive Officer Compensation

We have included in the following table all compensation earned during the last three years by our chief executive officer and our three other most highly compensated executive officers serving at the end of fiscal 2001 whose total annual salary and bonus during fiscal 2001 exceeded $100,000.

		Annual Compensation		Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	All Other Compensation
Steven D. Simpson President and Chief Executive Officer	2001 2000 1999	$290,000 250,000 240,000	— — —	125,000 40,000 40,000	$6,100 4,650 107,826	(1) (1) (2)
Karla K. Rosa Vice President of Finance and Chief Financial Officer	2001 2000 1999	160,100 136,290 124,230	— — —	35,000 14,000 32,000	25,710 4,089 3,915	(3) (1) (1)
Scott J. Ritchie Vice President of Operations(5)	2001 2000 1999	159,361 151,395 142,410	— — —	16,000 10,000 24,500	170,329 4,542 4,484	(4) (1) (1)
Bradley J. Surkamer Vice President of Worldwide Sales and Service	2001 2000 1999	146,460 136,350 127,500	— — —	29,000 14,000 22,000	4,354 3,917 4,015	(1) (1) (1)

(1)	Consists of contributions to our defined contribution plans.
(2)	Includes $5,792 of contributions to our defined contribution plans and $102,034 of deferred stock option compensation
(3)	Includes $4,803 contributions to our defined contribution plans and $20,907 of deferred stock option compensation.
(4)	Includes $4,781 contributions to our defined contribution plans, $62,390 of deferred stock option compensation, and $103,158 of severance compensation.
(5)	Mr. Ritchie resigned from his position at Extended Systems on June 30, 2001, effective July 15, 2001.

Option Grants During Fiscal 2001

The following table includes information on grants of options to purchase shares of our common stock that we made to the named executive officers during fiscal 2001. All options vest over a four-year period and have 10-year terms. We calculated the potential realizable value based on the following:

•	the term of the option on its grant date;

•	the assumption that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; and

•	the assumption that the option is exercised and sold on the last day of its term for the appreciated price.

Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions.

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2001	Exercise Price Per Share	Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Steven D. Simpson	100,000		$47.50	08/09/10	$2,987,249	$7,570,277
	25,000		7.54	06/06/11	118,547	300,420

Total	125,000	14.0%			3,105,796	7,870,697
Karla K. Rosa	25,000		35.50	10/25/10	558,144	1,414,446
	10,000		6.75	05/31/11	42,450	107,578

Total	35,000	3.9			600,594	1,522,024
Scott J. Ritchie	16,000	1.8	35.50	10/25/10	357,212	905,246

Bradley J. Surkamer	19,000		35.50	10/25/10	424,189	1,074,979
	10,000		6.75	05/31/11	42,450	107,578

Total	29,000	3.2			466,639	1,182,557

Fiscal 2001 Aggregated Option Exercises and Option Values

The following table provides the number of shares acquired through the exercise of stock options during fiscal 2001 by each of the named executive officers, and the value of unexercised options as of June 30, 2001. We have also included the values of “in-the-money” options that represent the positive “spread” between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of June 30, 2001, as determined by the board of directors.

We calculated the value of unexercised “in-the-money” options based on a price of $6.92 per share, which was the closing sales price of our common stock on June 29, 2001, as reported by the Nasdaq National Market System, minus the exercise price. Amounts reflected do not necessarily indicate that the optionee sold the shares of common stock.

	Shares Acquired on Exercise	Value Realized	Number of Securities underlying Unexercised Options SARs at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven D. Simpson	—	—	90,000	33,333	$132,614	$63,682
Karla K. Rosa	14,355	$179,049	1,687	22,625	4,481	34,643
Scott J. Ritchie	39,373	1,581,534	6,011	9,604	11,758	25,281
Bradley J. Surkamer	—	—	13,250	18,750	34,409	24,281

Employment Contracts and Termination of Employment

We have entered into employment agreements with each executive officer. These agreements generally set forth the individual’s position, salary and benefits and require us to continue to pay salary and bonus to the executive officers for a period of six months if we terminate them without cause or without six months written notice. In the event that termination of employment is the result of a change of control, we are required to continue to pay salary to the executive officers for a period of 12 months. In addition, Mr. Simpson’s employment agreement requires us to continue to pay salary and bonus to Mr. Simpson for a period of 12 months if we terminate him without cause or without 12-months written notice.

Benefit Plans

The following is a brief summary of plans in effect during 2002 under which our executive officers and directors received benefits.

Extended Systems Incorporated 1998 Stock Plan.    The 1998 stock plan was adopted by the board of directors in December 1997 and approved by the stockholders in January 1998. The purpose of the 1998 stock plan is to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors and consultants, and to promote the success of Extended Systems’ business. We have authorized an aggregate of 2,600,000 shares of our common stock for issuance under the 1998 stock plan. As of June 1, 2002, options to purchase 1,797,522 shares of our common stock were outstanding under the 1998 stock plan. Each option issued under the 1998 stock plan is designated in the option agreement as either an incentive stock option or a nonstatutory stock option. Typically, the exercise price of the options granted under the 1998 stock plan is equal to the fair market value of the underlying Extended Systems common stock on the day of grant. The vesting schedule is also set forth in the option agreement; typically, 25% of the shares subject to the option vest 12 months after the vesting commencement date, and  1/48 of the total shares subject to the option vest each month thereafter, provided the optionee continues to be a service provider on such dates.

1998 Employee Stock Purchase Plan.    The 1998 employee stock purchase plan was adopted by the Extended Systems board of directors in December 1997 and approved by the stockholders in January 1998. The 1998 purchase plan is intended to qualify under section 423 of the Code and permits eligible employees to purchase our common stock through payroll deductions of up to 15% of their compensation. Under the purchase plan, no employee: (1) may be permitted to purchase more than 30,000 shares of our common stock in any purchase period, which is approximately a six-month period; (2) shall be granted an option under the 1998 purchase plan that would result in the employee owning or holding outstanding options to purchase Extended Systems capital stock that represents five percent or more of the total combined voting power or value of all classes of the capital stock of Extended Systems; or (3) may purchase more than $25,000 of our common stock for each calendar year, valued as of the time such option is granted. As of June 1, 2002, we have authorized 1,546,909 shares of our common stock for issuance under the 1998 purchase plan and 700,000 of those shares are available for purchase under the plan. In addition, the 1998 purchase plan provides that the number of shares reserved for issuance under the 1998 purchase plan is increased on each anniversary date of the adoption of the 1998 purchase plan in an amount equal to (1) the number of shares needed to restore the maximum aggregate number of reserved shares under the plan to 700,000 or (2) an amount determined by the board of directors.

The 1998 purchase plan is implemented with offering periods of approximately 24 months. Offering periods begin on the first day on which the national stock exchanges and the Nasdaq National Market system are open for trading on or after June 30 and December 31. Each offering period contains four purchase periods of approximately six months’ duration. Participants purchase common stock under the 1998 purchase plan at a price equal to the lesser of 85% of the fair market value on the first day of each offering period or the last day of each six month purchase period. The 1998 purchase plan will terminate in December 2007. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF EXTENDED SYSTEMS

The table below shows the number of shares of Extended Systems common stock beneficially owned as of June 1, 2002 by the following persons:

•	each person known by Extended Systems to beneficially own more than 5% of Extended Systems’ outstanding common stock;

•	each director;

•	each person named in the section entitled “Executive Officer Compensation” on page 112; and

•	all directors and executive officers as a group.

The address of each person listed in the table below is:

c/o Extended Systems Incorporated
5777 North Meeker Avenue
Boise, Idaho 83713

	Shares Beneficially Owned Prior to Merger(1)		Shares Beneficially Owned After Merger
Principal Stockholders, Directors And Executive Officers	Number	Percent	Number	Percent
Charles M. Jopson(2)	1,225,596	11.2%	1,225,596	8.7%
Doug Winterrowd(3)	1,102,003	9.9%	1,102,003	7.8%
Ted L. Wimer(4)	873,480	7.8%	873,480	6.2%
Holmes T. Lundt(5)	356,407	3.2%	356,407	2.5%
Raymond A. Smelek(6)	352,677	3.1%	352,677	2.5%
Steven D. Simpson(7)	318,538	2.8%	318,538	2.2%
Donald Baumgartner(8)	118,527	1.1%	118,527	*
Karla K. Rosa(9)	114,045	1.0%	114,045	*
S. Scott Wald(10)	102,202	*	102,202	*
Bradley J. Surkamer(11)	83,336	*	83,336	*
John M. Russell(12)	44,531	*	44,531	*
Scott J. Ritchie(13)	30,451	*	30,451	*
John J. Katsaros(14)	12,031	*	12,031	*
Charles W. Jepson	–	–	–	*
Kerrin Pease	–	–	–	*
All directors and executive officers as a group (12 persons)(15)	2,604,297	21.6%	2,604,297	17.3%

* Less than 1%.
(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 1, 2002, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, Extended Systems believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 6,000 shares held of record by Mr. Jopson’s daughter and 588 shares held of record by Mr. Jopson’s son. Mr. Jopson is an Extended Systems employee.
(3)	Includes 62,400 shares held of record by the Doug and Eileen Education Trust. Mr. Winterrowd is our Chief Engineer and a director.
(4)	Includes 2,032 shares held of record by Mr. Wimer’s spouse.
(5)	Includes 26,023 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Lundt is our Vice President of Corporate Research and Development and Business Development.
(6)
Includes 1,942 shares held of record by Smelek & Associates, a business owned by Mr. Smelek’s spouse, 17,933 shares held of record by Mr. Smelek’s spouse, 15,866 shares held of record by the Smelek Family Foundation, and 235,646 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Smelek is the Chairman of our board of directors.

(7)	Includes 263,021 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Simpson is our President, Chief Executive Officer and a director.
(8)
Includes 4,548 shares held of record by Mr. Baumgartner’s spouse and 98,142 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Baumgartner is our Vice President of Worldwide Marketing.

(9)	Includes 76,917 shares subject to options exercisable within 60 days of June 1, 2002. Ms. Rosa is our Vice President of Finance and Chief Financial Officer.
(10)	Includes 73,202 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Wald is a director.
(11)	Includes 69,480 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Surkamer is our Vice President of Worldwide Sales and Service.
(12)	Includes 39,531 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Russell is a director.
(13)	Includes 10 shares held of record by Mr. Ritchie’s son. Mr. Ritchie was our Vice President of Operations until his resignation effective as of July 15, 2001.
(14)	Includes 12,031 shares subject to options exercisable within 60 days of June 1, 2002. Mr. Katsaros is a director.
(15)	Includes 893,993 shares subject to options exercisable within 60 days of June 1, 2002.

INFORMATION REGARDING VIAFONE

ViaFone is a leading provider of real-time, mobile platform and out-of-the-box mobile applications that enable customers to access enterprise systems, information and processes. ViaFone’s OneBridge packaged applications and vertical industry solutions add value to customers’ businesses by providing field personnel with instant access to time-sensitive information from a phone or handheld device.

Founded in 1999, ViaFone is incorporated under the laws of Delaware with headquarters in Brisbane, California. It has two subsidiaries, ViaFone Canada, with offices in Toronto, Ontario, and ViaFone SARL, which is located in Paris, France.

ViaFone’s Technology

ViaFone’s technology assets consist of the OneBridge Mobility Suite, a collection of software products that provide back-office information access to a broad range of products. The OneBridge Mobility Suite consists of the OneBridge Mobility Platform and OneBridge Mobile Business Applications.

OneBridge Mobility Platform

The OneBridge Mobility Platform is a Java and XML-based development application framework that is designed to streamline the development process for building mobile applications that access information from many back-office applications, including enterprise resource planning (ERP), customer relationship management (CRM) and e-mail from voice and data interfaces. Product features of OneBridge Mobility Platform include the following:

•
the ability to access information stored in complex multi-vendor enterprise information systems through a set of integrated connectors and adapters that support direct access to Siebel, SAP, Oracle, Notes, Exchange, LDAP, JDBC and XML data sources;

•	dynamic markup rendering for deploying mobile applications on thin client devices such as Palm, PocketPC, RIM Blackberry or any other equipment that supports WAP, HTML or iMode;

•	support for offline operation, server side synchronization and alerts on Palm and PocketPC devices;

•	the ability to access enterprise information through a voice interface via any telephone, both land line and cellular;

•	an integrated tools suite that allows for back-end integration logic and presentation logic to be managed from a single toolkit;

•	open and extensible APIs and interfaces that allow customization of applications in Java, XSL, JavaScript, VBScript and COM; and

•	a multi-tiered deployment architecture that allows for different components of the mobile applications to run on different remote computers based on security, scalability and integration needs.

ViaFone designed the OneBridge Mobility Platform to provide the following benefits to customers:

•	Security. Full DMZ and shared DMZ/Private Network configurations enable maximum security when the mobile applications using the OneBridge Mobility Platform access information over the Internet.

•
Scalability.    Because OneBridge servers are stateless from the network perspective, applications can virtually support any number of users by easily adding another computer and distributing the load using any IP load-balancing technique.

•
Integration.    OneBridge’s support for multiple operating systems and platforms enables the computer running the integration logic to be distributed and eventually use a different operating system than the one providing the presentation logic to devices. This allows for maximum flexibility and versatility when it comes to interfacing with complex multi-vendor data systems.

OneBridge Mobile Business Applications

OneBridge Mobile Business Applications consist of a set of pre-built application modules that are designed to leverage the power of the OneBridge Mobility Platform and provide rapidly deployable functionality. The OneBridge Mobile Business Applications provide real-time and offline access to personal information management (PIM), CRM and ERP information through pre-defined modules that are already configured to access Siebel, SAP, Microsoft Exchange and Lotus Notes systems. The available applications consist of the following:

•
OneBridge Mobile Professional.    Enables access to Microsoft Exchange and Lotus Notes personal information management information (Email, Calendar, Contacts and Expense Reporting) from a broad range of mobile devices.

•
OneBridge Mobile Sales.    Provides access to Activities, Opportunities, Customers, Contacts and Orders directly from Siebel and/or SAP systems. Information can be either accessed in real time or downloaded to a PocketPC-enabled device via physical product cradle or over the Internet.

•
OneBridge Mobile Pharma.    Optimizes time utilization and visit efficiency for pharmaceutical sales representatives. Provides Call Report, Samples Management, Prescription Data and Product Information functionality that accesses Siebel ePharma, Microsoft Exchange, Lotus Notes and Oracle databases from any PocketPC device.

•
OneBridge Mobile Portal.    Designed specifically for telecommunications service providers, OneBridge Mobile Portal is a customizable, multilingual mobile portal management engine that enables telecommunications providers to build, deploy and manage mobile portals for their consumer and corporate subscribers quickly and easily. With Mobile Portal, service providers use a Web browser interface and drag-and-drop functionality to create portal menus for users that feature service providers’ content and application partners.

Professional Services

ViaFone offers a variety of services that assist our customers in implementing our applications. We also offer customized professional services to help our customers define and meet their objectives throughout the lifecycle of their mobile computing initiative.

Market Opportunity and Competition

ViaFone has deployed the OneBridge Mobility Platform and related applications to customers with users in over 30 countries.

The total market opportunity for mobile middleware applications is estimated by IDC to be at $1.6 billion by 2006. Thus, ViaFone expects the market for its products and services to become intensely competitive. ViaFone currently faces direct competition from Aether Systems, Inc., an industry leader in wireless hosting, software and services for the enterprise with an established market position. Other competitors include 724 Solutions, AvantGo and Infowave. In addition to direct competition, ViaFone faces indirect competition from existing and potential companies that provide wireless solutions for the enterprise.

Strategic Alliances

ViaFone believes the best way to deliver superior mobile solutions is to join forces with world-class companies with complementary products and services to ours. Our Alliance Partners provide a full range of component technologies, integration services and equipment. Every ViaFone Alliance Partner has access to a range of support and tools through ViaFone’s Alliance Programs, which offer a mix of communication, sales, marketing and training resources and activities designed to maximize their return on investment. Our Alliance Partners include EDS, Hewlett-Packard and WebMethods.

Intellectual Property

Our success depends significantly on our proprietary technology and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with many of our partners, employees, and consultants and licensing agreements. Despite these protections, third parties might obtain and use our technologies without authorization or develop similar technologies independently. The steps we have taken may not prevent misappropriation of our intellectual property, particularly in countries other than the United States where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

We hold four registered trademarks that are valid in a number of countries. We have also filed 10 non-provisional patent applications in domestic and foreign jurisdictions under U.S., Canadian, and international patent law, which are pending.

SELECTED CONSOLIDATED FINANCIAL DATA OF VIAFONE
(in thousands)

The following consolidated selected financial data should be read in conjunction with ViaFone’s Consolidated Financial Statements and Related Notes and “ViaFone Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this joint proxy statement/prospectus. The selected consolidated statements of operations data for the fiscal years ended June 30, 2001 and 2000 and the selected consolidated balance sheet data as of June 30, 2001 and 2000 are derived from ViaFone’s audited consolidated financial statements’ which have been audited by KPMG LLP, independent auditors, as stated in their reports included elsewhere herein, and are included elsewhere in this joint proxy statement/prospectus. The selected consolidated statements of operations data for the nine months ended March 31, 2002 and 2001 and the selected consolidated balance sheet data as of March 31, 2002 are derived from unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

	For the Years Ended June 30,		Nine Months Ended March 31,
	2001	2000	2002	2001
			(unaudited)
Consolidated Statement of Operations Data:
Net revenue	$312	$39	$1,244	$267
Gross profit (loss)	(2,114)	(217)	397	(1,695)
Research and development	4,411	1,082	3,850	2,899
Acquired in-process research and development	—	—	229	—
Marketing and sales	3,862	1,388	3,958	3,338
General and administrative	4,176	811	2,613	2,796
Amortization of intangibles	—	—	54	—
Loss on write-down of assets	—	—	144	—

Loss from operations	(14,563)	(3,498)	(10,451)	(10,728)
Interest income (expense), net	680	(440)	152	528

Net loss	$(13,883)	$(3,938)	$(10,299)	$(10,200)

	As of June 30,		As of March 31, 2002
Consolidated Balance Sheet data:	2001	2000
			(unaudited)
Cash and cash equivalents	$17,082	$6,678	$7,372
Total assets	18,586	7,729	10,784
Long-term debts	822	—	606
Redeemable preferred stock	33,095	10,608	33,095
Total stockholders’ deficit	(17,221)	(3,429)	(27,455)

VIAFONE MANAGEMENT’S DISCUSSION AND ANALYSIS OF VIAFONE’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, “ViaFone Management’s Discussion and Analysis of Financial Condition and Results of Operations,” references to “we,” “us,” “our” and “ours” refers to ViaFone and its consolidated subsidiaries.

Overview

We provide enterprise software applications that address the demanding requirements of mobile users. These applications are built on our proprietary OneBridge Mobility Platform and enable sales personnel and mobile professionals to leverage enterprise resources online or offline, using a phone or a broad range of mobile devices.

ViaFone’s OneBridge product line includes a standards-based, voice and data mobility software platform, development tools and packaged out-of-the-box enterprise mobile applications for field sales personnel and mobile enterprise professionals. ViaFone also offers a vertical application, OneBridge Mobile Pharma that is specialized to meet the needs of pharmaceutical sales representatives. We sell our mobile development platform and application products primarily to large enterprises with mobile personnel requiring connection to enterprise applications such as e-mail, scheduling, and corporate information and data. We also license products that enable telecommunication service providers to build, manage and deploy enterprise and consumer portals targeted at mobile devices. To date, we have marketed and sold most of our products through our own internal marketing and sales organization. We currently derive revenue from:

•	software license fees;

•	consulting and other services; and

•	support and maintenance fees.

From our inception on May 21, 1999, to the third quarter of fiscal year 2000, we were focused on developing and marketing our products and did not generate any revenue. Beginning in the fourth quarter of fiscal 2000, we began to generate revenues by providing consulting services based on our OneBridge Platform, and we began licensing our OneBridge software in the fourth quarter of fiscal year 2001. Based on the region in which the customer resides, net revenue from continuing operations were generated from sales to customers in North America for all periods presented. In December 2001, we acquired MobileQ, Inc., a provider of software and solutions that enable companies to deliver applications to their mobile employees, customers and partners, based in Toronto, Ontario, for 3,538,437 shares of our series B preferred stock.

Critical Accounting Policies

In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, we make estimates, assumptions and judgments that can have a material impact on our net revenue, operating income and net income (loss), as well as on the value of certain assets on our consolidated balance sheet. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our consolidated financial statements, so we consider these to be our critical accounting policies. The listing below is not intended to be a comprehensive list of all our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto which contain accounting policies and other disclosures required by generally accepted accounting principles.

Revenue Recognition

To recognize software revenue we apply the provisions of Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by SOP 98-9, and generally recognize revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable and (4) collection of the resulting receivable is probable.

At the time of the transaction, we assess whether the fee associated with our revenue transactions is fixed or determinable, based on the payment terms associated with the transaction. If a significant portion of a fee is due after our normal payment terms, we account for the fee as not being fixed or determinable. In these cases, we recognize revenue as the fees become due and payable.

At the time of the transaction we also assess whether or not collection is reasonably assured based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer recognition of the fee as revenue, and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. If we assessed collectibility differently, the timing and amount of our revenue recognition may have differed materially from that reported.

For arrangements with multiple obligations (for instance, undelivered maintenance and support), we allocate revenue to each component of the arrangement using the residual value method. This means that we defer revenue from the total fees associated with the arrangement equivalent to the vendor-specific objective evidence of fair value of the elements of the arrangement that have not yet been delivered. The vendor-specific objective evidence of fair value of any undelivered element is established by using historical evidence specific to ViaFone. For example, the vendor-specific objective evidence of fair values for maintenance and support is based upon separate sales of renewals to other customers or upon the renewal rates quoted in the contracts and the fair value of services, such as training or consulting, is based upon separate sales by us of these services to other customers. If we allocated the respective fair values of the elements differently, the timing of our revenue recognition may have differed materially from that reported.

We recognize revenue for support and maintenance services ratably over the contract term and we generally recognize revenue from training and consulting services as these services are performed. At the time of the transaction, we assess whether or not any services included within the arrangement require us to perform significant customization or modification to the software. If these services are included as part of an arrangement, we recognize the entire fee using the percentage of completion method. We estimate the percentage of completion based on our estimate of costs incurred in relation to the total estimated costs. If we were to make different judgments or utilize different estimates of the total amount of work we expect to be required to customize or modify the software, the timing of our revenue recognition from period to period, as well as the related margins, might differ materially from that previously reported.

Valuation of Long-Lived and Intangible Assets and Goodwill

We assess the impairment of identifiable intangibles, long-lived assets and related goodwill and enterprise level goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include: (1) significant underperformance relative to historical or projected future operating results, (2) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, (3) significant negative industry or economic trends, (4) a significant decline in our stock price for a sustained period, and (5) changes in our market capitalization relative to net book value. If we made different judgments or utilized different estimates our measurement of any impairment may have differed materially from that reported.

Results of Operations

The following section sets forth our results of continuing operations for the fiscal years ended June 30, 2001 and 2000 and the nine months ended March 31, 2002 and 2001.

Net Revenue

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	% Change	2000	2002	% Change	2001
Net Revenue:
Software licenses	$25	—	—	$664	2,556%	$25
Professional services and maintenance	287	636%	$39	580	139%	243

Total net revenue	$312	700%	$39	$1,244	364%	$268

Software licenses. Software license revenue consists of licenses of our software products. Revenue is recognized upon the execution of a license agreement, when the licensed product has been delivered, fees are fixed or determinable, collection is probable, and when all other significant obligations have been fulfilled. We introduced our OneBridge product during fiscal year 2001, which was licensed to one customer. Due to questions about collectibility, we recognized revenue based on cash collections. During the nine months ended March 31, 2002, we licensed our software products to five customers, two of which are customers that are attributable to our acquisition of MobileQ in December 2001.

Professional services and maintenance. Professional services and maintenance revenue consists primarily of consulting services provided to customers, and also consists of support of our products. Our consulting services typically consist of standard product installations, training, or mobile applications development using the OneBridge development platform and tools. For customizations, product installations and training, we generally recognize revenue as we perform the services. We recognize revenue from support and maintenance contracts ratably over the stated support period, which is generally 12 months. Professional services and maintenance revenue increased in fiscal year 2001 from fiscal year 2000 due to an increase of our customer base from two in fiscal 2000 to eight in fiscal 2001. Professional services and maintenance revenue increased in the nine months ended March 31, 2002 from the same periods in fiscal 2001, primarily due to an increase in customers resulting from our acquisition of MobileQ in December 2001.

Gross Profit

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	% Change	2000	2002	% Change	2001
Gross profit (loss)	$(2,114)	874%	$(217)	$397	123%	$(1,695)
Gross margin	(678)%		(556)%	32%		(632)%

Our cost of net revenue consists primarily of costs associated with post sales support and labor and overhead costs. Our increase in gross losses during fiscal 2001 compared to fiscal 2000 resulted primarily from an increase in service personnel and related service expenses. We experienced gross profit for the nine-months ended March 31, 2002 compared to the same period in the prior year as a result of a reduction in our service personnel prior to our acquisition of MobileQ in December 2001 and increased sales during this period, a significant portion of which resulted from our acquisition of MobileQ.

Research and Development Expenses

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	% Change	2000	2002	% Change	2001
Research and development	$4,412	308%	$1,082	$3,850	33%	$2,899

Research and development expenses consist primarily of salaries and other personnel costs of our research and development teams, consulting costs and facility costs. The increase in research and development expenses in fiscal 2001 from fiscal 2000 was primarily the result of our increased personnel and related costs associated with our increased efforts to release our OneBridge product.

The increase in research and development expenses in the nine months ended March 31, 2002 from the same period last year was primarily the result of an increase in personnel resulting from our acquisition of MobileQ.

Marketing and Sales Expenses

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	% Change	2000	2002	% Change	2001
Marketing and sales	$3,862	178%	$1,388	$3,958	19%	$3,338

Marketing and sales expenses consist primarily of salaries, commissions and other personnel costs of our marketing and sales personnel, promotional expenses, technical sales support costs and travel costs. The increase in marketing and sales expenses for fiscal 2001 from fiscal 2000 was primarily due to an increase in personnel as we accelerated our sales efforts.

The increase in marketing and sales expenses for the nine months ended March 31, 2002 from the same period last year was primarily due to an increase in personnel, including personnel resulting from our acquisition of MobileQ.

General and Administrative Expenses

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2001	% Change	2000	2002	% Change	2001
General and administrative	$4,176	414%	$812	$2,613	(7)%	$2,796

General and administrative expenses consist primarily of salaries and other personnel costs of our finance, information systems, legal, human resources and other administrative employees, and professional services and insurance costs. The increase in general and administrative expenses in fiscal 2001 from fiscal 2000 was primarily the result of an increase in personnel.

The decrease in general and administrative expenses in the nine months ended March 31, 2002 from the same period last year was primarily attributable to a reduction in personnel resulting from our restructuring implemented in September 2001.

Amortization of Intangibles

Amortization of intangibles for the nine months ended March 31, 2002 was $55,000, consisting of amortization of other intangibles that arose from our acquisition of MobileQ. We had no intangibles subject to amortization prior to our acquisition of MobileQ in December 2001.

Income Tax Provision

There have been no provisions for federal or state income taxes for all periods presented, as we incurred net losses for all periods presented.

Business Combinations

In December 2001, we acquired all of the outstanding stock of MobileQ in exchange for 3,538,437 shares of our series B preferred stock, valued at $1,663,114. In addition, we incurred $264,050 of acquisition-related costs. We accounted for this transaction by the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and, accordingly, MobileQ’s results of operations have been included in our consolidated statement of operations since the acquisition date.

Liquidity, Capital Resources and Financial Condition

Net Cash Used in Operating Activities

	Fiscal Year Ended June 30,		Nine Months Ended March 31,
	2001	2000	2002	2001
Net cash used in operating activities	$(12,501)	$(3,019)	$(9,248)	$(9,357)

Net cash used by operating activities in fiscal 2001 and 2000 was primarily a result of our net loss, adjusted for such items as depreciation and non-cash expenses. The cash use was partially offset by decreases in other assets and increases in accounts receivable, payables and accruals.

Net cash used by operating activities for the nine months ended March 31, 2002 was primarily the result of our net loss, adjusted for such items as depreciation and amortization, non-cash compensation and in-process R&D. These cash uses were partially offset by decreases in accounts receivables, prepaids and other assets and decreases in accounts payable and deferred revenue net of acquired assets and liabilities assumed in our acquisition of MobileQ.

Net cash used by operating activities for the nine months ended March 31, 2001 was comprised primarily of our net loss. These cash uses were partially offset by an increase in accrued expenses.

Accounts receivable, net of allowances, were $441,000 at March 31, 2002 and $114,000 at June 30, 2001.

Net Cash Provided by (Used in) Investing Activities

	Fiscal Year Ended June 30,		Nine Months Ended March 31,
	2001	2000	2002	2001
Net cash provided by (used in) investing activities	$696	$(972)	$161	$671

Net cash provided by investing activities in fiscal 2001 and the nine months ended March 31, 2001 was primarily the result of a sale-leaseback transaction. The sale-leaseback facility provided $2,000,000 in proceeds ($1,629,423 was utilized as of June 30, 2001 and $370,576 as of March 31, 2002) and requires 36 equal monthly installments of principal and interest at a weighted average interest rate of 8.16%. These proceeds were offset, in part, by purchases of property and equipment. Net cash used by investing activities in fiscal 2000 consisted primarily of purchases of property and equipment. Net cash provided by investing activities for the nine months ended March 31, 2002 consists primarily of proceeds from the sale-leaseback transaction, partially offset by purchases of property and equipment.

Net Cash Provided by (Used in) Financing Activities

	Fiscal Year Ended June 30,		Nine Months Ended March 31,
	2001	2000	2002	2001
Net cash provided by (used in) financing activities	$22,208	$10,649	$(579)	$21,079

Net cash provided by financing activities in fiscal 2001 consisted primarily of the sale of our series B preferred stock for an aggregate of $22,486,000 in November 2000 and March 2001 and, to a much lesser extent, from the exercise of options to purchase our common stock, offset by payments on capital leases that began in September 2000 as a result of our sale-leaseback transaction. Net cash provided by financing activities in fiscal 2000 consisted primarily of proceeds from the issuance of our series A preferred stock for an aggregate of $10,608,000 in March 2000 and, to a much lesser extent, from the exercise of options to purchase our common stock.

Net cash used in financing activities for the nine months ended March 31, 2002 consisted primarily of payments on capital lease obligations. Net cash provided by financing activities for the nine months ended March 31, 2001 consisted primarily of proceeds from the sale of our series A preferred stock.

We incurred a net loss from operations of $10,299,000 for the nine months ended March 31, 2002. In the event the consummation of the merger does not occur, we expect that we will need a cash infusion and/or further reductions in expenses to fund our business operations. There can be no assurance that these additional sources of funding will be secured if the transaction with Extended Systems Incorporated is not completed.

Effects of Foreign Currency Exchange Rates

Sales made by our subsidiaries in foreign countries are denominated in their functional currencies. Fluctuations in exchange rates could cause our results to fluctuate when we translate revenue and expenses denominated in other currencies into United States dollars.

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” which requires that we account for all business combinations by the purchase method. This statement applies to all business combinations for which the date of acquisition is July 1, 2001, or later.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which addresses the accounting for intangible assets that are acquired individually or with a group of other assets, other than those acquired in a business combination, upon their acquisition. This statement also addresses the accounting for goodwill and other intangible assets after they have been initially recognized in the financial statements. We are currently evaluating the impact that this statement may have on our operations. We are required to adopt this statement in our first quarter of fiscal 2003 ending September 30, 2002.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” which supersedes various existing standards on accounting for long-lived assets. This new standard establishes a single accounting model for long-lived assets to be disposed of by sale and is based on the framework of Statement of Financial

Accounting Standards No. 121. We are required to adopt this statement in our first quarter of fiscal 2003 ending September 30, 2002.

In March 2000, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-14, “Accounting for Certain Sales Incentives.” This consensus provides guidance on the recognition, measurement and income statement classification of sales incentives which are offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 00-14 upon its issuance.

In November 2001, the Emerging Issues Task Force issued EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 01-09 upon its issuance.

In November 2001, the Emerging Issues Task Forces issued EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred.” This issue requires that reimbursements received from our customers for out-of-pocket expenses incurred are classified as revenue in our statement of operations. Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 01-14 upon its issuance.

EXECUTIVE OFFICERS AND DIRECTORS OF VIAFONE JOINING EXTENDED SYSTEMS

Executive Officers and Directors

Set forth below is certain information as of June 1, 2002 regarding each person who may become an executive officer or director of Extended Systems following the merger:

Name	Age	Position at ViaFone
Russ McMeekin	36	Chief Executive Officer
Fernando Ruarte	31	Chief Technology Officer and Vice President, Products
Raphael Auphan	31	Vice President, Operations

Russ McMeekin, a 16-year industry veteran, has served as Chief Executive Officer of ViaFone since July 2001. From December 2000 to June 2001, Mr. McMeekin held the position of President, E-Business, and from February 1997 to December 2000, he held the position of President of Honeywell Hi-Spec Solutions. Mr. McMeekin has a degree in Pulp and Paper Engineering from Sault College.

Fernando Ruarte, a co-founder of ViaFone, has served as ViaFone’s Chief Technology Officer and Vice President, Products, since 1999. Prior to founding ViaFone, Mr. Ruarte served as Vice-President of server engineering at NetObjects from 1996 to 1999, where he played a role in expanding the company’s product portfolio into the enterprise market. From 1995 to 1996, Mr. Ruarte served as key architect of new database technologies at KeyTex Corporation (now TenFold). From 1993 to 1995, Mr. Ruarte served as Managing Director of the Argentine subsidiary of Solutions Informatiques Francaises, a large French systems integrator. Since the beginning of his career in 1987 until 1993, Mr. Ruarte held various positions at Solutions Informatiques Francaises, Sligos Group and Bull Cediag in France that included Project Lead, Systems Architect and Product Manager. Mr. Ruarte studied Electronic Engineering at ITBA, in Buenos Aires, Argentina.

Raphael Auphan has served as ViaFone’s Vice President, Operations since December 2001 and as its Vice President of Strategy and Market Development from April 2000 until December 2001. Prior to joining ViaFone, Mr. Auphan served as Managing Director of Gemcard, the Asian subsidiary of Gemplus (GEMP), from 1996 to 1999. At Gemplus, he was responsible for contract relationships with large enterprises, telecom operators and financial institutions. Mr. Auphan held the positions of Project Manager from 1993 to 1994 and Area Sales Manager from 1994 to 1995 at Syseca, a European System Integrator, recently renamed Thales Information Systems. In 1993, Mr. Auphan earned his Master Degree in Information Systems and Networks from Supelec, France.

Executive Compensation

The following table sets forth the total compensation paid or accrued during the last two fiscal years with respect to each person who may serve as an executive officer or director of Extended Systems following the merger and who was employed by ViaFone as of June 30, 2001, the end of ViaFone’s last fiscal year. Mr. McMeekin did not begin his employment at ViaFone until July 1, 2001.

				Long-Term Compensation Awards
	Fiscal Year	Annual Compensation		Securities Underlying Options
Name and Principal Position		Salary	Bonus
Fernando Ruarte	2001	$151,500	$27,500	—
Chief Technology Officer and Vice President, Products	2000	88,016	2,500	—
Raphael Auphan	2001	119,167	—	90,000
Vice President, Operations	2000	21,292	45,000	85,000

Option Grants During Fiscal 2001

The following table sets forth certain information regarding stock options granted during fiscal year 2001 under ViaFone’s stock option plan to the persons who may serve as an executive officer or director of Extended Systems following the merger. None of the persons who may serve as an executive officer or director of Extended Systems following the merger exercised stock options during our fiscal year 2001.

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2001	Exercise Price Per Share	Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Raphael Auphan	90,000	2.13%	$0.20	12/13/00	$11,320	$28,687

Related-Party Transactions

ViaFone has entered into a separation agreement with Russ McMeekin under which Mr. McMeekin is to receive $112,000 in severance pay and is to continue to receive health insurance benefits for a period of six months following the termination of his employment with ViaFone at the effective time of the merger.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF VIAFONE

The following table sets forth information regarding beneficial ownership of ViaFone’s capital stock as of June 1, 2002. The table includes:

•	each person known by ViaFone to beneficially own more than 5% of the outstanding shares of ViaFone capital stock on an as-converted basis;

•	each of ViaFone’s directors;

•
the chief executive officer and the other executive officers who served as executive officers of ViaFone at June 30, 2001 and whose annual salary and bonus during ViaFone’s fiscal year 2001 exceeded $100,000; and

•	all of ViaFone’s directors and executive officers as a group.

Except as indicated by footnote, to ViaFone’s knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of capital stock, except to the extent authority is shared by spouses under applicable law percentages indicated reflect the percentage of all shares of ViaFone common stock on an as-if-converted basis. Shares of ViaFone capital stock that are subject to options or warrants that are currently exercisable or exercisable within 60 days of June 1, 2002, are deemed outstanding for computing the percentages of the person holding such options or warrants but are not deemed outstanding for computing the percentages of any other person. Percentage ownership before the merger is based on 44,707,417 shares of ViaFone capital stock outstanding on a fully diluted basis as of June 1, 2002.

	Shares of ViaFone Capital Stock Beneficially Owned
Principal Stockholders, Directors and Executive Officers	Number	Percent
Redpoint Ventures(1)	10,607,397	23.7%
Draper Fisher Jurvetson(2)	8,259,887	18.5%
Partech International(3)	7,695,821	17.2%
RRE Ventures(4)	3,273,887	7.3%
Joshua B. Stein(5)	2,530,582	5.7%
Bernard Desarnauts(6)	2,443,575	5.5%
Fernando Ruarte(7)	2,320,350	5.2%
Russ McMeekin(8)	2,338,450	5.0%
Peter Gotcher(9)	742,954	1.7%
Raphael Auphan(10)	550,000	1.2%
William Bryant(11)	156,042	*
All directors and executive officers as a group (8 people)	11,229,523	23.2%

*	Less than 1%.
(1)
Includes (i) 8,858,237 shares of series B preferred stock held by Redpoint Ventures II, L.P., (ii) 1,254,819 shares of series B preferred stock held by Redpoint Technology Partners Q-1, L.P., (iii) 293,825 shares of series B preferred stock held by Redpoint Associates II, LLC, (iv) 200,516 shares of series B preferred stock held by Redpoint Technology Partners A-1, L.P. Mr. Peter Gotcher is a director of Redpoint Ventures, and also a director of ViaFone and as such may be deemed to be the beneficial owner of the shares held by such stockholders. Mr. Gotcher disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Redpoint Ventures is 2000 Sand Hill Road, Bldg. 2, Suite 290, Menlo Park, CA 94025.

(2)
Includes (i) 4,640,013 shares of series A preferred stock and 2,922,927 shares of series B preferred stock held by Draper Fisher Jurvetson Fund VI, L.P., (ii) 349,248 shares of series A preferred stock and 220,005 shares of series B preferred stock held by Draper Fisher Jurvetson Partners VI, LLC, and

(iii) 127,694 shares of common stock held by Draper Fisher Jurvetson Management Co. VI, LLC. Raj Atluru is a director of Draper Fisher Jurvetson and a director of ViaFone and as such may be deemed to be the beneficial owner of the shares held by such stockholders. Mr. Atluru disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Draper Fisher Jurvetson is 400 Seaport Ct., Suite 250, Redwood City, CA 94063.

(3)
Includes (i) 127,694 shares of Common stock, 113,392 shares of series A preferred stock and 56,549 shares of series B preferred stock held by 45th Parallel LLC, (ii) 170,088 shares of series A preferred stock and 84,823 shares of series B preferred stock held by Double Black Diamond II LLC, (iii) 1,176,444 shares of series A preferred stock and 586,695 shares of series B preferred stock held by Partech U.S. Partners III C.V., (iv) 3,529,335 shares of series A preferred stock and 1,760,088 shares of series B preferred stock held by Partech U.S. Partners IV LLC, and (v) 90,713 shares of series A preferred stock issuable upon the exercise of a warrant held by 45th Parallel LLC that is exercisable within 60 days of June 1, 2002. Mr. Vincent Worms is a managing member and General Partner of Partech and a director of ViaFone and as such may be deemed to be the beneficial owner of the shares held by such stockholders. Mr. Worms disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Partech is 50 California Street, Suite 3200, San Francisco, CA 94111.

(4)
Includes (i) 2,786,444 shares of series B preferred stock held by RRE Ventures II, L.P., and (ii) 487,443 shares of series B preferred stock held by RRE Ventures Fund II, L.P. Mr. James Robinson III is a general partner of RRE Ventures and a director of ViaFone and as such may be deemed to be the beneficial owner of the shares held by such stockholders. Mr. Robinson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of RRE Ventures is 126 East 56th Street, New York, NY 10022.

(5)
Includes (i) 2,443,575 shares of common stock, (ii) 58,659 shares of series A preferred stock, and (iii) 28,348 shares of series A preferred stock issuable upon the exercise of a warrant held by Joshua B. Stein, which is exercisable within 60 days of June 1, 2002. The business address of Mr. Stein is 8000 Marina Boulevard, 5th Floor, Brisbane, CA 94005.

(6)	Consists of 2,443,575 shares of common stock. The business address of Bernard Desarnauts is 8000 Marina Boulevard, 5th Floor, Brisbane, CA 94005.
(7)	Consists of 2,320,350 shares of common stock. The business address of Fernando Ruarte is 8000 Marina Boulevard, 5th Floor, Brisbane, CA 94005.
(8)
Includes 2,338,450 shares subject to options which are exercisable within 60 days of June 1, 2002 pursuant to ViaFone’s 1999 stock plan, which includes 1,753,838 shares which will vest upon completion of the merger, assuming that the merger occurs by July 31, 2002. The business address of Russ McMeekin is 8000 Marina Boulevard, 5th Floor, Brisbane, CA 94005.

(9)
Includes (i) 218,259 shares of series B preferred stock and (ii) 524,695 shares of common stock subject to options which are exercisable within 60 days of June 1, 2002 pursuant to ViaFone’s 1999 stock plan, which includes 306,074 shares which will vest upon completion of the merger, assuming that the merger occurs by July 31, 2002. The business address of Peter Gotcher is 2000 Sand Hill Road, Bldg. 2, Suite 290, Menlo Park, CA 94025.

(10)
Includes 550,000 shares of common stock subject to options that are exercisable within 60 days of June 1, 2002 pursuant to ViaFone’s 1999 stock plan, which includes 354,960 shares which will vest upon completion of the merger, assuming the merger occurs by July 31, 2002.

(11)
Includes (i) 28,348 shares of series A preferred stock and (ii) 127,694 shares of common stock subject to options which are exercisable within 60 days of June 1, 2002 pursuant to ViaFone’s 1999 stock plan, which includes 87,116 shares which will vest upon completion of the merger, assuming that the merger occurs by July 31, 2002. The business address of William Bryant is 1600 El Camino Real, Suite 290, Menlo Park, CA 94025.

INFORMATION REGARDING VENUS ACQUISITION CORPORATION

Venus Acquisition Corporation is a newly-formed, wholly-owned subsidiary of Extended Systems, which was incorporated in Delaware for the sole purpose of effecting the merger by merging with and into ViaFone. It engages in no other business. Its principal executive offices are presently located at 5777 North Meeker Avenue, Boise, Idaho 83713 and its telephone number is (208) 322-7575.

COMPARISON OF RIGHTS OF HOLDERS OF VIAFONE COMMON STOCK BEFORE AND AFTER THE MERGER

Introduction

Extended Systems and ViaFone are each incorporated under the laws of the State of Delaware. However, due to the fact that ViaFone’s assets and personnel are predominantly located in California, ViaFone is also subject to certain provisions of the California General Corporation Law, or CGCL, pursuant to Section 2115 of the CGCL. Since Extended Systems is a publicly traded company, in accordance with Section 2115 of the CGCL, these provisions of the CGCL do not apply to Extended Systems. The holders of shares of ViaFone common stock, whose rights as stockholders are currently governed by Delaware law, certain provisions of California law, ViaFone’s certificate of incorporation, as amended, and ViaFone’s amended bylaws, will, upon the exchange of their shares pursuant to the merger, become holders of shares of Extended Systems common stock, and their rights as stockholders will be governed by Delaware law, Extended Systems’ certificate of incorporation, as amended, and the amended bylaws of Extended Systems. The material differences between the rights of holders of shares of ViaFone common stock and the rights of holders of shares of Extended Systems common stock, which are summarized below, result from differences in Delaware and California law and the governing corporate documents of the two companies.

The following summary does not purport to be a complete statement of the rights of holders of shares of Extended Systems common stock under applicable Delaware law, Extended Systems’ certificate of incorporation and Extended Systems’ bylaws or a comprehensive comparison with the rights of the holders of shares of ViaFone common stock under applicable Delaware law, California law, ViaFone’s certificate of incorporation and ViaFone’s bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, the California General Corporation Law and the governing corporate documents of Extended Systems and ViaFone, to which holders of shares of ViaFone common stock are referred. See the section entitled “Where You Can Find More Information” at page 143.

Description of Extended Systems Capital Stock

Extended Systems’ certificate of incorporation provides that Extended Systems has authority to issue 75,000,000 shares of Extended Systems common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, $0.001 par value per share. See the section entitled “Description of Extended Systems Capital Stock” at page 140.

Description of ViaFone Capital Stock

ViaFone’s certificate of incorporation provides that ViaFone has the authority to issue 59,000,000 shares of ViaFone common stock, par value $0.001 per share and 83,000,000 shares of preferred stock, par value $0.001 per share. Of ViaFone’s preferred stock, 12,728,287 shares are designated series A preferred stock and 24,000,000 shares are designated series B preferred stock.

ViaFone’s certificate of incorporation sets forth the relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof. Of the authorized 59,000,000 shares of ViaFone common stock, 9,316,610 are outstanding. Of the 83,000,000 authorized shares of ViaFone preferred stock, 12,121,637 of the 12,728,287 shares designated as series A preferred stock are outstanding and 23,269,170 of the 24,000,000 shares designated as series B preferred stock are outstanding. ViaFone preferred stock is convertible into shares of ViaFone common stock on a one-for-one basis, subject to adjustments, and certain events will automatically trigger conversion of ViaFone’s preferred stock into common stock. Currently, there are warrants outstanding to purchase up to 37,017 shares of ViaFone common stock, 606,652 shares of ViaFone series A preferred stock and 21,825 shares of ViaFone series B preferred stock.

Voting Rights

The DGCL states that, unless a corporation’s certificate of incorporation or, with respect to the second and third points below, the bylaws, specify otherwise:

•	each share of its capital stock is entitled to one vote;

•	a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders’ meeting; and

•
in all matters other than the election of directors, the affirmative vote of a majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders.

The holders of shares of Extended Systems common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

The holders of shares of ViaFone common stock are entitled to one vote per share on all matters to be voted on by the stockholders of ViaFone. ViaFone’s certificate of incorporation sets forth that, except with respect to the election of directors, the holders of ViaFone series A and series B preferred stock are entitled to vote with the holders of common stock on an as-converted basis with respect to any issue for which common stockholders have the right to vote. Shares of ViaFone series A and series B preferred stock and shares of common stock vote as a single class, except as otherwise required by law or as otherwise provided in ViaFone’s certificate of incorporation, such as in the case of the election of directors, which are discussed below under the heading “Election and Classification of the Board of Directors.”

ViaFone’s certificate of incorporation specifies that, so long as 1,000,000 shares of its preferred stock are outstanding, ViaFone will not, without the vote or written consent by the holders of at least two-thirds of the outstanding shares of preferred stock, voting as a single class:

•	alter or change the rights, preferences or privileges of the preferred stock;

•	increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock or common stock;

•
create, authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the preferred stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the preferred stock;

•	purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the common stock (or other capital stock or rights to acquire capital stock) of ViaFone;

•	issue dividends or other distributions on any shares of its capital stock redeem or otherwise repurchase any shares of common stock or preferred stock;

•	effect any merger, consolidation or other corporate reorganization, sale of control or any transaction in which all substantially all of the assets of ViaFone are sold;

•	increase or decrease the authorized size of the board of directors; or

•	amend or waive any provision of Article IV of its certificate of incorporation or its bylaws which would serve to alter or change the rights, preferences or privileges of the preferred stock.

Number of Directors

Under the DGCL, unless a corporation’s certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation’s certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation’s bylaws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The Extended Systems certificate of incorporation provides that the number of members of the Extended Systems board shall be designated in its bylaws. Extended Systems’ bylaws provide that the number of directors shall be fixed from time to time by resolution of a majority of the board. Currently, the authorized number of directors is seven.

ViaFone’s certificate of incorporation provides that, for so long as 1,000,000 shares of its preferred stock are outstanding, the number of directors shall be no less than five, such directors to be elected in the manner described below under the heading “Election and Classification of the Board of Directors.” The ViaFone certificate further provides that the number of directors cannot be increased or decreased without the vote or written consent by the holders of at least two-thirds of the outstanding shares of preferred stock, voting as a single class. ViaFone’s bylaws specify that the number of directors shall be five and may be changed only in accordance with its certificate. The ViaFone board of directors currently consists of five directors.

Election and Classification of the Board of Directors

The DGCL provides that, unless the certificate of incorporation or the bylaws specify otherwise, a corporation’s directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, a corporation’s certificate of incorporation may provide that stockholders of a corporation can elect directors by cumulative voting. The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes.

Extended Systems’ certificate of incorporation provides that stockholders are not entitled to cumulate their votes for directors, but it does call for a classified board of directors, dividing Extended Systems’ board of directors into three classes, with one class elected each year and with each director elected for a term of three years. Currently, two directors serve as Class I directors, two directors serve as Class II directors, and three directors serve as Class III directors.

ViaFone’s certificate of incorporation calls for neither cumulative voting nor a classified board of directors. ViaFone’s certificate of incorporation entitles its common stockholders, voting as a separate class, to elect two directors, its series A preferred stockholders, voting as a separate class, to elect two directors, and its series B preferred stockholders, voting as a separate class, to elect one director. Any remaining directors are mutually elected by a majority of the holders of the common stock and preferred stock, voting as separate classes.

As mentioned previously, although ViaFone is incorporated under the laws of Delaware, it remains subject to certain sections of the California General Corporation Law, or CGCL, pursuant to Section 2115 of the CGCL. One such section, Section 708, sets forth the rules regarding the election of directors. Pursuant to Section 708, shareholders are permitted to cumulate their votes in the election of directors if at least one shareholder has, prior to the voting, announced its intention to cumulate its votes.

Vote on Merger, Consolidation or Sale of Substantially All Assets

The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. Neither Extended Systems’ nor ViaFone’s certificate of incorporation provides for this greater vote.

For a merger, consolidation or other corporate reorganization, sale of control or any sale of all or substantially all of the assets, ViaFone’s certificate of incorporation additionally requires approval by the holders of at least two-thirds of the then outstanding shares of preferred stock, voting as a single class.

Special Meetings of Stockholders

Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under Extended Systems’ bylaws, special meetings of the stockholders may be called by a majority of the board of directors, the chairman of the board, the president, or by stockholders holding not less than a majority of the entire capital stock of the corporation entitled to vote in such a special meeting. Written notice of a special meeting that is called by anyone other than the board shall be sent to the corporate secretary and shall state the time and purpose of the meeting.

ViaFone’s bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board, the chief executive officer, or by stockholders holding not less than 10% the entire capital stock of the corporation entitled to vote in such a special meeting. Written notice of a special meeting that is called by anyone other than the board shall be sent to the chairman of the board, the president, chief executive officer or the corporate secretary and shall state the time and purpose of the meeting.

Stockholder Action by Written Consent

Under the DGCL, any action by a corporation’s stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided for in the certificate of incorporation. Extended Systems’ bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly called meeting and may not be effected by written consent.

ViaFone’s bylaws provide for stockholder action by written consent, and requires that if corporate action is taken without a meeting by less than unanimous written consent, prompt notice thereof will be given to stockholders who have not consented in writing.

Amendment of Certificate of incorporation

The DGCL allows amendment of a corporation’s certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board of directors for the purpose of approval of such amendment by the stockholders or, if so directed by the board of directors, at the next annual stockholders’ meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•
alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation’s certificate of incorporation also may require, for action by the board of directors or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote. Extended Systems’ certificate of incorporation does not provide for amendment thereto.

ViaFone’s certificate of incorporation contains a provision requiring the approval by the holders of at least two-thirds of the outstanding shares of the preferred stock to (i) amend or repeal any provision of ViaFone’s certificate of incorporation that would materially alter the rights, preferences, privileges, or restrictions of the preferred stock; or (ii) increase or decrease the total number of authorized shares of preferred stock or common stock.

Amendment of Bylaws

Under the DGCL, the power to adopt, amend or repeal a corporation’s bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. Extended Systems’ certificate of incorporation authorizes the Extended Systems board to adopt, amend or repeal Extended Systems’ bylaws. ViaFone’s certificate of incorporation authorizes the ViaFone board of directors to make, amend, supplement or repeal ViaFone’s bylaws, provided that the stockholders may change or repeal any bylaw adopted by the board of directors by the affirmative vote of the holders of a majority of ViaFone’s capital stock, voting together as a single class.

Liability and Indemnification of Officers and Directors

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to such corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	paying or approving a stock repurchase in violation of Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

Extended Systems’ certificate of incorporation provides that, to the fullest extent permitted by DGCL as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Extended Systems’ certificate of incorporation further provides that to the fullest extent permitted by law, Extended Systems may indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, or employee at the request of the corporation or any predecessor to the corporation.

ViaFone’s certificate of incorporation provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by Section 102(b)(7) of the DGCL and that no director shall have any personal liability to ViaFone or its stockholders for any monetary damages for breach of fiduciary duty as a director. ViaFone’s certificate of incorporation does not limit the liability of a director for (i) breaches of such director’s duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which such director derived an improper personal benefit; or (iv) for liabilities arising under Section 174 of the DGCL. The indemnity provided for in ViaFone’s certificate of incorporation covers each director, officer, employee and agent, past or present, of ViaFone, and each person who serves or may have served at the request of ViaFone as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and their respective heirs, administrators and executors. ViaFone’s bylaws further provide that the corporation shall have the power, to the extent permitted by law, to indemnify each of its employees and agents against the same acts and omissions.

Payment of Dividends

The DGCL permits the payment of dividends and the redemption of shares out of a corporation’s surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be notified, and the dividends may, in certain cases, also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. Extended Systems’ certificate of incorporation does not specifically provide for the payment of dividends. Extended Systems’ bylaws authorize directors to declare and pay dividends, and to pay such dividends in cash, property or in shares of the company’s capital stock.

ViaFone’s certificate of incorporation provides for the payment of non-cumulative dividends, when and if declared by the board of directors, on a per annum basis as follows:

•	$0.0705 per share of series A preferred stock; and

•	$0.0916 per share of series B preferred stock.

Also, ViaFone’s certificate of incorporation provides that ViaFone will not pay any dividends on its common stock without the approval by the holders of at least two-thirds of its outstanding preferred stock.

Anti-Takeover Protection

Under the DGCL, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote thereon. However, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation.

In addition to the DGCL’s general requirements, Section 203 of the DGCL, “Business Combinations with Interested Stockholders,” prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with “interested stockholders” (generally defined to include persons beneficially owning 15% or more of the corporation’s outstanding capital stock) unless certain super-majority votes are obtained. Neither Extended Systems nor ViaFone has opted out of Section 203 in their respective certificate of incorporations or bylaws.

Appraisal Rights

Because the common stock of Extended Systems is designated as a national market system security on Nasdaq, the holder of Extended Systems common stock are not entitled to appraisal rights.

Pursuant to the DGCL and the CGCL, the holders of shares of ViaFone common stock, series A preferred stock and series B preferred stock are entitled to appraisal rights in connection with the merger, because none of these classes of stock are listed on a national securities exchange or designated as a national market system security on Nasdaq, and none are held of record by more than 2,000 holders.

For summaries of both Delaware and California law regarding dissenting stockholders’ appraisal rights see the section entitled “Appraisal Rights of Dissenting ViaFone Stockholders” beginning on page 60.

DESCRIPTION OF EXTENDED SYSTEMS CAPITAL STOCK

In this section, “Description of Extended Systems Capital Stock,” references to “we,” “us,” “our” and “ours” refers to Extended Systems and its consolidated subsidiaries.

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The following summary of certain provisions of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our certificate of incorporation and by the applicable provisions of Delaware law.

Common Stock

As of July 18, 2002, there were 11,208,653 shares of our common stock outstanding held by approximately 225 holders of record. Because many of Extended Systems’ shares of common stock are held by brokers and other institutions on behalf of stockholders, Extended Systems is unable to estimate the total number of stockholders represented by these stockholders of record.

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Extended Systems, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future. For further details regarding dividends on Extended Systems common stock see the section entitled “Dividend Policy” on page 15.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preference and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in our control without further action by our stockholders.

Other Obligations to Issue Capital Stock

We have adopted and maintain equity incentive plans pursuant to which we are authorized to issue stock, stock options and other types of compensation for employees, consultants and other persons who provide services to us. Our employees are also given the right to purchase our common stock at favorable purchase prices under some of these plans. As of June 1, 2002, we had outstanding options to acquire 2,789,229 shares of common stock under these plans. We have reserved an additional 1,385,739 shares of common stock for future issuance under these plans, including 700,000 shares available for purchase by employees under the employee stock purchase plan.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Delaware Statute.    We are subject to Section 203 of the Delaware General Corporation law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•
on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is generally a person who, together with affiliates and associates of such person:

•	owns 15% or more of the corporation’s voting stock; or

•	is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

Certificate of Incorporation and Bylaws Provisions.    Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that, among others, could have the effect of delaying, deferring, or discouraging potential acquisition proposals and could delay or prevent a change of control of Extended Systems. The provisions in our Certificate of Incorporation and Bylaws that may have such effect include:

•
Preferred Stock.    As noted above, our board of directors, without stockholder approval, has the authority under our Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, we could issue preferred stock quickly and easily, which could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

•
Election and Removal of Directors.    Our bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. For further details regarding our board of directors, see the section entitled “Extended Systems’ Management—Board of Directors” beginning on page 110. Directors may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the common stock outstanding and entitled to vote. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Extended Systems and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

•
Stockholder Meetings.    Under our certificate of incorporation and bylaws, our stockholders may call a special meeting only upon the request of holders of at least 30% of our outstanding shares. Additionally, our board of directors, Chairman of the Board or our President may call special meetings of stockholders.

•
Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., Canton, Massachusetts.

Nasdaq National Market Listing

Our common stock is listed on the Nasdaq National Market under the symbol “XTND.”

LEGAL MATTERS

The validity of the shares of Extended Systems’ common stock offered by this joint proxy statement/prospectus will be passed upon for Extended Systems by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington. Mayer, Brown, Rowe & Maw, Palo Alto, California is acting as counsel to the board of directors of ViaFone in connection with certain legal matters relating to the merger, the merger agreement and the transactions contemplated thereby. Wilson Sonsini Goodrich & Rosati and Mayer, Brown, Rowe & Maw will deliver opinions concerning the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of Extended Systems Incorporated as of June 30, 2001 and 2000 and for each of the three years in the period ended June 30, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ViaFone at June 30, 2001 and 2000 and for each of the three years ended June 30, 2001, and the financial statements of MobileQ at December 11, 2001 and December 31, 2000 and for the period from January 1, 2000 to December 11, 2000 and the year ended December 31, 2000 included in this joint proxy statement/prospectus, which are referred to and made a part of this prospectus and the registration statement of Extended Systems of which this prospectus is a part, have been audited by KPMG LLP, independent auditors, as set forth in their reports appearing elsewhere in this joint proxy statement/prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

Representatives of PricewaterhouseCoopers LLP are expected to be present at Extended Systems’ special meeting with the opportunity to make statements if they so desire. Representatives of KPMG LLP are expected to be present at ViaFone’s special meeting with the opportunity to make statements if they so desire. In each case, such representatives are also expected to be available to respond to appropriate questions.

We know of no matters to be presented at the special meeting other than the matters described in this document. However, if any other matters do come before the meetings, it is intended that the holders of the proxies will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in Extended Systems’ proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to Extended Systems in a timely manner. The deadline for timely receipt of stockholder proposals was May 24, 2002 and has passed.

If you intend to submit a proposal at Extended Systems’ 2002 annual meeting that is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must do so no later than August 7, 2002. If you fail to comply with this foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2002 annual meeting, without any discussion of the matter in the proxy statement related to the 2002 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Extended Systems files reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the following public reference facility maintained by the SEC:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

Reports, proxy statements and other information concerning Extended Systems may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

Extended Systems has filed a registration statement under the Securities Act with the SEC with respect to the Extended Systems common stock to be issued to ViaFone stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Extended Systems filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals related to the merger. Extended Systems and ViaFone have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July 19, 2002. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than July 19, 2002, and neither the mailing of the joint proxy statement/prospectus to Extended Systems and ViaFone stockholders nor the issuance of Extended Systems common stock in the merger shall create any implication to the contrary.

Information on Extended Systems’ Web Site

Information on any Extended Systems internet web site is not part of this document and you should not rely on that information in deciding whether to approve the issuance of shares of Extended Systems common stock in connection with the merger, unless that information is also in this document.

Information on ViaFone Web Site

Information on any ViaFone internet web site is not part of this document and you should not rely on that information in deciding whether to approve the merger and adopt the merger agreement, unless that information is also in this document.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the Extended Systems common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this joint proxy statement/prospectus. The information contained in this document with respect to ViaFone and its subsidiaries was provided by ViaFone. The information contained in this document with respect to Extended Systems and its subsidiaries was provided by Extended Systems.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Extended Systems Incorporated

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and comprehensive losses, of stockholders’ equity and of cashflows present fairly, in all material respects, the financial position of Extended Systems Incorporated and its subsidiaries at June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of Extended Systems Incorporated’s management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
July 31, 2001

EXTENDED SYSTEMS INCORPORATED
Consolidated Balance Sheets
(in thousands, except par value)

	As of June 30,		As of March 31,
	2000	2001	2002
			(unaudited)
ASSETS
Current:
Cash and cash equivalents	$6,191	$6,585	$4,628
Receivables, net	12,499	8,490	6,774
Inventories	3,484	441	121
Prepaids and other	1,200	996	704
Deferred income taxes	715	—	—

Total current assets	24,089	16,512	12,227
Property and equipment, net	7,817	7,002	6,052
Intangibles, net	6,237	4,629	3,663
Deferred income taxes	5,785	—	—
Other assets	293	—	—

Total assets	$44,221	$28,143	$21,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$3,026	$3,371	$1,940
Accrued expenses	2,710	4,492	2,952
Deferred Revenue	770	1,342	1,995

Total current liabilities	6,506	9,205	6,887

Stockholders’ equity:
Preferred stock; $0.001 par value per share, 5,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock; $0.001 par value per share, 75,000 shares authorized; 10,309, 10,971 and 11,126 shares issued and outstanding	10	11	11
Additional paid-in capital	28,108	32,725	33,780
Retained earnings (accumulated deficit)	10,540	(12,934)	(17,963)
Deferred compensation	(264)	(77)	(17)
Accumulated other comprehensive loss	(679)	(787)	(756)

Total stockholders’ equity	37,715	18,938	15,055

Total liabilities and stockholders’ equity	$44,221	$28,143	$21,942

The accompanying notes are an integral part of the consolidated financial statements

EXTENDED SYSTEMS INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share amounts)

	For the years ended June 30,			For the nine months ended March 31,
	2001	2000	1999	2002	2001
				(unaudited)
Revenue:
License fees and royalties	$20,080	$14,603	$10,072	$14,855	$15,039
Services	2,773	1,932	1,320	2,339	1,811
Hardware and other	11,893	22,467	13,883	1,742	9,985

Total net revenue	34,746	39,002	25,275	18,936	26,835
Cost of net revenue:
License fees and royalties	1,769	1,162	659	995	1,274
Services	1,838	1,130	916	899	1,308
Hardware and other	9,534	18,409	12,752	1,238	7,814

Total cost of net revenue	13,141	20,701	14,327	3,132	10,396

Gross profit	21,605	18,301	10,948	15,804	16,439
Operating expenses:
Research and development	12,740	8,516	5,574	8,157	9,161
Acquired in-process research and development	—	2,352	758	—	—
Marketing and sales	18,414	11,586	9,197	10,445	13,881
General and administrative	7,306	4,379	3,672	3,349	3,954
Amortization of intangibles	972	891	61	729	729
Restructuring charge	1,096	—	—	—	—

Loss from operations	(18,923)	(9,423)	(8,314)	(6,876)	(11,286)
Other expense (income), net	(526)	31	(361)	(46)	(488)
Interest expense	22	285	735	32	18

Loss before income taxes	(18,419)	(9,739)	(8,688)	(6,862)	(10,816)
Income tax provision (benefit)	7,456	(3,069)	(2,992)	(1,641)	(4,014)

Loss from continuing operations	(25,875)	(6,670)	(5,696)	(5,221)	(6,802)
Discontinued operations, net of tax:
Income from discontinued operations	2,331	1,685	4,234	192	1,736
Gain from sale of discontinued operations	70	—	—	—	—

Net loss	$(23,474)	$(4,985)	$(1,462)	$(5,029)	$(5,066)

Loss per share from continuing operations:
Basic and diluted	$(2.44)	$(0.70)	$(0.68)	$(0.47)	$(0.65)
Loss per share:
Basic and diluted	$(2.22)	$(0.52)	$(0.17)	$(0.46)	$(0.48)
Number of shares used in per share calculation:
Basic and diluted	10,587	9,552	8,409	11,013	10,521

Consolidated Statements of Comprehensive Loss
(in thousands)

	For the years ended June 30,			For the nine months ended March 31,
	2001	2000	1999	2002	2001
				(unaudited)
Net loss	$(23,474)	$(4,985)	$(1,462)	$(5,029)	$(5,066)
Change in currency translation	(108)	(278)	(225)	31	(117)

Comprehensive loss	$(23,582)	$(5,263)	$(1,687)	$(4,998)	$(5,183)

The accompanying notes are an integral part of the consolidated financial statements

EXTENDED SYSTEMS INCORPORATED
Consolidated Statements of Stockholders’ Equity
(in thousands)
	Common Stock		Additional Paid-In Capital		Treasury Stock
	Shares	Amount		Retained Earnings (Accumulated Deficit)	Shares	Amount	Deferred Compensation	Accumulated Other Comprehensive Loss
Balance at July 1, 1998	8,252	$8	$10,847	$16,987	—	$—	$(1,074)	$(176)

Net loss	—	—	—	(1,462)	—	—	—	—
Translation adjustment	—	—	—	—	—	—	—	(225)
Stock issued	105	1	734	—	—	—	—	—
Treasury stock purchased, at cost	—	—	—	—	(5)	(43)	—	—
Employee stock plans	243	—	744	—	5	43	—	—
Compensatory options	—	—	(310)	—	—	—	521	—

Balance at June 30, 1999	8,600	9	12,015	15,525	—	—	(553)	(401)

Net loss	—	—	—	(4,985)	—	—	—	—
Translation adjustment	—	—	—	—	—	—	—	(278)
Stock issued	625	—	2,991	—	—	—	—	—
Employee stock plans	1,084	1	13,132	—	—	—	—	—
Compensatory Options	—	—	(30)	—	—	—	289	—

Balance at June 30, 2000	10,309	10	28,108	10,540	—	—	(264)	(679)

Net loss	—	—	—	(23,474)	—	—	—	—
Translation adjustment	—	—	—	—	—	—	—	(108)
Employee stock plans	662	1	4,629	—	—	—	—	—
Compensatory options	—	—	(12)	—	—	—	187	—

Balance at June 30, 2001	10,971	11	32,725	(12,934)	—	—	(77)	(787)

Net loss (unaudited)	—	—	—	(5,029)	—	—	—	—
Translation adjustment (unaudited)	—	—	—	—	—	—	—	31
Stock issued (unaudited)	34	—	204	—	—	—	—	—
Stock warrants (unaudited)	—	—	210	—	—	—	—	—
Employee stock plans (unaudited)	121	—	683	—	—	—	—	—
Compensatory options (unaudited)	—	—	(42)	—	—	—	60	—

Balance at March 31, 2002 (unaudited)	11,126	$11	$33,780	$(17,963)	—	$—	$(17)	$(756)

The accompanying notes are an integral part of the consolidated financial statements

EXTENDED SYSTEMS INCORPORATED
Consolidated Statements of Cash Flows
(in thousands)

	For the years ended June 30,			For the nine months ended March 31,
	2001	2000	1999	2002	2001
				(unaudited)
Cash flows from operating activities:
Net loss	$(23,474)	$(4,985)	$(1,462)	$(5,029)	$(5,066)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	3,134	3,014	1,617	2,213	2,337
Acquired in-process research and development	—	2,352	758	—	—
Accretion of discount on long-term debt	—	174	656	—	—
Payment of discount on long-term debt	—	(3,675)	—	—	—
Tax benefit from employee stock options	1,308	5,683	—	—	1,308
Stock option compensation	175	259	211	—	—
Provision for write-down of inventory	785	409	1,653	3	605
Provision for bad debts	793	7	341	238	218
Deferred income taxes	6,500	(5,941)	(694)	—	(4,438)
Other operating activities	(237)	10	103	41	(293)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Receivables	3,173	(1,121)	(1,752)	1,495	(97)
Inventories	878	1,064	(531)	317	388
Prepaids and other assets	203	(274)	(544)	476	(126)
Deferred revenue	572	466	(281)	653	1,408
Accounts payable and accrued expenses	2,139	(82)	(272)	(2,997)	591

Net cash used by operating activities	(4,051)	(2,640)	(197)	(2,590)	(3,165)

Cash flows from investing activities:
Purchase of property and equipment	(1,095)	(1,061)	(1,055)	(51)	(915)
Proceeds from the sale of property and equipment	671	—	—	—	—
Proceeds from the sale of discontinued operations	1,601	—	—	—	—
Sales of available-for-sale securities	—	1,000	5,979	—	—
Maturities of available-for-sale securities	—	2,001	750	—	—
Purchases of available-for-sale securities	—	—	(9,730)	—	—
Acquisitions:
AppReach, Inc., net of cash acquired	—	—	—	(15)	—
Oval (1415) Limited, net of cash acquired	—	(5,273)	—	—	—
Rand Software Corporation, net of cash acquired	—	—	(686)	—	—
Parallax Research Pte., net of cash acquired	—	—	(437)	—	—
Other investing activities	42	(99)	(279)	77	18

Net cash provided (used) by investing activities	1,219	(3,432)	(5,458)	11	(897)

Cash flows from financing activities:
Proceeds from the issuance of common stock	3,297	7,604	636	614	2,466
Payments on long-term debt	(67)	(4,867)	(262)	—	(67)
Other financing activities	—	—	39	—	—

Net cash provided by financing activities	3,230	2,737	413	614	2,399

Effect of exchange rate changes on cash	(4)	(142)	(96)	8	(30)

Net increase (decrease) in cash and cash equivalents	394	(3,477)	(5,338)	(1,957)	(1,693)
Cash and cash equivalents:
Beginning of period	6,191	9,668	15,006	6,585	6,191

End of period	$6,585	$6,191	$9,668	$4,628	$4,498

The accompanying notes are an integral part of the consolidated financial statements

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies

Extended Systems provides mobile information management products, including both mobile data management and wireless connectivity products, that extend enterprise applications to mobile and wireless environments. Through May 2001, Extended Systems had two primary operating segments. Our mobile information management segment, which includes both mobile data management and wireless connectivity products that enable mobile users to access, collect, synchronize and print information on demand, and our printing solutions segment, which provided printer connectivity solutions for network and non-network computer environments. On May 31, 2001, we sold our printing solutions segment to Troy Group, Inc.

Basis of presentation.    Our consolidated financial statements include Extended Systems Incorporated, a Delaware corporation, and its subsidiaries. We have eliminated all significant intercompany accounts and transactions. Tabular amounts are in thousands, except years, percentages and per share amounts.

We have prepared the unaudited interim condensed consolidated financial statements on the same basis as the annual consolidated financial statements which, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position, as of March 31, 2002, the results of operations for the nine months ended March 31, 2002 and 2001, and cash flows for the nine months ended March 31, 2002 and 2001. The results for interim periods are not necessarily indicative of the expected results for any other interim period or the year ending June 30, 2002.

The preparation of financial statements in conformity with generally accepted accounting principles requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements. It also requires that we make estimates and assumptions that affect the reported amounts of our revenue and expenses during the reporting periods. Our actual results could differ from those estimates.

As a result of the disposition of our printing solutions business in fiscal 2001, we have reclassified our consolidated statement of operations and other related disclosures for all years presented to present the results of the printing solutions segment as discontinued operations. We have made other reclassifications to the consolidated financial statements to conform the presentations.

Currency translation.    Our international subsidiaries use their local currency as their functional currency except for our Singapore subsidiary, which uses the United States dollar as its functional currency. We translate assets and liabilities of international subsidiaries into U.S. Dollars using exchange rates in effect at the balance sheet date, and we reflect gains and losses from this translation process as a component of comprehensive income or loss. We translate revenue and expenses into United States dollars using the average exchange rate for the period.

From time to time, we enter into foreign currency forward contracts, typically against the euro and the British pound sterling to manage fluctuations in the value of foreign currencies on transactions with our international subsidiaries, thereby limiting our risk that would otherwise result from changes in currency exchange rates. While these instruments are subject to fluctuations in value, these fluctuations are generally offset by fluctuations in the value of the underlying asset or liability being managed. We had $2.8 million and $4.5 million in forward contracts in place, which approximated fair value, against the euro and British pound sterling at June 30, 2001 and 2000, respectively, which matured within 30 days. We recognized net currency exchange losses of $1,000, $134,000 and $97,000 for the years ended June 30, 2001, 2000, and 1999, respectively.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

We had $2.1 million (unaudited) in forward contracts in place, which approximated fair value, against the euro and British pound sterling at March 31, 2002. We recognized a net currency exchange loss of $67,000 (unaudited) and a gain of $12,000 (unaudited) in the nine months ended March 31, 2002 and 2001, respectively.

Earnings or loss per share.    We compute basic earnings or loss per share by dividing net income or loss by our weighted average number of common shares outstanding during the period. We compute diluted earnings or loss per share by dividing net income or loss by the weighted average number of common shares outstanding increased by the additional common shares that would be outstanding if we had issued the potential dilutive common shares. We exclude from the diluted earnings or loss per share computations stock options and potential shares for convertible debt to the extent that their effect would have been antidilutive.

Our diluted earnings or loss per share computations exclude the following common stock equivalents as the impact of their inclusion would have been antidilutive:

	As of June 30,			As of March 31,
	2001	2000	1999	2002	2001
				(unaudited)
Stock options	2,819	2,332	2,799	2,911	2,613
Shares for convertible notes	—	—	558	—	—

Revenue.    License and royalty revenue consists principally of fees earned from the licensing of our software, as well as royalty fees earned upon the shipment or activation of products that incorporate our software. Revenue from software license fees is recognized when the licensed product is delivered, collection is reasonably assured, the fee for each element of the transaction is fixed or determinable, persuasive evidence of an arrangement exists, and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Portions of the revenue may be deferred in cases where the license arrangement calls for the future delivery of products or services for which we do not have vendor-specific objective evidence to allocate a portion of the total fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements are delivered or vendor-specific objective evidence of the undelivered elements becomes available. However, if such undelivered elements consist of services that are essential to the functionality of the software, license and service revenue is recognized using contract accounting. If license arrangements include the rights to unspecified future products, revenue is recognized over the contractual or estimated economic term of the arrangement. Royalty revenue is recognized when reported to us, which occurs after shipment or activation of the related products.

Service revenue consists of consulting, support and maintenance, and other services. Revenue for consulting and other services, including training revenues, is generally recognized as services are performed. Support and maintenance includes both updates and technical support. Support and maintenance revenue is recognized ratably over the term of the agreement, and generally represents a fixed percentage of license fees incurred under the contract. Where software license agreements include a combination of consulting, support and maintenance, and other services, any fees related to undelivered elements are unbundled from the arrangement based on each element’s relative fair value. For certain of our products, we do not sell maintenance separately, but do provide minimal support and bug fixes to ensure that the products comply with their warranty provisions. Accordingly, we allow for warranty costs at the time the product revenue is recognized.

Revenue on hardware products is recognized when products are shipped to customers, including when products are shipped to distributors and resellers, net of an allowance for estimated product returns. As a result of the exit from the mechanical port replicator business in December 1998, our net revenue for the year ended June 30, 1999 includes port replicator returns and a provision for port replicator returns totaling $1.0 million.

Research and development costs are expensed as incurred.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Software Development Costs.    Under Statement of Financial Accounting Standards No. 86 Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model, which is typically demonstrated by initial beta shipment. The period between the achievement of technological feasibility and the general release of our products has been of short duration. As a result, to date, technological feasibility has been considered to be established concurrent with the general release of the software and, therefore, no costs have been capitalized.

Advertising costs are expensed as incurred.

Financial instruments and concentrations of risk.    Our cash equivalents are highly liquid investments with original maturities of three months or less, readily convertible to known amounts of cash. We consider the amounts we report as cash equivalents and receivables as reasonable approximations of their fair values. We made these estimates of fair value in accordance with the requirements of Statement of Financial Accounting Standards No. 107, ‘Disclosure about Fair Value of Financial Instrument.’ We based the fair value estimates on market information available to us as of June 30, 2001 and March 31, 2002 (unaudited). The use of different market assumptions and estimation methodologies could have a material effect on our estimated fair value amounts.

From time to time, we enter into foreign currency forward contracts, typically against the Euro and British Pound, to hedge payments and receipts of foreign currencies related to the purchase and sale of goods to our international subsidiaries. While these hedging instruments are subject to fluctuations in value, these fluctuations are generally offset by the value of the underlying exposures being hedged. We do not hold or issue financial instruments for speculative purposes.

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and trade accounts receivable. Our cash balances held in financial institutions may, at times, exceed federally insured amounts. We invest cash through high-credit-quality financial institutions and, by policy, limit the concentration of credit exposure by restricting investments with any single obligor. A concentration of credit risk may exist with respect to trade accounts receivable, as primarily all our customers are North American, European and Asian distributors and manufacturers of computer equipment. We perform ongoing credit evaluations on customers and generally do not require collateral.

Inventories are valued at the lower of cost (principally standard cost, which approximates actual cost on a first-in, first-out basis) or market. Our cost of net revenue for the year ended June 30, 1999, includes a provision for write-down of port replicator inventory of $1.4 million. Inventory write-downs are reflected in our statement of operations as a cost of net revenues.

Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of 7 to 15 years for land improvements, 7 to 40 years for buildings, 3 to 5 years for computer equipment and 5 to 10 years for furniture and fixtures. Our depreciation and amortization of property and equipment was $1.5 million in 2001, $1.5 million in 2000 and $1.5 million in 1999. As of March 31, 2002, our depreciation and amortization of property equipment was $1 million (unaudited). We remove the net book value of property and equipment retired or otherwise disposed of from our books and include the net gain or loss in the determination of our results of operations.

Intangible assets consist primarily of purchased technology and the cost in excess of fair value of the net assets of companies that we acquired in purchase transactions and are carried at cost less accumulated amortization. We amortize intangible assets over useful lives of 5 years using the straight-line method.

Impairment of long-lived assets.    We review the carrying value of long-lived assets, comprised mainly of property and equipment and intangible assets, for impairment whenever events and circumstances indicate that

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

we may not recover the carrying value of an asset from the estimated future cash flows expected to result from its use and eventual disposition. In cases where expected future cash flows are less than the carrying value, we recognize an impairment loss equal to an amount by which the carrying value exceeds the fair value of assets. No assets were considered impaired at March 31, 2002 (unaudited), June 30, 2001 or 2000.

Product warranty and support.    We offer warranties and free support on certain products and record an accrual for the estimated future costs associated with warranty claims and support, which is based upon historical experience and our estimate of the level of future costs. Warranty costs are reflected in our statement of operations as a cost of net revenues.

Income taxes.    We recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. We record a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

Our consolidated income tax provision or benefit is allocated to continuing and discontinued operations based principally on the taxable income or loss and tax credits directly attributable to each operation, as if each operation were a stand-alone entity. Such allocations reflect each operation’s contribution to our consolidated federal taxable income or loss and the consolidated federal tax asset or liability and tax credit position. We credited tax benefits that cannot be used by the operation generating those benefits but can be used on a consolidated basis to the operation that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each operation may not necessarily be the same as that which would have been payable or refundable had each operation filed a separate income tax return.

Recently issued Accounting Standards.    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” which requires that we account for all business combinations by the purchase method. This statement applies to all business combinations for which the date of acquisition is July 1, 2001, or later.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which addresses the accounting for intangible assets that are acquired individually or with a group of other assets, other than those acquired in a business combination, upon their acquisition. This statement also addresses the accounting for goodwill and other intangible assets after they have been initially recognized in the financial statements. We are currently evaluating the impact that this statement may have on our operations. We are required to adopt this statement in our first quarter of fiscal 2003 ending September 30, 2002.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” which supersedes various existing standards on accounting for long-lived assets. This new standard establishes a single accounting model for long-lived assets to be disposed of by sale and is based on the framework of Statement of Financial Accounting Standard No. 121. We are required to adopt this statement in our first quarter of fiscal 2003 ending September 30, 2002.

In November 2001, the Emerging Issues Task Force issued EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 01-09 upon its issuance.

In November 2001, the Emerging Issues Task Forces issued EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred.” This issue requires that reimbursements received from our customers for out-of-pocket expenses incurred are classified as revenue in our statement of operations. Our accounting policies conform to the guidance in this consensus; therefore, we effectively adopted Issue No. 01-14 upon its issuance.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Supplemental Cash Flow Information

Our selected cash payments and non-cash activities were as follows:

	For the years ended June 30,			For the nine months ended March 31,
	2001	2000	1999	2002	2001
				(unaudited)
Income taxes paid, net of refunds	$(1,393)	$(653)	$1,085	$137	$492
Stock issued in business combination	—	2,991	735	204	—
Deferred compensation	(12)	(30)	(310)	(42)	—
Interest paid	22	3,789	108	4	18

Interest paid for the year ended June 30, 2000 includes $3.7 million of accreted discount on the zero coupon promissory notes paid in September 1999.

Discontinued Operations

On May 31, 2001, we sold our printing solutions segment, which included our network print server and non-network printer sharing products, to Troy Group, Inc. for $1.6 million in cash, net of expenses. We sold our printing solutions segment to Troy because the segment was not consistent with our core business strategy, which focuses on mobile information management solutions.

Pursuant to the terms of the Asset Purchase Agreement between the parties, on May 31, 2001, we transferred to Troy Group certain inventory, equipment, patents, trademarks and other intellectual property rights, customer and supplier lists and rights under certain contracts that existed as of the close of business on May 30, 2001. Troy Group also assumed from us certain contractual and warranty obligations and purchase commitments. Subsequent to the sale of our printing solutions segment, Troy Group hired approximately 40 of our employees.

As a result of this disposition in our fourth quarter of fiscal 2001, our printing solutions segment has been accounted for as discontinued operations in accordance with Accounting Principles Bulletin No. 30. Amounts in this joint proxy statement/prospectus for our printing solutions segment, including the financial statements and related notes, have been reclassified in the prior year to reflect the discontinued operations.
	For the years ended June 30,			For the nine months ended March 31,
	2001	2000	1999	2002	2001
				(unaudited)
Net revenue	$13,293	$17,509	$25,415	$183	$10,602
Gross profit	6,122	8,504	13,260	371	4,705
Income tax provision	1,434	1,068	2,300	148	1,036
Income from discontinued operations, net of taxes	2,331	1,685	4,234	191	1,736
Gain on sale of discontinued operations, net of taxes	70	—	—	—	—
Earnings per share from discontinued operations:
Basic and diluted	0.22	0.18	0.51	0.02	0.17

Restructuring Charges

During our fourth quarter ended June 30, 2001, we implemented a restructuring plan to reduce costs and improve operating efficiencies and, as a result, recorded a restructuring charge to continuing operations of $1.1 million in

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

fiscal 2001. The restructuring charge consisted primarily of costs related to the termination of approximately 40 employees in research and development, marketing and sales, administration and manufacturing. Approximately 70% were in the United States and 30% were in Europe and Asia. Substantially all of the restructuring charge was paid in July 2001.

Business Combinations

AppReach, Inc.    In February 2002, we acquired all of the outstanding stock of AppReach, Inc. For 33,950 shares (unaudited) of our Common Stock valued at $204,379 (unaudited) plus acquisition expenses of approximately $16,000 (unaudited). AppReach, based in Baltimore, Md., specialized in the development of enterprise software that extends customer resource management (CRM) applications to mobile and wireless devices.

A summary of the net assets acquired at the date of the acquisition is as follows (unaudited):

Net working capital	$(20)
Property and equipment	5
Goodwill	235

Net assets acquired as of date of acquisition	$220

This transaction was accounted for by the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations,” and accordingly, the results of operations of the company have been included in the consolidated statement of operations since the acquisition date.

Oval (1415) Limited.    In August 1999, we acquired all of the outstanding stock of Oval (1415) Limited for $5.5 million in cash, including acquisition expenses, and 625,000 shares of our common stock valued at $3.0 million. This transaction was accounted for by the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, ‘Business Combinations’, and, accordingly, the results of operations of Oval have been included in the consolidated statement of operations since the acquisition date.

Oval, based in Bristol, England, was the parent company of Advance Systems Limited and Zebedee Software Limited. Advance Systems was a developer of server-based synchronization software for portable computing devices and high-end cellular phones that allowed the update and exchange of data with enterprise applications such as Microsoft Exchange, Lotus Notes and corporate databases. Zebedee Software was a software consulting company. Substantially all of the net assets owned by, and operations of, the Oval consolidated group are attributable to Advance Systems, therefore, we will refer to Advance Systems in this section when referring to net assets acquired in the acquisition.

A summary of the net assets acquired at the date of the acquisition, determined in accordance with Accounting Principles Board Opinion No. 16, ‘Business Combinations’, is as follows:

Net working capital	$112
Property and equipment	45
Developed technology, goodwill and other intangibles	5,984
Acquired in-process research and development	2,352

$8,493

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

The following unaudited pro forma consolidated results of continuing operations assume the Oval acquisition occurred at the beginning of the years ended June 30 (unaudited):

	2000	1999
Net revenue from continuing operations	$39,221	$26,579
Net loss from continuing operations	(6,669)	(6,155)
Loss per share from continuing operations:
Basic and diluted	(0.69)	(0.68)

We estimated that, in aggregate, the fair value of acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use was $2.4 million. We amount we allocated to acquired in-process research and development was expensed as a charge to operations in our first quarter of fiscal 2000.

We determined the value assigned to acquired in-process research and development by projecting net cash flows related to future products expected to result from commercialization of the acquired in-process research and development. The net cash flows from these projects were based on estimates we made and excluded amounts expected to result from existing products and technologies. Projected net revenue included the expected evolution of the technology and the reliance of future technologies on the in-process technologies over time, but excluded amounts expected to result from existing products and technologies. We based the estimated cost of net revenue and estimated operating expenses on our cost structure and that of comparable companies.

The net cash flows were adjusted for the stage of completion of the projects and discounted to their present values based on risk adjusted discount rates of 50% to 65%. The discount rates were based on various factors such as:

•	the stage of completion at the acquisition date,

•	the complexity of the work completed as of the acquisition date,

•	costs incurred as of the valuation date,

•	difficulties of completing the remaining development in a reasonable time,

•	technical uncertainties of the remaining tasks, and

•	the costs remaining to complete the projects.

We used a portion of the acquired in-process research and development to further enhance Advance Systems’ existing server-based synchronization technology by implementing a plug-in architecture. This type of design allows users and third-party software providers to develop small software components that plug into our XTNDConnect product and extend the range of applications supported by XTNDConnect. In September 1999, we implemented the first phase of this architecture with the release of XTNDConnect Version 2.2, which supports IBM’s DB2 Everywhere 1.1 (DB2E) handheld relational database and Microsoft’s ActiveX Data Object (ADO) interface, and provides other enhanced management tools. The acquired in-process research and development assigned to this project was valued at $943,000 as of the date of the acquisition. We incurred an estimated $69,000 to complete Version 2.2.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

In November and December of 1999, we released versions of XTNDConnect that support encryption, Lotus Notes/Domino R5 and Symbian’s EPOC operating system. The acquired in-process research and development assigned to this project was valued at $1.2 million at the date of the acquisition. This project was approximately 60% complete at the time of the acquisition and required an estimated $41,000 to complete.

We used the remaining acquired in-process research and development to provide further enhancements to the architecture of our XTNDConnect Server products, which at the time of the acquisition were only approximately 10–15% complete. The acquired in-process research and development assigned to this project was valued at $186,000 as of the date of the acquisition. We incurred an estimated $123,000, from the date of the acquisition, to develop the in-process technology into a commercially viable product.

Rand Software and Parallax Research.    In October 1998, we acquired all of the outstanding stock of Rand Software Corporation for $710,000 in cash and 104,998 shares of Common Stock valued at $735,000. In November 1998, we acquired a controlling interest in Parallax Research, Pte. For $347,000 in cash and by assuming $375,000 in debt and, in May 1999, acquired the remaining outstanding stock of Parallax for $91,000 in cash. We accounted for these transactions by the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, ‘Business Combinations,’ and, accordingly, we have included the results of operations of both companies in our consolidated statement of operations since the acquisition dates. We have not presented pro forma results of operations since the effects of these acquisitions were not material for the periods presented.

Rand was the developer of Harmony, a data synchronization software for mobile devices such as Windows CE Handheld PCs and Palm-size computers. This synchronization technology allows mobile devices to update and exchange data with enterprise applications such as Microsoft Exchange, Microsoft Outlook, Lotus Notes and Symantec Act!. Parallax develops infrared connectivity products primarily for sale to original equipment manufacturers and manages our relationship with our manufacturer in Asia.

A summary of the net assets acquired at the date of the acquisitions, determined in accordance with APB 16, is as follows:

Net working capital	$(146)
Property and equipment	114
Developed technology, goodwill and other intangibles	1,532
Acquired in-process research and development	758

$2,258

We estimated that, in aggregate, the fair value of acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use was $758,000. We expensed the amount allocated to acquired in-process research and development as a charge to operations in our second quarter of fiscal 1999.

We determined the value assigned to acquired in-process research and development by projecting net cash flows related to future products expected to result from commercialization of the acquired in-process research and development. The net cash flows from such projects were based on estimates we made and excluded amounts expected to result from existing products and technologies. Projected net revenue included the expected evolution of the technology and the reliance of future technologies on the in-process technologies over time, but excluded amounts expected to result from existing products and technologies. We based the estimated cost of net revenue and estimated operating expenses on our cost structure and that of comparable companies.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

The net cash flows were adjusted for the stage of completion of the projects and discounted to their present values based on risk adjusted discount rates of 25% to 35%. The discount rates were based on various factors such as:

•	the lack of operating history;

•	aggressive projections for certain products;

•	reliance on original equipment manufacturers;

•	management depth; and

•	product diversification.

We used acquired in-process research and development from Parallax to develop new products using developing Fast IR technology standard. A product being developed for an original equipment manufacturer, used in a printer-based product, accounted for a substantial majority of the acquired in-process research and development from Parallax. We completed all projects in process at the time of the acquisition in fiscal 1999 at an estimated cost of $58,000.

Rand’s research and development in-process on the date of the acquisition related to a server-based data synchronization software product that was estimated to be approximately 14% complete and would require an estimated $464,000 and 38 man-months of time to complete. Development in-process at the time of the acquisition of Rand was subsequently utilized to develop a web-based synchronization product and will continue to be incorporated into additional mobile information management products, including products complementary to the server-based product acquired with Advance Systems Limited in August 1999.

Receivables

	As of June 30,		As of March 31,
	2000	2001	2002
			(unaudited)
Accounts receivable	$10,332	$8,835	$6,226
Income taxes receivable	1,520	—	1,566
Other receivables	848	442	—
Allowance for doubtful accounts	(201)	(787)	(1,018)

	$12,499	$8,490	$6,774

Inventories

	As of June 30,		As of March 31,
	2000	2001	2002
			(unaudited)
Purchased parts	$1,417	$93	$74
Work in process	308	48	1
Finished goods	1,759	300	46

	$3,484	$441	$121

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Property and Equipment

	As of June 30,		As of March 31,
	2000	2001	2002
			(unaudited)
Land and land improvements	$949	$897	$897
Buildings	6,416	5,891	5,891
Computer equipment	5,304	5,621	5,570
Furniture and fixtures	2,277	2,259	2,484

	14,946	14,668	14,842
Less accumulated depreciation	(7,129)	(7,666)	(8,790)

	$7,817	$7,002	$6,052

Intangible Assets

	As of June 30,		As of March 31,
	2000	2001	2002
			(unaudited)
Goodwill	$4,512	$4,415	$4,650
Purchased technology	3,128	3,128	3,128
Other intangibles	447	447	447

	8,087	7,990	8,225
Less accumulated amortization	(1,850)	(3,361)	(4,562)

	$6,237	$4,629	$3,663

Accrued Expenses

	As of June 30,		As of March 31,
	2000	2001	2002
			(unaudited)
Accrued payroll and related benefits	$1,145	$2,600	$1,485
Accrued warranty and support costs	435	317	200
Other	1,130	1,575	1,267

	$2,710	$4,492	$2,952

Line of Credit

On January 15, 2002, we entered into a loan and security agreement with Silicon Valley Bank, under which we can currently access up to $5.0 million (unaudited) of financing in the form of a demand line of credit, subject to current accounts receivable balances. The line of credit is collateralized by certain of our assets. Interest on any borrowings will be paid at prime plus one percent but not less than 5.5% (unaudited). The line of credit agreement requires us to maintain certain financial ratios and expires on January 15, 2004. To date we have had no borrowings on this line of credit.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Leases

We lease certain office space and equipment. Total lease expense from continuing operations was $531,000 in fiscal 2001, $377,000 in fiscal 2000 and $226,000 in fiscal 1999. Our minimum future lease commitments for all operating leases are $316,000 in fiscal 2002, $287,000 in fiscal 2003, $253,000 in fiscal 2004, $170,000 in fiscal 2005, $127,000 in fiscal 2006 and $349,000 thereafter.

Stockholders’ Equity

We have four incentive stock option plans, adopted in 1984, 1994, 1998 and 2001. Our employees, directors and consultants are eligible for options under these plans. Options granted before December 24, 1997 generally vest 20 percent per year over a period of five years from the date of grant. Options granted December 24, 1997 and after generally vest over a period of four years, vesting 25 percent on the first anniversary of the option and  1/48 per month thereafter. The exercise price generally is equal to the fair market value of our common stock on the date of grant or at a price determined by our directors. For the 1984 and 1994 plans, unexercised options generally lapse ten years after issuance or upon the date the option holder ceases to be an employee. Options granted under the 1998 and 2001 plan generally lapse ten years after issuance or three months after the option holder ceases to be an employee. Shares available for grant under these plans totaled 497,901 at March 31, 2002 (unaudited).

We also had a restricted stock option plan, adopted in 1987. Our regular, full-time employees and directors were eligible for options under this plan. Terms of the options were determined at the date of grant. Unexercised options generally lapse ten years after issuance or upon the date the option holder ceases to be an employee or director. We recorded unearned compensation related to these options at the date of the award based on the market value of the shares and amortize unearned compensation over the periods during which the restrictions lapse. The plan terminated in September 1997.

We adopted a director stock plan in 1998. Our directors are eligible for options under this plan. Options are granted at the fair market value of our common stock on the grant date. An initial grant of 15,000 shares per director will vest over a period of three years vesting one third on the first anniversary of the option and  1/36 per month thereafter. Subsequent grants of 7,500 shares will be automatically granted to directors each year provided that such directors have served on the Board for at least six months. These subsequent options will vest in full on the first anniversary of the date of grant. Unexercised options lapse ten years after issuance or three months after the date the option holder ceases to be a director. Shares available for grant under this plan totaled 114,583 at March 31, 2002 (unaudited).

We adopted an employee stock purchase plan in 1998. The plan is generally implemented by 24–month offering periods beginning on June 30 and December 31 each year. Each offering period contains up to four purchase periods of six months’ duration. The purchase plan generally permits eligible employees to purchase our common stock through payroll deductions of up to 15% of an employee’s compensation, except that no participant’s right to purchase shares may accrue at a rate that exceeds $25,000 each calendar year. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of our common stock on the first day of an offering period or the last day of each six-month purchase period. Employees may end their participation at any time during a purchase period, and they will be paid their payroll deduction withheld within that purchase period. Shares available for purchase under this plan totaled 700,000 at March 31, 2002 (unaudited).

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Stock Option Activity	Weighted-Average Exercise Price	Outstanding	Exercisable

As of July 1, 1998	$8.09	2,335	1,475
Granted	5.07	806	—
Became exercisable		—	311
Exercised	2.33	(145)	(145)
Canceled/expired	6.47	(197)	(114)

As of June 30, 1999	7.64	2,799	1,527
Granted	18.60	600	—
Became exercisable		—	486
Exercised	7.98	(808)	(808)
Canceled/expired	7.18	(259)	(75)

As of June 30, 2000	10.39	2,332	1,130
Granted	26.07	894	—
Became exercisable		—	549
Exercised	33.03	(278)	(278)
Canceled/expired	16.45	(129)	(10)

As of June 30, 2001	15.52	2,819	1,391
Granted (unaudited)	4.30	535	—
Became exercisable (unaudited)	—	—	412
Exercised (unaudited)	4.71	(63)	(63)
Canceled/expired (unaudited)	16.43	(380)	(128)

As of March 31, 2002 (unaudited)	13.53	2,911	1,612

The weighted-average remaining contractual life of options outstanding at March 31, 2002 was 6.83 (unaudited) years. The weighted-average per share exercise price of options exercisable at June 30, 2001, 2000 and 1999 was $9.81, $8.47 and $8.95, respectively. The weighted-average per share exercise price of options exercisable at March 31, 2002 was $13.46 (unaudited).

	Options Outstanding			Options Exercisable
Range of Stock Option Exercise Prices	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Number of Shares	Weighted- Average Exercise Price
$ 0.15 – $ 0.15	8	$0.15	5.1 years	8	$0.15
2.40 – 3.95	121	3.67	9.5	—	—
4.05 – 6.19	817	4.44	7.8	369	4.80
6.20 – 8.88	829	7.35	7.1	452	7.71
9.41 – 15.75	525	11.29	2.6	493	11.09
18.00 – 35.50	442	34.32	8.3	219	34.41
37.13 – 59.75	164	47.63	8.3	69	47.61
63.69 – 96.00	5	67.93	8.1	2	67.72

	2,911			1,612

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Had we determined compensation expense for our stock option plans based on the fair value at the grant date as prescribed by Statement of Financial Accounting Standards No. 123, net income or loss would have changed to the pro forma amounts indicated below for the years ended June 30:

	2001	2000	1999
As reported:
Net loss	$(23,474)	$(4,985)	$(1,462)
Loss per share:
Basic and diluted	(2.22)	(0.52)	(0.17)
Pro forma:
Net loss	(31,545)	(8,240)	(2,952)
Loss per share:
Basic and diluted	(2.98)	(0.86)	(0.35)

We determined the fair value of options at the date of grant using the Black-Scholes option-pricing model. We assumed no future dividends would be paid. The other weighted-average assumptions and the weighted-average fair values of stock options are as follows for the years ended June 30:

	2001	2000	1999
Risk-free interest rate:
Option plans	5.6%	6.2%	4.8%
Purchase plan	4.7%	5.1%	4.8%
Volatility factor	99%	92%	69%
Expected life in years:
Option plans	7.6	7.0	7.4
Purchase plan	1.6	0.8	0.5
Fair value at grant date:
Exercise price equal to market price	$26.07	$19.24	$5.08
Exercise price less than market price	$—	$6.81	$—

Income Taxes

	For the years ended June 30,
	2001	2000	1999
Domestic	$(8,544)	$(8,144)	$(1,478)
Foreign	(6,040)	1,158	(676)

Loss before income taxes	$(14,584)	$(6,986)	$(2,154)

	For the years ended June 30,
	2001	2000	1999
Current:
Federal	$—	$(1,398)	$(104)
State	66	(71)	(27)
Foreign	400	523	132
Deferred:
Federal	6,089	(611)	(409)
State	1,252	(212)	9
Foreign	1,083	(232)	(293)

Income tax provision (benefit)	$8,890	$(2,001)	$(692)

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

	For the years ended June 30,
	2001	2000	1999
Continuing operations	$7,456	$(3,069)	$(2,992)
Discontinued operations	1,434	1,068	2,300

Income tax provision (benefit)	$8,890	$(2,001)	$(692)

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets (liabilities) are as follows as of June 30:

	2001	2000
Intangible asset amortization	$1,358	$1,101
Federal and state loss carryforwards	16,258	5,374
Foreign loss carryforwards	1,313	1,083
Other	901	(341)
Valuation allowance	(19,830)	(717)

Net deferred tax asset	$—	$6,500

We have not provided United States income taxes on the undistributed earnings of our international subsidiaries, as such earnings are considered permanently reinvested in these operations. While these earnings could become subject to additional tax if repatriated, we do not anticipate repatriation.

At June 30, 2001, we had available federal, state, and foreign net operating loss carryforwards of approximately $40.1 million, $30.9 million, and $3.4 million, respectively. We also had unused research credits and foreign tax credit carryforwards of approximately $363,000 and $339,000 respectively. If not utilized, the federal net operating loss and research credit carryforwards will expire in fiscal years 2020 and 2021 and the state net operating loss carryforwards will expire between fiscal 2004 and fiscal 2021. Of the $3.4 million of foreign net operating loss carryforwards, approximately $666,000 will expire between fiscal 2002 and 2005 and the balance can be utilized indefinitely. The available foreign tax credits expire between fiscal 2004 and fiscal 2006. If certain substantial changes in our ownership should occur, as defined by Section 382 of the Internal Revenue Code, there may be an annual limitation on the amount of carryforwards that we can utilize.

In assessing the ability to realize deferred income tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent on us generating taxable income during periods in which the temporary differences reverse and net operating loss and tax credit carryforwards expire. As a result of several factors arising in the fourth quarter of fiscal 2001, including the disposition of our printing solutions segment and continued decline of the worldwide economy, we believed that sufficient evidence did not exist under generally accepted accounting principles to support a conclusion that it is more likely than not that the future income tax assets will be realized, therefore, we recorded a valuation allowance of $19.2 million against our net deferred tax assets in the year ended June 30, 2001.

Approximately, $11.4 million of the valuation allowance for deferred tax assets is attributable to employee stock option deductions, of which we will allocate approximately $5.0 million to additional paid-in capital rather than current income when subsequently recognized. Approximately $363,000 of the valuation allowance relates to research and experimentation credits, of which we will allocate approximately $151,000 to additional paid-in capital rather than current income when subsequently recognized.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Our effective income tax rate varies from the federal statutory rate as follows for the years ended June 30:

	2001	2000	1999
Federal tax rate	(34.0)%	(34.0)%	(34.0)%
States taxes, net of federal benefit	(3.2)	(3.2)	(3.5)
Research and experimental tax credit	(1.4)	—	(2.3)
Amortization of intangible assets	0.3	0.8	3.4
Stock option compensation	0.3	0.5	3.5
Foreign sales corporation	—	(3.4)	(8.8)
Acquired in-process research and development	—	—	12.0
Valuation allowance	96.0	10.3	—
Other, net	2.9	0.4	(2.3)

Effective income tax rate	60.9%	(28.6)%	(32.0)%

In the nine months ended March 31, 2002, we recorded an income tax benefit comprised of the following:

	Nine Months Ended March 31,
	2002	2001
	(unaudited)
Income tax benefit	$(3,865)	$(2,961)
Valuation allowance	2,224	(15)

Net income tax benefit	$(1,641)	$(2,976)

Included in the income tax benefit for the three and nine months ended March 31, 2002 is an income tax refund of approximately $1.6 million resulting from the increase in the net operating loss carryback period created by the Job Creation and Worker Assistance Act of 2002. As of March 31, 2002, we had a total valuation allowance of $20.5 million to reduce our deferred tax assets to estimated realizable value. The valuation allowance primarily relates to net operating loss carryforwards resulting from tax benefits from employee stock transactions and from our operating losses, deferred tax assets arising from our acquisition of Advance Systems and foreign tax credit carryforwards.

Business Segment, Geographic Area Data and Major Customers

We determine our reportable segments by evaluating our management and internal reporting structure based primarily on the nature of the products offered to customers and type or class of customers.

At June 30, 2001, we had only one remaining operating segment. Our mobile information management segment includes both mobile data management and wireless connectivity product solutions that enable mobile users to access, collect, synchronize and print information on demand. Our products include wireless connectivity products, data synchronization and management software and client/server database management systems with remote access capabilities. We sell mobile information management products primarily to original equipment manufacturers, application developers, enterprises and computer resellers.

Our other products segment primarily included our discontinued mechanical port replicator products.

The accounting policies for our segments are the same as those described in the Summary of Significant Accounting Policies. We had no intersegment sales. We measure segment operating results based on income or loss from operations. We do not generally distinguish our assets by reportable segment. We allocate depreciation expense and other indirect expenses to reportable segments using various methods such as percentage of square footage used to total square footage and percentage of direct expense to total direct expenses.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

	For the years ended June 30,			For the nine months ended March 31,
	2001	2000	1999	2002	2001
				(unaudited)
Mobile information management segment	$34,746	$39,053	$24,400	$18,936	$26,835
Other products segment	—	(51)	875	—	—

Net revenue	$34,746	$39,002	$25,275	$18,936	$26,835

Mobile information management segment	$(18,923)	$(9,329)	$(4,391)	$(5,221)	$(6,802)
Other products segment	—	(94)	(3,923)	—	—

Loss from continuing operations	$(18,923)	$(9,423)	$(8,314)	$(5,221)	$(6,802)

Mobile information management segment	$1,426	$1,379	$1,124	$1,012	$1,055
Other products segment	—	8	164	—	—

Depreciation expense	$1,426	$1,387	$1,288	$1,012	$1,055

Port replicator product returns and a provision for port replicator product returns totaling $1.0 million are included in net revenue and the loss from operations in our other products segment for our second quarter of fiscal 1999. Also included in our other products loss from operations in our first and second quarters of fiscal 1999 are provisions for write-down of port replicator product inventory of $300,000 and $1.1 million, respectively.

Sales to an original equipment manufacturer accounted for 33% and 27% of net revenue from continuing operations in fiscal 2000 and 1999, respectively. No customers accounted for more than 10% of our net revenue from continuing operations in fiscal 2001.

We based our geographic revenue information on the location of the selling entity. Long-lived assets consist primarily of property and equipment and intangible assets.

	As of June 30,
	2001	2000	1999
Long-lived assets:
United States	$10,996	$13,455	$9,336
Germany	267	323	233
Other countries	368	320	178

Total	$11,631	$14,098	$9,747

	For the years ended June 30,
	2001	2000	1999
Net revenue from continuing operations:
United States	$20,238	$15,206	$13,430
Germany	6,580	5,823	4,231
Singapore	3,810	13,782	6,149
Other countries	4,118	4,191	1,465

Total	$34,746	$39,002	$25,275

Defined Contribution Plan

We established the Extended Systems Incorporated 401(k) Investment Plan, a defined contribution benefit plan, effective January 1991. All regular United States employees are eligible to participate. For all participants

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

having completed six months of service, we make dollar-for-dollar matching contributions to the participants’ accounts up to a maximum of three percent of each participant’s annual pretax compensation. Our contributions to the plan were $355,000 in fiscal 2001, $309,000 in fiscal 2000 and $285,000 in fiscal 1999.

Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
For the year ended June 30, 2002:
Net revenue from continuing operations	$5,735	$6,811	$6,390	$	N/A
Gross profit	4,542	5,933	5,329		N/A
Loss from continuing operations	(2,817)	(2,062)	(342)		N/A
Income from discontinued operations, net of tax	—	72	119		N/A
Net loss	(2,817)	(1,990)	(223)		N/A
Loss per share from continuing operations:
Basic and diluted	(0.26)	(0.19)	(0.03)		N/A
Earnings per share from discontinued operations:
Basic and diluted	—	0.01	0.01		N/A
Loss per share:
Basic and diluted	(0.26)	(0.18)	(.02)		N/A
For the year ended June 30, 2001:
Net revenue from continuing operations	8,723	9,843	8,268		7,912
Gross profit	4,953	6,176	5,310		5,166
Loss from continuing operations	(2,106)	(2,191)	(2,505)		(19,073)
Income from discontinued operations, net of tax	526	597	613		665
Net loss	(1,580)	(1,595)	(1,891)		(18,408)
Loss per share from continuing operations:
Basic and diluted	(0.20)	(0.21)	(0.23)		(1.77)
Earnings per share from discontinued operations:
Basic and diluted	0.05	0.06	0.06		0.06
Loss per share:
Basic and diluted	(0.15)	(0.15)	(0.18)		(1.71)
For the year ended June 30, 2000:
Net revenue from continuing operations	8,510	10,089	10,548		9,855
Gross profit	3,507	4,204	5,208		5,382
Loss from continuing operations	(3,439)	(1,159)	(716)		(1,356)
Income from discontinued operations, net of tax	378	692	392		224
Net loss	(3,061)	(468)	(324)		(1,132)
Loss per share from continuing operations:
Basic and diluted	(0.38)	(0.12)	(0.07)		(0.13)
Earnings per share from discontinued operations:
Basic and diluted	0.04	0.07	0.04		0.02
Loss per share:
Basic and diluted	(0.34)	(0.05)	(0.03)		(0.11)

Our loss from continuing operations and net loss for the fourth quarter ended June 30, 2001 includes a $14.0 million valuation allowance recorded against our deferred tax assets.

EXTENDED SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Subsequent Events (unaudited)

On April 10, 2002, we announced a restructuring plan to reduce costs and improve operating efficiencies and, as a result, we expect to incur approximately $270,000 in restructuring costs in the fourth quarter of fiscal 2002. The restructuring charge will consist primarily of costs related to the termination of approximately 25 employees in research and development, marketing and sales, and administration. Approximately 80% of the terminated employees were in the United States and 20% were in Europe.

On April 22, 2002, Pumatech, Inc. filed a patent infringement action against us in the U.S. District Court in Northern California. An amended complaint was filed on May 28, 2002. The action alleges that our XTNDConnect server and desktop synchronization products infringe on seven of Pumatech’s synchronization-related patents, that our alleged use of the trademark “Satellite Forms” constitutes trademark infringement, and that other alleged actions constitute unfair competition and interference with contract. The action seeks an injunction against further sales of our server and desktop synchronization products and use of the allegedly infringing trademark, as well as unspecified damages and attorneys’ fees. We believe that Pumatech’s claims are without merit, and we intend to defend the suit vigorously. On June 25, 2002, we filed an answer and counterclaim in response to Pumatech’s complaint in which we deny Pumatech’s charges, raise a number of affirmative defenses and request a declaration from the court that Pumatech’s synchronization software patents are valid and not infringed by our products. However, litigation is inherently uncertain, and we may not prevail in our defenses or counter claims. In addition, litigation is frequently expensive and time-consuming, and management may be required to spend significant time defending the suit; such costs and the diversion of management time could have a material adverse effect on our business. While management currently believes the amount of potential liability, if any, with respect to this action will not materially affect our financial position, results of operations, or liquidity, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material.

On June 12, 2002, we completed the sale of Extended Systems Singapore Ltd, our wholly owned Singapore subsidiary, to Brookhaven Asia Ltd., a holding company co-owned by the existing management team of Extended Systems Singapore Ltd. We received $987,000 in cash for all of the outstanding shares of Extended Systems Singapore Ltd. We expect to recognize a gain on the disposition of the subsidiary of approximately $100,000. The Singapore entity will act as an independent distributor providing marketing, sales, and support for Extended Systems’ products is southeast Asia, and also plans to build product solutions based on intellectual property licensed from Extended Systems.

VIAFONE, INC.
(A Development Stage Enterprise)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders
Viafone, Inc.:

We have audited the accompanying consolidated balance sheets of Viafone, Inc. (the Company), a development stage enterprise, as of June 30, 2001 and 2000, and the related consolidated statements of operations, redeemable preferred stock and shareholders’ deficit and cash flows for the years ended June 30, 2001 and 2000 and the period from May 21, 1999 (inception) to June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viafone, Inc., a development stage enterprise, as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years ended June 30, 2001 and 2000 and the period from May 21, 1999 (inception) to June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Mountain View, California
August 17, 2001, except as to Note 7,
    which is as of December 11, 2001

VIAFONE, INC.
(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

	For the years ended June 30,		As of March 31, 2002
	2000	2001
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,678,003	$17,081,708	$7,372,468
Accounts receivable	18,600	113,889	441,244
Prepaid expenses and other current assets	41,556	38,083	111,259

Total current assets	6,738,159	17,233,680	7,924,971
Property and equipment, net	910,861	1,334,306	1,307,342
Goodwill and intangibles, net	—	—	1,551,636
Deposits	79,728	18,314	—

Total assets	$7,728,748	$18,586,300	$10,783,949

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$471,281	$713,801	$769,190
Accrued expenses	78,093	622,625	1,253,129
Deferred revenue	—	29,625	132,258
Current portion of capital lease obligation	—	523,806	721,061

Total current liabilities	549,374	1,889,857	2,875,638
Capital lease obligation, less current portion	—	797,513	605,524
Other liabilities	—	25,000	—

Total liabilities	549,374	2,712,370	3,481,162

Redeemable convertible preferred stock:
Series A; $0.001 par value; 12,629,069 and 12,728,287 shares authorized; 12,121,637 issued and outstanding as of June 30, 2000 and 2001 and March 31, 2002; aggregate redemption value and liquidation preference of $10,665,262 as of June 30, 2001 and 2000 and March 31, 2002	10,608,132	10,608,132	10,608,132
Series B; $0.01 par value; -0- and 20,000,000 shares authorized; -0-, 19,730,630 and 23,269,067 issued and outstanding as of June 30, 2000 and 2001, and March 31, 2002, respectively; aggregate redemption value and liquidation preference of $-0- and $22,599,997 as of June 30, 2000 and 2001, respectively and 24,263,111 at March 31, 2002	—	22,486,538	24,149,652

Total redeemable convertible preferred stock	10,608,132	33,094,670	34,757,784

Shareholders’ deficit:
Common stock, $0.001 par value; 55,000,000 and 30,000,000 shares authorized; 9,228,638, 9,360,326 and 9,316,610 issued and outstanding as of June 30, 2000 and 2001, and March 31, 2002, respectively	9,228	9,360	9,316
Notes receivable from shareholders	(16,625)	(24,752)	(24,752)
Additional paid-in capital	516,932	616,376	725,164
Deficit accumulated during the development stage	(3,938,293)	(17,821,724)	(28,121,214)
Accumulated other comprehensive loss	—	—	(43,511)

Total shareholders’ deficit	(3,428,758)	(17,220,740)	(27,454,997)

Total liabilities and shareholders’ deficit	$7,728,748	$18,586,300	$10,783,949

See accompanying notes to consolidated financial statements.

VIAFONE, INC.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended June 30,		Period from May 21, 1999 (inception) to June 30, 2001	For the nine months ending March 31,
	2001	2000		2002	2001
				(unaudited)
Revenue:
Software licenses	$25,000	$—	$25,000	$663,860	$25,000
Professional services and maintenance	287,171	38,767	325,938	580,430	242,641

Total revenue	312,171	38,767	350,938	1,244,290	267,641
Cost of Revenues	2,426,144	255,522	2,681,666	847,474	1,962,377

Gross (loss) profit	(2,113,973)	(216,755)	(2,330,728)	396,816	(1,694,736)

Operating expenses:
Research and development	4,411,858	1,081,888	5,493,746	3,849,822	2,899,476
In-process research and development	—	—	—	228,803	—
Sales and marketing	3,861,684	1,387,703	5,249,387	3,957,665	3,338,379
General and administrative	4,176,136	811,608	4,987,744	2,612,735	2,796,000
Amortization of intangibles	—	—	—	54,928	—
Loss on write-down of assets	—	—	—	144,134	—

Total operating expenses	12,449,678	3,281,199	15,730,877	10,848,087	9,033,855

Operating loss	(14,563,651)	(3,497,954)	(18,061,605)	(10,451,271)	(10,728,591)
Interest Income	781,774	72,101	853,875	261,918	581,691
Interest expense	(101,554)	(512,440)	(613,994)	(110,137)	(53,544)

Interest income (expense), net	680,220	(440,339)	239,881	151,781	528,147

Loss before provision for income taxes	(13,883,431)	(3,938,293)	(17,821,724)	(10,299,490)	(10,200,444)
Provision for income taxes	—	—	—	—	—

Net loss	(13,883,431)	(3,938,293)	(17,821,724)	(10,299,490)	(10,200,444)
Other comprehensive loss-foreign currency translation adjustments	—	—	—	(43,511)	—

Comprehensive loss	$(13,883,431)	$(3,938,293)	$(17,821,724)	$(10,343,001)	$(10,200,444)

See accompanying notes to consolidated financial statements.

VIAFONE, INC.
(A Development Stage Enterprise)

STATEMENTS OF REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Period from May 21, 1999 (inception) to March 31, 2002

	Redeemable Convertible Preferred Stock						Notes receivable from shareholders	Additional paid-in capital	Deficit accumulated during development stage	Accumulated other comprehensive loss	Total shareholders’ deficit
	Series A		Series B		Common stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of June 30, 1999	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of restricted common stock to founders in exchange for notes	—	—	—	—	8,350,750	8,350	(16,625)	9,250	—	—	975
Issuance of restricted common stock upon exercise of stock options for cash	—	—	—	—	877,888	878	—	39,108	—	—	39,986
Issuance of Series A redeemable convertible preferred stock, net of issuance costs of $57,130	12,093,292	10,607,882	—	—	—	—	—	—	—	—	—
Issuance of Series A redeemable convertible preferred stock, upon exercise of warrants for cash	28,345	250	—	—	—	—	—	—	—	—	—
Warrants issued in connection with bridge loan financing	—	—	—	—	—	—	—	468,574	—	—	468,574
Net loss	—	—	—	—	—	—	—	—	(3,938,293)	—	(3,938,293)

Balances as of June 30, 2000	12,121,637	10,608,132	—	—	9,228,638	9,228	(16,625)	516,932	(3,938,293)	—	(3,428,758)
Restricted common stock issued to nonemployees for services	—	—	—	—	135,265	135	—	12,039	—	—	12,174
Warrants issued in connection with credit facility	—	—	—	—	—	—	—	9,079	—	—	9,079
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $107,610	—	—	19,730,630	22,486,538	—	—	—	—	—	—	—
Issuance of restricted common stock upon exercise of warrants for cash	—	—	—	—	4,402	4	—	2,302	—	—	2,306
Issuance of restricted common stock upon exercise of options for cash and notes receivable	—	—	—	—	499,632	500	(9,252)	42,906	—	—	34,154
Repurchase of restricted common stock for cash	—	—	—	—	(439,462)	(439)	—	(6,143)	—	—	(6,582)
Stock options granted to nonemployees for services	—	—	—	—	—	—	—	39,874	—	—	39,874
Repurchase of restricted common stock in exchange for cancellation of notes receivable and interest charged	—	—	—	—	(68,149)	(68)	1,125	(613)	—	—	444
Net loss	—	—	—	—	—	—	—	—	(13,883,431)	—	(13,883,431)

Balances as of June 30, 2001	12,121,637	10,608,132	19,730,630	22,486,538	9,360,326	9,360	(24,752)	616,376	(17,821,724)	—	(17,220,740)
Issuance of options for consulting services	—	—	—	—	—	—	—	38,000	—	—	38,000
Issuance of common stock for marketing activity	—	—	—	—	21,188	21	—	69,924	—	—	69,945
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	—	—	(43,511)	(43,511)
Issuance of Series B redeemable convertible preferred stock in connection with acquisition of MobileQ	—	—	3,538,437	1,663,114	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	28,118	28	—	3,156	—	—	3,184
Repurchase of common stock for cash	—	—	—	—	(93,022)	(93)	—	(2,292)	—	—	(2,385)
Net loss	—	—	—	—	—	—	—	—	(10,299,490)	—	(10,299,490)

Balances as of March 31, 2002 (unaudited)	12,121,637	$10,608,132	23,269,067	$24,149,652	9,316,610	$9,316	$(24,752)	$725,164	$(28,121,214)	$(43,511)	$(27,454,997)

See accompanying notes to consolidated financial statements.

VIAFONE, INC.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,		Period from May 21, 1999 (inception) to June 30, 2001	For the Nine Months Ended March 31,
	2001	2000		2002	2001
				(unaudited)
Cash flows from operating activities:
Net loss	$(13,883,431)	$(3,938,293)	$(17,821,724)	$(10,299,490)	$(10,200,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	—	—	—	60,000	—
Depreciation and amortization	509,750	61,065	570,815	613,198	352,056
Issuance of redeemable convertible preferred stock warrants in connection with bridge financing and credit facility and common stock to nonemployees for services	61,127	468,574	529,701	107,945	27,606
Loss on disposal of assets	—	—	—	144,134	—
In-process research and development	—	—	—	228,803	—
Changes in operating assets and liabilities:
Accounts receivable	(94,845)	(18,600)	(113,445)	199,674	(106,300)
Accounts payable	242,520	471,281	713,801	(321,762)	(147,793)
Prepaid expenses and other assets	3,473	(41,556)	(38,083)	74,373	(79,930)
Accrued expenses	544,532	58,093	622,625	2,081	874,271
Other accrued liabilities	25,000	—	25,000	25,000	—
Deferred revenue	29,625	—	29,625	(100,410)	—
Deposits	61,414	(79,728)	(18,314)	18,314	(76,371)

Net cash used in operating activities	(12,500,835)	(3,019,164)	(15,499,999)	(9,248,140)	(9,356,905)

Cash flows from investing activities:
Purchases of property and equipment	(933,195)	(971,926)	(1,905,121)	(209,451)	(765,913)
Proceeds from sale-leaseback transaction	1,629,423	—	1,629,423	370,576	1,436,679

Net cash provided by (used in) investing activities	696,228	(971,926)	(275,698)	161,125	670,766

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock	22,486,538	10,607,882	33,094,420	—	21,242,389
Proceeds from issuance of common stock upon exercise of warrants	2,306	—	2,306	—	—
Proceeds from issuance of restricted common stock upon exercise of options	34,154	40,961	75,115	3,184	26,887
Proceeds from issuance of redeemable convertible preferred stock upon exercise of warrants	—	250	250	—	—
Repurchase of restricted common stock	(6,582)	—	(6,582)	(2,385)	(3,210)
Repayment of note payable	—	—	—	(7,837)	—
Acquisition of MobileQ, net of cash acquired	—	—	—	(83,667)	—
Principal payments under capital lease obligations	(308,104)	—	(308,104)	(488,009)	(187,374)

Net cash provided by (used in) financing activities	22,208,312	10,649,093	32,857,405	(578,714)	21,078,692

Effect of exchange rate changes on cash	—	—	—	(43,511)	—

Net (decrease) increase in cash and cash equivalents	10,403,705	6,658,003	17,081,708	(9,709,240)	12,392,553
Cash and cash equivalents, beginning of year/period	6,678,003	20,000	—	17,081,708	6,678,003

Cash and cash equivalents, end of year/period	$17,081,708	$6,678,003	$17,081,708	$7,372,468	$19,070,556

Supplemental disclosure of cash flow information:
Cash paid during the year/period for interest	$64,823	$72,101	$—	$86,305	$43,092

Cash paid during the year/period for taxes	$—	$—	$—	$25,127	$—

See accompanying notes to consolidated financial statements.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

(1)    Description of the Company and Summary of Significant Accounting Policies

(a)  Nature of Operations

Viafone, Inc. (the Company) was incorporated in Delaware on May 21, 1999. The Company develops software to enable the transfer of voice and data between enterprise applications and mobile devices. Since inception, the Company has been engaged primarily in research and development, market development, and raising capital and, therefore, is considered to be in the development stage. These consolidated financial statements include Viafone, Inc. and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

The Company’s operations to date have been funded primarily through the issuance of convertible preferred stock. From its inception through June 30, 2001, the Company has incurred cumulative losses of $17,821,724. It is the belief of management that its current cash and investments are sufficient to fund the Company through at least June 2002.

Through March 31, 2002 the Company has incurred cumulative losses of $28,164,725. We expect that we will need additional sources of liquidity and or further reductions in expenses to fund our business operations. These sources of liquidity may include offering additional equity securities, which could result in dilution to our stockholders, or additional debt financing. There can be no assurance that these additional sources of funding will be secured if the transaction with Extended Systems Incorporated is not completed.

(b)  Revenue Recognition

The Company generates revenue from the licensing of its software, network hosting, consulting and other services, and maintenance. The Company follows the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.

License revenue is recognized upon the execution of a license agreement, when the licensed product has been delivered, fees are fixed or determinable, collection is probable, and when all other significant obligations have been fulfilled. For license agreements in which customer acceptance is a condition to earning the license fees, revenue is not recognized until acceptance occurs. SOP 97-2 requires revenue earned on arrangements containing multiple elements such as software license fees, consulting services, and maintenance to be allocated to each element based on the relative fair values of the elements. Fair value must be specific to the vendor and can generally be established only if an individual element is sold separately. For arrangements containing multiple elements where fair value does not exist, all revenue is deferred until such time that fair value is evidenced or all elements of the arrangement have been delivered. If the only undelivered element is maintenance, revenue is recognized pro rata over the contract period.

Consulting and other service revenue, including fees for training, support, and other services, are recognized as revenue as the services are performed. Maintenance revenue is deferred and recognized ratably over the contract period.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

(c)  Unaudited interim financial statements

The accompanying consolidated financial statements as of March 31, 2002 for the nine-month periods ended March 31, 2002 and 2001 are unaudited but include all adjustments, consisting only of normal recurring adjustments that the Company considers necessary for a fair presentation of its consolidated financial position, results of operations and cash flows for the interim periods presented. During the nine-month period ended March 31, 2002, the Company emerged from its development stage. Accordingly the cumulative results of operations for the period from May 21, 1999 to March 31, 2002 are not presented herein.

(d)  Currency Translation

The Company’s international subsidiaries use their local currency as their functional currency. The Company translates assets and liabilities of international subsidiaries into U.S. Dollars using exchange rates in effect at the balance sheet date, and we reflect gains and losses from this transaction process as a component of comprehensive income or loss. We translate revenue and expenses into United States dollars using the average exchange rate for the period.

(e)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(f)  Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist primarily of cash on deposit with banks and money market instruments.

(g)  Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years.

Equipment held under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(h)  Research and Development

Research and development costs are expensed as incurred.

(i)  Software Development Costs

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, development costs incurred in the research and

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

development of software products are expensed as incurred until technological feasibility in the form of a working model has been established. Through June 30, 2001, and March 31, 2002, technological feasibility has been considered to be established concurrent with the general release of the software, and therefore, no costs have been capitalized.

(j)  Fair Value of Financial Instruments and Concentration of Credit Risk

The Company sells its product primarily to customers in North America. The Company performs ongoing evaluations of its customers’ financial condition and generally requires no collateral. The carrying amounts of cash and cash equivalents, accounts receivable, prepaids and other assets, accounts payable, and accrued expenses approximate their carrying values due to the short-term nature or maturity of these investments.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivable, prepaids and other assets, accounts payable, and accrued expenses. The Company invests primarily in money market accounts and mutual funds with reputable financial institutions and commercial paper issued by major international corporations in the United States, and is exposed to credit risk in the event of default by these financial institutions or issuers of these investments to the extent that these amounts are recorded on the balance sheet in excess of amounts insured by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

(k)  Advertising Costs

Advertising costs are expensed as incurred. These amounts are included in sales and marketing expenses in the accompanying financial statements. Such costs were approximately $534,000, $128,000, and $-0- for the years ended June 30, 2001 and 2000 and the period from May 21, 1999 (inception) to June 30, 1999, respectively and $151,000 and $412,000 for the nine-months ended March 31, 2002 and 2001, respectively.

(l)  Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be recovered.

(m)  Accounting for Stock-Based Compensation

The Company accounts for its stock options granted to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded only if the fair value of the underlying stock exceeds the exercise price at the measurement date. Expense associated with stock-based compensation is being amortized over the vesting period of the individual awards. Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, the Company discloses the pro forma effects of using the fair-value method of accounting for stock-based compensation arrangements.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The Company uses the Black-Scholes option-pricing model to value equity instruments granted to nonemployees, at the transaction measurement date, and the fair value of the instruments issued are capitalized or expensed depending on the nature of the transaction.

(n)  Accounting for the Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

(2)    Property and Equipment

A summary of property and equipment as of June 30, 2001 and 2000, and March 31, 2002 follows:

	June 30,		March 31, 2002
	2000	2001
Software	$95,753	$483,297	$1,390,186
Furniture	62,101	84,427	545,051
Computer equipment	791,556	1,123,812	82,089
Leasehold improvements	22,516	213,585	237,624

	971,926	1,905,121	2,254,950
Less accumulated depreciation and amortization	61,065	570,815	947,608

	$910,861	$1,334,306	$1,307,342

As of June 30, 2000, there was no equipment under capital lease. As of June 30, 2001 and March 31, 2002, equipment and related accumulated amortization under capital leases were approximately $1,629,423 and $470,826 and $2,026,184 and $931,409, respectively.

(3)    Income Taxes

There have been no provisions for federal or state income taxes for the years ended June 30, 2001 and 2000 and the period from May 21, 1999 (inception) to June 30, 1999 and for the nine months ended March 31, 2002, as the Company incurred a net loss.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

The 2001 and 2000 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	Years ended June 30		Period from May 21, 1999 (inception) to June 30, 2001
	2001	2000
Computed “expected” tax benefit	$(4,720,367)	$(1,339,019)	$(6,059,386)
Net operating losses not utilized	4,713,413	1,337,405	6,050,818
Nondeductible expenses and other	6,954	1,614	8,568

	$—	$—	$—

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of June 30, 2001 and 2000, are set forth below:

	June 30,
	2001	2000
Deferred tax assets:
Miscellaneous accrued expenses	$279,000	$28,000
Start-up costs	677,000	854,000
Accrued compensation and vacation	206,000	187,000
Net operating loss carryforward and credits	6,377,000	639,000

Total deferred tax assets	7,539,000	1,708,000
Deferred tax liabilities—property and equipment	(20,000)	(49,000)

	7,519,000	1,659,000
Valuation allowance	(7,519,000)	(1,659,000)

Net deferred tax assets (liabilities)	$—	$—

Based upon available objective evidence, management believes it is more likely than not that the net deferred taxes will not be fully realizable; therefore, management has established a valuation allowance for all deferred tax assets. The net change in the total valuation allowance for the years ended June 30, 2001, and 2000 was an increase of $5,860,000 and $1,659,000, respectively.

As of June 30, 2001, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $14,931,000 and $14,930,000, respectively. The federal and California net operating losses will expire, if not utilized, on various dates from 2020 and 2010, respectively.

As of June 30, 2001, the Company has available for carryover research and experimental credits for federal and California income tax purposes of approximately $253,601 and $266,749, respectively, available to reduce further income taxes. The federal research and experimental tax credits will expire, if not utilized, on various dates through 2021. California research and experimental tax credits carry forward indefinitely until utilized.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

Federal and California tax laws impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited as the result of such an “ownership change,” as defined in the Internal Revenue Code section 382.

(4)    Shareholders’ Equity

(a)  Common Stock

The Company is authorized to issue 55,000,000 shares of common stock and has 9,360,326 shares issued and outstanding as of June 30, 2001. The issued and exercised shares include shares issued subject to repurchase which were issued upon the exercise of stock options prior to full vesting of the option shares exercised. Under the terms of the stock restriction agreements, the Company has the right to repurchase shares of common stock at the original issue price upon employee termination. The repurchase rights expire 25% one year from the date of grant and the remaining 75% expire ratably over the 48-month period beginning on the date of grant. As of June 30, 2001 and 2000, there were 7,150,578 and 5,776,298 shares of common stock subject to repurchase, for aggregate amounts of $14,301 and $11,553, respectively.

During the years ended June 30, 2001 and 2000, 107,738 and 7,862,500 shares of common stock were issued in connection with various stock option and founders’ stock agreements for notes receivable of $9,252 and $16,625 in 2001 and 2000, respectively. The notes are full recourse notes bearing interest at a weighted-average annual rate of 5.98% and 7.90%, respectively. The principal balance of the notes and accrued interest are due and payable four years from the date of issuance of the notes. There were no such exercises during the period from May 21, 1999 (inception) to June 30, 1999.

During 2001 and 2000, 639,299 and 1,366,138 shares of restricted common stock were issued in exchange for cash of $48,634 and $40,961, respectively. In addition, during 2001, 507,611 shares of restricted common stock were repurchased for cash of $444 and cancellation of notes receivable of $1,125. There were no such repurchases in the year ended June 30, 2000 or the period from May 21, 1999 (inception) to June 30, 1999.

(b)  Reverse Stock Split

On February 25, 2000, the Board of Directors and shareholders approved a 1-for-2 reverse stock split of its common stock. All shares of common stock have been adjusted to reflect this stock split.

(c)  Preferred Stock Warrants

In connection with the negotiation and conclusion of bridge loan financing during the period September 1999 through April 2000, the Company issued to various investors fully vested warrants to purchase 535,779 shares of the Company’s Series A preferred stock at an exercise price of $0.009 per share which was determined based upon 1% of the closing price of the Series A preferred stock financing. The warrants may be exercised at any time prior to 10 years from the date of grant and automatically convert to warrants to purchase common stock upon the effective date of an initial public offering. The fair value of these warrants in the amount of $468,574 was measured on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 80%; no dividends; contractual life of 10 years; and risk-free annual interest rate of 6.01% and the fair value has been recorded as additional interest expense for

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

the year ended June 30, 2000. There were no such warrant issuances in the period from May 21, 1999 (inception) to June 30, 1999.

(5)    Redeemable Convertible Preferred Stock

A total of 32,738,287 shares of redeemable convertible preferred stock (preferred stock) have been authorized for issuance with par value of $0.001. As of June 30, 2001, 12,728,287 shares have been designated as Series A preferred stock, of which 12,121,637 shares have been issued for cash at $0.882 per share; and 20,000,000 shares have been designated as Series B preferred stock, of which 19,730,630 shares have been issued for cash at $1.145 per share. All series of preferred stock are carried net of issue costs. The rights, references, and privileges with respect to the preferred stock are as follows:

•
Each share of preferred stock may be converted at any time into the number of shares of common stock resulting from multiplying the preferred conversion rate by the number of shares of the preferred stock being converted. The conversion rate for preferred stock is the issuance price divided by the conversion price (the original issue price of the preferred stock) subject to change under certain antidilution provisions.

•
The holders of preferred stock are entitled to one vote for each full share of common stock into which it could be convertible on the record date. At each election, the holders of Series A and B preferred stock shall be entitled to elect two and one members to the Board of Directors, respectively, voting as a separate class.

•
Conversion of the preferred stock is automatic upon the effective date of a public offering of the Company’s common stock with a per share price of at least $5.727 and for which the aggregate proceeds equal at least $25,000,000 or upon written consent to conversion by holders of 66 2/3% of the then outstanding shares of preferred stock.

•
In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of preferred stock are entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the sum of the price originally paid for the preferred stock, plus any declared but unpaid dividends. If upon the occurrence of such event, the assets and funds are insufficient to permit the payment of the full preferential amount, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the preferential amount of each such holder. After the above distributions, the remaining assets of the Company are distributed among the holders of common stock on a pro rata basis. A liquidation, dissolution, or winding-up of the Company shall occur upon the sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger or consolidation.

•
Holders of Series A and B preferred stock are entitled to receive noncumulative dividends, when and if declared by the Board of Directors, at the annual per share rate of $0.071 and $0.092, respectively. Such dividends are payable in preference to any dividends for common stock declared by the Board of Directors. No dividends have been declared through June 30, 2001.

•
At the election of at least two-thirds of the outstanding preferred stock, the Company shall redeem the outstanding preferred stock in three annual installments beginning on the fifth anniversary of the closing at the original purchase price plus declared but unpaid dividends.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

(6)    Stock Option Plan

(a)  Description of the Plan

Under the Company’s 1999 Stock Plan (the Plan), the Company is authorized to grant incentive and nonqualified stock options to employees, consultants, and directors for up to 11,798,487 shares of common stock.

Under the Plan, incentive stock options and nonqualified stock options may not be granted at less than 100% and 85%, respectively, of the fair market value of the common stock at the date of grant. Options granted to any shareholder who owns more than 10% of the voting power of all classes of stock on an as-if converted basis on the date of grant shall not have an exercise price less than 110% of the fair market value of the common stock at the date of grant. Options granted to employees generally vest 25% one year after the date of grant and  1/48th per month thereafter, and are not exercisable after more than 10 years (5 years for options granted to any shareholder who owns more than 10% of the voting power of all classes of stock on an as-if converted basis on the date of grant).

A summary of the stock option activity is as follows:

	Years ended June 30,
	2001		2000
	Number of Options	Weighted-average exercise price per share	Number of Options	Weighted-average exercise price per share
Outstanding at beginning of year/period	1,364,044	$0.09	—	$—
Options granted	4,280,676	0.18	2,311,932	0.07
Options exercised	(499,632)	0.09	(877,888)	0.05
Options canceled	(657,154)	0.10	(70,000)	0.09

Outstanding at end of year/period	4,487,934	0.18	1,364,044	0.09

Options vested at end of year/period	1,740,721	0.09	—	—

As of June 30, 2001 and 2000, 5,933,033 and 2,591,116 shares of common stock were reserved and available for future grant under the Plan, respectively. The weighted-average grant date fair value of options granted to employees was $0.13 and $0.08 during the years ended June 30, 2001 and 2000, respectively. Options granted during years ended June 30, 2001 and 2000, had exercise prices equivalent to the fair value at the date of grant, and accordingly, there were no compensation costs recognized for stock-based employee compensation awards in either 2001 or 2000. There were no options granted in the period from May 21, 1999 (inception) to June 30, 1999.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

Information regarding the stock options outstanding as of June 30, 2001, is summarized in the table below:

Exercise price	Options outstanding	Weighted-average remaining contractual life (years)	Options exercisable
$0.09	1,024,691	8.93	1,024,691
0.20	3,463,243	9.93	3,463,243

	4,487,934		4,487,934

(b)  Common Stock Options Granted to Nonemployees

During the year ended June 30, 2001, the Company granted stock options to purchase 41,419 shares of the Company’s common stock to nonemployees at exercise prices of $0.09 and $0.20 per share in connection with consulting services. The Company is recognizing, on a ratable basis over the period of vesting, the fair value of these awards as recalculated at the balance sheet date using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 80%; no dividends; contractual life of life of 10 years; and risk-free annual interest rate of 5.45% and 6.12% in 2001 and 2000, respectively, as stock-based compensation cost. As of June 30, 2001, 37,017 of these options remain outstanding and expire 10 years after issuance. There were no such issuances during the year ended June 30, 2000 and the period from May 21, 1999 (inception) to June 30, 1999. The Company recognized $39,974, $-0-, and $-0- of such charges as general and administrative expense in 2001, 2000, and the period from May 21, 1999 (inception) to June 30, 1999, respectively.

(c)  Stock-Based Compensation

If the Company had recorded compensation cost based on the fair value at the date of grant under SFAS No. 123, the Company’s net loss would have been $13,930,933, $3,963,508, and $17,894,441 for the years ended June 30, 2001 and 2000, and the period from May 21, 1999 (inception) to June 30, 2001, respectively.

SFAS No. 123 requires that the calculated fair value of employee options be estimated at the date of grant using the Black-Scholes option-pricing model. The Company used the following assumptions in making the calculation: expected volatility of 0%; expected life of 4 years; no dividends; and risk-free annual interest rate of 5.45% and 6.12% in 2001 and 2000, respectively.

(7)    Debt Facility and Lease Commitments

During the year ended June 30, 2001, the Company sold computer equipment and other assets with a cost of $1,629,423 to the Silicon Valley Bank and concurrently entered into a lease agreement which requires 36 equal monthly installments of principal and interest at a weighted-average interest rate of 8.83%, under the terms of a loan and security agreement (the Loan and Security Agreement). During the nine month period ended March 31, 2002 the Company drew down an additional $370,577 under the facility. As of June 30, 2001 and March 31, 2002, the Company had $1,321,319 and $1,071,335 outstanding under this facility, respectively. No gain or loss was recognized in connection with this transaction.

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

In August 2000, in connection with the negotiation and conclusion of the Loan and Security Agreement, the Company issued to Silicon Valley Bank fully vested warrants to purchase 99,218 shares of the Company’s Series A preferred stock at an exercise price of $0.881 per share. The warrants may be exercised at any time prior to August 7, 2010, and automatically would be converted to warrants to purchase common stock upon the effective date of an initial public offering. The fair value of these warrants in the amount of $74,347 was measured on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 80%; no dividends; contractual life of 10 years; and risk-free annual interest rate of 5.49%, and the fair value is being recognized as additional interest expense over the life of the Loan and Security Agreement. For the year ended June 30, 2001 and for the nine months ended March 31, 2002, the Company has recognized $7,081 and $18,587 respectively, of such costs.

In March 2001, in connection with the negotiation and conclusion of an amendment to the Loan and Security Agreement, the Company issued to Silicon Valley Bank fully vested warrants to purchase 21,825 shares of the Company’s Series B preferred stock at an exercise price of $l.145 per share. The warrants may be exercised at any time prior to March 22, 2001, and automatically would be converted to warrants to purchase common stock upon the effective date of an initial public offering. The fair value of these warrants in the amount of $20,978 was measured on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 80%; no dividends; contractual life of 10 years; and risk-free annual interest rate of 4.73%; and the fair value is being recognized as additional interest expense over the life of the amended Loan and Security Agreement. For the year ended June 30, 2001, and for the nine months ended March 31, 2002 the Company has recognized $1,998 and $5,245 respectively, of such costs.

The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through May 31, 2004. Rent expense for the years ended June 30, 2001 and 2000 and the period from May 21, 1999 (inception) to June 30, 1999, totaled $728,345, $323,450, and $-0-, respectively. Rent expense for the nine-months ended March 31, 2002 and 2001 totaled $915,057 and $550,597. As of June 30, 2001 and March 31, 2002, the Company has included $120,000, subject to restriction under the terms of its office facility lease, within cash and cash equivalents in the accompanying financial statements.

Future minimum lease payments under noncancelable operating and capital leases as of June 30, 2001, are as follows:

Year ending June 30,	Capital leases	Operating leases
2002	$613,211	$731,452
2003	613,211	753,427
2004	233,892	710,785
2005 and thereafter—	—	—

Total minimum lease payments	1,460,314	$2,195,664

Less amount representing interest	138,995

Present value of net minimum lease payments	1,321,319
Less current portion	523,806

Capital lease obligations, less current portion	$797,513

VIAFONE, INC.
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended June 30, 2001 and 2000
(Information as of March 31, 2002 and for the nine-month periods ended
March 31, 2002 and 2001 is unaudited)

(8)    Acquisition of MobileQ, Inc.

On December 11, 2001, the Company acquired all of the outstanding capital stock of MobileQ, Inc. a New York-based provider of mobile technology and enterprise solutions software. The Company expects the acquisition to solidify the its market leadership by combining key complementary technologies and vertical market focus. The transaction will be accounted for as a purchase and the results of MobileQ, Inc.’s operations have been included in the consolidated operations of Viafone, Inc. subsequent to the acquisition date.

The Company issued 3,538,437 shares of Series B preferred stock in connection with this transaction. 530,781 of the shares issued were placed in escrow to allow Viafone, Inc. to be indemnified for certain events as defined in the merger agreement. The escrowed shares are expected to be released over terms of 12 to 18 months.

In May 2002, the value of the Series B preferred stock was determined to be $0.47 per share. Based on this value, the purchase price was $1,663,065 plus acquisition expenses of $264,050.

A summary of the net assets acquired at the date of acquisition is as follows:

Net working capital	$(374,242)
Fixed assets	465,989
Developed technology and other intangibles	564,974
Goodwill	1,041,591
Acquired in-process technology	228,803

Net assets acquired as of date of acquisition	$1,927,115

This transaction was accounted for by the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, and accordingly, the results of operations of the acquired company have been included in the consolidated statement of operations since the acquisition date.

We estimated that, in aggregate, the fair value of acquired in-process research and development that had not reached technological feasibility and had no alternative future use was $228,803. The amount we allocated to acquired in-process research and development was expensed as a charge to operations in the second quarter of fiscal 2002.

MOBILEQ, INC. AND SUBSIDIARY

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
MobileQ, Inc.:

We have audited the accompanying consolidated balance sheets of MobileQ, Inc. and subsidiary (the Company) as of December 11, 2001 and December 31, 2000, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MobileQ, Inc. and subsidiary as of December 11, 2001 and December 31, 2000, and the results of their operations and their cash flows for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Mountain View, California
May 21, 2002

MOBILEQ, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	As of December 11, 2001	As of December 31, 2000
ASSETS
Current assets:
Cash and cash equivalents	$180,333	$13,658,039
Accounts receivable, net of allowances of $236,741 and $119,373, respectively	587,029	2,314,674
Prepaid expenses and other current assets	147,549	845,912

Total current assets	914,911	16,818,625
Property and equipment, net	465,989	1,973,568
Other assets	—	816,791

Total assets	$1,380,900	$19,608,984

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Promissory note payable	$7,837	$16,672
Accounts payable	377,151	1,404,808
Accrued payroll and related expenses	204,947	481,064
Accrued expenses	341,955	322,587
Income taxes payable	31,522	17,841
Current portion of capital lease obligations	67,804	133,772
Deferred revenue	233,694	229,679

Total current liabilities	1,264,910	2,606,423
Capital lease obligations, net of current portion	54,895	120,837

Total liabilities	1,319,805	2,727,260

Series A redeemable convertible preferred stock, $0.01 par value; 12,978,618 shares authorized; 12,479,438 shares issued and outstanding as of December 11, 2001 and December 31, 2000; minimum aggregate liquidation preference of $28,334,751 and $26,334,746 as of December 11, 2001 and December 31, 2000, respectively; net of issuance costs of $133,991	28,245,424	26,200,755

Stockholders’ deficit:
Common stock, $0.01 par value; 67,021,382 and 27,222,500 shares authorized as of December 11, 2001 and December 31, 2000, respectively; 27,222,500 shares issued and outstanding as of December 11, 2001 and December 31, 2000	272,225	272,225
Additional paid-in capital	420,219	420,219
Accumulated deficit	(28,589,707)	(9,865,354)
Accumulated other comprehensive loss	(287,066)	(146,121)

Total stockholders’ deficit	(28,184,329)	(9,319,031)

Total liabilities and stockholders’ deficit	$1,380,900	$19,608,984

See accompanying notes to consolidated financial statements.

MOBILEQ, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Period from January 1, 2001 through December 11, 2001	Year ended December 31, 2000
Revenues:
Professional services and maintenance	$2,050,798	$3,810,233
Software licenses	620,233	1,311,937

Total revenues	2,671,031	5,122,170

Cost of revenues:
Professional services and maintenance	2,786,851	2,811,344
Software licenses	61,972	185,287

Total cost of revenues	2,848,823	2,996,631

Gross (loss) profit	(177,792)	2,125,539

Operating expenses:
Research and development	2,836,647	2,251,525
Sales and marketing	5,711,197	4,371,808
General and administrative (net of noncash compensation for services of $692,429 in 2000)	6,845,057	4,140,058
Loss from disposal of equipment	1,422,220	—
Noncash compensation for services	—	692,429

Total operating expenses	16,815,121	11,455,820

Loss from operations	(16,992,913)	(9,330,281)
Interest income, net	305,296	620,801

Loss before provision for income taxes	(16,687,617)	(8,709,480)
Income tax expense	36,731	17,841

Net loss before dividends on Series A redeemable convertible preferred stock	(16,724,348)	(8,727,321)
Dividends on Series A redeemable convertible preferred stock	(2,000,005)	(1,334,688)

Net loss attributable to common shareholders	(18,724,353)	(10,062,009)
Other comprehensive loss—foreign currency translation adjustments	(140,945)	(156,173)

Comprehensive loss	$(18,865,298)	$(10,218,182)

See accompanying notes to consolidated financial statements.

MOBILEQ, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
Period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ deficit
	Shares	Amount
Balances, December 31, 1999	27,222,500	$272,225	(272,210)	196,655	10,052	206,722
Issuance of options for consulting services	—	—	692,429	—	—	692,429
Equity adjustment from foreign currency translation	—	—	—	—	(156,173)	(156,173)
Accrued dividends on Series A redeemable convertible preferred stock	—	—	—	(1,334,688)	—	(1,334,688)
Net loss	—	—	—	(8,727,321)	—	(8,727,321)

Balances, December 31, 2000	27,222,500	272,225	420,219	(9,865,354)	(146,121)	(9,319,031)
Equity adjustment from foreign currency translation	—	—	—	—	(140,945)	(140,945)
Accrued dividends on Series A redeemable convertible preferred stock	—	—	—	(2,000,005)	—	(2,000,005)
Net loss	—	—	—	(16,724,348)	—	(16,724,348)

Balances, December 11, 2001	27,222,500	$272,225	420,219	(28,589,707)	(287,066)	(28,184,329)

See accompanying notes to consolidated financial statements.

MOBILEQ, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from January 1, 2001 through December 11, 2001	Year ended December 31, 2000
Cash flows from operating activities:
Net loss	$(16,724,348)	$(8,727,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	440,004	116,549
Loss on disposal of equipment	1,422,220	—
Deferred income taxes	—	9,142
Depreciation and amortization	1,055,668	476,264
Noncash loss on exchange of Class A preferred stock for notes payable	—	(578)
Noncash compensation for services	—	692,429
Changes in assets and liabilities:
Accounts receivable	1,287,641	(2,217,497)
Prepaid expenses and other current assets	698,363	(655,452)
Other assets	816,791	(815,207)
Accounts payable	(1,027,657)	1,383,440
Accrued payroll and related expenses	(276,117)	481,064
Accrued expenses	19,368	154,173
Income taxes payable	13,681	(64,083)
Deferred revenue	4,015	229,679

Net cash used in operating activities	(12,270,371)	(8,937,398)

Cash flows used in investing activities—purchases of property and equipment	(581,591)	(2,165,620)

Cash flows from financing activities:
Issuance of preferred stock	—	24,866,067
Proceeds from advances from affiliated company	—	196,760
Repayments of advances from affiliated company	—	(252,575)
Payment of note payable	(8,835)	—
Payments of capital lease obligations	(475,964)	(122,047)

Net cash (used in) provided by financing activities	(484,799)	24,688,205

Effect of exchange rate changes on cash	(140,945)	(156,173)

Net (decrease) increase in cash and cash equivalents	(13,477,706)	13,429,014
Cash and cash equivalents, beginning of period	13,658,039	229,025

Cash and cash equivalents, end of period	$180,333	$13,658,039

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$52,096	$6,513

Noncash investing and financing activities:
Property acquired under capital leases	$344,054	$298,314

Dividends accrued on Series A redeemable convertible preferred stock	$2,000,005	$1,334,688

Exchange of Class A preferred stock for note payable	$—	$16,672

See accompanying notes to consolidated financial statements.

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Description of Business

MobileQ, Inc. and its wholly owned subsidiary (the Company) is a private company that has developed a software platform that enables companies to create, manage, use, and present their information and applications in mobile and wireless environments to both internal and external users. Additionally, the Company provides professional services consisting of application development and installation services in North America. The Company was incorporated in the state of Delaware in 1999. The Company’s wholly owned subsidiary, MobileQ Canada, Inc. (Canada), was incorporated under the Business Corporations Act (New Brunswick) in 1995 as interactiveXchange, inc. and subsequently filed Articles of Continuance under the Canada Business Corporations Act in March 2000.

As a result of the following transactions, Canada became a wholly owned subsidiary of the Company as of April 18, 2000 by virtue of the transfer of all of the outstanding voting shares of common stock of Canada to the Company. Because both companies were under common control, the transaction was accounted for in a manner similar to a pooling of interests.

The Company indirectly acquired all of the outstanding voting shares of common stock of Canada through the following equity transactions:

•	In March 2000, the holders of common stock of Canada exchanged their 27,222,500 shares of common stock for 27,222,500 shares of Class B common stock of Canada.

•
In April 2000, 13,883,475 shares of Class B common stock of Canada were converted into Class A common stock of Canada and immediately converted into 13,883,475 shares of exchangeable shares of Canada (nonvoting) that are exchangeable for 13,883,475 shares of common stock of the Company. The shares are treated as issued and outstanding shares of common stock of the Company.

•	In April 2000, 13,339,025 shares of Class B common stock of Canada were purchased by the Company for 13,339,025 shares of common stock of the Company.

(2)    Subsequent Event—Acquisition by ViaFone, Inc.

On December 11, 2001, the Company entered into a Plan of Merger and Reorganization with ViaFone, Inc. (ViaFone), a developer of software that enables the transfer of voice and data between enterprise applications and mobile devices. The holders of at least 99% of the shares of the Company’s common and preferred stock, voting together as a single class, approved this agreement (the Merger Agreement) and the transactions contemplated hereby. The transaction closed on December 13, 2001.

In connection with the Merger Agreement, the following occurred:

1.  The Company’s preferred stock was canceled and extinguished and automatically converted into the right to receive 0.28355 shares of ViaFone Series B preferred stock.

2.  Each share of the Company’s common stock issued and outstanding was canceled and extinguished without payment.

3.  Each outstanding warrant to purchase the Company’s common stock was terminated.

4.  The Company became a wholly owned subsidiary of ViaFone with the combined entity conducting operations under the ViaFone name.

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)    Summary of Significant Accounting Policies

(a)  Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 2, the Company was acquired by ViaFone subsequent to December 11, 2001. Due to the fact that the Company’s business has required substantial cash to fund its operating activities, the Company is dependent upon support from ViaFone to achieve profitability and positive cash flow. Management of ViaFone has committed to continue to support the operations of the Company through at least December 31, 2002.

(b)  Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, which include offices in the United States of America and Canada. All significant intercompany transactions have been eliminated in consolidation.

(c)  Foreign Currency Translation

The functional currency of the Company’s subsidiary is the Canadian dollar. Assets and liabilities are translated into U.S. dollars using the year-end exchange rate, and statements of operations items are translated using the average exchange rate for the year. The resulting translation gains or losses are recorded in stockholders’ deficit as a cumulative translation adjustment, which comprises accumulated other comprehensive loss.

(d)  Cash and Cash Equivalents

The Company considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents as of December 11, 2001 and December 31, 2000 consisted of money market funds.

(e)  Revenue Recognition

Revenues consist of fees for licenses of the Company’s software products, maintenance and support, consulting, and training.

The Company recognizes license revenue using the residual method in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Under the residual method, revenue is recognized in a multiple element arrangement in which vendor-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Vendor-specific objective evidence of fair value of maintenance and other services is based on the Company’s customary pricing for such maintenance and/or services when sold separately.

Revenues from license fees are recognized when an agreement has been signed, delivery of the product has occurred, the fee is fixed or determinable, collectibility is probable, and the arrangement does not require services that are essential to the functionality of the software. If an arrangement provides for unspecified software products during a contractual period, the license revenue is recognized over that period. Revenue from

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

maintenance agreements providing technical support and software update rights is recognized ratably over the term of the maintenance agreements. Revenues from training and consulting services that are not essential to the functionality of the software are recognized as the services are performed.

Deferred revenue includes amounts billed to customers for which revenues have not been recognized which generally results from maintenance, support, and consulting services not yet rendered.

(f)  Certain Risks and Uncertainties

The Company’s products and services are concentrated in the software industry which is characterized by rapid technological advances and changes in customer requirements. A critical success factor is management’s ability to anticipate or to respond quickly and adequately to technological developments in its industry and changes in customer requirements. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company’s business and operating results.

(g)  Financial Instruments and Concentrations of Credit Risk

The fair value of the Company’s financial instruments, including cash and cash equivalents and accounts receivable, approximates their carrying value due to their short maturity. Financial instruments that potentially expose the Company to concentrations of credit risk principally consist of cash and accounts receivable. The Company historically maintained its cash account with a single financial institution; however, the Company now maintains cash accounts with multiple financial institutions. Management believes the associated financial risks are minimal. Concentrations of accounts receivable are disclosed in Note 10.

(h)  Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives of three years for computer equipment and five to seven years for furniture, fixtures, and office equipment. Leasehold improvements are amortized over the lesser of the terms of the related leases or estimated useful lives. Purchased computer software, which is used internally, is amortized over a period of two years using the straight-line method.

(i)  Research and Development Costs

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are capitalized from the time the product’s technological feasibility has been established until the product is released for sale to the general public. Technological feasibility is defined as the completion of all planning, designing, coding, and testing activities that are necessary to establish products that meet design specifications including functions, features, and technical performance requirements. As the period between technological feasibility and general product availability has been short and costs qualifying for capitalization have been insignificant, all software development costs have been expensed as incurred. Research and development costs, including design of product enhancements, are expensed as incurred. To date, no costs have been capitalized.

(j)  Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company’s stock and the exercise price. The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The Company uses the Black-Scholes option-pricing model to value options granted to nonemployees. The related expense is recorded over the period in which the related services are received.

(k)  Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established when management estimates that it is more likely than not that the deferred tax assets will not be realized.

(l)  Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m)  Long-Lived Assets

The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. The Company generally measures estimated fair value by discounting expected future cash flows.

(n)  Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses were $1,199 and $34,270 for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000, respectively.

(o)  Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133—an Amendment of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amended of FASB Statement No. 133, which establishes accounting and reporting standards for derivative instruments and hedging activities. The term of SFAS Nos. 133 and 138 are effective as

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the beginning of the first quarter of the fiscal year beginning after June 15, 2000. SFAS No. 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is the type of hedge transaction. The Company adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the Company’s consolidated financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal use of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material impact on the Company’s consolidated financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segments of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company’s consolidated financial position or results of operations.

(4)    Property and Equipment

Property and equipment consisted of the following:

	December 11, 2001	December 31, 2000
Computer equipment	$407,067	$1,128,395
Computer software	411,375	340,347
Furniture and fixtures	72,761	430,339
Office equipment	—	99,238
Leasehold improvements	—	501,059

	891,203	2,499,378
Accumulated depreciation and amortization	(425,214)	(525,810)

	$465,989	$1,973,568

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment includes the following amounts under capital leases:

	December 11, 2001	December 31, 2000
Computer equipment	$89,243	$337,041
Furniture and fixtures	—	71,626
Office equipment	—	77,870

	89,243	486,537
Accumulated depreciation and amortization	(47,489)	(168,863)

	$41,754	$317,674

Depreciation and amortization expense for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000 was $1,011,004 and $476,264, respectively, of which $107,429 and $103,127, respectively, relate to equipment under capital leases.

(5)    Related Party Transactions

The holder of the promissory note payable has a majority interest in an affiliated company from which the Company recognized revenue in the amount of $216,752 for the year ended December 31, 2000. The Company did not recognize revenue from the affiliated company for the period from January 1, 2001 through December 11, 2001.

(6)    Income Taxes

Income tax expense for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000 consisted of the following:

	Period from January 1, 2001 through December 11, 2001	Year ended December 31, 2000
Current:
Federal	$—	$—
State	36,731	17,841

	$36,731	$17,841

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax expense for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	Period from January 1, 2001 through December 11, 2001	Year ended December 31, 2000
Federal tax at statutory rate	$(5,673,790)	$(2,961,223)
Net loss and temporary differences for which no current benefit is recognized	6,535,954	3,135,339
Foreign income taxes at rate other than federal rate	(869,000)	(482,362)
Other	43,567	326,087

	$36,731	$17,841

The types of temporary differences that give rise to significant portions of net deferred tax assets as of December 11, 2001 and December 31, 2000 are presented below:

	December 11, 2001	December 31, 2000
Deferred tax assets:
Accruals and reserves	$5,375	$—
Net operating loss carryforwards	10,399,267	3,414,420
Plant and equipment	9,811	29,877

Gross deferred tax assets	10,414,453	3,444,297
Valuation allowance	(10,414,453)	(3,444,297)

Total deferred tax assets	—	—
Deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

As of December 11, 2001 and December 31, 2000, the deferred tax assets were fully offset by a valuation allowance. The net change in the total valuation allowance for the period from January 1, 2001 through December 11, 2001 was an increase of $6,970,156.

The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $12,511,326 and $12,460,985, respectively, available to reduce future income subject to income taxes. The federal and state net operating loss carryforwards will begin to expire if not utilized in the year 2019. In addition, the Company has net operating loss carryforwards of approximately $12,285,771 for Canadian income tax purposes. This carryforward will begin to expire if not utilized in the year 2006.

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. If an ownership change occurs, utilization of the net operating loss carryforwards could be reduced significantly.

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7)    Redeemable Preferred Stock

(a)  Series A Redeemable Convertible Preferred Stock

The Company sold 12,479,438 shares of Series A redeemable convertible preferred stock during the period April 2000 through July 2000. Gross cash proceeds were $25,000,058. Issuance costs of $133,991 are being accreted to the earliest redemption date of the shares, April 2003.

Series A redeemable convertible preferred stock is convertible at the option of the holder into common stock. Each share of Series A redeemable convertible preferred stock is convertible into a number of shares of common stock determined by dividing the Series A original price of $2.0033 by the Series A conversion price in effect at the time of conversion. The conversion price at which the common stock shall be deliverable upon conversion of Series A redeemable convertible preferred stock without the payment of any additional consideration by the holder thereof shall initially be $2.0033 per share of common stock. Such initial Series A conversion price shall be subject to antidilution adjustments.

Each share of Series A redeemable convertible preferred stock shall be automatically converted into shares of common stock at the applicable Series A conversion price then in effect upon the occurrence of a sale of common stock in an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock to the public at an initial offering price per share of at least $6.0099 (as adjusted to reflect any stock dividends, distributions, consolidations, combinations, reclassifications, or other like transactions effected by the Company in respect of its common stock) and with aggregate net proceeds to the Company of not less than $25 million; or the written election of the holders of at least 70% of the then outstanding shares of Series A redeemable convertible preferred stock to require such mandatory conversion; or the liquidation, dissolution, or winding up of the affairs of the Company.

Series A redeemable convertible preferred stock must be redeemed by the Company if the holders of at least 60% of the then outstanding shares of Series A redeemable convertible preferred stock at any time on or after the third anniversary of the original issue date and on or before the fifth anniversary of the original issue date so demand. The Company will redeem 50% of the shares of Series A convertible preferred stock held by holders who elect to be redeemed within 10 days of such demand and the remaining 50% on the first anniversary of such demand, provided, however, that any holder of Series A redeemable convertible preferred stock may elect not to have 50% of such holder’s Series A redeemable convertible preferred stock redeemed. Redemption will be made pro rata with respect to each holder of Series A redeemable convertible preferred stock who elects to be redeemed. The redemption price will be the original price of the Series A redeemable convertible preferred stock then outstanding, plus all accrued or declared and unpaid dividends.

Upon a liquidation, dissolution, or winding up of the Company, the holders of Series A redeemable convertible preferred stock are entitled to receive an amount equal to the greater of (i) $2.0033 per share of Series A redeemable convertible preferred stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification, or other similar event with respect to the Series A redeemable convertible preferred stock), plus all dividends accrued or declared but unpaid thereon; or (ii) the amount per share that a holder of a share of Series A redeemable convertible preferred stock would have received for it if the share had been converted to a share of common stock immediately prior to such liquidation, dissolution, or winding up. The remaining assets available for distribution shall be distributed among the holders of the Series A redeemable convertible preferred stock and the common stock ratably in proportion to the number of shares of common stock, as if the preferred shares had been converted into common stock immediately prior to such liquidation, dissolution, or winding up, provided that the aggregate amount of consideration to be received by the Series A preferred stockholders does not exceed $4.0066 per share.

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The holders of the outstanding shares of Series A redeemable convertible preferred stock are entitled to an 8% per share annual cumulative dividend payable in cash. Such dividends accrue from the original issue date, whether or not earned or declared.

Series A redeemable convertible preferred stock is entitled to the number of votes per share equal to the number of shares of common stock into which each share of Series A redeemable convertible preferred stock is convertible as of the record date (see Note 2).

(b)  Class A Preferred Stock

In April 2000, Canada redeemed 250 of its Class A preferred shares in exchange for a promissory note payable in the amount of $16,672.

(8)    Stockholders’ Deficit

(a)  Common Stock

Holders of common stock are entitled to one vote per share on any matter submitted to stockholders for a vote. Subject to the preferences of the preferred stock, the holders of common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors. In the event of liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share equally in all assets remaining after liabilities and amounts due to holders of preferred stock have been paid in full or set aside. Common stock has no preemptive, redemption, or conversion rights. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of Series A convertible preferred stock or any other series of preferred stock the Company may designate in the future (see Note 2).

(b)  Stock Plan

On April 18, 2000, the Company adopted the 2000 Stock Plan (the Plan). The Plan is administered by a committee appointed by the board of directors, which has the authority to determine which employees, officers, directors, and consultants are granted awards and the terms of those awards, pursuant to the Plan. Awards covered under the Plan include qualified and nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance units, and other stock-based awards not listed, but which the committee determines to be consistent with the purpose of the Plan and the interests of the Company. Only stock options have been granted under this Plan as of December 11, 2001.

Qualified incentive stock options granted pursuant to the Plan have an exercise price equal to the fair value of the underlying common stock at the date of grant, generally vest one-fourth on the first anniversary of the date of grant and thereafter in thirty six equal monthly installments, and have a term of 10 years.

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company applies APB Opinion No. 25 and related interpretations in accounting for its options. Accordingly, no compensation cost has been recognized for its employee stock option grants. Had the compensation cost for the Company’s stock options grants been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the Company’s net loss attributable to holders of common stock would have changed to the pro forma amount indicated below:

	Period from January 1, 2001 through December 11, 2001	Year ended December 31, 2000
Net loss attributable to common shareholder:
As reported	$(18,724,353)	$(10,062,009)
Pro forma	(22,174,133)	(10,753,514)

The weighted-average fair value at date of grant for options granted was $0.40 and $0.85 per option for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Period from January 1, 2001 through December 11, 2001	Year ended December 31, 2000
Risk-free interest rate	3.6% to 4.6%	5.6% to 6.4%
Expected lives (in years)	2	7
Expected volatility	70%	70%
Expected dividend yield	—	—

The following table summarizes the options issued under the Plan for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000:

	Shares	Weighted-average exercise price
Options outstanding as of December 31, 1999	—	$—
Granted	10,087,637	1.18
Forfeited	(1,496,323)	1.00
Exercised	—	—

Options outstanding as of December 31, 2000	8,591,314	1.22
Granted	8,452,021	0.29
Forfeited	(5,707,405)	0.40
Exercised	—	—

Options outstanding as of December 11, 2001	11,335,930	0.43

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents information relating to stock options outstanding as of December 11, 2001:

Exercise Price	Options outstanding			Options Exercisable
	Shares	Weighted-average remaining contractual life (years)	Weighted- average exercise price	Shares	Weighted- average exercise price
$0.05	7,085,715	9.77	$0.05	4,734,215	$0.05
1.00	4,019,091	8.47	1.00	3,056,331	1.00
2.25	231,124	9.09	2.25	128,749	2.25

	11,335,930			7,919,295

Of the 3,056,331 shares exercisable at an exercise price of $1.00 per share, 2,624,934 shares remain outstanding after the acquisition of the Company by ViaFone, as discussed in Note 2, and are exercisable for the Company’s common stock. Included in the above table are options to purchase 861,230 and 1,122,050 shares of the Company’s common stock granted to consultants during the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000, respectively. The options granted to consultants were granted in exchange for services provided. These options were recorded at their aggregate fair value on the date of grant and a charge has been reflected on the Company’s consolidated financial statements. The Company valued these options using the Black-Scholes valuation model with the following weighted-average assumptions: risk-free interest rate of 6.0%; life of 10 years; volatility of 70%; and no dividend yield.

(c)  Warrants

In November 2000, the Company issued warrants for the purchase of up to 300,000 shares of common stock in connection with a certain stock for services arrangement. The number of warrants granted is based on the achievement of certain revenue milestones. The warrants are subject to forfeiture in the event of nonperformance. The number of warrants earned is based on the achievement of the revenue milestones and the per share exercise price is the then fair market value of the common stock. The warrants vest immediately upon being earned and have a three-year life. The fair value of the warrants will be expensed upon the measurement date. No compensation expense has been recorded during the period from January 1, 2001 through December 11, 2001 or year ended December 31, 2000. In accordance with the merger agreement described in Note 2, all warrants were canceled.

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9)    Commitments and Contingencies

(a)  Obligations under Capital Leases

The Company has various capital leases for computer equipment, furniture and fixtures, and office equipment. As of December 11, 2001, minimum future lease payments for capitalized leases were as follows:

Fiscal year ending
2001	$4,072
2002	73,737
2003	25,140
2004	18,232
2005	15,192

Total	136,373
Less amount representing imputed interest	13,674

Total	122,699
Less current portion	67,804

Capital lease obligation, less current portion	$54,895

(b)  Obligations under Operating Leases

In June 2000, the Company terminated its operating lease for its office facilities in Toronto, Canada at a cost of approximately $14,000.

The Company entered into an operating lease for new office facilities in Toronto, Canada in April 2000. The lease term is from September 1, 2000 through August 31, 2005. Rental payments under this lease are approximately $748,000 per annum. On November 30, 2001, the Company terminated this operating lease.

The Company entered into an operating lease for office facilities in New York in June 2000. The lease term is from June 1, 2000 through May 31, 2002. Rental payments under this lease are approximately $630,000 per annum. In June 2001, the Company terminated this operating lease.

The aggregate rentals under all operating leases were approximately $2,423,084 and $1,026,674 for the period from January 1, 2001 through December 11, 2001 and year ended December 31, 2000, respectively.

The Company continues to have obligations under operating leases related to various equipment and facility leases.

Minimum lease payments under remaining leases of equipment and facilities are as follows:

Fiscal year ending
2002	$167,847
2003	10,926
Thereafter	—

$178,773

MOBILEQ, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(10)    Major Customers and Credit Concentration

The Company’s revenues from major customers (amounts in excess of 10%) accounted for the following percentage of net sales:

Customer	Period from January 1, 2001 through December 11, 2001	Year ended December 31, 2000
A	28%	20%
B	—	16
C	26	—

The Company’s accounts receivable were concentrated as follows:

Customer	December 11, 2001	December 31, 2000
A	34%	—
B	—	15%
C	22	17
D	25	17

ANNEX A

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

by and among

EXTENDED SYSTEMS INCORPORATED,
VENUS ACQUISITION CORPORATION,
VIAFONE, INC.,

U.S. BANK N.A. as the Escrow Agent

and

JOSH STEIN as the Company Representative

Dated as of May 28, 2002

Schedules and Exhibits

Exhibit A-1 (attached)—Company Voting Agreement
Exhibit A-2 (attached)—Parent Voting Agreement
Exhibit A-3 (attached)—Lock-Up Agreement
Exhibit B (not included)—Certificate of Merger
Exhibit C (not included)—Stockholder Certificate
Exhibit D (not included)—Form of Opinion of Mayer, Brown, Rowe & Maw
Exhibit E (not included)—Employment Agreement
Exhibit F (not included)—Nondisclosure Agreement
Exhibit G (not included)—Form of Opinion of Wilson Sonsini Goodrich & Rosati

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made as of May 28, 2002, by and among Extended Systems Incorporated, a Delaware corporation (“Parent”), Venus Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), ViaFone, Inc., a Delaware corporation (the “Company”), with respect to Sections 9 and 10 only, U.S. Bank, N.A. as the Escrow Agent, and Josh Stein as the Company Representative.

RECITALS

Parent desires to acquire all of the issued and outstanding shares of capital stock of the Company (the “Shares”), by means of the merger of Merger Sub with and into the Company on the terms set forth in this Agreement.

The Company has determined that the acquisition of the Company by the Parent is in the best interests of the Company and its stockholders.

Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the “Company Voting Agreements”).

Concurrently with the execution of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-2 (the “Parent Voting Agreements”).

Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Lock-Up Agreements in substantially the form attached hereto as Exhibit A-3 (the “Lock-Up Agreements”).

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.  Definitions.    For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Acquired Companies”—the Company and its Subsidiaries, collectively.

“Affiliate”—as defined in the Securities Act.

“Aggregate Preferred Preference”—the sum of (x) the Aggregate Series B Preference and (y) the Aggregate Series A Preference.

“Aggregate Series A Preference”—the product of (x) the Series A Liquidation Amount multiplied by (y) the Total Series A Preferred Stock.

“Aggregate Series B Preference”—the product of (x) the Series B Liquidation Amount multiplied by (y) the Total Series B Preferred Stock.

“Ancillary Agreements”—as defined in Section 3.2.

“Applicable Contract”—any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Balance Sheet”—as defined in Section 3.4.

“Basket Amount”—as defined in Section 9.2(b).

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible (including the expenditure of monies); provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Certificate”—a valid certificate which, immediately prior to the Effective Time, represented any shares of Company Capital Stock.

“Certificate of Merger”—as defined in Section 2.1.

“Closing”—as defined in Section 2.2.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Code” or “IRC”—the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Common Exchange Ratio”—the ratio obtained by dividing (x) the difference of (A) the Merger Shares minus (B) the Preferred Merger Shares by (y) the Total Common Stock.

“Company”—as defined in the first paragraph of this Agreement.

“Company Capital Stock”—the Company Common Stock and the Company Preferred Stock.

“Company Common Stock”—the common stock of the Company, par value $0.001 per share.

“Company Options”—as defined in Section 2.5(b).

“Company Preferred Stock”—collectively, the Series A Preferred Stock and Series B Preferred Stock.

“Company Representative”—as defined in Section 9.5.

“Company Stock Option Plan”—as defined in Section 2.5(b).

“Company Stockholder Proposals”—as defined in Section 6.2(a).

“Company Stockholders”—as defined in Section 2.6(b).

“Company Stockholders’ Meeting”—as defined in Section 3.30.

“Company Voting Agreement”—as defined in the Recitals to this Agreement.

“Company’s Knowledge”—shall mean (i) the actual knowledge of the Company Persons identified on Part 1 of the Disclosure Letter and (ii) such knowledge that a Company Person could reasonably be expected to discover or otherwise become aware of in the course of conducting his or her duties for any of the Acquired Companies.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a)  the merger of Merger Sub with and into the Company;

(b)  the execution, delivery, and performance of the Employment Agreements, the Nondisclosure Agreements and the Inventions Assignment Agreements;

(c)  the performance by Parent and the Company of their respective covenants and obligations under this Agreement; and

(d)  Parent’s acquisition of exercise of control over the Acquired Companies.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages”—as defined in Section 9.2.

“DGCL”—the Delaware General Corporation Law as currently in effect.

“Disclosure Letter”—the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Dissenting Shares”—as defined in Section 2.10.

“Effective Time”—the time that the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware.

“Employment Agreements”—as defined in Section 7.2(d)(ii).

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)  fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended (“CERCLA”).

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)  advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)  preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)  preventing the release of hazardous wastes that are generated;

(d)  protecting species;

(e)  reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(f)  cleaning up pollutants that have been released, preventing the threat of release of pollutants, or paying the costs of such clean up or prevention; or

(g)  making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agent”—U.S. Bank, N.A.

“Escrow Fund”—as defined in Section 2.5(d).

“Escrow Shares”—as defined in Section 2.5(c).

“Exchange Ratios”—the Common Exchange Ratio, the Series B Exchange Ratio and the Series A Exchange Ratio.

“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)  nation, state, province, county, city, town, village, district, or other jurisdiction of any nature;

(b)  federal, state, provincial, local, municipal, foreign, or other government;

(c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)  multi-national organization or body; or

(e)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property Rights”—as defined in Section 3.22.

“Interim Balance Sheet”—as defined in Section 3.4.

“Inventions Assignment Agreement”—as defined in Section 7.2(d)(ii).

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Joint Proxy Statement/Prospectus”—as defined in Section 3.30.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect”—any change in, or effect on, any Acquired Company that is materially adverse to the results of operations or the financial condition of the Acquired Companies, taken as a whole.

“Merger”—as defined in Section 2.

“Merger Share Issuance”—the issuances of the Merger Shares.

“Merger Shares”—Three Million (3,000,000) shares of Parent Common Stock issued to the Company Stockholders in accordance with Section 2.5(a)(i)–(iii), herein.

“Merger Sub”—as defined in the first paragraph of this Agreement.

“Nasdaq”—the Nasdaq National Market, Inc.

“Nondisclosure Agreements”—as defined in Section 7.2(d)(ii).

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Optionee”—a holder of a Company Option, as defined in Section 2.5(a)(i).

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required (by any Legal Requirement or, if applicable, the Organizational Documents of such Person) to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Parent”—as defined in the first paragraph of this Agreement.

“Parent Balance Sheet”—as defined in Section 4.7.

“Parent Common Stock”—the common stock of Parent, par value $0.001 per share.

“Parent Financial Advisor”—Soundview Technology Corporation.

“Parent Financials”—as defined in Section 4.7.

“Parent Material Adverse Change”—as defined in Section 4.8.

“Parent SEC Reports”—as defined in Section 4.7.

“Parent Stock Price”—the average closing sale price of one share of Parent Common Stock as reported by Nasdaq for the 5 trading days ending on the trading day immediately prior to the date of the applicable Officer’s Certificate (as defined in Section 9.4(d)), as adjusted for any stock splits, stock combinations, recapitalizations and the like.

“Parent Stockholder Proposal”—as defined in Section 6.2(b).

“Parent Stockholders’ Meeting”—as defined in Section 3.30.

“Parent’s Knowledge”—shall mean (i) the actual knowledge of the executive officers of Parent and (ii) such knowledge that such executive officers of Parent could reasonably be expected to discover or otherwise become aware of in the course of conducting his or her duties for Parent.

“Parties”—the Company, Merger Sub and Parent, collectively.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Preferred Merger Shares”—an amount of Merger Shares equal to the lesser of (x) the total number of Merger Shares, and (y) the number of Merger Shares equal to the quotient of (A) the Aggregate Preferred Preference divided by (B) the Parent Stock Price; provided, that in no event shall the number of Preferred Merger Shares be greater than 2,910,000.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Return”—as defined in Section 3.11(b).

“S-4”—the registration statement on Form S-4 filed with the SEC to register under the Securities Act the issuance of the Merger Shares.

“SEC”—the U.S. Securities and Exchange Commission.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Series A Exchange Ratio”—he ratio obtained by dividing (x) the product of (A) the Series A Preference Ratio and (B) the Preferred Merger Shares, by (y) the Total Series A Preferred Stock.

“Series A Liquidation Amount”—the “Original Purchase Price” for Series A Preferred Stock provided in Article IV(B)(2)(a) of the Company’s Amended and Restated Certificate of Incorporation. The Series A Liquidation Amount is $0.8818 per share.

“Series A Preference Ratio”—the ratio obtained by dividing (x) the Aggregate Series A Preference by (y) the Aggregate Preferred Preference.

“Series A Preferred Stock”—the Series A Preferred Stock of the Company, par value $0.001 per share.

“Series B Exchange Ratio”—the ratio obtained by dividing (x) the product of (A) the Series B Preference Ratio and (B) the Preferred Merger Shares by (y) the Total Series B Preferred Stock.

“Series B Liquidation Amount”—the “Original Purchase Price” for Series B Preferred Stock provided in Article IV(B)(2)(a) of the Company’s Amended and Restated Certificate of Incorporation. The Series B Liquidation Amount is $1.145427 per share.

“Series B Preference Ratio”—the ratio obtained by dividing (x) the Aggregate Series B Preference by (y) the Aggregate Preferred Preference.

“Series B Preferred Stock”—the Series B Preferred Stock of the Company, par value $0.001 per share.

“Shares”—as defined in the Recitals of this Agreement.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Surviving Corporation”—the Company as the surviving corporation following the Merger.

“Tax” and “Taxes”—as defined in Section 3.11(a).

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Total Common Stock”—any and all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Total Series A Preferred Stock”—any and all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, including any and all options, warrants and other rights to acquire Series A Preferred Stock (vested and unvested).

“Total Series B Preferred Stock”—any and all shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, including any and all options, warrants or other rights to acquire Series B Preferred Stock (vested and unvested).

2.  Merger; Closing.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

2.1  Effective Time; Closing.    Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (in substantially the form attached hereto as Exhibit B, the “Certificate of Merger”) as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 5300 Carillon Point, Kirkland, Washington, on the first business day after the satisfaction or waiver of the conditions set forth in Section 7 hereof, or at such other time, date and location as the Parties agree in writing.

2.2  Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety so that it is identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, until thereafter amended as provided by law and such certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “ViaFone, Inc.”

(b)    At the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety so that they are identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time, until thereafter amended.

2.4    Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.5    Effect on Company Capital Stock and Company Options.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)    Conversion of Shares into Merger Shares.    As of the Effective Time, each share that is issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by persons exercising appraisal rights in accordance with the DGCL, as provided for in Section 2.10 below) shall, by virtue of the Merger and without any action on the part of any Company Stockholder, be converted into the right to receive the following:

(i)    each such share of Series B Preferred Stock shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Series B Exchange Ratio;

(ii)    each such share of Series A Preferred Stock shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Series A Exchange Ratio; and

(iii)    each such share of Company Common Stock shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Common Exchange Ratio.

in each case upon surrender of the Certificate representing such share of Company Capital Stock in the manner provided in Section 2.6 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit of lost certificate (and bond, if required) in the manner provided in Section 2.8). If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(b)    Company Options.    At the Effective Time, each of the then outstanding options and warrants to purchase Shares, whether vested or unvested and whether or not exercisable (collectively, the “Company Options”) (including all outstanding options granted under the Company’s 1999 Stock Option Plan (the “Company Stock Option Plan”), and any individual non-plan options) will be canceled.

(c)  Escrow.

(i)  A portion of the aggregate Merger Shares equal to four hundred fifty thousand (450,000) of the Merger Shares (the “Escrow Shares”) will, without any act of any Company Stockholder, be deposited with the Escrow Agent; such deposit to constitute the “Escrow Fund” to be governed by the terms of Section 9.4.

(ii)  The portion of the Escrow Shares contributed on behalf of each Company Stockholder shall be equal to the product of (x) the quotient obtained by dividing (A) the number of Merger Shares which such Company Stockholder would otherwise be entitled to receive in respect of the Merger by (B) the total number of Merger Shares which all Company Stockholders would otherwise receive in respect of the Merger; and (y) 450,000 shares of Parent Common Stock.

(iii)  Any fractional share that would otherwise result from the issuance of a certificate representing the shares of Parent Common Stock to be deposited into the Escrow Fund pursuant to this Section 2.5(c) shall be rounded up to the nearest whole share, and (in accordance with Section 2.5(g) below) any fraction of a share that would otherwise result from the issuance of a certificate representing the remaining shares of Parent Common Stock which each such Company Stockholder would otherwise be entitled to receive under Section 2.5(a) shall be rounded down to the nearest whole share.

(iv)  As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 9.7 hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing the aggregate number of Merger Shares included in the Escrow Fund, which shall be registered in the name of the Escrow Agent. Such shares deposited in the Escrow Fund shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund.

(d)  Cancellation of Stock.    Each Share held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(e)  Capital Stock of Merger Sub.    Each share of Common Stock, $0.001 par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of Capital Stock of the Surviving Corporation.

(f)  Adjustments to Exchange Ratios.    The respective Exchange Ratios for converting Shares into Merger Shares and the number of Merger Shares to be contributed to the Escrow Fund shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time. Nothing in the foregoing sentence shall have the effect of limiting or modifying the rights or obligations of the parties pursuant to Section 5.2.

(g)  Fractional Shares.    No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. In lieu thereof, the amount of Merger Shares that otherwise would be received pursuant to this Section 2 shall be rounded down to the nearest whole share.

2.6  Surrender of Certificates

(a)  Parent to Provide Parent Common Stock.    At Closing, Parent shall make available to Equiserve Trust Company, N.A. or other bank or trust company reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”), the Merger Shares issuable pursuant to Section 2.5 in exchange for the Shares.

(b)    Exchange Procedures.  Promptly after Closing, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (a “Company Stockholder”) whose Shares are being converted into the Merger Shares pursuant to Section 2.5 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify, including appropriate investment representations) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Shares (less any shares held or to be held in escrow pursuant to Section 2.5(c) hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Stockholder Certificate in the form of Exhibit C, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of Merger Shares (less any shares held or to be held in escrow pursuant to Section 2.5(c) hereof) to which the Company Stockholder is entitled pursuant to Section 2.5(a) hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Capital Stock. From and after the Effective Time, until surrendered as contemplated by this Section 2.6, each Certificate shall be deemed for all corporate purposes to evidence the Merger Shares into which the shares of Company Capital Stock represented by such Certificate have been converted.

(c)    Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.
(d)    Transfers of Ownership.  If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
(e)    Required Withholding.  Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
(f)    No Liability.  Notwithstanding anything to the contrary in this Section 2.6, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7    No Further Ownership Rights in Company Capital Stock or Company Options.  The consideration paid or issued in accordance with the terms of this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Options and the Shares (as the case may be), and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.8    Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of lost certificate by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Capital Stock represented by such Certificates were converted pursuant to Section 2.5(a) and any dividends or distributions payable pursuant to Section 2.6(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.9    Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the Merger or the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of the Company and Merger Sub will take all such lawful and necessary actions.

2.10    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Shares, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b)    Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) its appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Shares, without interest thereon, upon surrender of the Certificate representing such Shares.

(c)    The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Section 9 hereof (by surrender of Escrow Shares) (i) the aggregate amount by which such payment or payments exceed the aggregate Merger Shares that otherwise would have been issued in respect of such Shares plus (ii) the aggregate fees and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by Parent or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment (the “Excess Amount”). The Parties acknowledge that the Excess Amount constitutes Damages and that Parent shall be entitled to recover the value of such Excess Amount from the Escrow Fund without regard to the limitations regarding the Basket Amount set forth in Section 9.2(b).

(d)    Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to the DGCL, shall be canceled.

2.11    Tax-Free Reorganization; Advisors.  It is intended by the Parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and the Parties shall use their Best Efforts to cause the Merger to so qualify. Each party has been advised to, and has had the opportunity to consult with its own legal, tax, accounting and financial advisors, with respect to the Merger. No party or its advisors have given such tax advice to any other party hereto.

3.    Representations and Warranties of the Company.  The Company represents and warrants to Parent that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

3.1    Organization and Good Standing.

(a)    Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)    The Company has delivered to Parent copies of the Organizational Documents of each Acquired Company, as currently in effect.

3.2    Authority; No Conflict.

(a)    The Company has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the “Ancillary Agreements”) to which it is a party, and, subject to receipt of the requisite approval of its stockholders and the filing of the Certificate of Merger pursuant to Delaware law, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party. This Agreement and the Ancillary Agreements to which the Company is a party and the Contemplated Transactions have been approved by the unanimous vote of the Company’s Board of Directors. Assuming due execution and delivery by Parent and Merger Sub, this Agreement and the Ancillary Agreements to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii)    subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders and compliance with the requirements set forth in Part 3.2 of the Disclosure Letter, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

(iii)    contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv)    contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3    Capitalization

(a)    Capital Stock.  The authorized equity securities of the Company consist of 59,000,000 shares of Company Common Stock, of which 9,316,610 shares are issued and outstanding, and 83,000,000 shares of Company Preferred Stock, including 12,728,287 shares of Company Series A Preferred Stock, of which 12,121,637 shares are issued and outstanding, and 24,000,000 shares of Company Series B Preferred Stock, of which 23,269,170 shares are issued and outstanding. 8,870,989 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted under the Company Stock Option Plan and 1,739,016 shares are available for future grant under the Company Stock Option Plan. Other than as set forth in Part 3.3(a) of the Disclosure Letter, all of the outstanding equity securities and other securities of each of the Company’s Subsidiaries are owned of record and beneficially by the Company, free and clear of all Encumbrances. Other than as set forth in Part 3.3(a) of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Other than as set forth in Part 3.3(a) of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, non-assessable and free of preemptive rights and are held of record by the respective stockholders as set forth in Part 3.3(a) of the Disclosure Letter. All of the outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

(b)    No Other Rights or Agreements.  Part 3.3(b) of the Disclosure Letter lists all holders of Company Options, the number and class of shares of Company Capital Stock subject to such Company Options, the vesting schedule, if any, of such Company Options and whether such Company Options are subject to variable accounting treatment. Except as set forth in Part 3.3(b) of the Disclosure Letter and other than the Company Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other agreements or commitments of any character to which Company is a party relating to the issued or unissued capital stock or other securities of Company, including, without limitation, any agreement or commitment obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security, right of first refusal, right to receive notification of the transactions contemplated hereby or other similar agreement or commitment with respect to Company, or obligating Company to make any payments pursuant to any stock based or stock related plan or award, in each case other than any rights in favor of Parent or Merger Sub (“Stock Rights”). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth on Part 3.3(b) of the Disclosure Letter, no terms relating to the vesting or exercisability of any Stock Rights or restricted shares of Company Capital Stock will be affected by the execution of the Agreement or the consummation of the Contemplated Transactions. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company, other than the Company Voting Agreements. As of the Closing Date, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company and (ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As a result of the Merger, Parent will be the sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

3.4    Financial Statements.  The Company has delivered to Parent: (a) audited consolidated balance sheets of the Acquired Companies as at June 30, 2001 (including the notes thereto, the “Balance Sheet”) and in each of the years 1999 and 2000, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with all reports thereon of KPMG Peat Marwick, independent certified public accountants, (b) audited consolidated balance sheets of MobileQ and its Subsidiaries as at December 31, 2000 and December 11, 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year or portion of fiscal year then ended, together with the report thereon of KPMG Peat Marwick, independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Acquired Companies as at March 31, 2002 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the nine months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

3.5    Books and Records.  The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The respective minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6    Title to Properties; Encumbrances.  Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property owned or leased by any Acquired Company. The Company has delivered or made available to Parent copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys relating to such property or interests. The Acquired Companies own good and marketable title to all the owned properties listed in Part 3.6 of the Disclosure Letter as owned properties. Each Acquired Company owns all other real or tangible properties and assets that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the real and tangible properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the real and tangible properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material real and tangible properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of real and tangible property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) any other Encumbrance so long as it does not materially impair the operations of any Acquired Company currently operating at such real property, and (ii) zoning laws and other land use restrictions that do not materially impair the operations of any Acquired Company currently operating at such real property.

3.7    [Intentionally Omitted].

3.8    Accounts Receivable.  All accounts receivable of the Acquired Companies, all of which are reflected properly on the books and records of the applicable Acquired Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and collectible subject in each case only to reserve for bad debts set forth on the face of the Balance Sheet and the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the applicable Acquired Company.

3.9    [Intentionally Omitted].

3.10    No Undisclosed Liabilities.  Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (b) current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, and (c) liabilities or obligations pursuant to the Contracts identified in Part 3.17(a) of the Disclosure Letter, to the extent that the nature and magnitude of such liabilities or obligations can be specifically ascertained by reference to the text of such Contracts.

3.11    Taxes.

(a)    Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)    Tax Returns and Audits.  Except as otherwise provided in Part 3.11 of the Disclosure Letter.

(i)    As of the Effective Time, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations that are required to be filed as of the Effective Time and such Returns are or will be true and correct and have been completed in accordance with applicable law.

(ii)    As of the Effective Time, the Company will have withheld all Taxes it is required to withhold with respect to its employees and, to the extent required, such Taxes will have been paid over to the appropriate Taxing authority.

(iii)    The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)    The Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi)    There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(vii)    None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(viii)    The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(ix)    The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x)    No adjustment relating to any Return filed by the Company has been proposed formally in writing or, to the Company’s Knowledge, informally by any tax authority to the Company or any representative thereof.

(xi)    The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xii)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “Series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)    Executive Compensation Tax.  There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

3.12    No Material Adverse Change.  Since the date of the Balance Sheet, there has not been any change in the business, operations, properties, assets, or condition of any Acquired Company that would reasonably be expected to have a Material Adverse Effect.

3.13    Employee Benefits.

(a)    Definitions.  With the exception of the definition of “Affiliate” set forth in Section 3.13(a)(i) below and “Employment Agreement” set forth in 3.13(a)(vii) below (which definitions shall apply only to this Section 3.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii)    “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)    “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (other than an Employment Agreement) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation; provided, however, that “Company Employee Plan” shall not include any Multiemployer Plan;

(v)    “DOL” shall mean the Department of Labor;

(vi)    “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate;

(vii)    “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

(viii)    “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix)    “IRS” shall mean the Internal Revenue Service;

(x)    “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA to which the Company or any Affiliate contributes or is required to contribute or with respect to which the Company or any Affiliate has any liability;

(xi)    “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)    Schedule.  Part 3.13(b) of the Disclosure Letter contains an accurate and complete list of each Company Employee Plan, Multiemployer Plan, International Employee Plan, and each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

(c)    Documents.  The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d)    Employee Plan Compliance.  Except as set forth on Part 3.13(d) of the Disclosure Letter, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan and any Multiemployer Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)    Pension Plan.  None of the Company Employee Plans is subject to Title IV of ERISA or Section 412 of the Code.

(f)    Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g)    No Post-Employment Obligations.  Except as set forth in Part 3.13(g) of the Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute. Except as set forth in Part 3.13(g) of the Disclosure Letter, no Company Employee Plan provided health benefits that are not fully insured through an insurance contract.

(h)    Effect of Transaction.

(i)    Except as set forth on Part 3.13(h) of the Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)  Except as set forth on Part 3.13(i) of the Disclosure Letter, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) may be characterized as an excess “parachute payment,” within the meaning of Section 280G of the Code.

(i)  International Employee Plan.    The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

3.14  Compliance with Legal Requirements; Governmental Authorizations.

(a)  Except as set forth in Part 3.14 of the Disclosure Letter:

(i)  each Acquired Company is, and has been at all times since January 1, 2000, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is reasonably likely to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) is reasonably likely to give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)  no Acquired Company has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  The Acquired Companies hold, to the extent legally required, all Governmental Authorizations that are required for the operation of the business of the Acquired Companies as currently conducted. The Acquired Companies are in compliance in all material respects with the terms of the Governmental Authorizations held by them, except where the failure to be in compliance would not reasonably be expected to be material to the Company.

3.15  Legal Proceedings; Orders.

(a)  Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i)  that has been commenced by or against any Acquired Company or that would reasonably be expected to have a Material Adverse Effect, or

(ii)  that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Company’s Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

(b)  Except as set forth in Part 3.15 of the Disclosure Letter:

(i)  there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

(ii)    no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c)    Except as set forth in Part 3.15 of the Disclosure Letter:

(i)    each Acquired Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)    no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii)    no Acquired Company has received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

3.16    Absence of Certain Changes and Events.    Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)    change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company, except for (i) upon the exercise of Company Options, or (ii) the issuance of Company Options to be granted to employees in the Ordinary Course of Business; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock, except the repurchase of capital stock upon termination of employment or retirement in accordance with existing stock restriction agreements, or retirement of any options upon exercise thereof; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)    amendment to the Organizational Documents of any Acquired Company;

(c)    payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except in the Ordinary Course of Business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)    adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e)     damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance which would reasonably be expected to be material to the Company, materially and adversely affect the properties, assets, business or financial condition of the Acquired Companies, taken as a whole;

(f)    entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $25,000;

(g)    sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)    cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

(i)    change in the accounting methods used by any Acquired Company; or

(j)    agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.17    Contracts; No Defaults.

(a)    Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company has delivered to Parent true and complete copies, of:

(i)    each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $25,000;

(ii)    each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $25,000;

(iii)    each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $25,000;

(iv)    each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v)    each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors pursuant to which an Acquired Company was granted, or an Acquired Company granted to a third party, Intellectual Property Rights;
(vi)    each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;
(vii)    each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
(viii)    each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;
(ix)    each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
(x)    each power of attorney that is currently effective and outstanding;
(xi)    each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;
(xii)    each Applicable Contract for capital expenditures in excess of $25,000;
(xiii)    each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;
(xiv)    each proposed (but not yet legally binding) Contract that is material to the business of any Acquired Company;
(xv)    any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor; and
(xvi)    each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Acquired Companies under the Contracts.

(b)    Except as set forth in Part 3.17(b) of the Disclosure Letter, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is a party to, or otherwise bound by, any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery or that otherwise adversely affects or will affect the ability of any Acquired Company to conduct its business.

(c)    Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)    Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)    each Acquired Company is, and at all times since January 1, 2001 has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound, and to the Company’s Knowledge, each other Person that has or had any obligation or liability under any such Contract during such time has been, in full compliance in all material respects with all applicable terms and requirements of such Contract;

(ii)    no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with, or result in a material violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iii)    no Acquired Company has given to or received from any other Person, at any time since January 1, 2001, any written notice regarding any actual, alleged, possible, or potential violation or breach by the Acquired Company of, or default by the Acquired Company under, any Applicable Contract in such a manner as would permit any other party to cancel or terminate such Applicable Contract, or would permit any other party to seek damages or other remedies thereunder.

(e)    There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Company’s Knowledge, no such Person has made written demand for such renegotiation.

3.18    Insurance.  Part 3.18 of the Disclosure Letter sets forth (a) an accurate list of each material insurance policy providing coverage for liability exposure (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Acquired Company is currently, or has been during the past three years, a party and (b) all insurance loss runs or workers’ compensation claims received for the past three policy years. With respect to each such insurance policy, (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) there will be no breach or other violation of the policy resulting from the Contemplated Transactions; and (c) none of the covered Acquired Compan(ies) is in breach or default (including with respect to the payment of premiums or the giving of notices); and (d) no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy.

3.19    Environmental Matters.  Except as set forth in Part 3.19 of the Disclosure Letter, no Acquired Company is in violation of any Environmental Law or subject to any Environmental Health and Safety Liabilities.

3.20    Employees.

(a)    Part 3.20(a) of the Disclosure Letter contains a complete list of all employees of each Acquired Company as of the date of this Agreement, and correctly reflects, in all respects, their salaries, their dates of employment, social security numbers, their positions, immigration status, accrued vacation and any other obligation of any of the Acquired Companies to such employees.

(b)    Except as set forth in Part 3.20(b), to the Company’s Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

3.21    Labor Relations; Compliance.  Since January 1, 2001, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. During such time there has not been, there is not presently pending or existing, and to the Company’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or official employee grievance process, (b) any organizational activity or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To the Company’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.

3.22    Intellectual Property.

(a)    As used in this Agreement, the following terms have the meanings set forth below:

(i)    “Technology” means all of the following: (1) works of authorship, including computer programs in source code and executable code form, as applicable, documentation, designs, files, net lists, and records; (2) inventions (whether or not patentable), improvements, and technology; (3) proprietary and confidential information, including technical data, customer and supplier lists, and know-how; (4) databases, data compilations, data collections, and technical data; (5) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, domain names, tools, methods, and processes; (6) and all instantiations of the foregoing in any form and embodied in any media.

(ii)    “Intellectual Property Rights” means all of the following: (1) United States, foreign, and international design and utility patents and applications therefor (including all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part thereof) and equivalent or similar rights under the laws of each jurisdiction throughout the world in inventions and discoveries (“Patents”); (2) trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (3) copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto under the laws of each jurisdiction throughout the world (“Copyrights”); (4) rights in World Wide Web addresses and domain names and applications and registrations therefor (“Domain Names”), all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (5) any similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world.

(iii)    “Acquired Company Intellectual Property” means Technology and Intellectual Property Rights, including the Acquired Company Registered Intellectual Property Rights (as defined below), owned by any of the Acquired Companies.

(iv)    “Registered Intellectual Property Rights” means all United States, international, and foreign: (1) Patents and applications for Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to a Trademark; (3) Copyright registrations and applications to register Copyrights; (4) registered Domain Names and applications to register Domain Names; and (5) any other Technology that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time.

(b)    Part 3.22(b) of the Disclosure Letter lists all Registered Intellectual Property Rights owned by any Acquired Company, including Registered Intellectual Property Rights, filed in the name of, or applied for at the direction of, any of the Acquired Companies (the “Acquired Company Registered Intellectual Property Rights”) and lists any Proceedings to which any Acquired Company was party or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Acquired Company Registered Intellectual Property Rights or Acquired Company Intellectual Property.

(c)    Except as set forth in Part 3.22(c) of the Disclosure Letter, each item of Acquired Company Registered Intellectual Property Rights is valid and subsisting. Except as set forth in Part 3.22(c) of the Disclosure Letter, all necessary registration, maintenance, and renewal fees for Acquired Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Acquired Company Registered Intellectual Property Rights have been filed with the applicable patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth in Part 3.22(c) of the Disclosure Letter, there are no actions to the Company’s Knowledge that must be taken by any of the Acquired Companies within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to PTO office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Registered Intellectual Property Rights. Except as set forth in Part 3.22(c) of the Disclosure Letter, in each case in which an Acquired Company has acquired ownership of any Technology or Intellectual Property Right from any person or entity, such Acquired Company has an assignment, which to the Company’s Knowledge is valid and enforceable, sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future claims with respect thereto) to such Acquired Company. To the extent required to perfect and secure the Acquired Companies’ rights, and in accordance with applicable laws and regulations, the Acquired Companies have each recorded each such assignment of a Registered Intellectual Property Right assigned to the Acquired Companies with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d)    None of the Acquired Companies is aware of any facts or circumstances that would render any Acquired Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, none of the Acquired Companies is aware of any information, materials, facts, or circumstances, including any information or fact that would, to the Company’s Knowledge, constitute prior art, that would render any of the Acquired Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Acquired Company Registered Intellectual Property Right and no Acquired Company has misrepresented, or failed to disclose, and to the Company’s Knowledge there are no misrepresentations or failures to disclose, any fact or circumstances in any application for any Acquired Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Acquired Company Registered Intellectual Property Right.

(e)    Each item of Acquired Company Intellectual Property is free and clear of any Encumbrances except for non-exclusive licenses and rights granted in the ordinary course of business. Acquired Companies are the exclusive owners of all Acquired Company Intellectual Property.

(f)    Except as set forth in Part 3.22(f) of the Disclosure Letter, all Acquired Company Intellectual Property used in or necessary to the conduct of the business of the Acquired Companies as presently conducted or currently contemplated to be conducted by the Acquired Companies was written and created solely by either (i) employees of the Acquired Companies acting within the scope of their employment or (ii) by third parties who have entered into a work-made-for-hire agreement, which to the Company’s Knowledge is valid and enforceable, with an Acquired Company or have assigned all of their rights, which assignment is valid and irrevocable to the Company’s Knowledge, including Intellectual Property Rights therein, to an Acquired Company.

(g)    Each employee of the Acquired Companies has entered into a written agreement, which to the Company’s Knowledge is valid and binding, with the Acquired Companies sufficient to vest title in the Acquired Companies of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Acquired Companies.

(h)    The Acquired Companies have taken all steps that are reasonably required to protect the Acquired Companies’ rights in Trade Secrets of the Acquired Companies that are material to the continued conduct of the business of the Acquired Companies or confidential information or trade secrets provided by any other person to an Acquired Company that the Acquired Company is obligated to keep confidential. Without limiting the foregoing, each of the Acquired Companies has, and enforces, a policy requiring each employee, consultant, and contractor to execute a proprietary information, confidentiality, and assignment agreement, substantially in the form attached hereto as Part 3.22(h) of the Disclosure Letter, and all current and former employees, consultants, and contractors of the Acquired Companies have executed such an agreement.

(i)    Except as set forth in Part 3.22(i) of the Disclosure Letter, none of the Acquired Companies has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is Acquired Company Intellectual Property, to any other person.

(j)    Except as set forth on Part 3.22(j) of the Disclosure Letter, the Acquired Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in or necessary to the conduct of the business of the Acquired Companies as it currently is conducted, and, to the Company’s Knowledge, as it is currently planned or contemplated to be conducted by such Acquired Company.

(k)    The contracts, licenses, and agreements listed in Part 3.22(k) of the Disclosure Letter are all material contracts, licenses, and agreements to which any of the Acquired Companies is a party with respect to any Technology or Intellectual Property Rights. To the Company’s Knowledge, none of the Acquired Companies is in breach of nor have any of the Acquired Companies failed to perform under, any of the foregoing contracts, licenses, or agreements and, to the Company’s Knowledge, no other party to any such contract, license, or agreement is in breach thereof or has failed to perform thereunder.

(l)    Except as set forth on Part 3.22(l) of the Disclosure Letter, no person who has licensed Technology or Intellectual Property Rights to any of the Acquired Companies has ownership rights or license rights to improvements made by such Acquired Company in such Technology or Intellectual Property Rights.

(m)    Part 3.22(m) of the Disclosure Letter lists all material contracts, licenses, and agreements between any of the Acquired Companies and any other person wherein or whereby any of the Acquired Companies has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty, or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by such Acquired Company or such other person of the Intellectual Property Rights of any person other than such Acquired Company.

(n)    The operation of the business of the Acquired Companies as it currently is conducted or is contemplated to be conducted by the Acquired Companies does not and will not and will not when conducted by Parent in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and none of the Acquired Companies has received notice from any person claiming that such operation or any act, product, technology, or service (including products, technology, or services currently under development) of any of the Acquired Companies infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor to the Company’s Knowledge is there any basis therefor).

(o)    To the Company’s Knowledge, there are no contracts, licenses, or agreements between any of the Acquired Companies and any other person with respect to Acquired Company Intellectual

Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by any of the Acquired Companies thereunder.

(p)    To the Company’s Knowledge, no person is infringing or misappropriating any Acquired Company Intellectual Property Right.

(q)    Except as set forth in Part 3.22(q) of the Disclosure Letter, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which any of the Acquired Companies is a party, will result in (i) Parent’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) Parent’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by an Acquired Company prior to the Closing.

(r)    No mask works, mask work registrations, or applications therefor, nor any similar rights in semiconductor masks, layouts, architectures, or topology are, or have been, used in the conduct of the business of the Acquired Companies.

3.23    [Intentionally Omitted].

3.24    Disclosure.

(a)    The representations and warranties of the Company in this Agreement, when taken as a whole together with the Disclosure Letter do not omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)    No notice given pursuant to Section 5.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.25    Relationships with Related Persons.  Except as set forth in Part 3.25 to the Disclosure Letter, since July 31, 1999, no Acquired Company has entered into any transaction with any director, officer or 5% or larger stockholder of each of any Acquired Company (each, an “Insider”). All ongoing contracts with any Insider are on arms’ length terms no less favorable to the applicable Acquired Company than would have been obtained from any unaffiliated third party.

3.26    Board Approval.  The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement, the Merger and the other Contemplated Transactions, (ii) determined that the Merger is in the best interests of the stockholders of Company, (iii) adopted a resolution declaring the Merger advisable and (iv) determined to recommend that the stockholders of Company adopt this Agreement and approve the Merger.

3.27    Vote Required.  The affirmative vote of (i) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class, with the Company Preferred Stock voting on an as-converted basis and (ii) holders of a majority of the outstanding shares of Company Preferred Stock voting as a separate class, are the only votes of the holders of any class or series of Company’s Capital Stock necessary to approve the Company Stockholder Proposals.

3.28    Brokers or Finders.  No Acquired Company has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.29    State Takeover Statutes.  The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Ancillary Agreements or to the consummation of the Merger or the other Contemplated Transactions. No other state takeover statute is applicable to the Merger or the other Contemplated Transactions.

3.30    Statements; Joint Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Company for inclusion in (i) the S-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of Company and stockholders of Parent in connection with the meeting of Company’s stockholders to consider the approval of this Agreement and the Merger (the “Company Stockholders’ Meeting”) and in connection with the meeting of Parent’s stockholders to consider the approval of the Merger Share Issuance (the “Parent Stockholders’ Meeting”) (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company’s stockholders and Parent’s stockholders, at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

4.    Representations and Warranties of Parent.    Parent represents and warrants to the Company that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1    Organization and Good Standing.    Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted, to own or use its properties and assets that it purports to own or use, and to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified (either individually or collectively) would reasonably be expected to have a material adverse effect on Parent or Merger Sub, as applicable.

4.2    Authority; No Conflict.

(a)    This Agreement constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms. Upon the execution and delivery by Parent of the Ancillary Agreements, they will constitute the legal, valid, and binding obligations of Parent, enforceable against Parent in accordance with their respective terms. Parent has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements.

(b)    Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation or performance of any of the Contemplated Transactions by Parent or Merger Sub will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)    any provision of the Organizational Documents of Parent or Merger Sub;

(ii)    any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub; or

(iii)    any Legal Requirement or Order to which Parent or Merger Sub may be subject.

4.3    Capitalization.    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 75,000,000 shares of Parent Common Stock, $0.001 par value per share, and (ii) 15,000,000 shares of Preferred Stock, $.001 par value per share (“Parent Preferred Stock”). At March 31, 2002, 11,125,593 shares of Parent Common Stock were issued and outstanding. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent’s and Merger Sub’s respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights, right of first refusal, or any similar rights. The shares of Parent Common Stock to be issued pursuant to the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors’ qualifying shares) of each of Parent’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors’ qualifying shares) are owned by Parent or another subsidiary free and clear of all Encumbrances. Stockholders of Parent will not be entitled to appraisal rights pursuant to the DGCL as a result of the Merger.

4.4    Certain Proceedings.    Except as disclosed in the Parent SEC Reports, there is no pending Proceeding that has been commenced against Parent or Merger Sub and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or which could reasonably be expected, either singularly or in the aggregate with all such Proceedings, to have a material adverse effect on parent or Merger Sub. To Parent’s Knowledge, no such Proceeding has been Threatened. No Governmental Body has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or service sin the present manner or style thereof.

4.5    Brokers or Finders.    Except for fees payable to the Parent Financial Advisor, Parent, Merger Sub and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company harmless from any such payment alleged to be due by or through Parent or Merger Sub as a result of the action of Parent, Merger Sub or their respective officers or agents.

4.6    Opinion of Financial Advisor.    Parent has received a written opinion from Parent Financial Advisor to the effect that, as of the date hereof, the Merger Share Issuance is fair to Parent from a financial point of view.

4.7    SEC Filings.

(a)    Parent has made available to Company (through reference to documents filed by EDGAR or otherwise) a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since June 30, 2001 (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC since June 30, 2001. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any reports or other documents with the SEC.

(b)    Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-Q of the Exchange Act) and (iii) fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount. The balance sheet of Parent contained in the Parent SEC Report as of March 31, 2002 is hereinafter referred to as the “Parent Balance Sheet”. Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business and liabilities incurred pursuant to this Agreement.

4.8    No Material Adverse Change.    Since March 31, 2002, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Parent, and no event has occurred or circumstance exists that may result in such a material adverse change (either circumstance, a “Parent Material Adverse Change”); provided, that, among other things, neither (a) a decline in the general economic conditions affecting companies similar to Parent, nor (b) a decline in the trading price of Parent Common Stock, by itself or accompanied by a broader stock market decline, shall constitute a Parent Material Adverse Change.

4.9    Registration Statement; Joint Proxy Statement/Prospectus.    None of the information supplied or to be supplied by Parent for inclusion in: (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will not, at the date it is first mailed to the stockholders of Company, at the time of the Company Stockholders’ Meeting, at the date mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors or Merger Sub should be discovered by Parent which should be set forth in an amendment to the

S-4 or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

4.10    Vote Required.    The affirmative vote of a majority of the outstanding shares present and entitled to vote on the Parent Stockholder Proposal at the Parent Stockholders’ Meeting are the only votes of the holders of any class or series of Parent’s capital stock necessary to approve the Contemplated Transactions.

5.    Conduct Prior to Closing Date.

5.1    Access and Investigation.    Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company and its Representatives to, (a) afford Parent and its Representatives full and free access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Parent and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Parent may reasonably request, and (c) furnish Parent and its Representatives with such additional financial, operating, and other data and information as Parent may reasonably request.

5.2    Operation of the Businesses of the Acquired Companies.

5.2.1.  Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company to: (i) use their Best Efforts to preserve intact the current business organization of such Acquired Company subject to the prior approval of Parent, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company, (ii) confer with Parent concerning operational matters of a material nature, and (iii) otherwise report periodically to Parent concerning the status of the business, operations, and finances of such Acquired Company.

5.2.2.  Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company to, conduct the business of such Acquired Company only in the Ordinary Course of Business. In addition, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit any other of the Acquired Companies to do any of the following:

(a)    Except as required by law or pursuant to the terms of the Company Stock Option Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)    Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)    Other than in the Ordinary Course of Business, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Assets, or enter into grants to transfer or license to any person future patent rights; provided that in no event shall Company license on an exclusive basis or sell any Intellectual Property Assets;

(d)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of an Acquired Company or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of an Acquired Company;

(e)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of any Acquired Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the Ordinary Course of Business by any Acquired Company with employees hired after the date hereof);

(f)    Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock of an Acquired Company, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock of an Acquired Company, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than (x) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, and (y) the granting of stock options in the Ordinary Course of Business in such amounts and in all other respects and consistent with past practices and with similar vesting terms;

(g)    Cause, permit or submit to a vote of any Acquired Company’s stockholders any amendments to the Organizational Documents of any Acquired Company other than as required to reflect that, at Closing, the holders of Company Common Stock (which for the purposes of this Section 5.2.2(g) shall not include any Company Common Stock obtained by such holders as the result of the conversion of Company Preferred Stock between the date of this Agreement and the Closing Date), shall be entitled to receive no less than 90,000 Merger Shares (subject to up to 13,500 of such Merger Shares being designated as Escrow Shares pursuant to the provisions of Section 2.5(c) of this Agreement);

(h)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments;

(i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the Ordinary Course of Business, except for the sale, lease, licensing, encumbering or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of the Acquired Companies;

(j)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(k)    Adopt or amend the Company Stock Option Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the Ordinary Course of Business with employees who are terminable “at will” or as otherwise contemplated by this Agreement); pay any special bonus or special remuneration to any director or employee; or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of any Acquired Company’s directors, officers, employees or consultants except, in each case, in the Ordinary Course of Business or as may be required by law;

(l)    (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Company Balance Sheet, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which any Acquired Company is a party or a beneficiary;

(m)    Except in the Ordinary Course of Business, materially modify, amend or terminate any Contract disclosed in 3.17(a) of the Disclosure Letter or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)    Except as required by GAAP, materially revalue any of its assets or make any change in accounting methods, principles or practices;

(o)    Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Section 5.2;

(p)    Make any Tax election or accounting method change (except as required by GAAP or a Legal Requirement) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;
(q)    Take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur; or

(r)    Agree in writing or otherwise to take any of the actions described in Section 5.2 (a) through (q) above.

5.3    Notification.  Between the date of this Agreement and the Closing Date, each of the Company and the Parent will promptly notify the other in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of such Party’s representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition of which Company has notified Parent pursuant to this Section 5.3 require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Parent a supplement to the Disclosure Letter specifying such change. During the same period, each of the Company and Parent will promptly notify the other of the occurrence of any Breach of any of its covenants in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.4    No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Section 8.1, the Company will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Parent) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.5    Restrictions on Parent Stock Sales.  Prior to the Effective Time, Parent shall not, without the prior consent of the Company, privately sell or privately issue any shares of its capital stock or any securities convertible or exercisable for shares of its capital stock for the purpose of financing its operations or the operations of one or more of its subsidiaries (a “Stock Sale”). For purposes of this Section 5.5, a Stock Sale shall not include, among other things (i) the issuance of shares of Parent Common Stock upon exercise of options and warrants to purchase Parent Common Stock outstanding as of the date of this Agreement, (ii) the grant of options to purchase Parent Common Stock granted pursuant to its employee benefit plans, (iii) the issuance of shares of common stock pursuant to its 1998 Employee Stock Purchase Plan and (iv) the issuance of shares pursuant to a registration statement filed with the SEC under the Securities Act.

5.6    Public Disclosure.  Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger and this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or Nasdaq (in the case of Parent).

5.7    Notice to Optionees Under Company Stock Option Plan.  The Company shall cause the Administrator of the Company Stock Option Plan to deliver to each holder of an option granted under the Company Stock Option Plan, at least 15 days prior to the Effective Time, the notice required by Section 12(c) of the Company Stock Option Plan regarding the termination of Company Options granted under the Company Stock Option Plan in connection with the Closing.

5.8    Best Efforts.  Between the date of this Agreement and the Closing Date, each of Parent and the Company will use their Best Efforts to cause the conditions in Section 7 to be satisfied.

6.    Additional Agreements

6.1    Joint Proxy Statement/Prospectus; S-4; Other Filings.  As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare the Joint Proxy Statement/Prospectus and Parent will prepare and file with the SEC the S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Parent will respond to any comments of the SEC; the Company will cooperate with Parent in responding to any such comments; each of the Company and Parent will use its respective Best Efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after its filing, and Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and stockholders of Parent, such amendment or supplement.

6.2    Meetings of Company Stockholders and Parent Stockholders.

(a)    Company Stockholders’ Meeting.

(i)    Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Organizational Documents to convene the Company Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Company’s Certificate of Incorporation and Bylaws) within 28 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Subject to Section 6.2(a)(iii), the Company will use its Best Efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger (the “Company Stockholder Proposals”) and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the DGCL to obtain such approvals. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and subject to Section 6.2(a)(iii), that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited in favor of the Company Stockholder Proposals and in compliance with the DGCL, its Organizational Documents and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Prospectus/Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Company Stockholder Proposals or if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Joint Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(ii)    (A) the Board of Directors of the Company shall unanimously recommend that the Company’s stockholders vote in favor of and adopt and approve the Company Stockholder Proposals at the Company Stockholders’ Meeting; (B) the Joint Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of and adopt and approve the Company Stockholder Proposals at the Company Stockholders’ Meeting; and (C) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of and adopt and approve the Company Stockholder Proposals.

(b)    Parent Stockholders’ Meeting.

(i)    Promptly after the date hereof, Parent will take all action necessary in accordance with the DGCL and its Organizational Documents to convene the Parent Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Parent’s Certificate of Incorporation and Bylaws) within 28 days after the declaration of effectiveness of the S-4, for the purpose of voting upon the Merger Share Issuance pursuant to the Merger (the “Parent Stockholder Proposal”). Parent will use its Best Efforts to solicit from its stockholders proxies in favor of the Parent Stockholder Proposal and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or the DGCL to obtain such approval (“Parent Stockholder Vote”). Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Prospectus/Proxy Statement is provided to Parent’s stockholders in advance of a vote on the Parent Stockholder Proposal or, if as of the time for which Parent

Stockholders’ Meeting is originally scheduled (as set forth in the Joint Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting. Parent shall ensure that the Parent Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders’ Meeting are solicited, in compliance with the DGCL, its Organizational Documents, the rules of Nasdaq and all other applicable legal requirements.

(ii)    The Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of and adopt and approve the Parent Stockholder Proposal at the Parent Stockholders’ Meeting; (B) the Joint Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of and adopt and approve the Parent Stockholder Proposal at the Parent Stockholders’ Meeting; and (C) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of and adopt and approve the Parent Stockholder Proposal.

6.3    [Intentionally Omitted]

6.4    Nasdaq Listing.  Parent agrees to authorize for listing on Nasdaq the Merger Shares, upon official notice of issuance.

6.5    Company Affiliate Restrictions.  Set forth in the Disclosure Letter is a list of those persons who may be deemed to be, in the Company’s reasonable judgment, Affiliates of the Company (each a “Company Affiliate”), as such term is defined in paragraphs (c) and (d) of Rule 145 promulgated by the Securities Act (“Rule 145”). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and validating such list. Parent will be entitled to place appropriate legends referring to Rule 145 on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop-transfer instructions to the transfer agent for the Parent Common Stock, consistent with the provisions of Rule 145.

6.6    Company Representative on Parent Board of Directors.  At the Effective Time, the Board of Directors of Parent shall appoint a representative of the Company (the “Company Director”) to the Board of Directors of Parent as a Class I Director, who shall be designated by the Board of Directors of the Company, subject to the approval of Parent (not to be unreasonably withheld).

6.7    Operating Plan.  For the period from January 1, 2002 through September 30, 2002, gross revenue from the sale of ViaFone products and services shall equal or exceed $4,000,000 (the “Revenue Target”) and ViaFone’s actual GAAP net loss after all expenses are deducted shall not be greater than a loss of $7,400,000 (the “Net Loss Target”); provided that, notwithstanding any other provision of this Agreement, the sole remedy of the Parent or any other Protected Person with respect to the failure to achieve the Revenue Target (the amount that the actual gross revenue for the period from January 1, 2002 through September 30, 2002 is less than the Revenue Target, the “Revenue Shortfall”) or the Net Loss Target (the amount that the actual net loss for the period from January 1, 2002 through September 30, 2002 is greater than the Net Loss Target, the “Excess Net Loss”) shall be to reduce the number of Escrow Shares otherwise available for distribution to the Company Stockholders at the end of the Escrow Period. The amount of such reduction shall not be subject to the limitations of Section 9.2 and shall equal (i) the greater of (A) the Revenue Shortfall or (B) the Excess Net Loss, divided by (ii) the “Trading Price” of the Parent Common Stock. The Trading Price shall be equal to the average closing price of one (1) share of the Parent Common Stock as reported by Nasdaq for the five (5) trading days ending with the trading day immediately preceding September 30, 2002. Parent shall provide the Company Representative with a reasonably detailed calculation of the Revenue Shortfall (if any) and the Excess Net Loss (if any), along with a written notice of its intention to exercise its remedies under this Section 6.7, on or prior to November 30, 2002. In the event of any dispute between the Parent and the Company Representative, the provisions of Section 9.4(f) shall apply.

7.    Conditions to the Merger

7.1    Conditions to Obligations of Each Party to Effect the Merger.   The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Stockholder Approvals.  The Company Stockholder Proposals shall have been approved by the requisite vote under applicable law by the stockholders of the Company. The Parent Stockholder Proposal shall have been duly approved, by the requisite vote under applicable law and the rules of Nasdaq, by the stockholders of Parent.

(b)    S-4 Effective; Proxy Statement.  The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(c)    No Orders.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)    Nasdaq Listing.  The shares of Parent Common Stock issuable to stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

7.2    Additional Conditions Precedent to Parent’s Obligation to Close.  Parent’s obligation to effect the Merger and to take the other actions required to be taken by Parent at the Closing is further subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

(a)    Accuracy of Representations.

(i)    All of the Company’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement.

(ii)    Each of the Company’s representations and warranties set forth in the sections referred to below must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter:

Section 3.2	Section 3.15(b)
Section 3.16(a)-(e)	Section 3.16(g)-(j)
Section 3.19	Section 3.22
Section 3.25	Section 3.26
Section 3.27	Section 3.28
Section 3.29	Section 3.30

Between the date of this Agreement and the Closing Date, no event, action or development shall have occurred that would render the Company’s representations and warranties set forth in the sections referred to below inaccurate as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, if such event, action or development, or such inaccuracy, would have a Material Adverse Effect:

Section 3.1	Section 3.4	Section 3.5
Section 3.6	Section 3.8	Section 3.10
Section 3.11	Section 3.13	Section 3.14
Section 3.15(c)	Section 3.16(f)	Section 3.17
Section 3.18	Section 3.20	Section 3.21
Section 3.24

(iii)    Each of the Company’s representations and warranties in Sections 3.3, 3.12 and 3.15(a) must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

(iv)    Parent shall have received a certificate from the Company with respect to the foregoing signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

(b)    Company’s Performance.

(i)    All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects, except where the failure to so comply is not reasonably likely to not have a Material Adverse Effect.

(ii)    All of the covenants and obligations that the Company is required to perform or to comply with that are set forth in Section 5.3, Section 5.4, Section 5.6, Section 5.2.2, Section 6.1, and Section 6.2(a) of this Agreement (considered collectively) and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(iii)    Parent shall have received a certificate from the Company with respect to the foregoing signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

(c)    Consents.    Each of the Consents identified in Annex 3.2(a) to the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

(d)    Additional Documents.  Each of the following documents must have been delivered to Parent:

(i)    an opinion of Mayer, Brown, Rowe & Maw, dated the Closing Date, in the form of Exhibit D;

(ii)    from the parties listed on Schedule 7.2(d)(ii), executed Employment Agreements and Nondisclosure Agreements in substantially the forms attached hereto as Exhibits E and F respectively;

(iii)    an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code; provided, however, that if Wilson Sonsini

Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent and Merger Sub if Mayer, Brown, Rowe & Maw renders such opinion to Parent. Parent and Company agree to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above.

(e)    No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Parent, or against any Person affiliated with Parent, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions or (c) that may have a Material Adverse Effect on the Acquired Companies, taken as a whole.

(f)    No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or any Person affiliated with Parent to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

(g)    Dissenters’ Rights.  Dissenting Shares shall not comprise more than ten percent (10%) of the Shares outstanding immediately prior to the Closing.

(h)    Lockup Agreements.  The Lockup Agreements executed and delivered to Parent on the date hereof by each holder of more than five percent (5%) of the capital stock of the Company shall continue to be in full force and effect.

7.3    Additional Conditions Precedent to the Company’s Obligation to Close.  The obligation of the Company to consummate the Merger and to take the other actions required to be taken by the Company at the Closing is further subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)    Accuracy of Representations.  All of Parent’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. The Company shall have received a certificate from Parent with respect to the foregoing signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

(b)    Parent’s Performance.  All of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. The Company shall have received a certificate from Parent with respect to the foregoing signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

(c)    Additional Documents.  Parent must have caused the following documents to be delivered to the Company:

(i)    an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated the Closing Date, in the form of Exhibit G; and

(ii)    an opinion of Mayer, Brown, Rowe & Maw, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code; provided, however, that if Mayer, Brown, Rowe & Maw does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to the Company. Parent and Company agree to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above.
8.    Termination

8.1    Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)    by mutual consent of Parent and the Company; or

(b)    by either Parent or the Company if a material Breach of any provision of this Agreement has been committed by the other party (the “Breaching Party”) and such Breach has not been waived or has been cured by the Breaching Party within 30 days of the Breaching Party’s receipt of written notice of such Breach;

(c)    (i) by Parent if any of the conditions in Section 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than as a result of the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in Section 7.3 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than as a result of the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

(d)    by either the Company or Parent if a Governmental Body shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(e)    by either the Company or Parent if: (i) the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or at any adjournment thereof or (ii) the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting or at any adjournment thereof; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure to receive such requisite stockholder vote and such action or failure to act constitutes a breach of this Agreement; or

(f)    by either Parent or the Company if the Closing has not occurred (other than as a result of the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the latest of (i) October 31, 2002, (ii) such date that is 30 days from the date of effectiveness of the Registration Statement, or (iii) such later date as the parties may agree upon.

8.2    Effect of Termination.  Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.    Escrow.

9.1    Escrow Fund.  As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, the Escrow Agent, such deposit to constitute the Escrow Fund and to be governed by the terms set forth in this Section 9. After the Effective Time, absent fraud, the Escrow Fund shall be the sole source of funds or other consideration available to compensate Parent and its respective officers, directors, stockholders and affiliates (collectively, the “Protected Persons”) with respect to the amount of, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)    any Breach of any representation or warranty made by the Company in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Company pursuant to this Agreement;

(b)    any Breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 7.2(b)(ii) as having caused the condition specified in Section 7.2(a) not to be satisfied;

(c)    any Breach by the Company of any covenant or obligation of the Company in this Agreement;

(d)    any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date;

(e)    a Revenue Shortfall or Excess Net Loss, as the case may be;

(f)    any matter disclosed in Part 3.15 of the Disclosure Letter; or

(g)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The Parties acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total number of shares Parent would have agreed to issue in connection with the Merger. Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close. Absent fraud, resort to the Escrow Fund shall be the sole and exclusive remedy of Protected Persons for compensation for Damages after the Closing Date.

9.2    Limitations.  Except for Damages resulting from a Revenue Shortfall or Excess Net Loss, Protected Persons shall not be entitled to compensation under this Section 9 unless and until one or more

Officer’s Certificates (as defined in Section 9.4(d)) identifying Damages in excess of $250,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Company Representative, in which case the Protected Persons shall be entitled to recover all Damages so identified up to and in excess of the Basket Amount.

9.3  Escrow Period; Distribution upon Termination of Escrow Period.    Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Pacific time, on the date that is one year after the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the objection of the Company Representative, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the seventh (7th) calendar day following the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the “Remaining Portion”). Deliveries of Escrow Shares out of the Escrow Fund to the Company Stockholders pursuant to this Section 9.3 shall be made according to the relative amount of Escrow Shares contributed by each Company Stockholder to the Escrow Fund. Upon termination of the Escrow Period, Parent and the Company Representative will jointly notify the Escrow Agent in writing that the Escrow Fund may be distributed and the allocation of such distribution. The Escrow Agent will incur no liability, and shall be fully protected, in relying on such joint notice and shall have no obligation to take any action until it has received such notice.

9.4  Escrow Arrangements.

(a)  Protection of Escrow Fund.    The Escrow Agent shall hold in trust and safeguard the Escrow Fund during the Escrow Period, shall not treat the Escrow Fund as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(b)  Distributions with Respect to Escrow Shares.    Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split or stock dividend) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock that have not been deposited in the Escrow Fund or that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be paid directly to the Company Stockholders by Parent in proportion to the Merger Shares contributed to the Escrow Fund by such Company Stockholders.

(c)  Ownership Rights of Escrow Shares.    Subject to Section 9.4(b), each Company Stockholder shall be deemed the record holder of, and shall have voting, dividend, distribution and all other rights with respect to the Merger Shares contributed to the Escrow Fund by such Company Stockholder (and on any voting securities and other equity securities added to the Escrow Fund in respect of such shares of Parent Common Stock). Notwithstanding the foregoing, the Escrow Agent shall have no duty or obligation to monitor or take any action with respect to the foregoing paragraph.

(d)  Claims Against the Escrow Fund.

(i)  Parent and the Surviving Corporation shall make any claims for compensation pursuant to this Section 9 by delivering an Officer’s Certificate (as defined below) to the Company Representative and a copy of such Officer’s Certificate shall be delivered to the Escrow Agent.

(ii)  For purposes hereof, “Officer’s Certificate” shall mean a certificate executed by any officer of Parent (A) stating that the Person claiming compensation for Damages has paid,

incurred or properly accrued, or reasonably anticipates that it will have to pay, incur or accrue, Damages; and (B) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(iii)    Upon receipt by the Escrow Agent at any time on or before the seventh (7th) day following the last day of the Escrow Period of an Officer’s Certificate and, subject to the provisions of Section 9.4(e) and Section 9.5 hereof, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, such number of Escrow Shares as are set forth in the Officer’s Certificate.

(iv)    Except as set forth in Section 6.7 with respect to a Revenue Shortfall or an Excess Net Loss, for the purposes of determining the number of Escrow Shares (as defined below) to be delivered to Parent out of the Escrow Fund pursuant to Section 9.4(d)(iii) hereof, the shares of Parent Common Stock shall be valued at the Parent Stock Price.

(v)    All deliveries of Escrow Shares pursuant to this subsection (d) shall be taken from the Escrow Shares deemed to be held of record (pursuant to Section 9.4(c)(iii)) by each Company Stockholder in accordance with the relative Merger Shares received by each Company Stockholder, with Escrow Shares being valued as provided in Section 9.4(d)(iv). The Escrow Agent’s sole duty with respect to the delivery of the Escrow Shares hereunder is to deliver the Escrow Shares to the Parent or the Company Representative, as the case may be, in accordance with the written instructions provided for herein, and the Escrow Agent has no duty to monitor or enforce compliance with this section.

(e)    Objections to Claims.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Company Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Shares pursuant to Section 9.7(d) hereof with respect to such Officer’s Certificate unless and until the Escrow Agent shall have received written authorization from the Company Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock from the Escrow Fund in accordance with Section 9.4(d) hereof; provided, however, that if the Company Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period, then no such payment or delivery may be made until such objection has been resolved in accordance with Section 9.4(f).

(f)    Resolution of Conflicts; Arbitration.

(i)    In case the Company Representative shall object in writing to any claim or claims made in any Officer’s Certificate to recover Damages or to the calculation of a Revenue Shortfall or Excess Net Loss, the Company Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Company Representative and Parent and furnished to the Escrow Agent. Such memorandum shall state the number of Escrow Shares to be released from the Escrow Fund in connection with such Damages. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the cash amount and/or the Escrow Sharesfrom the Escrow Fund in accordance with the terms thereof.

(ii)    If no such agreement can be reached within 30 days of any objection by the Company Representative made pursuant to Section 9.4(e), either Parent or the Company Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) independent arbitrator either in Boise, Idaho or San Francisco, California, mutually agreed upon by Parent and the Company Representative. In the event that within thirty (30) days after submission of any dispute to arbitration, Parent and the Company Representative cannot mutually agree on one (1) arbitrator, Parent and the Company Representative shall each select one arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator. The arbitration shall be administered by and in accordance with the then-existing Rules of Practice and Procedure of JAMS/Endispute. In the event the arbitrator (or arbitrators, as the case may be) appointed hereunder has not rendered a decision within sixty (60) days after the conclusion of hearings, either party may have the matter determined by equitable proceedings or an action for declaratory relief in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, the arbitrator shall apply and follow all applicable legal requirements in making his or her decision. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties to this Agreement, and notwithstanding anything in Section 9.4 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make, withhold or distribute payments out of the Escrow Fund in accordance therewith.

(iii)    Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For purposes of this Section 9.4(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party, unless the arbitrators award Parent more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Company Stockholders for whom the Merger Shares have been deposited in the Escrow Fund, collectively, shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of JAMS/Endispute and the reasonable expenses, including without limitation, attorneys’ fees and costs, incurred by the other party to the arbitration. If the Company Stockholders are deemed to be the Non-Prevailing Party, such expenses and fees shall be paid first, from the Escrow Shares, and second, by Parent, provided that the Company Stockholders shall be and remain liable to Parent for the amount that the total of all such fees and expenses exceeds the total Escrow Shares, as determined in good faith by the Board of Directors (the “Excess Fees”), and the Company Stockholders, severally, hereby agree to indemnify and hold harmless the officers, directors, Affiliates and control persons of the Parent from and against all such Excess Fees.

(g)    Third-Party Claims.  In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in Damages, Parent shall promptly notify the Company Representative of such claim, and the Company Representative shall be entitled, at the expense of the Company Stockholders, to participate in, but not to determine or conduct, the defense of such claim. Parent shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Company Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Company Representative has consented to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Section 9 to the amount of any claim by Parent with respect to such settlement.

(h)    Escrow Agent’s Duties.

(i)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in Section 9 and Section 10 hereof, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Company Representative (and which are acceptable to the Escrow Agent), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

(ii)    The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall be fully protected and shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)    In performing any duties under this Agreement, the Escrow Agent shall not be liable to any person or entity for damages, Damages, liabilities, penalties, claims, settlements, judgments, costs or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (each as may be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any liability for any action taken, suffered or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any Company Representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected and shall incur no liability with respect to any action taken, suffered, or omitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)    If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Shares held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action, which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)    The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all Damages, claims, damages,

liabilities, penalties, claims, settlements, judgments, costs or expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (each as may be finally determined by a court of competent jurisdiction). The indemnity provided herein shall survive the termination of this Agreement and the termination and expiration of the Escrow Fund. The costs and expenses of enforcing this right of indemnification shall be paid by Parent.

(viii)    The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Company Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Company Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Washington or to petition a court of competent jurisdiction to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(i)    Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms (which modification is consented to by the Escrow Agent), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees and expenses occasioned by such default, delay, controversy or litigation.

(j)    Consequential Damages.  Anything to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)    Successor Escrow Agents.  Any person into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any person to which substantially all the business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

9.5    Company Representative

(a)    The Company hereby appoints Josh Stein as its agent and attorney-in-fact, as the Company Representative for and on behalf of the Company and the Company Stockholders, to give and receive notices and communications, to authorize payment to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Company Representative for the accomplishment of the foregoing; or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days’ prior written notice to Parent and the Escrow Agent; provided, however, that the Company Representative may not be removed unless holders of a two-thirds (2/3) interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of the Company Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Company Representative, and the Company Representative shall not receive compensation for its services. Notices or communications to or from the Company Representative shall constitute notice to or from the Company Stockholders.

(b)    The Company Representative shall not be liable for any act done or omitted hereunder as the Company Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Shares were contributed to the Escrow Fund shall indemnify the Company Representative and hold the Company Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Company Representative and arising out of or in connection with the acceptance or administration of the Company Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Company Representative. After all claims for Damages by Protected Persons set forth in Officer’s Certificates delivered to the Escrow Agent and the Company Representative has been satisfied, or reserved against, the Company Representative, with the consent of the majority in interest in the Escrow Fund, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Company Representative’s representation hereby.
(c)    A decision, act, consent or instruction of the Company Representative pursuant to this Agreement shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Company Representative as being the decision, act, consent or instruction of the Company Stockholders. In addition, after the Closing Date, the Company Representative may agree to the amendment, extension or waiver of this Agreement pursuant to Sections 10.7 and 10.8 hereof. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Representative. Subject to Parent’s prior claims for indemnification against the Escrow Fund, the Company Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Company Shareholders.

10.    General Provisions.

10.1    Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Company will use commercially reasonable efforts not to incur out-of-pocket expenses in connection with this Agreement, including professional fees, in excess of $400,000.

10.2    Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Parent determines. Unless consented to by Parent in advance or required by Legal Requirements, prior to the Closing the Company shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Company and Parent will consult with each other concerning the manner in which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Parent will have the right to be present for any such communication.

10.3    Confidentiality.  Between the date of this Agreement and the Closing Date, Parent, Merger Sub and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Parent and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Company waives, and will upon Parent’s request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Parent or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Parent of such trade secrets or confidential information.

10.4    Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

The Company:	ViaFone, Inc. 8000 Marina Boulevard, 5th Floor Brisbane, California 94005
Attention:	Rick Smith, Chief Financial Officer
Facsimile No.:	(650) 228-2920

with a copy to:	Mayer, Brown, Rowe & Maw 555 College Avenue Palo Alto, California 94306-1433
Attention:	Martin J. Collins, Esq.
Facsimile No.:	(650) 331-2066

Parent and Merger Sub:	Extended Systems Incorporated 5777 North Meeker Avenue Boise, Idaho 83713
Attention:	Karla Rosa, Chief Financial Officer
Facsimile No.:	(208) 322-7800

with a copy to:	Wilson Sonsini Goodrich & Rosati 5300 Carillon Point Kirkland, Washington 98033-7356
Attention:	Patrick J. Schultheis, Esq. Richard C. Sohn, Esq.
Facsimile No.:	(425) 576-5899

Escrow Agent:	U.S. Bank, N.A. Corporate Trust Services 1420 Fifth Avenue, 7th Floor Seattle, Washington 98101
Attention:	Dawnita Ehl
Facsimile No.:	(206) 344-4630

Company Representative:	Josh Stein 8000 Marina Boulevard, 5th Floor Brisbane, California 94005
Facsimile No.:	(650) 228-2920

10.5    Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of either the State of Idaho or the State of California, or, if it has or can acquire jurisdiction, in the United States District Court either for State of Idaho or for the Northern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.6    Further Assurances.  The Parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.7    Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.8    Entire Agreement and Modification.  This Agreement supersedes all prior agreements (express and implied, written and oral) between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement including the Disclosure Letter) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended prior to the Closing except by a written agreement executed by all of the Parties or after the Closing except by a written instrument executed by Parent, the Surviving Corporation and, with respect to amendments to Section 9, the Company Representative and the Escrow Agent.

10.9    Disclosure Letter.

(a)    Other than as expressly set forth in the Disclosure Letter, the disclosures in the Disclosure Letter, and those in any Supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)    In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure

Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.10    Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Parent may assign any of its rights under this Agreement to any Subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their respective successors and assigns.

10.11    Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.12    Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.13    Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.14    Governing Law.  This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

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10.15    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Parent:		The Company:

EXTENDED SYSTEMS INCORPORATED		VIAFONE, INC.

By:	/s/ STEVE SIMPSON	By:	/s/ RUSS MCMEEKIN
Its:	Chief Executive Officer	Its:	Chief Executive Officer

Merger Sub:

VENUS ACQUISITION CORPORATION		Company Representative:

By:	/s/ KARLA ROSA	By:	/s/ JOSH STEIN
Its:	PRESIDENT		Josh Stein

Escrow Agent (with respect to Section 9 and Section 10 herein):

U.S. BANK, N.A.

By:	/s/ DYAN HUHTA
Its:	Vice President

Exhibit A-1 to Annex A

COMPANY VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of May 28, 2002, by and between Extended Systems Incorporated, a Delaware corporation (“Parent”), and the undersigned stockholder and/or option holder (“Stockholder”) of ViaFone, Inc., a Delaware corporation (the “Company”).

RECITALS

A.    The Company, Merger Sub (as defined below), and Parent are parties to an Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), which provides for the merger (the “Merger”) of a wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company. Pursuant to the Merger, all outstanding Company Capital Stock shall be converted into the right to receive Parent Common Stock, as set forth in the Reorganization Agreement;

B.    Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Capital Stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

C.    In consideration of the execution of the Reorganization Agreement by Parent, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of Company Capital Stock over which Stockholder has voting power so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.    Certain Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:

(a)    “Acquisition Proposal” shall mean any offer, inquiry, or proposal (other than an offer, inquiry, or proposal by Parent) relating to any acquisition of all or substantially all of the Company’s assets, any merger of the Company or any Subsidiary of the Company, any sale or license of any of the Company’s material assets, or any sale of Company Capital Stock, other than pursuant to options, warrants, or other convertible securities outstanding as of the date of this Agreement.

(b)    “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

(c)    “Shares” shall mean: (i) all securities of the Company (including all shares of Company Capital Stock and all options, warrants, and other rights to acquire shares of Company Capital Stock) beneficially owned (as such term is defined in Section 13d-3 of the Exchange Act) by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Capital Stock and all additional options, warrants, and other rights to acquire shares of Company Capital Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(d)    Transfer.  A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment, providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of, or disposition of such security or any interest therein.

2.    Transfer of Shares.

(a)    Transferee of Shares to be Bound by this Agreement.  Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have (i) executed a counterpart of this Voting Agreement and (ii) agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement.

(b)    Transfer of Voting Rights.  Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

3.    Agreement to Vote Shares.  At every meeting of the stockholders of the Company called during the period from the date of this Agreement through the Expiration Date, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company effected during the period from the date of this Agreement through the Expiration Date, Stockholder (in his or her capacity as such) shall: (a) waive any provisions and requirements regarding notice of any meeting of the stockholders of the Company or any adjournment thereof, and (b) cause the Shares to be voted (i) in favor of approval of the Reorganization Agreement and the Merger (including any and all transactions contemplated by the Reorganization Agreement, which includes the amendment of the Company’s Organizational Documents to provide that an aggregate of three percent (3%) of the Merger Shares will be received by holders of Company Common Stock), (ii) in favor of any matter that could reasonably be expected to facilitate the Merger, (iii) against any matter that could reasonably be expected to prevent the Merger, and (iv) against any matter that could reasonably be expected to facilitate any Acquisition Proposal.

4.    Representations and Warranties of the Stockholder.  Stockholder hereby represents, warrants, and covenants to Parent as follows: Stockholder (i) is the beneficial owner of the shares of Company Capital Stock and the options and warrants to purchase shares of Company Capital Stock indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges, or other encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement; (ii) does not beneficially own any securities of the Company other than the shares of Company Capital Stock and options and warrants to purchase shares of Company Capital Stock indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into, and carry out the terms of this Agreement.

5.    Additional Documents.  Stockholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

6.    Consent and Waiver.  Stockholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have. As further clarification, but not limitation, of the foregoing, Stockholder further agrees not to assert any appraisal rights Stockholder may have pursuant to the Delaware General Corporation Law.

7.    Legending of Shares.  If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

8.    Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9.    Miscellaneous.

(a)    Severability.    If any term, provision, covenant, or restriction of this Agreement delivered in connection herewith is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

(b)    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)    Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)    Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to Parent at law or in equity.

(e)  Notices.    All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered in person, by cable, telegram, or facsimile, sent by nationally-recognized overnight couriers, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:	Extended Systems Incorporated 5777 North Meeker Avenue Boise, ID 83713 Attention: Karla Rosa Facsimile: (208) 327-5004

With copies to:	Wilson Sonsini Goodrich & Rosati 5300 Carillon Point Kirkland, WA 98033-7356 Attention: Patrick J. Schultheis and Richard C. Sohn Facsimile: (425) 576-5899

If to Stockholder:  To the address for notice set forth on the signature page hereof.

(f)  Governing Law.    This Agreement shall be governed by, construed, and enforced in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(g)  Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h)  Effect of Headings.    The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i)  Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

EXTENDED SYSTEMS INCORPORATED		STOCKHOLDER

By:		Name:
	Signature		Full Name of Holder

Name:		By:
Signature

Title:		Title:
If Applicable

Address:

Telephone:

Facsimile:

Shares beneficially owned:

                     shares of Company Capital Stock, consisting of:

                     shares of Company Common Stock,

                     shares of Series A Preferred Stock, and

                     shares of Series B Preferred Stock.

                     shares of Company Capital Stock issuable upon exercise of outstanding options/warrants (circle one or both, as applicable) to purchase:

                     shares of Company Common Stock,

                     shares of Series A Preferred Stock, and

                     shares of Series B Preferred Stock.

Signature Page to Company Voting Agreement

Exhibit A-2 to Annex A

PARENT VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of May             , 2002, by and between ViaFone, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder and/or option holder (“Stockholder”) of Extended Systems Incorporated, a Delaware corporation (“Parent”).

RECITALS

A.  The Company, Merger Sub (as defined below), and Parent are parties to an Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), which provides for the merger (the “Merger”) of a wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company. Pursuant to the Merger, all outstanding Company Capital Stock shall be converted into the right to receive Parent Common Stock, as set forth in the Reorganization Agreement;

B.  Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of Parent and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

C.  In consideration of the execution of the Reorganization Agreement by the Company, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of Parent over which Stockholder has voting power so as to facilitate consummation of the Merger Share Issuance.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.  Certain Definitions.    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:

(a)  “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

(b)  “Shares” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants, and other rights to acquire shares of Parent Common Stock) beneficially owned (as such term is defined in Section 13d-3 of the Exchange Act) by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants, and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

2.  Agreement to Vote Shares.    At every meeting of the stockholders of Parent called during the period from the date of this Agreement through the Expiration Date, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent effected during the period from the date of this Agreement through the Expiration Date, Stockholder (in his or her capacity as such) shall cause the Shares to be voted (i) in favor of the Merger Share Issuance, (ii) in favor of any matter that could reasonably be expected to facilitate the Merger Share Issuance, and (iii) against any matter that could reasonably be expected to prevent the Merger Share Issuance.

3.  Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to the Company an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares; provided, however, that the Proxy shall be revoked upon expiration or termination of this Agreement in accordance with its terms.

4.  Representations and Warranties of the Stockholder.    Stockholder hereby represents, warrants, and covenants to the Company as follows: Stockholder (i) is the beneficial owner of the shares of Parent Common Stock and the options to purchase shares of Parent Common Stock indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges, or other encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement; (ii) does not beneficially own any securities of Parent other than the shares of Parent Common Stock and options to purchase shares of Parent Common Stock indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into, and carry out the terms of this Agreement and the Proxy.

5.   Additional Documents.    Stockholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company, to carry out the intent of this Agreement and the Proxy.

6.   Consent and Waiver.    Stockholder (not in his capacity as a director or officer of Parent) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger Share Issuance under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

7.   Termination.    This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

8.   Miscellaneous.

(a)  Severability.    If any term, provision, covenant, or restriction of this Agreement or the Proxy delivered in connection herewith is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Agreement or the Proxy shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

(b)  Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)  Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)  Specific Performance; Injunctive Relief.    The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

(e)  Notices.    All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered in person, by cable, telegram, or facsimile, sent by nationally-recognized overnight couriers, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to the Company:	ViaFone, Inc. 8000 Marina Boulevard, 5th Floor Brisbane, CA 94005 Attention: Rick Smith Facsimile: (650) 228-2920

With copies to:	Mayer, Brown, Rowe & Maw 555 College Avenue Palo Alto, CA 94306-1433 Attention: Martin J. Collins, Esq. Facsimile: (650) 331-2066
If to Stockholder:	To the address for notice set forth on the signature page hereof.

(f)  Governing Law.    This Agreement shall be governed by, construed, and enforced in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(g)  Entire Agreement.    This Agreement and the Proxy delivered in connection herewith contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h)  Effect of Headings.    The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i)  Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j)  No Limitation on Actions of Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, in the event Stockholder is a director of Parent, nothing in this Agreement is intended or shall be construed to require Stockholder, in Stockholder’s capacity as a director of Parent, to fail to act in accordance with Stockholder’s fiduciary duties in such capacity.

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

VIAFONE, INC.		STOCKHOLDER

By:		Name:
	Signature		Full Name of Holder

Name:		By:
Signature

Title:		Title:
If Applicable

Address:

Telephone:

Facsimile:

Shares beneficially owned:

             shares of Parent Common Stock

             shares of Parent Common Stock issuable upon exercise of outstanding option

Signature Page to Parent Voting Agreement

IRREVOCABLE PROXY

The undersigned stockholder of Extended Systems Incorporated, a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of ViaFone, Inc., a Delaware corporation (the “Company”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the termination of this Proxy in accordance with its terms.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among the Company and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), among Parent, Venus Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, the Escrow Agent and the Company Representative (each as defined in the Reorganization Agreement). The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent, and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of the Merger Share Issuance (as defined in the Reorganization Agreement), (ii) in favor of any matter that could reasonably be expected to facilitate the Merger Share Issuance, and (iii) against any matter that could reasonably be expected to prevent the Merger Share Issuance.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:                                       ,  2002

Name: Full Name of Holder

By: Signature

Title: If Applicable

Shares beneficially owned: shares of Parent Common Stock shares of Parent Common Stock issuable upon exercise of outstanding options

Signature Page To Irrevocable Proxy

Exhibit A-3 to Annex A

LOCK–UP AGREEMENT

Extended Systems
Corporate Offices
5777 N. Meeker Ave.
Boise, Idaho 83713
Attention:    Chief Financial Officer

Ladies and Gentlemen:

Pursuant to the terms of an Agreement and Plan of Merger and Reorganization dated as of May 28, 2002 (the “Reorganization Agreement”) by and among Extended Systems Incorporated, a Delaware corporation (“Parent”), Venus Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent, ViaFone, Inc., a Delaware corporation (the “Company”), and others set forth therein, the undersigned will receive shares of Parent’s common stock, $0.001 par value per share, in exchange for shares of the Company’s common stock owned by the undersigned. Capitalized terms used but not defined herein have the meaning ascribed to them in the Reorganization Agreement.

In order to induce Parent to enter into the Reorganization Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees as follows:

1.    The undersigned will not, without the prior written consent of Parent, directly or indirectly, sell, transfer, hypothecate, pledge, or engage in an equity swap or similar agreement with respect to (i) any of the Merger Shares it receives at any time prior to the six-month anniversary of the Effective Time (as defined in the Reorganization Agreement), (ii) more than one-third (1/3) of the Merger Shares it receives at any time prior to the nine-month anniversary of the Effective Time, and (iii) more than two-thirds (2/3) of the Merger Shares it receives at any time prior to the one-year anniversary of the Effective Time.

2.    The undersigned will not, without the prior written consent of Parent, directly or indirectly, enter into any hedging or similar transaction that is designed to or reasonably expected to lead to or result in a sale or disposition of the Merger Shares, even if such Merger Shares would be disposed of by someone other than the undersigned. The undersigned acknowledges that such prohibited hedging or other transactions include, without limitation, any short sale or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any of the Merger Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Merger Shares.

3.    Anything to the contrary herein notwithstanding, the undersigned may transfer the undersigned’s Merger Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) as a distribution to limited partners or shareholders of the undersigned, provided that each distributee executes an agreement stating that the distributee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance herewith. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than the first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer Merger Shares to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that each distributee executes an agreement stating that the distributee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value.

4.    The undersigned acknowledges that Parent may impose stock-transfer restrictions on the Merger Shares with Parent’s stock transfer agent and/or place stock legends on the certificates representing the Merger Shares to enforce the provisions of this Agreement.

5.    The undersigned acknowledges that this Agreement is irrevocable and shall be binding on the undersigned’s heirs, executors, legal representatives, successors, and assigns.

Very truly yours,

Name of Stockholder

By:
Signature

Date:

Signature Page to Lock-Up Agreement

ANNEX B

May 28, 2002

Board of Directors
Extended Systems Incorporated
5777 North Meeker Avenue
Boise, ID 83713

Dear Members of the Board:

We understand that Extended Systems Incorporated, a Delaware corporation (the “Company”), ViaFone Acquisition Corporation (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of the Company, and ViaFone, Inc., a Delaware corporation (“ViaFone”), are considering entering into an Agreement and Plan of Merger and Reorganization substantially in the form of the draft dated May 20, 2002 (the “Draft Merger Agreement”) pursuant to which, among other things, the Company shall acquire all of the issued and outstanding shares of capital stock of ViaFone by means of the merger of Merger Sub with and into ViaFone (the “Merger”), in exchange for three million shares of the Company’s common stock (the “Merger Consideration”), subject to the conditions and adjustments set forth in the Draft Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Draft Merger Agreement, a copy of which has been furnished to us.

You have requested the opinion of SoundView Technology Corporation (“SoundView”), as investment bankers, as of this date, as to the fairness, from a financial point of view, to the Company of the Merger Consideration.

In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

(i)
reviewed the Draft Merger Agreement and the accompanying schedules, exhibits and voting agreements and the specific terms of the Merger set forth therein, and have assumed that the executed merger agreement and accompanying schedules, exhibits and voting agreements will not vary in any regard that is material to our analysis;

(ii)	reviewed ViaFone’s financial and operating information for each of the fiscal year periods ended June 30, 2000 and 2001 and the nine month period ended March 31, 2002;

(iii)	reviewed MobileQ, Inc’s financial and operating information for each of the fiscal year periods ended December 31, 2000 and December 12, 2001;

(iv)
reviewed the Company’s financial and operating information for each of the fiscal year periods ended June 30, 2000 and 2001 and the nine month period ended March 31, 2002, as stated in filings with the Securities and Exchange Commission;

(v)
reviewed certain financial and operating information relating to the businesses, operations and prospects of ViaFone and the Company, including forecasts and projections, provided to us by the management of the Company and ViaFone;

(vi)	reviewed the relative contribution of certain projected financial information for ViaFone to the Company’s pro forma financial projections;

(vii)	reviewed the financial terms of the Merger and compared them with the financial terms, to the extent publicly available, of certain recent merger and acquisition transactions that we deemed relevant;

(viii)
reviewed certain publicly available financial information relating to certain other companies we deemed to be reasonably similar to ViaFone, and the trading markets for certain of such companies’ securities;

(ix)	conducted discussions with certain members of senior management of ViaFone and the Company concerning their respective business and operations, assets, present condition and future prospects; and

(x)
performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

In arriving at our opinion, we have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of any of the assets or liabilities of ViaFone. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information. We have further relied upon the assurances of the management of ViaFone and the Company that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the forecasts and projections provided to SoundView by ViaFone and the Company represent the best currently available estimates and judgments of ViaFone’s and the Company’s management as to the future financial condition and results of operations of ViaFone and the Company, and have assumed that such forecasts and projections have been reasonably prepared based on such currently available estimates and judgments. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

SoundView does not express any opinion as to the price at which the Company’s stock will trade prior to or subsequent to the closing of the Merger. This letter does not constitute a recommendation of the Merger over any other alternative transactions which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger, or constitute a recommendation to the Company’s shareholders as to how such shareholders should vote or as to any other action such shareholders should take regarding the Merger.

We have been engaged to render the financial opinion as expressed herein and we will receive a fee upon delivery of this opinion. We also, from time to time, may in the future seek to perform certain financial advisory services for the Company for which we may receive a fee. In the ordinary course of business, we publish research on the Company, make a market in its common stock and, in connection with our market making activities, trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

This letter and the opinion expressed herein has been prepared for the use and benefit of the Board of Directors of the Company in its consideration of the Merger and may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent, except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company’s common shareholders or filed with the U. S. Securities and Exchange Commission.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

By:	/s/ SOUNDVIEW TECHNOLOGY CORPORATION

ANNEX C

Delaware General Corporation Law Section 262: Appraisal Rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

California Corporations Code Chapter 13

1300.    (a)    If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)    As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)    Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)    Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)    Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)    Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)    As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.    (a)    If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)    Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)    The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.    (a)    If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)    Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.    (a)    If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)    Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)    On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.    (a)    If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)    If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)    Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)    Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)    The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)    The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)    The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)    The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)    The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.    (a)    No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)    If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)    If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law for monetary damages for breach of fiduciary duty as a director, and provides that the registrant may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she (i) is a testator or in testate or was a director, officer, employee, or agent of the registrant or any predecessor of the registrant or (ii) serves or has served at any other enterprises as a director, officer, employee or agent at the request of the registrant or any predecessor of the registrant.

The Registrant’s bylaws provide for the indemnification of officers and directors to the maximum extent and in the manner provided by Delaware law for expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. The Registrant’s bylaws also provide that the registrant has the power to indemnify to the extent and in the manner permitted by the Delaware law, each of its employees and agents, against expenses (including attorney’s fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the registrant.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number	Description

2.1
Agreement and Plan of Reorganization, dated as of May 28, 2002, by and among Extended Systems Incorporated, Venus Acquisition Corporation, ViaFone, Inc., U.S. Bank, N.A., as the escrow agent, and Josh Stein, as the company representative(1)

3.1	Restated certificate of incorporation of Extended Systems Incorporated(2)

3.2	Restated bylaws of Extended Systems Incorporated(3)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*

8.1	Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*

8.2	Form of Tax Opinion of Mayer, Brown, Rowe & Maw*

9.1	Form of Extended Systems Parent Voting Agreement dated May 28, 2002(1)

9.2	Form of ViaFone Company Voting Agreement dated May 28, 2002(1)

10.1	Form of Indemnification Agreement for directors and officers(2)

Exhibit Number	Description

10.2.1	1998 Stock Plan and form of agreement thereunder(2)

10.2.2	Amendment 1 to the 1998 Stock Plan(4)

10.3.1	1998 Employee Stock Purchase Plan and forms of participation agreements thereunder(2)

10.3.2	Amendment 1 to the Employee Stock Purchase Plan(4)

10.3.3	Amendment 2 to the Employee Stock Purchase Plan(5)

10.4.1	1998 Directors Stock Option Plan and form of agreement thereunder(2)

10.4.2	Amendment 1 to the 1998 Directors Stock Option Plan(4)

10.5	1994 Incentive Stock Option Plan(2)

10.6	1987 Restricted Stock Option Plan, as amended(2)

10.7	1984 Incentive Stock Option Plan, as amended(2)

10.8	Extended Systems Incorporated 2001 Approved Share Option Scheme(4)

10.9	Extended Systems Incorporated 401(k) Plan(2)

10.10	Employment Agreement between the Company and Steven D. Simpson(2)

10.11	Employment Agreement between the Company and Raymond A. Smelek(2)

10.12	Employment Agreement between the Company and Holmes T. Lundt(6)

10.13	Employment Agreement between the Company and Scott J. Ritchie(7)

10.14	Employment Agreement between the Company and Bradley J. Surkamer(5)

10.15	Employment Agreement between the Company and Karla K. Rosa(5)

10.16	Employment Agreement between the Company and Donald J. Baumgartner(5)

10.17	Employment Agreement between the Company and Kerrin Pease(5)

10.18	Employment Agreement between the Company and Fernando Ruarte*

10.19	Employment Agreement between the Company and Raphael Auphan*

21.1	List of Subsidiaries of the Registrant*

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Accountants

23.2	Consent of KPMG LLP, Independent Auditors

23.3	Consent of SoundView Technology Corporation*

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinions filed as Exhibits 5.1 and 8.1)*

23.5	Consent of Mayer, Brown, Rowe & Maw (included in opinion filed as Exhibit 8.2)*

23.6	Consent of KPMG LLP, Independent Auditors

24.1	Power of Attorney*

99.1	Form of Extended Systems Incorporated proxy card*

99.2	Form of ViaFone proxy card*

99.3	Consent of Person About to Become a Director—Russ McMeekin*

(1)	Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.
(2)	Incorporated by reference from our Registration Statement on Form S-1 (File No. 333-42709) filed with the Securities and Exchange Commission on March 4, 1998.

(3)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 1998.
(4)	Incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 17, 2001.
(5)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 14, 2002.
(6)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2002.
(7)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 16, 1999.
*	Previously filed.

(b)  Schedule II—Valuation and Qualifying Accounts

	Balance at beginning of period	Charged to profit and loss	Deductions from accruals	Balance at end of period
	(in thousands)
Amount deducted in balance sheet from the asset to which it applies:

Nine months ended March 31, 2002 (unaudited):

Allowance for doubtful accounts	$787	$238	$(7)	$1,018
Allowance for product returns	24	(2)	—	22
Allowance for obsolete inventory	348	63	(44)	367

Year ended June 30, 2001:

Allowance for doubtful accounts	201	793	(207)	787
Allowance for product returns	97	401	(474)	24
Allowance for obsolete inventory	719	785	(1,156)	348

Year ended June 30, 2000:

Allowance for doubtful accounts	218	7	(24)	201
Allowance for product returns	101	1,531	(1,535)	97
Allowance for obsolete inventory	824	409	(514)	719

Year ended June 30, 1999:

Allowance for doubtful accounts	319	341	(442)	218
Allowance for product returns	62	2,313	(2,274)	101
Allowance for obsolete inventory	278	1,653	(1,107)	824

(c)  Reports, opinions or appraisals

Opinion of SoundView Technology Corporation (attached as Annex B to the joint proxy statement/prospectus filed as part of this registration statement).

Item 22.    Undertakings

(1)  The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)  The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(4)  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(5)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(6)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 19th day of July, 2002.

EXTENDED SYSTEMS INCORPORATED

By:	/s/ STEVEN D. SIMPSON
Steven D. Simpson President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of July, 2002:

Signature	Title

STEVEN D. SIMPSON* Steven D. Simpson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ KARLA K. ROSA Karla K. Rosa	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

RAYMOND A. SMELEK* Raymond A. Smelek	Director

CHARLES W. JEPSON* Charles W. Jepson	Director

JOHN J. KATSAROS* John J. Katsaros	Director

JOHN M. RUSSELL* John M. Russell	Director

S. SCOTT WALD* S. Scott Wald	Director

DOUGLAS B. WINTERROWD* Douglas B. Winterrowd	Director

*By:	/S/ KARLA K. ROSA Karla K. Rosa Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Reorganization, dated as of May 28, 2002, by and among Extended Systems Incorporated, Venus Acquisition Corporation, ViaFone, Inc., U.S. Bank, N.A., as the escrow agent, and Josh Stein, as the company representative(1)

3.1	Restated certificate of incorporation of Extended Systems Incorporated(2)

3.2	Restated bylaws of Extended Systems Incorporated(3)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*

8.1	Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*

8.2	Form of Tax Opinion of Mayer, Brown, Rowe & Maw*

9.1	Form of Extended Systems Parent Voting Agreement dated May 28, 2002(1)

9.2	Form of ViaFone Company Voting Agreement dated May 28, 2002(1)

10.1	Form of Indemnification Agreement for directors and officers(2)

10.2.1	1998 Stock Plan and form of agreement thereunder(2)

10.2.2	Amendment 1 to the 1998 Stock Plan(4)

10.3.1	1998 Employee Stock Purchase Plan and forms of participation agreements thereunder(2)

10.3.2	Amendment 1 to the Employee Stock Purchase Plan(4)

10.3.3	Amendment 2 to the Employee Stock Purchase Plan(5)

10.4.1	1998 Directors Stock Option Plan and form of agreement thereunder(2)

10.4.2	Amendment 1 to the 1998 Directors Stock Option Plan(4)

10.5	1994 Incentive Stock Option Plan(2)

10.6	1987 Restricted Stock Option Plan, as amended(2)

10.7	1984 Incentive Stock Option Plan, as amended(2)

10.8	Extended Systems Incorporated 2001 Approved Share Option Scheme(4)

10.9	Extended Systems Incorporated 401(k) Plan(2)

10.10	Employment Agreement between the Company and Steven D. Simpson(2)

10.11	Employment Agreement between the Company and Raymond A. Smelek(2)

10.12	Employment Agreement between the Company and Holmes T. Lundt(6)

10.13	Employment Agreement between the Company and Scott J. Ritchie(7)

10.14	Employment Agreement between the Company and Bradley J. Surkamer(5)

10.15	Employment Agreement between the Company and Karla K. Rosa(5)

10.16	Employment Agreement between the Company and Donald J. Baumgartner(5)

10.17	Employment Agreement between the Company and Kerrin Pease(5)

10.18	Employment Agreement between the Company and Fernando Ruarte*

10.19	Employment Agreement between the Company and Raphael Auphan*

21.1	List of Subsidiaries of the Registrant*

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Accountants

23.2	Consent of KPMG LLP, Independent Auditors

23.3	Consent of SoundView Technology Corporation*

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinions filed as Exhibits 5.1 and 8.1)*

Exhibit Number	Description

23.5	Consent of Mayer, Brown, Rowe & Maw (included in opinion filed as Exhibit 8.2)*

23.6	Consent of KPMG LLP, Independent Auditors

24.1	Power of Attorney*

99.1	Form of Extended Systems Incorporated proxy card*

99.2	Form of ViaFone proxy card*

99.3	Consent of Person About to Become a Director—Russ McMeekin*

(1)	Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.
(2)	Incorporated by reference from our Registration Statement on Form S-1 (File No. 333-42709) filed with the Securities and Exchange Commission on March 4, 1998.
(3)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 1998.
(4)	Incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 17, 2001.
(5)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 14, 2002.
(6)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2002.
(7)	Incorporated by reference from our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 16, 1999.
*	Previously filed.